Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259448

PROSPECTUS

Up to 68,034,602 Shares of Common Stock

This prospectus relates to the offer and sale, from time to time, by the selling securityholders named in this prospectus, or the Selling Securityholders, or any of their pledgees, donees, assignees and successors-in-interest, or collectively, the permitted transferees, of (i) up to 18,610,000 shares of our common stock that were issued to certain investors, or collectively, the PIPE Investors, in a private placement in connection with the closing of the Business Combination (as defined below) and (ii) up to 49,424,602 shares of our common stock that were issued to certain former shareholders of Tango Therapeutics Sub, Inc. at the closing of the Business Combination.

We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

We are registering the securities described above for resale pursuant to certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders and any of their permitted transferees may offer, sell or distribute all or a portion of the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities covered by this prospectus, is provided under “Selling Securityholders” and “Plan of Distribution” in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “TNGX”. On September 28, 2021, the closing price of our common stock was $12.65 per share.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 7, 2021.

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INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

On August 10, 2021, or the Closing Date, BCTG Acquisition Corp., a Delaware corporation and our predecessor, or BCTG, consummated a business combination, or the Business Combination, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 13, 2021, or the Merger Agreement, by and among BCTG, BCTG Merger Sub Inc., a Delaware corporation, or BCTG Merger Sub, and Tango Therapeutics, Inc. (now known as Tango Therapeutics Sub, Inc.), a Delaware corporation, or Old Tango. Prior to consummation of the Business Combination, Old Tango changed its name from “Tango Therapeutics, Inc.” to “Tango Therapeutics Sub, Inc.” and in connection with the Business Combination, BCTG changed its name to “Tango Therapeutics, Inc.” (the former name of Old Tango).

Pursuant to the Merger Agreement, on the Closing Date, BCTG Merger Sub merged with and into Old Tango, or the Merger, with Old Tango surviving the Merger as a wholly-owned subsidiary of BCTG, and BCTG changed its name to “Tango Therapeutics, Inc.”, or New Tango.

Under the Merger Agreement, BCTG agreed to acquire all of the outstanding shares of Tango common stock (including any options or warrants exercisable therefor) for $550,000,000 in aggregate consideration, comprising 55,000,000 shares of BCTG common stock, based on a price of $10.00 per share.

Concurrently with the execution of the Merger Agreement, BCTG entered into subscription agreements, or the Subscription Agreements with the PIPE Investors pursuant to which, at the closing of the Merger, the PIPE Investors subscribed for and purchased an aggregate of 18,610,000 shares of our common stock, or the Investor Shares, at a price of $10.00 per share for aggregate gross proceeds of $186,100,000. We refer to the foregoing transaction in this prospectus as the PIPE Financing.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” and the “Company” refer to Tango Therapeutics, Inc., and its consolidated subsidiaries (including Old Tango).

In addition, in this prospectus, unless otherwise stated or the context otherwise requires:

•	“Founders Shares” means the outstanding shares of BCTG’s Common Stock held by the Sponsor, its directors and affiliates of its management team since June 2020 and includes the Private Shares.

•	“Merger Consideration” and “Merger Consideration Shares” means the 55,000,000 shares of Common Stock issued as part of the consideration for the Business Combination.

•	“Private Placement” means the private placement consummated simultaneously with BCTG’s initial public offering in which BCTG issued to the Sponsor the Private Shares.

•	“Private Shares” means the shares of Common Stock of BCTG issued in the Private Placement to the Sponsor.

•	“Sponsor” means BCTG Holdings, LLC, a Delaware limited liability company.

•	“Tango” or “New Tango” means Tango Therapeutics, Inc., a Delaware corporation, (f/k/a BCTG Acquisition Corp.) following the closing of the Business Combination.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders and their permitted transferees may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholders of the securities offered by them described in this prospectus.

The Selling Securityholders and their permitted transferees may use the shelf registration statement to sell such securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you.

We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information,” as well as the financial statements included elsewhere in this prospectus.

Overview

We are a precision oncology company leveraging our state-of-the-art target discovery platform to identify novel targets and develop new drugs directed at tumor suppressor gene loss in defined patient populations with high unmet medical need. Tumor suppressor gene loss remains a largely untouched target space specifically because these genetic events cannot be directly targeted. Empowered by recent advances in CRISPR technology, we are now able to employ a unique functional genomics approach and apply the principles of synthetic lethality to target the loss of specific tumor suppressor genes at scale. We believe this will result in establishing a sustainable pipeline optimized to deliver meaningfully clinical benefit to patients. Our novel small molecules are designed to be selectively active in cancer cells with specific tumor suppressor gene loss, killing those cancer cells while being relatively inert in normal cells. We also are extending this target space beyond the classic, cell-autonomous effects of tumor suppressor gene loss to include the discovery of novel targets that reverse the effects of tumor suppressor gene loss that prevent the immune system from recognizing and killing cancer cells (immune evasion). We believe this approach will provide the ability to deliver the deep, sustained target inhibition necessary for prolonged tumor regression and meaningful clinical benefit as a result of the unique ability of synthetic lethal targeting to spare normal cells. We believe our approach also opens possibilities of histology-agnostic treatments for patients harboring specific genome alternations, regardless of cancer type, in cases where a specific tumor suppressor gene loss is common to more than one subgroup of cancers.

Our first product candidate, TNG908, is a potent, selective, synthetic lethal, small molecule inhibitor of protein arginine methyltransferase 5, or PRMT5, designed to work selectively in cancer cells with an -methylthioadenosine phosphorylase, or MTAP, deletion. MTAP-deletion occurs in approximately 10% to 15% of all human tumors, including many common cancers with high unmet need such as squamous cell lung, esophageal and bladder cancer, creating a significant therapeutic opportunity for patients. The challenge of non-synthetic lethal PRMT5 inhibitors in treating cancer is that they kill rapidly growing normal cells (bone marrow cells in particular) as effectively as cancer cells and therefore the dose needed to kill cancer cells often cannot be achieved without endangering patients. To address this problem, we designed TNG908 to be selectively active (synthetic lethal) in cancer cells that have a deletion of MTAP, which is not present in normal cells. MTAP encodes the enzyme that degrades 5’-deoxy-5’-methylthioadenosine, or MTA, an intrinsic inhibitor of PRMT5. Deletion of MTAP is not tumor-promoting by itself but occurs as a “passenger” with deletion of the tumor suppressor gene CDKN2A. As the normal function of MTAP is to degrade MTA, MTAP deletion results in marked accumulation of MTA in cancer cells. This increase in MTA results in partial PRMT5 inhibition, creating a vulnerability that is not sufficient alone to kill tumor cells but makes them more susceptible to PRMT5 inhibition than normal cells. As PRMT5 is an essential gene, treatment with a PRMT5 inhibitor like TNG908 is sufficient to cause cancer cell death without killing normal cells. However, treatment with a non-selective PRMT5 inhibitor kills cancer cells and normal cells at approximately the same exposure, markedly limiting potential efficacy. This difference in mechanism of inhibition occurs because TNG908 binds much more efficiently to the PRMT5-MTA complex, so the increased MTA levels in MTAP-deleted cancer cells make TNG908 more potent in MTAP-deleted cancer cells than in normal cells. In our preclinical studies, TNG908 has demonstrated 15-fold greater potency in MTAP-deleted cancer cells versus normal cells. This unique selectivity of TNG908 for MTAP-deleted cancer cells allows for the near-complete and sustained inhibition of PRMT5 needed to induce tumor cell death while sparing normal cells, including bone marrow cells which is likely responsible for the dose-limiting toxicity of non-synthetic lethal PRMT5 inhibitors currently in clinical development. In our preclinical studies, TNG908 demonstrated selectivity for MTAP-deleted tumors, anti-tumor effects in vitro and in vivo, and pharmacokinetics that, if approved, support its potential to be a highly differentiated synthetic lethal PRMT5 inhibitor. We plan to file an Investigational New Drug, or IND, application for TNG908 in the fourth quarter of 2021 and initiate a Phase 1/2 clinical trial in the first half of 2022.

Our second product candidate has the potential to be a highly differentiated small molecule inhibitor of ubiquitin-specific protease 1, or USP1, a synthetic lethal target for BRCA1-mutant breast, ovarian and prostate cancer. USP1 has the potential to treat a patient population that is comparable in size to approximately half of the patient population for poly (ADP-ribose) polymerase, or PARP, inhibitors that are effective against cancers with BRCA1 and BRCA2 mutations. BRCA1 mutations are present in approximately 15% of ovarian cancer, 5% of breast cancer, and 1% of prostate cancer. In vitro and in vivo preclinical data demonstrate potent anti-tumor activity with a lead series compound used as a single agent. Preclinical data further demonstrate that USP1 inhibition is synergistic with PARP inhibition in BRCA1 mutant cancer cell lines and murine xenograft models, providing the basis for the future clinical trials of a USP1 inhibitor both as a single agent and in combination with PARP inhibitors in BRCA1-mutant breast, ovarian and prostate cancer. We anticipate advancing a clinical candidate and filing an IND for this program in 2022.

Our third program, an undisclosed target (Target 3), exploits our platform developed to find synthetic lethal targets that reverse the immune evasion effects of tumor suppressor gene loss, in this case serine-threonine kinase 11, or STK11, loss-of-function mutations. STK11 loss-of-function mutations are present in approximately 20% of non-small cell lung cancers. Using our proprietary target discovery platform, we identified STK11 as a tumor suppressor gene responsible for mediating cancer cell resistance to immunotherapy when deleted (immune evasion) and then identified a novel drug target (Target 3) that reverses this effect when inhibited in preclinical studies. We expect the clinical development plan for this inhibitor in STK11-mutant lung cancer to be the first to combine the power of genetically-based patient selection and checkpoint inhibitor therapy. We anticipate advancing a clinical candidate for this target into IND-enabling studies in the second half of 2022 and filing an IND in 2023.

In October 2018, we entered into a collaboration agreement with Gilead Sciences Inc., or Gilead, and this collaboration was expanded in August 2020, or the Gilead Agreement. Our immune evasion platform is the foundation for our collaboration with Gilead. Under the Gilead Agreement, we and Gilead collaborate to identify and develop novel immune evasion targets by leveraging our proprietary functional genomics-based discovery platform. To date, Gilead has licensed two of our programs and has research-extended two programs.

Our collaboration with Gilead excludes our lead program, PRMT5, as well as USP1 and our undisclosed target (Target 3) in STK11-mutant cancers. We retain the right to identify and validate targets outside the scope of our collaboration with Gilead, which includes all cell autonomous targets except those discovered in immune evasion contexts, and to develop and commercialize products directed to such targets on our own or in collaboration with third parties.

In September 2021, Gilead elected to extend a program for a research extension fee of $12.0 million. Consideration pertaining to the research extension is paid to the Company in equal quarterly installment payments over an agreed upon payment schedule. Although future research installment payments are not payable in the event of scientific failure, the Company determined that the variable consideration of $12.0 million should not be constrained as the potential for a significant reversal of cumulative revenue recognized at the contract level is remote, and therefore the research extension consideration will be added to the transaction price under the Gilead Agreement.

Our Pipeline

The following table summarizes our current portfolio of product candidates.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

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being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of: (i) December 31, 2025, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, provided we have been subject to the Exchange Act for at least 12 calendar months and have filed at least one annual report pursuant to the Exchange Act or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold securities.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Risks Associated with Our Business

Our business is subject to numerous material and other risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors.” These risks include, among others, the following:

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We are a precision oncology company with a limited operating history. We have no products approved for commercial sale, have not generated any revenue from product sales and may never become profitable.

•	We have incurred significant net losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

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We will need to raise substantial additional funding. If we are unable to raise capital when needed or on terms acceptable to us, we would be forced to delay, reduce or eliminate some of our product development programs or commercialization efforts.

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We have never successfully completed any clinical trials and we may be unable to do so for any product candidates we develop. Certain of our programs are still in preclinical development and may never advance to clinical development.

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Our programs are focused on the development of oncology therapeutics for patients with genetically defined or biomarker-driven cancers, which is a rapidly evolving area of science, and the approach we are taking to discover and develop drugs is novel and may never lead to approved or marketable products.

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If we are unable to successfully validate, develop and obtain regulatory approval for companion diagnostic tests for our product candidates that require or would commercially benefit from such tests, or experience significant delays in doing so, we may not realize the full commercial potential of these product candidates.

•	Clinical product development involves a lengthy and expensive process, with an uncertain outcome.

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Interim, top-line, and preliminary data from our future clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to confirmation, audit and verification procedures that could result in material changes in the final data.

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Results from early preclinical studies of our programs and product candidates are not necessarily predictive of the results of later preclinical studies and clinical trials of our programs and product candidates. If we cannot replicate the results from our earlier preclinical studies of our programs and product candidates in our later preclinical studies and clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates.

•	If we experience delays or difficulties in the initiation or enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

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Our future clinical trials or those of our current or future collaborators may reveal significant adverse events not seen in our preclinical or nonclinical studies and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.

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Some of our product candidates modulate pathways for which there are currently no approved or effective therapies, and utilize novel binding locations, which may result in greater research and development expenses, regulatory issues that could delay or prevent approval, or discovery of unknown or unanticipated adverse effects.

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If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates, we will not be able to commercialize, or will be delayed in commercializing, our product candidates, and our ability to generate revenue will be materially impaired.

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The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

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We expect to rely on third parties to conduct our future clinical trials, as well as investigator-sponsored clinical trials of our product candidates. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

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We contract with third parties for the manufacture of our product candidates for preclinical development and expect to continue to do so for clinical testing and commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

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The third parties upon whom we rely for the supply of the active pharmaceutical ingredients and drug product to be used in our product candidates are our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

Corporate Information

The mailing address for our principal executive office is 100 Binney Street, Suite 700, Cambridge, MA 02142, and our telephone number is 857-320-4900. Our website address is https://tangotx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Shares of Common Stock that may be offered and sold from time to time by the Selling Securityholders named herein	Up to 68,034,602 shares of Common Stock consisting of (i) 18,610,000 shares of Common Stock issued in a private placement consummated concurrently with the Merger and (ii) 49,424,602 shares of Common Stock issued to certain former shareholders of Tango Therapeutics Sub, Inc. at the closing of the Business Combination.

Common stock outstanding	87,474,258 shares of Common Stock as of August 31, 2021.

Use of proceeds	All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Market for our common stock	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “TNGX.”

Risk factors	Any investment in the Common Stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, express or implied statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

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the initiation, timing, progress, results, and cost of our research and development programs and our current and future preclinical studies and clinical trials, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available, and our research and development programs;

•	our ability to discover and develop product candidates efficiently;

•	our ability and the potential to manufacture our drug substances and product candidates successfully for preclinical use, for clinical trials and on a larger scale for commercial use, if approved;

•	the ability and willingness of our third-party strategic collaborators to continue research and development activities relating to our development candidates and product candidates;

•	our ability to obtain funding for our operations necessary to complete further development and commercialization of our product candidates;

•	our ability to obtain and maintain regulatory approval of our product candidates;

•	our ability to commercialize our products, if approved;

•	the pricing and reimbursement of our product candidates, if approved;

•	the implementation of our business model, and strategic plans for our business and product candidates;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates;

•	estimates of our future expenses, capital requirements, and our need for additional financing;

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the potential benefits of strategic collaboration agreements, our ability to enter into strategic collaborations or arrangements, and our ability to attract collaborators with development, regulatory and commercialization expertise;

•	future agreements with third parties in connection with the commercialization of product candidates and any other approved products;

•	the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	our financial performance;

•	the rate and degree of market acceptance of our product candidates;

•	regulatory developments in the United States and foreign countries;

•	our ability to contract with third-party suppliers and manufacturers and their ability to perform adequately;

•	our ability to produce our products or product candidates with advantages in turnaround times or manufacturing cost;

•	the success of competing therapies that are or may become available;

•	our ability to attract and retain key scientific or management personnel;

•	the impact of laws and regulations;

•	developments relating to our competitors and its industry;

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the effect of the COVID-19 pandemic, including mitigation efforts and economic effects, on any of the foregoing or other aspects of our business operations, including but not limited to our preclinical studies and clinical trials and any future studies or trials; and

•	other risks and uncertainties, including those listed under the section titled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND INDUSTRY DATA AND FORECASTS

We obtained the industry and market data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, such data involve material risks and other uncertainties and are subject to change based on various factors, including those discussed in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all other information in this prospectus, including our financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, our business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Limited Operating History, Financial Position, and Capital Requirements

We are a precision oncology company with a limited operating history.

We commenced operations in 2017 and are a precision oncology company with a limited operating history. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Since our inception, we have devoted substantially all of our efforts to organizing and staffing our company, acquiring intellectual property, business planning, raising capital, conducting discovery, research and development activities, and providing general and administrative support for these operations. We have no products approved for commercial sale and therefore have never generated any revenue from product sales, and we do not expect to in the foreseeable future. We have not obtained regulatory approvals for any of our product candidates, and there is no assurance that we will obtain approvals in the future. Our precision oncology programs are still in preclinical development. We expect to continue to incur significant expenses and operating losses over the next several years and for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital.

We have incurred significant net losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

We have incurred significant net losses since our inception. For the years ended December 31, 2020 and 2019, and the six months ended June 30, 2021, our net losses were $52.0 million, $14.1 million and $16.6 million, respectively. As of June 30, 2021, we had an accumulated deficit of $119.7 million. Substantially all of our net losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect our research and development expenses to increase significantly in connection with the commencement and continuation of clinical trials of our product candidates. In addition, if we obtain regulatory approval for our product candidates, we will incur significant sales, marketing and manufacturing expenses. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

The amount of our future losses is uncertain and our quarterly and annual operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline. Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

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the timing and success or failure of future clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	our ability to successfully open clinical trial sites and recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

•	our ability to obtain regulatory approval for our product candidates, and the timing and scope of any such approvals we may receive;

•	the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

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the cost of manufacturing our product candidates and products, should they receive regulatory approval, which may vary depending on the quantity of production and the terms of our agreements with manufacturers;

•	our ability to attract, hire and retain qualified personnel;

•	expenditures that we will or may incur to develop additional product candidates;

•	the level of demand for our products should they receive regulatory approval, which may vary significantly;

•	the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;

•	the changing and volatile U.S. and global economic environments, including as a result of the COVID-19 pandemic; and

•	future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

We have no products approved for commercial sale and have not generated any revenue from product sales.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue from product sales, and we do not expect to generate any revenue from the sale of products in the near future. We do not expect to generate significant product revenue unless and until we obtain regulatory approval of, and begin to sell, one or more of our product candidates. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•	successfully complete our planned preclinical studies for our novel precision oncology development programs;

•	timely file and the acceptance of our IND for TNG908 and our other programs in order to commence our future clinical trials;

•	successfully enroll subjects in, and complete, our planned clinical trials;

•	initiate and successfully complete all safety and efficacy studies required to obtain U.S. and foreign regulatory approval for our product candidates;

•	establish commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;

•	obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;

•	launch commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	obtain and maintain acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

•	position our products to effectively compete with other therapies;

•	obtain and maintain healthcare coverage and adequate reimbursement;

•	enforce and defend intellectual property rights and claims;

•	implement measures to help minimize the risk of COVID-19 to our employees as well as patients and subjects enrolled in our clinical trials; and

•	maintain a continued acceptable safety profile of our products following approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.

We will need to raise substantial additional funding. If we are unable to raise capital when needed or on terms acceptable to us, we would be forced to delay, reduce or eliminate some of our product development programs or commercialization efforts.

The development of pharmaceutical products is capital-intensive. We are currently advancing our precision oncology programs through preclinical development. We plan to file an IND for TNG908 in the fourth quarter of 2021 and begin a Phase 1/2 clinical trial in the first half of 2022. We also plan to file an IND for our USP1 inhibitor program in 2022 and file an IND for our undisclosed target for STK11-mutant cancers (Target 3) in 2023. Consequently, we expect our expenses to significantly increase in connection with our ongoing activities, particularly as we continue the research and development of, initiate and complete clinical trials of, and seek regulatory approval for, our product candidates. In addition, depending on the status of regulatory approval or, if we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our current or future product candidates or otherwise expand more rapidly than we presently anticipate. Furthermore, we will incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate certain of our research and development programs or future commercialization efforts.

We expect that our existing cash, cash equivalents and marketable securities will fund our projected operating requirements at least into the second half of 2024. However, our future capital requirements will depend on and could increase significantly as a result of many factors, including:

•	the scope, progress, results and costs of product discovery, preclinical and clinical development, and clinical trials for our product candidates;

•	the potential additional expenses attributable to adjusting our development plans (including any supply related matters) to the COVID-19 pandemic;

•	the scope, prioritization and number of our research and development programs;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	our ability to establish and maintain additional collaborations on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under our existing collaboration agreements or any additional collaboration agreements we may establish;

•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

•	the extent to which we acquire or in-license other product candidates and technologies;

•	the costs of securing manufacturing arrangements for clinical and commercial production;

•	costs related to the development of any companion diagnostics we may use in the future; and

•	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our product candidates.

Identifying potential product candidates and conducting preclinical development testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenue, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Disruptions in the financial markets in general and more recently due to the COVID-19 pandemic may make equity and debt financing more difficult to obtain and may have a material adverse effect on our ability to meet our fundraising needs. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all.

If we are unable to obtain funding on a timely basis or on acceptable terms, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product that has received regulatory approval or be unable to expand our operations or otherwise capitalize on our business opportunities as desired, which could materially affect our business, financial condition and results of operations.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. The terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that may materially adversely affect your rights as a common stockholder. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, acquiring, selling or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us which could have a material adverse effect on our business, operating results and prospects.

We also could be required to seek funds through arrangements with additional collaborators or otherwise at an earlier stage than otherwise would be desirable. If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, grant licenses on terms that may not be favorable to us or grant rights to develop and market our product candidates that we would otherwise prefer to develop and market ourselves, any of which may have a material adverse effect on our business, operating results and prospects.

Risks Related to the Development of our Precision Oncology and Other Programs and Product Candidates

We have never successfully completed any clinical trials and we may be unable to do so for any product candidates we develop. Certain of our programs are still in preclinical development and may never advance to clinical development.

We have not yet demonstrated our ability to successfully complete clinical trials, including large-scale, pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Our programs are still in preclinical development and may never advance to clinical development. We plan to file an IND for TNG908 in the fourth quarter of 2021 and expect to begin a Phase 1/2 clinical trial in the first half of 2022. We also plan to file an IND for our USP1 inhibitor program in 2022 and file an IND for our undisclosed target for STK11-mutant cancers (Target 3) in 2023. We may not be able to file such IND or INDs for any of our other product candidates on the timelines we expect, if at all. Moreover, we cannot be sure that submission of an IND will result in the U.S. Food and Drug Administration, or FDA, allowing clinical trials to begin, or that, once begun, issues will not arise that require us to suspend or terminate clinical trials. Commencing each of these clinical trials is subject to finalizing the trial design based on discussions with the FDA and other regulatory authorities. Any guidance we receive from the FDA or other regulatory authorities is subject to change. These regulatory authorities could change their position, including on the acceptability of our trial designs or the clinical endpoints selected, which may require us to complete additional clinical trials or result in the composition of stricter approval conditions than we currently expect. Successful completion of our clinical trials is a prerequisite to submitting a new drug application, or NDA to the FDA, a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, or other marketing applications to regulatory authorities in other jurisdictions, for each product candidate and, consequently, the regulatory approval of each product candidate. We currently do not have any product candidates in clinical development. Our lead development candidate, TNG908, is currently in IND-enabling studies. However, we do not know whether this will advance to future clinical trials, and if so, whether it or any of our future clinical trials will begin on time or be completed on schedule, if at all.

If we are required to conduct additional preclinical studies or clinical trials of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining regulatory approval for our product candidates;

•	not obtain regulatory approval at all;

•	obtain regulatory approval for indications or patient populations that are not as broad as intended or desired;

•	continue to be subject to post-marketing testing requirements; or

•	experience having the product removed from the market after obtaining regulatory approval.

Our programs are focused on the development of oncology therapeutics for patients with genetically defined or biomarker-driven cancers, which is a rapidly evolving area of science, and the approach we are taking to discover and develop drugs is novel and may never lead to approved or marketable products.

The discovery and development of oncology therapeutics for patients with genetically defined or biomarker-driven cancers is an emerging field, and the scientific discoveries that form the basis for our efforts to discover and develop product candidates are relatively new. Our unique functional genomics discovery approach is based on the genetic concept of synthetic lethality. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. Although we believe, based on our preclinical work, that the genetic markers targeted by our programs drive the formation and spread of certain cancers, clinical results may not confirm this hypothesis or may only confirm it for certain alterations or certain tumor types. The patient populations for our product candidates are limited to those with specific target alterations and may not be completely defined but are substantially smaller than the general treated cancer population, and we will need to screen and identify these patients with targeted alterations. Successful identification of patients is dependent on several factors, including achieving certainty as to how specific alterations respond to our product candidates and the ability to identify such alterations. Furthermore, even if we are successful in identifying patients with specific targets, we cannot be certain that the resulting patient populations for each alternation will be large enough to allow us to successfully obtain approval for each alternation type and commercialize our product candidates and achieve profitability.

Clinical product development involves a lengthy and expensive process, with an uncertain outcome.

Our preclinical studies and future clinical trials may not be successful. Currently, all our programs are in preclinical development. It is impossible to predict when or if any of our product candidates will prove effective and safe in humans or will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and outcomes are uncertain. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their product candidates. Our preclinical studies and future and ongoing clinical trials may not be successful.

If we are unable to successfully validate, develop and obtain regulatory approval for companion diagnostic tests for our product candidates that require or would commercially benefit from such tests, or experience significant delays in doing so, we may not realize the full commercial potential of these product candidates.

In connection with the clinical development of our product candidates for certain indications, we may engage third parties to develop or otherwise obtain access to in vitro companion diagnostic tests to identify patient subsets within a disease category who may derive selective and meaningful benefit from our product candidates. Such companion diagnostics would be used during our clinical trials as well as in connection with the commercialization of our products that receive regulatory approval. To be successful, we or our collaborators will need to address a number of scientific, technical, regulatory and logistical challenges. The FDA and comparable foreign regulatory authorities regulate in vitro companion diagnostics as medical devices and, under that regulatory framework, will likely require the conduct of clinical trials to demonstrate the safety and effectiveness of any diagnostics we may develop, which we expect will require separate regulatory clearance or approval prior to commercialization.

We intend to rely on third parties for the design, development and manufacture of companion diagnostic tests for our therapeutic product candidates that may require such tests. If we enter into such collaborative agreements, we will be dependent on the sustained cooperation and effort of our future collaborators in developing and obtaining approval for these companion diagnostics. It may be necessary to resolve issues such as selectivity/specificity, analytical validation, reproducibility, or clinical validation of companion diagnostics during the development and regulatory approval processes. Moreover, even if data from preclinical studies and early clinical trials appear to support development of a companion diagnostic for a product candidate, data generated in later clinical trials may fail to support the analytical and clinical validation of the companion diagnostic. We and our future collaborators may encounter difficulties in developing, obtaining regulatory approval for, manufacturing and commercializing companion diagnostics similar to those we face with respect to our therapeutic product candidates themselves, including issues with achieving regulatory clearance or approval, production of sufficient quantities at commercial scale and with appropriate quality standards, and in gaining market acceptance. If we are unable to successfully develop companion diagnostics for these therapeutic product candidates, or experience delays in doing so, the development of these therapeutic product candidates may be adversely affected, these therapeutic product candidates may not obtain regulatory approval, and we may not realize the full commercial potential of any of these therapeutic products that obtain regulatory approval. As a result, our business, results of operations and financial condition could be materially harmed. In addition, a diagnostic company with whom we contract may decide to discontinue selling or manufacturing the companion diagnostic test that we anticipate using in connection with development and commercialization of our product candidates or our relationship with such diagnostic company may otherwise terminate. We may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of our product candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of our therapeutic product candidates.

Interim, top-line, and preliminary data from our future clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to confirmation, audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose interim, top-line or preliminary data from our future clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, top-line or preliminary results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary, interim or top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary top-line data we previously published. As a result, preliminary, interim and top-line data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the price of our common stock to fluctuate or decline.

Further, regulatory agencies and others may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could adversely impact the potential of the particular program, the likelihood of obtaining regulatory approval of the particular product candidate, commercialization of any approved product and the business prospects of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is derived from information that is typically extensive, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.

If the preliminary, interim or top-line data that we report differ from actual results, or if regulatory authorities or others disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be significantly impaired, which could materially harm our business, operating results, prospects or financial condition.

We may incur additional costs or experience delays in initiating or completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

We may experience delays in initiating or completing our preclinical studies or clinical trials, including as a result of delays in obtaining, or failure to obtain, the FDA’s clearance to initiate clinical trials under future INDs. Additionally, we cannot be certain that preclinical studies or clinical trials for our product candidates will not require redesign, will enroll an adequate number of subjects on time, or will be completed on schedule, if at all. We may experience numerous unforeseen events during, or as a result of, preclinical studies and clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates, including the following:

•	we may receive feedback from regulatory authorities that require us to modify the design or implementation of our preclinical studies or clinical trials or to delay or terminate a clinical trial;

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regulators or institutional review boards, or IRBs, or ethics committees may delay or may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective clinical research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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preclinical studies or clinical trials of our product candidates may fail to show safety or efficacy or otherwise produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or we may decide to abandon product research or development programs;

•	preclinical studies or clinical trials of our product candidates may not produce differentiated or clinically significant results across tumor types or indications;

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the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•	our third party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls, be unable to provide us with sufficient product supply to conduct or complete preclinical studies or clinical trials, fail to meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

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we may elect to, or regulators or IRBs or ethics committees may require us or our investigators to, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our clinical trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;

•	clinical trials of our product candidates may be delayed due to complications associated with the evolving COVID-19 pandemic;

•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;

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our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs or ethics committees to suspend or terminate the trials, or reports may arise from preclinical or clinical testing of other cancer therapies that raise safety or efficacy concerns about our product candidates;

•	regulators may revise the requirements for approving our product candidates, or such requirements may not be as we anticipate; and

•	regulatory developments with respect to our competitors’ products, including any developments, litigation or public concern about the safety of such products.

We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions at which such trials are being conducted, by the Data Safety Monitoring Board, or DSMB, for such trial or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination or clinical hold due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, adverse findings upon an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA may disagree with our clinical trial design or our interpretation of data from clinical trials or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.

Moreover, principal investigators for our current and future clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected the interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site, and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of regulatory approval of one or more of our product candidates.

Our product development costs will also increase if we experience delays in testing or regulatory approvals. We do not know whether any of our future clinical trials will begin as planned, or whether any of our current or future clinical trials will need to be restructured or will be completed on schedule, if at all. Significant preclinical study or clinical trial delays, including those caused by the COVID-19 pandemic, also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may significantly harm our business, operating results, financial condition and prospects.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities, or as needed to provide appropriate statistical power for a given trial. In particular, because we are focused on patients with specific genetic mutations for the development of our precision oncology programs and because orphan indications have small populations, our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate.

We may experience difficulties with identifying specific patient populations for any biomarker-defined trial cohorts. The patient eligibility criteria defined in our trial protocols, including biomarker-driven identification may limit the patient populations eligible for our clinical trials to a greater extent than competing clinical trials for the same indication that do not have biomarker-driven patient eligibility criteria. We will also rely on the willingness and ability of clinicians to screen their patients for biomarkers to indicate which patients may be eligible for enrollment in our clinical trials.

In addition, some of our competitors have ongoing clinical trials for product candidates that treat the same indications as do our product candidates, and patients who would otherwise be eligible for our clinical trials may choose instead to enroll in clinical trials of our competitors’ product candidates. Furthermore, our ability to enroll patients may be significantly delayed by the evolving COVID-19 pandemic, and we cannot accurately predict the extent and scope of such delays at this point.

In addition to the competitive trial environment, the eligibility criteria of our future clinical trials will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure to assure their cancer is either severe enough or not too advanced to include them in a study. Additionally, the process of finding patients may prove costly. We also may not be able to identify, recruit or enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidates under study, the availability and efficacy of competing therapies and clinical trials, the proximity and availability of clinical trial sites for prospective patients, and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential products may be delayed.

We may also engage third parties to develop companion diagnostics for use in our clinical trials, but such third parties may not be successful in developing such companion diagnostics, limiting our ability to identify patients with the targeted genetic mutations for our clinical trials. Further, if we are required to develop companion diagnostics and are unable to include patients with the targeted genetic mutations, this could compromise our ability to seek participation in the FDA’s expedited review and development programs, including Breakthrough Therapy Designation and Fast Track Designation, or otherwise seek to accelerate clinical development and regulatory timelines. Patient enrollment may be affected by other factors, including:

•	the severity of the disease under investigation;

•	the efforts to obtain and maintain patient consents and facilitate timely enrollment in clinical trials;

•	the ability to monitor patients adequately during and after treatment;

•	the risk that patients enrolled in clinical trials will drop out of the clinical trials before clinical trial completion;

•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	reporting of the preliminary results of any of our clinical trials; and

•	factors we may not be able to control, including the impacts of the COVID-19 pandemic, that may limit patients, principal investigators or staff or clinical site availability.

We anticipate that certain of our current product candidates and future product candidates could be used in combination with third-party drugs or biologics, some of which are still in development, and we have limited or no control over the supply, regulatory status, or regulatory approval of such drugs or biologics.

Certain of our current product candidates and any future product candidates have the potential to be administered in combination with existing standards of care like checkpoint inhibitor immunotherapies, chemotherapies, targeted therapies or radiotherapy. Our ability to develop and ultimately commercialize our current programs and product candidates and any future programs or product candidates used in combination with other therapies will depend on our ability to access such drugs or biologics on commercially reasonable terms for the clinical trials and their availability for use with our commercialized product, if approved. We cannot be certain that current or potential future commercial relationships will provide us with a steady supply of such drugs or biologics on commercially reasonable terms or at all.

Any failure to maintain or enter into new successful commercial relationships, or the expense of purchasing checkpoint inhibitor immunotherapies or other comparator therapies in the market, may delay our development timelines, increase our costs and jeopardize our ability to develop our current product candidates and any future product candidates as commercially viable therapies. If any of these occur, our business, financial condition, operating results, stock price and prospects may be materially harmed.

Moreover, the development of product candidates for use in combination with another product or product candidate may present challenges that are not faced for single agent product candidates. The FDA or comparable foreign regulatory authorities may require us to use more complex clinical trial designs in order to evaluate the contribution of each product and product candidate to any observed effects. It is possible that the results of such trials could show that any positive previous trial results are attributable to the combination therapy and not our current product candidates and any future product candidates. Moreover, following product approval, the FDA or comparable foreign regulatory authorities may require that products used in conjunction with each other be cross labeled for combined use. To the extent that we do not have rights to the other product, this may require us to work with a third party to satisfy such a requirement. Moreover, developments related to the other product may impact our clinical trials for the combination as well as our commercial prospects should we receive regulatory approval. Such developments may include changes to the other product’s safety or efficacy profile, changes to the availability of the other product, quality, manufacturing and supply issues with respect to the other product, and changes to the standard of care.

In the event that any future collaborator or supplier cannot continue to supply their products on commercially reasonable terms, we would need to identify alternatives for accessing potential combination or targeted therapies. Additionally, should the supply of products from any current or future collaborator or supplier be interrupted, delayed or otherwise be unavailable to us, our clinical trials may be delayed. In the event we are unable to source an alternative supply, or are unable to do so on commercially reasonable terms, our business, financial condition, operating results, stock price and prospects may be materially harmed.

Results from early preclinical studies of our programs and product candidates are not necessarily predictive of the results of later preclinical studies and clinical trials of our programs and product candidates. If we cannot replicate the results from our earlier preclinical studies of our programs and product candidates in our later preclinical studies and clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates.

Any results from our early preclinical studies of our programs or our product candidates may not necessarily be predictive of the results from later preclinical studies and clinical trials. Similarly, even if we are able to complete our planned preclinical studies and clinical trials of our product candidates according to our current development timeline, the results from such preclinical studies and clinical trials of our product candidates may not be replicated in subsequent preclinical studies or clinical trial results.

Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical and other nonclinical findings made while clinical trials were underway, or safety, pharmacokinetic or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events. Moreover, preclinical, nonclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain regulatory approval.

We may not be able to file INDs for our precision oncology and other programs to commence clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed.

We expect to file an IND for TNG908 in the fourth quarter of 2021, file an IND for our USP1 inhibitor program in 2022 and file an IND for our undisclosed target for STK11-mutant cancers (Target 3) in 2023. However, we may not be able to file such INDs or INDs for future product candidates for our precision oncology or other programs on the timelines we expect. For example, we may experience manufacturing delays or other delays with IND-enabling studies. Moreover, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate clinical trials. Additionally, even if the FDA agrees with the design and implementation of the clinical trials set forth in an IND, we cannot guarantee that it will not change its requirements in the future. These considerations also apply to new clinical trials we may submit as amendments to existing INDs or to a new IND. Any failure to file INDs on the timelines we expect or to obtain regulatory approvals for our planned clinical trials may prevent us from initiating or completing our clinical trials or commercializing our product candidates on a timely basis, if at all.

Our future clinical trials or those of our current or future collaborators may reveal significant adverse events not seen in our preclinical or nonclinical studies and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.

Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that our product candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete, and outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process. Because our precision oncology programs and our product candidates are in an early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials also may fail to show the desired safety and efficacy profile despite having progressed through nonclinical studies and initial clinical trials. If the results of our future preclinical studies and clinical trials are inconclusive with respect to the safety, pharmacokinetics or efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be prevented from, or delayed in, obtaining regulatory approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. While we have not yet initiated clinical trials for our precision oncology programs, it is likely, as is the case with many oncology therapies, that there may be side effects associated with their use. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims.

Further, our product candidates could cause undesirable side effects in clinical trials related to on-target toxicity. If on-target toxicity is observed, or if our product candidates have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In addition, our product candidates could cause undesirable side effects that we have not yet observed. Many compounds that initially showed promise in early-stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound. Most product candidates that commence clinical trials are never approved as products, and there can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development or regulatory approval of any of our product candidates.

We may develop future product candidates, in combination with one or more cancer therapies. The uncertainty resulting from the use of our product candidates in combination with other cancer therapies may make it difficult to accurately predict side effects in future clinical trials. As is the case with many treatments for cancer and rare diseases, it is likely that there may be side effects associated with the use of our product candidates. If significant adverse events or other side effects are observed in any of our future clinical trials, we may have difficulty recruiting patients to our clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of one or more product candidates altogether. We, the FDA or other applicable regulatory authorities, or an IRB may suspend or terminate clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, operating results, financial condition and prospects.

Some of our product candidates modulate pathways for which there are currently no approved or effective therapies, and utilize novel binding locations, which may result in greater research and development expenses, regulatory issues that could delay or prevent approval, or discovery of unknown or unanticipated adverse effects.

Some of our product candidates modulate pathway for which there are currently no approved or effective therapies, which may result in uncertainty regarding our current and future development efforts and ability to obtain regulatory approval for such candidates. We select programs for cancer driver targets based on compelling biological rationale. We explore new programs based on extensive preclinical data analysis which sometimes cannot predict efficacy or safety in humans.

Some of our product candidates utilize novel binding locations, which may result in greater research and development expenses, regulatory issues that could delay or prevent approval, or discovery of unknown or unanticipated adverse effects. We utilize structural biology in tight integration with our medicinal chemistry and biology capabilities to predict and design the compounds that will achieve the most desirable characteristics, including potency, selectivity, bioavailability, and drug-like properties. A disruption in any of these capabilities may have significant adverse effects in our ability to expand our pipeline of product candidates, and we cannot predict whether we will continue to have access to these capabilities in the future to support our pipeline development. In addition, there can be no assurance that we will be able to rapidly identify, design and synthesize the necessary compounds or that these or other problems related to the development of product candidates will not arise in the future, which may cause significant delays or we raise problems we may not be able to resolve.

Regulatory approval of novel product candidates such as ours can be more expensive, riskier and take longer than for other, more well-known or extensively studied pharmaceutical or biopharmaceutical product candidates due to our and regulatory agencies’ lack of experience with them. The novelty of the mechanism of action of any of our product candidates may lengthen the regulatory review process, require us to conduct additional studies or clinical trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. The novel mechanism of action also means that fewer people are trained in or experienced with product candidates of this type, which may make it more difficult to find, hire and retain personnel for research, development and manufacturing positions. If our inhibitors utilize a novel mechanism of action that has not been the subject of extensive study compared to more well-known product candidates, there is also an increased risk that we may discover previously unknown or unanticipated adverse effects during our preclinical studies and clinical trials. Any such events could adversely impact our business prospects, operating results and financial condition.

We may in the future conduct clinical trials for our product candidates outside the United States, and the FDA and comparable foreign regulatory authorities may not accept data from such trials.

We may in the future choose to conduct additional clinical trials outside the United States, including in Europe, Australia or other foreign jurisdictions. The acceptance of trial data from clinical trials conducted outside the United States by the FDA may be subject to certain conditions. In cases where data from clinical trials conducted outside the United States are intended to serve as the sole basis for regulatory approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the United States population and United States medical practices, (ii) the trials were performed by clinical investigators of recognized competence and (iii) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving regulatory approval or clearance for commercialization in the applicable jurisdiction.

Although we intend to explore other therapeutic opportunities in addition to the programs and product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional product candidates, our business could be materially harmed.

Research programs to pursue the development of our existing and planned product candidates for additional indications and to identify new product candidates and disease targets require substantial technical, financial and human resources whether or not they are ultimately successful. Our research programs may initially show promise in identifying potential indications and/or product candidates, yet fail to yield results for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential indications and/or product candidates;

•	potential product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective products; or

•	it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio.

Because we have limited financial and human resources, we intend to initially focus on research programs and product candidates for a limited set of indications. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on potential product candidates or other potential programs that ultimately prove to be unsuccessful.

If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates, we will not be able to commercialize, or will be delayed in commercializing, our product candidates, and our ability to generate revenue will be materially impaired.

Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable foreign regulatory authorities. Before we can commercialize any of our product candidates, we must obtain regulatory approval. Currently, all of our product candidates are in discovery or preclinical development, and we have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction. It is possible that our product candidates, including any product candidates we may seek to develop in the future, will never obtain regulatory approval. We have limited experience in filing and supporting the applications necessary to gain regulatory approvals and expect to rely on third-party CROs and/or regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Our product candidates may not be effective, may be only moderately effective or may prove to have undesirable or unintended pharmacokinetics, side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use. In addition, regulatory authorities may find fault with our manufacturing process or facilities or that of third-party contract manufacturers. We may also face greater than expected difficulty in manufacturing our product candidates.

The process of obtaining regulatory approvals, both in the United States and abroad, is expensive and often takes many years. If the FDA or a comparable foreign regulatory authority requires that we perform additional preclinical studies or clinical trials, approval may be delayed, if obtained at all. The length of such a delay varies substantially based upon a variety of factors, including the type, complexity and novelty of the product candidate involved. Changes in regulatory approval policies during the development period, changes in or enactment of additional statutes or regulations, or changes in regulatory review policies for each submitted NDA, premarket approval application, or PMA, or equivalent application types, may cause delays in the approval or rejection of an application. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may not be able to enroll a sufficient number of patients in our clinical studies;

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we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication or a related companion diagnostic is suitable to identify appropriate patient populations;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA, or other submission or to obtain regulatory approval in the United States or elsewhere;

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the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change such that our clinical data are insufficient for approval.

Even if we were to obtain regulatory approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, thereby narrowing the commercial potential of the product candidate. In addition, regulatory authorities may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

If we experience delays in obtaining, or if we fail to obtain, approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenue will be materially impaired.

The COVID-19 pandemic, or a similar pandemic, epidemic, or outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. In 2020 and continuing into 2021, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes COVID-19 has spread to most countries across the world, including all 50 states within the United States, including Cambridge, Massachusetts, where our primary office and laboratory space is located. The coronavirus pandemic is evolving, and has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts our operations or those of our third-party partners, including our preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact our preclinical or clinical trial operations in the United States, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. For example, similar to other biopharmaceutical companies, we may experience delays in initiating IND-enabling studies, protocol deviations, enrolling our clinical trials, or dosing of patients in our clinical trials as well as in activating new trial sites. COVID-19 may also affect employees of third-party CROs located in affected geographies that we rely upon to carry out our clinical trials. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of our product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.

Additionally, timely enrollment in planned clinical trials is dependent upon clinical trial sites which could be adversely affected by global health matters, such as pandemics. We plan to conduct clinical trials for our product candidates in geographies which are currently being affected by the COVID-19 pandemic. Some factors from the COVID-19 pandemic that may delay or otherwise adversely affect enrollment in the clinical trials of our product candidates, as well as our business generally, include:

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the potential diversion of healthcare resources away from the conduct of clinical trials to focus on pandemic concerns, including the attention of physicians serving as our clinical trial investigators, hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our prospective clinical trials;

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limitations on travel that could interrupt key trial and business activities, such as clinical trial site initiations and monitoring, domestic and international travel by employees, contractors or patients to clinical trial sites, including any government-imposed travel restrictions or quarantines that will impact the ability or willingness of patients, employees or contractors to travel to our clinical trial sites or secure visas or entry permissions, a loss of face-to-face meetings and other interactions with potential partners, any of which could delay or adversely impact the conduct or progress of our prospective clinical trials;

•	the potential negative affect on the operations of our third-party manufacturers;

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interruption in global shipping affecting the transport of clinical trial materials, such as patient samples, investigational drug product and conditioning drugs and other supplies used in our prospective clinical trials;

•	business disruptions caused by potential workplace, laboratory and office closures and an increased reliance on employees working from home, disruptions to or delays in ongoing laboratory experiments;

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operations, staffing shortages, travel limitations or mass transit disruptions, any of which could adversely impact our business operations or delay necessary interactions with local regulators, ethics committees and other important agencies and contractors;

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changes in local regulations as part of a response to the COVID-19 pandemic, which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue such clinical trials altogether; and

•	interruption or delays in the operations of the FDA or other regulatory authorities, which may impact review and approval timelines.

We have taken temporary precautionary measures intended to help minimize the risk of the virus to our employees, including temporarily requiring certain of our employees to work remotely, suspending all non-essential travel worldwide for our employees, implementing COVID-19 testing policies for employees in certain instances and discouraging employee attendance at industry events and in-person work-related meetings, which could negatively affect our business. We cannot presently predict the scope and severity of the planned and potential shutdowns or disruptions of businesses and government agencies, such as the SEC or FDA.

These and other factors arising from COVID-19 could worsen in countries that are already afflicted with COVID-19 or could continue to spread to additional countries. Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business and our results of operation and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United States and other economies, which could impact our ability to raise the necessary capital needed to develop and commercialize our programs and product candidates.

Risks Related to Commercialization

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new products in the biopharmaceutical and related industries is highly competitive. We compete in the segments of the pharmaceutical, biotechnology, and other related markets that address structural biology-guided chemistry-based drug design to develop therapies in the fields of cancer and genetic diseases. There are other companies focusing on precision oncology to develop therapies in the fields of cancer and other diseases. We also compete more broadly across the market for cost-effective and reimbursable cancer treatments. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. These companies include divisions of large pharmaceutical companies and biotechnology companies of various sizes. We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Any product candidates that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future from segments of the pharmaceutical, biotechnology and other related markets. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety and convenience of our products. We believe principal competitive factors to our business include, among other things, our ability to identify biomarkers, ability to successfully transition research programs into clinical development, ability to raise capital, and the scalability of the platform, pipeline, and business.

Many of the companies that we compete against or which we may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. If these or other barriers to entry do not remain in place, other companies may be able to more directly or effectively compete with us.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or other regulatory approval for their products sooner than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, level of generic competition and availability of reimbursement from government and other third-party payors.

If the market opportunities for our programs and product candidates are smaller than we estimate or if any regulatory approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability will be adversely affected, possibly materially.

The incidence and prevalence for target patient populations of our programs and product candidates have not been established with precision. Our lead product candidate, TNG908, is an oral small molecule inhibitor of PRMT5. We are developing TNG908 for the treatment of patients with solid tumors with MTAP deletion, genetic alteration which occurs in 10 to 15% of all human tumors, including many commonly occurring cancers with high unmet need such as squamous cell lung, esophageal and bladder cancer. Our second product candidate, USP1, is a strong synthetic lethal target for BRCA1-mutant which are present in approximately 15% of ovarian cancer, 5% of breast cancer, and 1% of prostate cancer. Additionally, our undisclosed Target 3 program is being developed for patients with STK11 loss-of-function mutations, a genetic alteration in approximately 20% of non-small cell lung cancer. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our programs and product candidates, are based on our estimates.

The total addressable market opportunity will ultimately depend upon, among other things, the diagnosis criteria included in the final label, the indications for which our product candidates are approved for sale, acceptance by the medical community and patient access, product pricing and reimbursement. The number of patients with the cancers and solid tumors for which our product candidates may be approved as treatment may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business. We may not be successful in our efforts to identify additional product candidates. Due to our limited resources and access to capital, we must prioritize development of certain product candidates, which may prove to be the wrong choice and may adversely affect our business.

If our current product candidates or any future product candidates do not achieve broad market acceptance, the revenue that we generate from their sales may be limited, and we may never become profitable.

We have never commercialized a product candidate for any indication. Even if our current product candidates and any future product candidates are approved by the appropriate regulatory authorities for marketing and sale, they may not gain acceptance among physicians, patients, third-party payors, and others in the medical community. If any product candidates for which we obtain regulatory approval do not gain an adequate level of market acceptance, we may not generate significant revenue and may not become profitable or may be significantly delayed in achieving profitability. Market acceptance of our current product candidates and any future product candidates by the medical community, patients and third-party payors will depend on a number of factors, some of which are beyond our control. For example, physicians are often reluctant to switch their patients, and patients may be reluctant to switch, from existing therapies even when new and potentially more effective or safer treatments enter the market. If public perception is influenced by claims that the use of certain precision oncology product candidates or immunotherapies and targeted therapies is unsafe, whether related to our or our competitors’ products, our products may not be accepted by the general public or the medical community. Future adverse events in precision oncology, immuno-oncology or the biopharmaceutical industry could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our product candidates.

Efforts to educate the medical community and third-party payors on the benefits of our current product candidates and any future product candidates may require significant resources and may not be successful. If our current product candidates or any future product candidates are approved but do not achieve an adequate level of market acceptance, we could be prevented from or significantly delayed in achieving profitability. The degree of market acceptance of any of our current product candidates and any future product candidates will depend on a number of factors, including:

•	the efficacy of our current product candidates and any future product candidates as single agents and in combination with marketed combination therapies;

•	the commercial success of the checkpoint blockade drugs with which our products may be co-administered;

•	the prevalence and severity of adverse events associated with our current product candidates and any future product candidates or those products with which they may be co-administered;

•	the clinical indications for which our product candidates are approved and the approved claims that we may make for the products;

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limitations or warnings contained in the product’s FDA-approved labeling or those of comparable foreign regulatory authorities, including potential limitations or warnings for our current product candidates and any future product candidates that may be more restrictive than other competitive products;

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changes in the standard of care for the targeted indications for our current product candidates and any future product candidates, which could reduce the marketing impact of any claims that we could make following FDA approval or approval by comparable foreign regulatory authorities, if obtained;

•	the relative convenience and ease of administration of our current product candidates and any future product candidates and any products with which they are co-administered;

•	the cost of treatment compared with the economic and clinical benefit of alternative treatments or therapies;

•	the availability of adequate coverage or reimbursement by third party payors, including government healthcare programs such as Medicare and Medicaid and other healthcare payors;

•	the price concessions required by third-party payors to obtain coverage;

•	the willingness of patients to pay out-of-pocket in the absence of adequate coverage and reimbursement;

•	the extent and strength of our marketing and distribution of our current product candidates and any future product candidates;

•	the safety, efficacy, and other potential advantages over, and availability of, alternative treatments already used or that may later be approved;

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distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities with respect to our current product candidates and any future product candidates or to which we agree as part of a risk evaluation and mitigation strategy, or REMS, or voluntary risk management plan;

•	the timing of market introduction of our current product candidates and any future product candidates, as well as competitive products;

•	our ability to offer our current product candidates and any future product candidates for sale at competitive prices;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the extent and strength of our third-party manufacturer and supplier support;

•	the actions of companies that market any products with which our current product candidates and any future product candidates may be co-administered;

•	the approval of other new products;

•	adverse publicity about our current product candidates and any future product candidates or any products with which they are co-administered, or favorable publicity about competitive products; and

•	potential product liability claims.

Risks Related to Our Reliance on Third Parties

We expect to rely on third parties to conduct our future clinical trials, as well as investigator-sponsored clinical trials of our product candidates. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We do not have the ability to independently conduct clinical trials. We expect to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support clinical trials for our product candidates, including our Phase 1/2 clinical trial of TNG908 and any other product candidates that emerge from our precision oncology programs. We may also rely on academic and private non-academic institutions to conduct and sponsor clinical trials relating to our product candidates. We will not control the design or conduct of the investigator-sponsored trials, and it is possible that the FDA or non-U.S. regulatory authorities will not view these investigator-sponsored trials as providing adequate support for future clinical trials, whether controlled by us or third parties, for any number of reasons, including elements of the design or execution of the trials or safety concerns or other trial results.

Such arrangements will likely provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development of our product candidates. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the first-hand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected.

We rely and expect to continue to rely heavily on these parties for execution of clinical trials for our product candidates and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on CROs will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our clinical trials, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.

We, our principal investigators and our CROs are required to comply with regulations, including Good Clinical Practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we, our principal investigators or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced under current Good Manufacturing Practice, or cGMP, regulations. Our failure or the failure of our principal investigators or CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process, significantly increase our expenditures and could also subject us to enforcement action. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

Although we plan to design our Phase 1/2 clinical trial of TNG908 and intend to design the future clinical trials for our product candidates, these trials are conducted by CROs and we expect CROs will conduct all of our future clinical trials. As a result, many important aspects of our development programs, including their conduct and timing, are outside of our direct control. Our reliance on third parties to conduct future clinical trials also results in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, fail to comply with contractual obligations, experience regulatory compliance issues, undergo changes in priorities or become financially distressed or form relationships with other entities, some of which may be our competitors.

These factors may materially adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. If the principal investigators or CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of our product candidates may be delayed, we may not be able to obtain regulatory approval and commercialize our product candidates or our development program may be materially and irreversibly harmed. If we are unable to rely on clinical data collected by our principal investigators or CROs, we could be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct and this could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party principal investigators or CROs terminate, we may not be able to enter into arrangements with alternative CROs. If principal investigators or CROs do not successfully carry out their contractual obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such principal investigators or CROs are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We have entered into collaborations and may enter into additional collaborations in the future, and we might not realize the anticipated benefits of such collaborations.

Research, development, commercialization and/or strategic collaborations, including the existing collaboration that we have with Gilead, are subject to numerous risks, which include the following:

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collaborators may have significant control or discretion in determining the efforts and resources that they will apply to a collaboration, and might not commit sufficient efforts and resources or might misapply those efforts and resources;

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we may have limited influence or control over the approaches to research, development and/or commercialization of product candidates in the territories in which our collaboration partners lead research, development and/or commercialization;

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collaborators might not pursue research, development and/or commercialization of collaboration product candidates or might elect not to continue or renew research, development and/or commercialization programs based on nonclinical and/or clinical trial results, changes in their strategic focus, availability of funding or other factors, such as a business combination that diverts resources or creates competing priorities;

•

collaborators might delay, provide insufficient resources to, or modify or stop research or clinical development for collaboration product candidates or require a new formulation of a product candidate for clinical testing;

•

collaborators with sales, marketing and distribution rights to one or more product candidates might not commit sufficient resources to sales, marketing and distribution or might otherwise fail to successfully commercialize those product candidates;

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collaborators might not properly maintain or defend our intellectual property rights or might use our intellectual property improperly or in a way that jeopardizes our intellectual property or exposes us to potential liability;

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collaboration activities might result in the collaborator having intellectual property covering our activities or product candidates, which could limit our rights or ability to research, develop and/or commercialize our product candidates;

•	collaborators might not be in compliance with laws applicable to their activities under the collaboration, which could impact the collaboration and us;

•	disputes might arise between a collaborator and us that could cause a delay or termination of the collaboration or result in costly litigation that diverts management attention and resources; and

•	collaborations might be terminated, which could result in a need for additional capital to pursue further research, development and/or commercialization of our product candidates.

In addition, funding provided by a collaborator might not be sufficient to advance product candidates under the collaboration. For example, although Gilead provided us with $175.0 million upfront payments and a $20.0 million equity investment in connection with certain collaboration agreements with Gilead, we might need additional funding to advance product candidates prior to the completion of the clinical milestones of the collaboration agreement with Gilead.

If a collaborator terminates a collaboration or a program under a collaboration, including by failing to exercise a license or other option under the collaboration, whether because we fail to meet a milestone or otherwise, any potential revenue from the collaboration would be significantly reduced or eliminated. In addition, we will likely need to either secure other funding to advance research, development and/or commercialization of the relevant product candidate or abandon that program, the development of the relevant product candidate could be significantly delayed, and our cash expenditures could increase significantly if we are to continue research, development and/or commercialization of the relevant product candidates.

Any one or more of these risks, if realized, could reduce or eliminate future revenue from product candidates under our collaborations, and could have a material adverse effect on our business, financial condition, results of operations and/or growth prospects.

We contract with third parties for the manufacture of our product candidates for preclinical development and expect to continue to do so for clinical testing and commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently own or operate, nor do we have any plans to establish in the future, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical development and clinical testing, as well as for the commercial manufacture of our products if any of our product candidates receive regulatory approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

The facilities used by our contract manufacturers to manufacture our product candidates must be inspected by the FDA pursuant to pre-approval inspections that will be conducted after we submit our marketing applications to the FDA. We do not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMPs in connection with the manufacture of our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to pass regulatory inspections and/or maintain regulatory compliance for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it finds deficiencies or withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

If any contract manufacturing organization, or CMO, with whom we contract fails to perform its obligations, we may be forced to enter into an agreement with a different CMO, which we may not be able to do on reasonable terms, if at all. In such scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our product candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our product candidates. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.

Further, our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our product candidates.

We may be unable to establish any additional agreements with third-party manufacturers or do so on acceptable terms. Reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Our product candidates and any products that we may develop may compete with other product candidates and approved products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or regulatory approval. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any such replacement.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive regulatory approval on a timely and competitive basis.

The third parties upon whom we rely for the supply of the active pharmaceutical ingredients and drug product to be used in our product candidates are our sole source of supply, and the loss of any of these suppliers could significantly harm our business.

The active pharmaceutical ingredients, or API, and drug product we expect to use in all of our product candidates are supplied to us from single-source suppliers. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API and drug product for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization. We are also unable to predict how changing global economic conditions or potential global health concerns such as the COVID-19 pandemic will affect our third-party suppliers and manufacturers. Any negative impact of such matters on our third-party suppliers and manufacturers may also have an adverse impact on our results of operations or financial condition.

For all of our product candidates, we intend to identify and qualify additional manufacturers to provide such API and drug product prior to submission of an NDA to the FDA and/or an MAA to the EMA. We are not certain, however, that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.

Establishing additional or replacement suppliers for the API and drug product used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay. While we seek to maintain adequate inventory of the API and drug product used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API and drug product from alternate sources at acceptable prices in a timely manner could impede, delay, limit or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.

We may seek to establish additional collaborations, and, if we are not able to establish them on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with additional pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s own evaluation of a potential collaboration. Factors a potential collaborator will use to evaluate a collaboration may include the design or results of clinical trials, the likelihood of approval by the FDA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any additional collaborations or other arrangements that we may establish may not be favorable to us.

We may also be restricted under collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

In addition, any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be impaired.

Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in the United States and other countries for our current or future product candidates, including our current lead product candidate, TNG908, and our other future product candidates, as well as for their respective compositions, formulations, methods used to manufacture them, and methods of treatment, in addition to successfully defending these patents against third-party challenges. We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the United States and abroad related to our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The degree of patent protection we require to successfully commercialize our current or future product candidates may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our pending patent applications that mature into issued patents will include claims with a scope sufficient to protect TNG908 or our other current or future product candidates. In addition, if the breadth or strength of protection provided by our patent applications or any patents we may own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, in jurisdictions outside the United States, a license may not be enforceable unless all the owners of the intellectual property agree or consent to the license. Accordingly, any actual or purported co-owner of our patent rights could seek monetary or equitable relief requiring us to pay it compensation for, or refrain from, exploiting these patents due to such co-ownership. Furthermore, patents have a limited lifespan. In the United States and most other jurisdictions in which we have undertaken patent filings, the natural expiration of a patent is generally twenty years after it is filed, assuming all maintenance fees are paid. Various extensions may be available, on a jurisdiction-by-jurisdiction basis; however, the life of a patent, and thus the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, patents we may own or in-license may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing drugs similar or identical to our current or future product candidates, including generic versions of such drugs.

Other parties have developed technologies that may be related or competitive to our own, and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents, with respect to either the same compounds, methods, formulations or other subject matter, in either case that we may rely upon to dominate our patent position in the market. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until at least 18 months after the earliest priority date of patent filing, or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in patents we may own or in-license patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights cannot be predicted with any certainty.

In addition, the patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Further, with respect to certain pending patent applications covering our current or future product candidates, prosecution has yet to commence. Patent prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the relevant patent office(s) may be significantly narrowed by the time they issue, if they ever do. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

Even if we acquire patent protection that we expect should enable us to establish and/or maintain a competitive advantage, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. We may become involved in post-grant proceedings such as opposition, derivation, reexamination, inter partes review, post-grant review, or interference proceedings challenging our patent rights or the patent rights of others from whom we may in the future obtain licenses to such rights, in the U.S. Patent and Trademark Office, or USPTO, the European Patent Office, or EPO, or in other countries. In addition, we may be subject to a third-party submission to the USPTO, the EPO, or elsewhere, that may reduce the scope or preclude the granting of claims from our pending patent applications. Competitors may allege that they invented the inventions claimed in our issued patents or patent applications prior to us, or may file patent applications before we do. Competitors may also claim that we are infringing their patents and that we therefore cannot practice our technology as claimed under our patents or patent applications. Competitors may also contest our patents by claiming to an administrative patent authority or judge that the invention was not patent-eligible, was not original, was not novel, was obvious, and/or lacked inventive step, and/or that the patent application filing failed to meet relevant requirements relating to description, basis, enablement, and/or support. In litigation, a competitor could claim that our patents, if issued, are not valid or are unenforceable for a number of reasons. If a court or administrative patent authority agrees, we would lose our protection of those challenged patents.

In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants and advisors and any other third parties who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and drugs, without payment to us, or could limit the duration of the patent protection covering our technology and current or future product candidates. Such challenges may also result in our inability to manufacture or commercialize our current or future product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if they are unchallenged, our issued patents and our pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent patents we may own or in-license by developing similar or alternative technologies or drugs in a non-infringing manner. For example, a third party may develop a competitive drug that provides benefits similar to one or more of our current or future product candidates but that has a different composition that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our current or future product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our current or future product candidates could be negatively affected, which would harm our business.

Furthermore, even if we are able to issue patents with claims of valuable scope in one or more jurisdictions, we may not be able to secure such claims in all relevant jurisdictions, or in a sufficient number to meaningfully reduce competition. Our competitors may be able to develop and commercialize their products, including products identical to ours, in any jurisdiction in which we are unable to obtain, maintain, or enforce such patent claims.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, deadlines, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. We may miss a filing deadline for patent protection on these inventions.

The USPTO and foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after issuance of any patent. In addition, periodic maintenance fees, renewal fees, annuity fees and/or various other government fees are required to be paid periodically. While an inadvertent lapse can, in some cases, be cured by payment of a late fee, or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market with similar or identical products or platforms, which could have a material adverse effect on our business prospects and financial condition.

If we do not obtain patent term extension for our product candidates, our business may be materially harmed.

Depending upon the timing, duration and specifics of FDA marketing approval of our product candidates, one or more of our U.S. patents or those of our future licensors may be eligible for limited patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman Amendments). The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. A maximum of one patent may be extended per FDA approved product as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. Patent term extension may also be available in certain foreign countries upon regulatory approval of our product candidates. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially. Further, if this occurs, our competitors may take advantage of our investment in development and trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

If our trademarks and trade names for our products or company name are not adequately protected in one or more countries where we intend to market our products, we may delay the launch of product brand names, use different trademarks or tradenames in different countries, or face other potentially adverse consequences to building our product brand recognition.

Our trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. We intend to rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During the trademark registration process, we may receive Office Actions from the USPTO or from comparable agencies in foreign jurisdictions objecting to the registration of our trademark. Although we would be given an opportunity to respond to those objections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and/or to seek the cancellation of registered trademarks.

Opposition or cancellation proceedings may be filed against our trademark applications or registrations, and our trademark applications or registrations may not survive such proceedings. If we are unable to obtain a registered trademark or establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

If we are unable to adequately protect and enforce our trade secrets, our business and competitive position would be harmed.

In addition to the protection afforded by patents we may own or in-license, we seek to rely on trade secret protection, confidentiality agreements, and license agreements to protect proprietary know-how that may not be patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that may not be covered by patents. Although we require all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, trade secrets can be difficult to protect and we have limited control over the protection of trade secrets used by our collaborators and suppliers. We cannot be certain that we have or will obtain these agreements in all circumstances and we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information.

Moreover, any of these parties might breach the agreements and intentionally or inadvertently disclose our trade secret information and we may not be able to obtain adequate remedies for such breaches. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights and trade secrets to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition, results of operations and future prospects.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. If we choose to go to court to stop a third party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us.

Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. Although we require all of our employees to assign their inventions to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may initiate, become a defendant in, or otherwise become party to lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming, and unsuccessful.

Competitors may infringe any patents we may own or in-license. In addition, any patents we may own or in-license also may become involved in inventorship, priority, validity or unenforceability disputes. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, in an infringement proceeding, a court may decide that one or more of any patents we may own or in-license is not valid or is unenforceable or that the other party’s use of our technology that may be patented falls under the safe harbor to patent infringement under 35 U.S.C. § 271(e)(1). There is also the risk that, even if the validity of these patents is upheld, the court may refuse to stop the other party from using the technology at issue on the grounds that any patents we may own or in-license do not cover the technology in question or that such third party’s activities do not infringe our patent applications or any patents we may own or in-license. An adverse result in any litigation or defense proceedings could put one or more of any patents we may own or in-license at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

Post-grant proceedings provoked by third parties or brought by the USPTO may be necessary to determine the validity or priority of inventions with respect to our patent applications or any patents we may own or in-license. These proceedings are expensive and an unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. In addition to potential USPTO post-grant proceedings, we may become a party to patent opposition proceedings in the EPO, or similar proceedings in other foreign patent offices or courts where our patents may be challenged. The costs of these proceedings could be substantial, and may result in a loss of scope of some claims or a loss of the entire patent. An unfavorable result in a post-grant challenge proceeding may result in the loss of our right to exclude others from practicing one or more of our inventions in the relevant country or jurisdiction, which could have a material adverse effect on our business. Litigation or post-grant proceedings within patent offices may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

We may not be able to detect infringement against any patents we may own or in-license. Even if we detect infringement by a third party of any patents we may own or in-license, we may choose not to pursue litigation against or settlement with the third party. If we later sue such third party for patent infringement, the third party may have certain legal defenses available to it, which otherwise would not be available except for the delay between when the infringement was first detected and when the suit was brought. Such legal defenses may make it impossible for us to enforce any patents we may own or in-license against such third party.

Intellectual property litigation and administrative patent office patent validity challenges in one or more countries could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. As noted above, some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our current or future product candidates, if approved. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may be subject to damages or settlement costs resulting from claims that we or our employees have violated the intellectual property rights of third parties, or are in breach of our agreements. We may be accused of, allege or otherwise become party to lawsuits or disputes alleging wrongful disclosure of third-party confidential information by us or by another party, including current or former employees, contractors or consultants. In addition to diverting attention and resources to such disputes, such disputes could adversely impact our business reputation and/or protection of our proprietary technology.

The intellectual property landscape relevant to our product candidates and programs is crowded, and third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business. Our commercial success depends upon our ability to develop, manufacture, market and sell our current and future product candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including derivation, interference, reexamination, inter partes review and post grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We or any of our current or future licensors or strategic partners may be party to, exposed to, or threatened with, future adversarial proceedings or litigation by third parties having patent or other intellectual property rights alleging that our current or future product candidates and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. We cannot assure you that our current or future product candidates and other technologies that we have developed, are developing or may develop in the future do not or will not infringe, misappropriate or otherwise violate existing or future patents or other intellectual property rights owned by third parties. For example, many of our employees were previously employed at other biotechnology or pharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. We may also be subject to claims that patents and applications we have filed to protect inventions of our employees, consultants and advisors, even those related to one or more of our current or future product candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims.

While certain activities related to development and clinical testing of our current or future product candidates may be subject to safe harbor of patent infringement under 35 U.S.C. §271(e)(1), upon receiving FDA approval for such candidates we or any of our future licensors or strategic partners may immediately become party to, exposed to, or threatened with, future adversarial proceedings or litigation by third parties having patent or other intellectual property rights alleging that such product candidates infringe, misappropriate or otherwise violate their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our current or future product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our current or future product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our current or future product candidates, technologies or methods.

If a third party claims that we infringe, misappropriate or otherwise violate its intellectual property rights, we may face a number of issues, including, but not limited to:

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infringement, misappropriation and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business and may impact our reputation;

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substantial damages for infringement, misappropriation or other violations, which we may have to pay if a court decides that the product candidate or technology at issue infringes, misappropriates or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

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a court prohibiting us from developing, manufacturing, marketing or selling our current product candidate, including TNG908, or future product candidates, or from using our proprietary technologies, unless the third party licenses its product rights to us, which it is not required to do, on commercially reasonable terms or at all;

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if a license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products, or the license to us may be non-exclusive, which would permit third parties to use the same intellectual property to compete with us;

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redesigning our current or future product candidates or processes so they do not infringe, misappropriate or violate third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time; and

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there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

We may choose to challenge the patentability of claims in a third party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-exam, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third party’s patent in patent opposition proceedings in the EPO or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third party alleging that the patent may be infringed by our current or future product candidates or proprietary technologies.

Third parties may assert that we are employing their proprietary technology without authorization. Patents issued in the United States by law enjoy a presumption of validity that can be rebutted in U.S. courts only with evidence that is “clear and convincing,” a heightened standard of proof. There may be issued third-party patents of which we are currently unaware with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our current or future product candidates. Patent applications can take many years to issue. In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after their earliest priority filing date, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications covering our current or future product candidates or technology. If any such patent applications issue as patents, and if such patents have priority over our patent applications or patents we may own or in-license, we may be required to obtain rights to such patents owned by third parties which may not be available on commercially reasonable terms or at all, or may only be available on a non-exclusive basis. There may be currently pending third-party patent applications which may later result in issued patents that our current or future product candidates may infringe. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our current or future product candidates or other technologies, could be found to be infringed by our current or future product candidates or other technologies. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our current or future product candidates, molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our current or future product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be nonexclusive, thereby giving our competitors access to the same technologies licensed to us.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement, misappropriation or other violation against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our current or future product candidates, which could harm our business significantly.

We may be unable to obtain patent or other intellectual property protection for our current or future product candidates or our future products, if any, in all jurisdictions throughout the world, and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

We may not be able to pursue patent coverage of our current or future product candidates in all countries. Filing, prosecuting and defending patents on current or future product candidates in all countries throughout the world would be prohibitively expensive, and intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our current or future product candidates and in jurisdictions where we do not have any issued patents our patent applications or other intellectual property rights may not be effective or sufficient to prevent them from competing. Much of our patent portfolio is at the very early stage. We will need to decide whether and in which jurisdictions to pursue protection for the various inventions in our portfolio prior to applicable deadlines.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to pharmaceutical products, which could make it difficult for us to stop the infringement of any patents we may own or in-license or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any rights we may have in our patent applications or any patents we may own or in-license in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put any patents we may own or in-license at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents we may own or license that are relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

We may not obtain or grant licenses or sublicenses to intellectual property rights in all markets on equally or sufficiently favorable terms with third parties.

It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products, in which case we would be required to obtain a license from these third parties. The licensing of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. More established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to license such technology, or if we are forced to license such technology on unfavorable terms, our business could be materially harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected current or future product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

If we fail to comply with our obligations in any agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We may from time to time be party to license and collaboration agreements with third parties to advance our research or allow commercialization of current or future product candidates. Such agreements may impose numerous obligations, such as development, diligence, payment, commercialization, funding, milestone, royalty, sublicensing, insurance, patent prosecution, enforcement and other obligations on us and may require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing or limiting our ability to develop and commercialize products and technologies covered by these license agreements.

Any termination of these licenses, or if the underlying patents fail to provide the intended exclusivity, could result in the loss of significant rights and could harm our ability to commercialize our current or future product candidates, and competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to ours and we may be required to cease our development and commercialization of certain of our current or future product candidates. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property rights of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our current or future product candidates, and what activities satisfy those diligence obligations;

•	the priority of invention of any patented technology; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners.

In addition, the agreements under which we may license intellectual property or technology from third parties are likely to be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we may license prevent or impair our ability to maintain future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected current or future product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.

Any granted patents we may own or in-license covering our current or future product candidates or other valuable technology could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the USPTO and the EPO. A patent asserted in a judicial court could be found invalid or unenforceable during the enforcement proceeding. Administrative or judicial proceedings challenging the validity of our patents or individual patent claims could take months or years to resolve.

If we or our licensors or strategic partners initiate legal proceedings against a third party to enforce a patent covering one of our current or future product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of patentable subject matter, lack of written description, lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, in the process of obtaining the patent during patent prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in revocation or amendment to our patent applications or any patents we may own or in-license in such a way that they no longer cover our current or future product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, any rights we may have from our patent applications or any patents we may own or in-license, allow third parties to commercialize our current or future product candidates or other technologies and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our or our future licensors’ priority of invention or other features of patentability with respect to our patent applications and any patents we may own or in-license. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our current or future product candidates and other technologies. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our future licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our current or future product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and current or future product candidates.

Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. If we are unsuccessful in any such proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the current or future product candidates we may develop. The loss of exclusivity or the narrowing of our patent application claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our current or future product candidates.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act, or Leahy-Smith Act, signed into law on September 16, 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

In addition, the Leahy-Smith Act has transformed the U.S. patent system into a “first inventor to file” system. The first-inventor-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could harm our business, results of operations and financial condition.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to obtain patent protection for our proprietary technology or our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might subject us to infringement claims or adversely affect our ability to develop and market our current or future product candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the United States and abroad that is relevant to or necessary for the commercialization of our current or future product candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. As mentioned above, patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our current or future product candidates could have been filed by third parties without our knowledge. Additionally, identification of third-party patent rights that may be relevant to our operations is difficult because patent searching is imperfect due to, for example, differences in terminology among patents or incomplete databases. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our current or future product candidates or the use of our current or future product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our current or future product candidates. We may incorrectly determine that our current or future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our current or future product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our current or future product candidates.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, which may be significant, we may be temporarily or permanently prohibited from commercializing any of our current or future product candidates that are held to be infringing. We might, if possible, also be forced to redesign current or future product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not guarantee commercial success of current or future product candidates or other business activities. Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•	patent applications that we own or may in-license may not lead to issued patents;

•	patents, should they issue, that we may own or in-license, may not provide us with any competitive advantages, may be narrowed in scope, or may be challenged and held invalid or unenforceable;

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others may be able to develop and/or practice technology, including compounds that are similar to the chemical compositions of our current or future product candidates, that is similar to our technology or aspects of our technology but that is not covered by the claims of any patents we may own or in-license, should any patents issue;

•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

•	we, or our future licensors or collaborators, might not have been the first to make the inventions covered by a patent application that we own or may in-license;

•	we, or our future licensors or collaborators, might not have been the first to file patent applications covering a particular invention;

•	others may independently develop similar or alternative technologies without infringing, misappropriating or otherwise violating our intellectual property rights;

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our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

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third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such trade secrets or know-how;

•	we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

•	we may not develop or in-license additional proprietary technologies that are patentable; and

•	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

Risks Related to Government Regulation

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable regulatory approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants regulatory approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional nonclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign regulatory approval process involves all of the risks associated with FDA approval. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may intend to charge for our products will also be subject to approval.

We may seek priority review designation for one or more of our other product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.

If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review for our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.

We may seek orphan drug designation for certain of our product candidates, and we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.

As part of our business strategy, we may seek orphan drug designation for certain of our product candidates, and we may be unsuccessful. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug as an orphan drug if it is a product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population of 200,000 or more in the United States where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.

Similarly, in Europe, the European Commission, upon the recommendation of the EMA’s Committee for Orphan Medicinal Products, grants orphan drug designation to promote the development of drugs that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in Europe and for which no satisfactory method of diagnosis, prevention, or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for drugs intended for the diagnosis, prevention, or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in Europe would be sufficient to justify the necessary investment in developing the drug. In Europe, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers.

Generally, if a product with an orphan drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same product and indication for that time period, except in limited circumstances. The applicable period is seven years in the

United States and ten years in Europe. The European exclusivity period can be reduced to six years if a product no longer meets the criteria for orphan drug designation or if the product is sufficiently profitable so that market exclusivity is no longer justified.

Even if we obtain orphan drug exclusivity for one of our product candidates, that exclusivity may not effectively protect our product candidate from competition because different products can be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same product for the same condition if the FDA concludes that the later product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition or if another product with the same active moiety is determined to be safer, more effective, or represents a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a product nor gives the product any advantage in the regulatory review or approval process. While we may seek orphan drug designation for our product candidates, we may never receive such designations. Even if we do receive such designations, there is no guarantee that we will enjoy the benefits of those designations.

A breakthrough therapy designation and fast track designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development, regulatory review or approval process, and each designation does not increase the likelihood that any of our product candidates will receive regulatory approval in the United States.

We may seek a breakthrough therapy designation for some of our product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Products designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may seek fast track designation for some of our product candidates. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the sponsor may apply for fast track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.

Accelerated approval by the FDA, even if granted for our current or any other future product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive regulatory approval.

We may seek accelerated approval of our current or future product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, or IMM, that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA requires that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. These confirmatory trials must be completed with due diligence. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Even if we do receive accelerated approval, we may not experience a faster development or regulatory review or approval process, and receiving accelerated approval does not provide assurance of ultimate FDA approval.

The FDA, the EMA and other regulatory authorities may implement additional regulations or restrictions on the development and commercialization of our product candidates, and such changes can be difficult to predict.

The FDA, the EMA and regulatory authorities in other countries have each expressed interest in further regulating biotechnology products. Agencies at both the federal and state level in the United States, as well as the U.S. Congressional committees and other governments or governing agencies, have also expressed interest in further regulating the biotechnology industry. Such action may delay or prevent commercialization of some or all of our product candidates. Adverse developments in clinical trials of products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates. These regulatory review agencies and committees and the new requirements or guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory agencies and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shut downs, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business.

In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Separately, since March 2020 when foreign and domestic inspections were largely placed on hold due to the COVID-19 pandemic, the FDA has been working to resume routine surveillance, bioresearch monitoring and pre-approval inspections on a prioritized basis. The FDA has developed a rating system to assist in determining when and where it is safest to conduct prioritized domestic inspections and resumed inspections in China and India in early 2021. In April 2021, the FDA issued guidance for industry formally announcing plans to employ remote interactive evaluations, using risk management methods, to meet user fee commitments and goal dates. Should the FDA determine that an inspection is necessary for approval and an inspection cannot be completed during the review cycle due to restrictions on travel, and the FDA does not determine a remote interactive evaluation to be appropriate, the agency has stated that it generally intends to issue a complete response letter.

Further, if there is inadequate information to make a determination on the acceptability of a facility, the FDA may defer action on the application until an inspection can be completed. Additionally, as of March 18, 2021, the FDA noted it is continuing to ensure timely reviews of applications for medical products during the COVID-19 pandemic in line with its user fee performance goals and conducting mission critical domestic and foreign inspections to ensure compliance of manufacturing facilities with the FDA quality standards. However, the FDA may not be able to continue its current pace and approval timelines could be extended, including where a pre-approval inspection or an inspection of clinical sites is required and due to the COVID-19 pandemic and travel restrictions FDA is unable to complete such required inspections during the review period. In 2020, several companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications.

Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way health care is financed by both governmental and private insurers, and significantly impacted the U.S. biopharmaceutical industry. The ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. There have been many legal challenges to the ACA as well as legislative and regulatory modifications. There are also other initiatives at the federal and state level intended to contain healthcare costs by requiring manufacturers to provide greater discounts or by limiting the amount of government reimbursement for pharmaceutical products. We expect these changes to continue between now and the time we may launch a commercial product with uncertain consequences.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. In December 2018, the Centers for Medicare & Medicaid Services, or CMS, published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of the federal district court litigation regarding the method CMS uses to determine this risk adjustment. Since then, the ACA risk adjustment program payment parameters have been updated annually. We cannot predict what effect the healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA would have on our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional Congressional action is taken. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act, also known as the CARES Act, as well as subsequent legislation, these reductions have been suspended from May 1, 2020 through December 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.

Separately, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for newly approved products and, as a result, they may not cover or provide adequate payment for our product candidates. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

In addition, there have been several changes to the 340B drug pricing program, which imposes ceilings on prices that drug manufacturers can charge for medications sold to certain health care facilities. On December 27, 2018, the District Court for the District of Columbia invalidated a reimbursement formula change under the 340B drug pricing program, and CMS subsequently altered the Fiscal Years 2019 and 2018 reimbursement formula on specified covered outpatient drugs, or SCODs. The court ruled this change was not an “adjustment” which was within the Secretary’s discretion to make but was instead a fundamental change in the reimbursement calculation. However, most recently, on July 31, 2020, the U.S. Court of Appeals for the District of Columbia Circuit overturned the district court’s decision and found that the changes were within the Secretary’s authority. On September 14, 2020, the plaintiffs-appellees filed a Petition for Rehearing En Banc (i.e., before the full court), but was denied on October 16, 2020. It is unclear how these developments could affect covered hospitals who might purchase our future products and affect the rates we may charge such facilities for our approved products in the future, if any.

At the federal level, the Trump administration used several means to propose or implement drug pricing reform, including through federal budget proposals, executive orders and policy initiatives. For example, on July 24, 2020 and September 13, 2020, former President Trump announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. In response, the FDA released a final rule on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020 CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and will apply in all U.S. states and territories for a seven-year period beginning January 1, 2021 and ending December 31, 2027. The Interim Final Rule has not been finalized and is subject to revision and challenge. Additionally, on November 20, 2020, DHHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Implementation of the amendments to the discount safe harbor have been delayed until at least January 1, 2023. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, Congress has indicated that it will continue to seek new legislative measures to control drug costs.

Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payers. In addition, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control biopharmaceutical and biologic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. Additionally, we expect to experience pricing pressures in connection with the sale of any future approved product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.

Although we do not currently have any products on the market, once we begin commercializing our product candidates, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which we conduct our business. Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain regulatory approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain regulatory approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment of up to ten years, and exclusion from government healthcare programs. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers and formulary managers, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution;

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the federal civil and criminal false claims and civil monetary penalties laws, including the federal False Claims Act, or FCA, which imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false of fraudulent claim for purposes of the FCA;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program (e.g. public or private), or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the ACA, which require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to HHS information related to transfers of value made to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests of such physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which impose obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved products; and

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analogous state laws and regulations, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. Further, many state laws governing the privacy and security of health information in certain circumstances, differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including anticipated activities to be conducted by our sales team, were to be found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, we may be subject to penalties or other enforcement action if we fail to comply with regulatory requirements.

If the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, monitoring, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product. The FDA may also require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

•	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	imposition of a REMS which may include distribution or use restrictions;

•	requirements to conduct additional post-market clinical trials to assess the safety of the product;

•	clinical trial holds;

•	fines, warning letters or other regulatory enforcement action;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

European data collection is governed by restrictive regulations governing the use, processing and cross-border transfer of personal information.

In the event we decide to conduct clinical trials or continue to enroll subjects in our ongoing or future clinical trials, we may be subject to additional privacy restrictions. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the European Union, including personal health data, is subject to the EU General Data Protection Regulation, or GDPR. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities.

Laws and regulations governing any international operations we may have in the future may preclude us from developing, manufacturing and selling certain products outside of the United States and require us to develop and implement costly compliance programs.

If we expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our presence outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Risks Relating to Employee Matters and Managing Growth

Our future success depends on our ability to retain key executives and experienced scientists and to attract, retain and motivate qualified personnel.

We are highly dependent on many of our key employees and members of our executive management team as well as the other principal members of our management, scientific and clinical team. Although we have entered into employment letter agreements with certain of our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

Recruiting and retaining qualified scientific, clinical, manufacturing and sales and marketing personnel will also be critical to our success. The loss of the services of our executive officers or other key employees, including temporary loss due to illness, could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.

In particular, we have experienced a very competitive hiring environment in Cambridge, Massachusetts, where we are headquartered. Many of the other pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success with which we can discover and develop product candidates and our business will be limited.

We may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.

We rely on information technology systems that we or our third-party providers operate to process, transmit and store electronic information in our day-to-day operations. In connection with our product discovery efforts, we may collect and use a variety of personal data, such as names, mailing addresses, email addresses, phone numbers and clinical trial information. A successful cyberattack could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cyberattacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyberattacks could include wrongful conduct by hostile foreign governments, industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. A successful cyberattack could cause serious negative consequences for us, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we devote resources to protect our information systems, we realize that cyberattacks are a threat, and there can be no assurance that our efforts will prevent information security breaches that would result in business, legal, financial or reputational harm to us, or would have a material adverse effect on our results of operations and financial condition. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., HIPAA, as amended by HITECH), and international law (e.g., the GDPR) and may cause a material adverse impact to our reputation, affect our ability to conduct new studies and potentially disrupt our business.

We rely on our third-party providers to implement effective security measures and identify and correct for any such failures, deficiencies or breaches. If we or our third-party providers fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to our information technology systems, we or our third-party providers could have difficulty preventing, detecting and controlling such cyber-attacks and any such attacks could result in the losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenue or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Any failure by such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for us. If we are unable to prevent or mitigate the impact of such security or data privacy breaches, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business. By way of example, the California Consumer Privacy Act, or CCPA, which went into effect on January 1, 2020, creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. By way of example regarding foreign laws and regulations with respect to data privacy and security, the GDPR went into effect in the European Union in May 2018 and introduces strict requirements for processing the personal data of EU data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenue of the noncompliant company, whichever is greater.

If we or third-party CMOs, CROs or other contractors or consultants fail to comply with U.S. and international data protection laws and regulations, it could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of August 31, 2021, we had 86 full-time employees. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly as we function as a public company and in the areas of product development, regulatory affairs and, if any of our product candidates receives regulatory approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

Risks Related to Our Common Stock

Our executive officers, directors, principal stockholders and their affiliates own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Based on our common stock outstanding as of August 31, 2021, our executive officers, directors and their affiliates and our principal stockholders beneficially held, in the aggregate, approximately 40% of our outstanding voting stock. These stockholders, acting together, would be able to significantly influence all matters requiring stockholder approval. For example, these stockholders would be able to significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. These stockholders may have interests, with respect to their common stock, that are different from those of other investors and the concentration of voting power among these stockholders may have an adverse effect on the price of our common stock. In addition, this concentration of ownership might adversely affect the market price of our common stock by delaying, deferring or preventing a change of control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. See “Security Ownership Of Certain Beneficial Owners and Management” for more information regarding the ownership of our outstanding common stock by our executive officers, directors, principal stockholders and their affiliates.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Sections 382 and 383 of the Internal Revenue Code, as amended, or the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in the ownership of its equity over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. We have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of shifts in our stock ownership, some of which are outside our control. As of December 31, 2020, we had federal net operating loss carryforwards of approximately $41.0 million, and our ability to utilize those net operating loss carryforwards could be limited by an “ownership change” as described above, which could result in increased tax liability to us. We have not yet conducted a study to assess whether a change of control has occurred as a result of the Business Combination. A study will be conducted in the near term. If we experience a change of control, as defined by Section 382 of the Code, as a result of the Business Combination or otherwise, utilization of net operating loss carryforwards or research and development tax credit carryforwards could be subject to an annual limitation under Sections 382 and 383 of the Code, as applicable. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Moreover, our ability to utilize our net operating loss carryforwards or credits is conditioned upon our attaining profitability and generating U.S. federal and state taxable income. As a result, the amount of the net operating loss and tax credit carryforwards presented in our financial statements could be limited and may expire unutilized. Federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 will not be subject to expiration. However, any such net operating loss carryforwards may only offset 80% of our annual taxable income in taxable years beginning after December 31, 2020. There is also a risk that due to regulatory changes, such as suspensions on the use of net operating loss carryforwards or other unforeseen reasons, our existing net operating loss carryforwards could expire or otherwise be unavailable to offset future income tax liabilities, including for state tax purposes. In future years, if and when a net deferred tax asset is recognized related to our net operating loss carryforwards, the changes in the carryforward/carryback periods as well as the new limitation on use of net operating loss carryforwards may significantly impact our valuation allowance assessments for net operating loss carryforwards generated after December 31, 2017. For these reasons, we may not be able to utilize some portion of our net operating loss carryforwards, none of which are currently reflected on our balance sheet, even if we attain profitability.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•	a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;

•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;

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a requirement that special meetings of the stockholders may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons;

•	advance notice requirements for stockholder proposals and nominations for election to our board of directors;

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a requirement that no member of our board of directors may be removed from office by our stockholders except for cause and then, in addition to any other vote required by law, only upon the approval of not less than 66 2/3% of all outstanding shares of our capital stock then entitled to vote in the election of directors;

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supermajority voting requirements to amend our bylaws by stockholder action (unless our board recommends that our stockholders approve such amendment(s)) and to amend specific provisions of our certificate of incorporation; and

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the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval, which preferred stock may include rights superior to the rights of the holders of common stock.

These anti-takeover provisions and other provisions in our certificate of incorporation and bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or the DGCL, or our certificate of incorporation or bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. We refer to the foregoing provision in this prospectus as the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our bylaws further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. We refer to such provision in this prospectus as the Federal Forum Provision. Our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

The Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.

Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as Trade Laws, prohibit companies and their employees, agents, clinical research organizations, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Our employees, principal investigators, CROs and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk that our employees, principal investigators, CROs and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We intend to adopt, prior to the completion of the Business Combination, a code of conduct applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock.

Our stock price is likely to be volatile. The stock market in general, and the market for biopharmaceutical companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock. The market price for our common stock may be influenced by many factors, including:

•	the success of competitive products or technologies;

•	advancement of our preclinical programs, such as our targeted oncology programs, into clinical testing;

•	results of clinical trials of our product candidates or those of our competitors;

•	regulatory or legal developments in the United States and other countries;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	the level of expenses related to any of our programs and product candidates or preclinical and clinical development programs;

•	the results of our efforts to discover, develop, acquire or in-license additional product candidates or products;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	general economic, industry and market conditions; and

•	the other factors described in this “Risk Factors” section.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and the Nasdaq Stock Market, or Nasdaq, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are not able to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. If one or more of the analysts covering our business downgrade their evaluations of our stock or publish inaccurate or unfavorable evaluations of our company or our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock or fail to publish reports covering our company regularly, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline. In addition, if we are the subject of negative publicity, whether from an analyst, academic, industry group or the general or financial press, our stock price may decline.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile. The stock market in general, and Nasdaq and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

General Risk Factors

Comprehensive tax reform legislation could adversely affect our business and financial condition.

The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws (including in response to the COVID-19 pandemic) or tax rulings, or changes in interpretations of existing laws, could cause us to be subject to additional income-based taxes and non- income taxes (such as payroll, sales, use, value-added, digital tax, net worth, property, and goods and services taxes), which in turn could materially affect our financial position and results of operations. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs, as well as the costs of our products, if approved. As we expand the scale of our business activities, any changes in the U.S. taxation of such activities may increase our effective tax rate and harm our business, financial condition, and results of operations.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. For example, in 2008, the global financial crisis caused extreme volatility and disruptions in the capital and credit markets and the current COVID-19 pandemic has caused significant volatility and uncertainty in U.S. and international markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including, weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

An active trading market for our common stock may not be sustained, and you may not be able to resell your shares at the price you paid.

Although our common stock is listed on the Nasdaq Capital Market, an active trading market for our shares may not be sustained. In the absence of an active trading market for our common stock, investors may be unable to sell their shares.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of Common Stock may be sold by the Selling Securityholders under this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of New Tango as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of New Tango for six months ended June 30, 2021 and for the year ended December 31, 2020 present the combination of the financial information of BCTG and Tango, after giving effect to the Business Combination, PIPE Financing and related adjustments described in the accompanying notes. BCTG and Tango are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the PIPE Financing, are referred to herein as New Tango.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Business Combination and PIPE Financing as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination and PIPE Financing as if they were completed on June 30, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, the audited and unaudited historical financial statements of each of BCTG and Tango and the notes thereto, and the disclosures contained in this prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Tango’s financial condition or results of operations would have been had the Business Combination and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Tango. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. We believe that our assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the transactions based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined information contained herein incorporates the results of BCTG’s public stockholders having elected to redeem their shares of BCTG common stock for cash upon the approval of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

	(A) Tango Historical	(B) BCTG Historical	Transaction Accounting Adjustments		PIPE Transaction Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$50,902	$583	$147,963	3(a)	$179,077	3(a)	$378,525
Marketable securities	147,452	—	—		—		147,452
Accounts receivable	2,000	—	—		—		2,000
Prepaid expenses and other current assets	1,707	151	—		—		1,858

Total current assets	202,061	734	147,963		179,077		529,835
Property and equipment, net	4,397	—	—		—		4,397
Operating lease right-of-use assets, net	6,988	—	—		—		6,988
Restricted cash	2,279	—	—		—		2,279
Cash and investments held in trust account	—	166,815	(166,815)	3(b)	—		—
Other assets	1,515	—	(1,489)	3(b)			26

Total assets	$217,240	$167,549	$(20,341)		$179,077		$543,525

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,242	$26	$—		$—		$5,268
Accrued expenses and other current liabilities	6,434	293	(587)	3(c)	—		6,140
Operating lease liabilities	1,047	—	—		—		1,047
Deferred revenue	24,500	—	—		—		24,500
Accrued income taxes	—	1	(1)	3(c)	—		—
Franchise tax payable	—	35	(35)	3(c)	—		—

Total current liabilities	37,223	355	(623)		—		36,955
Operating lease liabilities, net of current portion	6,384	—	—		—		6,384
Deferred underwriting commissions	—	5,836	(5,836)	3(d)	—		—
Deferred revenue, net of current portion	118,742	—	—		—		118,742

Total liabilities	162,349	6,191	(6,459)		—		162,081
Redeemable convertible preferred stock (Series A, B, and B-1)	166,534	—	(166,534)	3(d)	—		—
Common stock subject to redemption	—	156,358	(156,358)	3(d)	—		—
Stockholders’ equity (deficit):
Common stock	15	1	(8)	3(d)	2	3(a)	10
Additional paid-in capital	8,040	6,126	307,891	3(d)	179,075	3(a)	501,132
Accumulated other comprehensive income	2	—	—		—		2
Accumulated deficit	(119,700)	(1,127)	1,127	3(d)	—		(119,700)

Total stockholders’ equity (deficit)	(111,643)	5,000	309,010		179,077		381,444

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$217,240	$167,549	$(20,341)		$179,077		$543,525

Pro Forma notes

(A)	Derived from the unaudited condensed consolidated balance sheet of Tango as of June 30, 2021.
(B)	Derived from the unaudited condensed consolidated balance sheet of BCTG as of June 30, 2021.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share amounts)

	(A) Tango Historical	(B) BCTG Historical	Transaction Accounting Adjustments		Pro Forma Combined
Collaboration revenue	$24,539	$—	$—		$24,539
Operating expenses:
Research and development	34,079	—	—		34,079
General and administrative	7,097	925	51	4(a)	8,073
Administrative expenses — related party	—	60	—		60
Franchise tax expense	—	51	(51)	4(a)	—

Total operating expenses	41,176	1,036	—		42,212

Loss from operations	(16,637)	(1,036)	—		(17,673)
Other income (expense):
Interest earned on investments held in trust account	—	32	(32)	4(b)	—
Interest income	208	—	—		208
Other income (expense), net	(117)	—	—		(117)

Total other income, net	91	32	(32)		91

Net loss before income taxes	(16,546)	(1,004)	(32)		(17,582)
Provision for income taxes	(53)	—			(53)	4(d)

Net loss attributable to common stockholders — basic and diluted	$(16,599)	$(1,004)	$(32)		$(17,635)

Weighted average shares outstanding	14,214,543	16,675,000
Basic and diluted net loss per share	$(1.17)	$—
Weighted average shares outstanding, or Founder Shares	—	4,702,250
Basic and diluted net loss per share, Founder Shares	$—	$(0.21)
Weighted average shares outstanding	—	—			86,435,024	4(c)
Weighted average common shares outstanding — basic and diluted	$—	$—			$(0.20)	4(c)

Pro Forma notes

(A)	Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of Tango for the six months ended June 30, 2021.
(B)	Derived from the unaudited condensed consolidated statement of operations of BCTG for the six months ended June 30, 2021.

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share amounts)

	(A) Tango Historical	(B) BCTG Historical	Transaction Accounting Adjustments			Pro Forma Combined
Collaboration revenue	$7,656	$—	$—			$7,656
Operating expenses:
Research and development	49,991	—	—			49,991
General and administrative	9,865	109	32	4	(a)	10,006
Administrative expenses — related party	—	40	—			40
Franchise tax expense	—	32	(32)	4	(a)	—

Total operating expenses	59,856	181	—			60,037

Loss from operations	(52,200)	(181)	—			(52,381)
Other income (expense):
Interest earned on investments held in trust account	—	65	(65)	4	(b)	—
Income tax expense	—	(7)	7	4	(b)	—
Interest income	108	—	—			108
Other income (expense), net	120	—	—			120

Total other income, net	228	58	(58)			228

Net loss attributable to common stockholders — basic and diluted	$(51,972)	$(123)	$(58)			$(52,153)

Weighted average shares outstanding	11,461,011	16,675,000
Basic and diluted net loss per share	$(4.53)	$—
Weighted average shares outstanding, or Founder Shares	—	4,212,127
Basic and diluted net loss per share, Founder Shares	$—	$(0.04)
Weighted average shares outstanding	—	—				86,435,024	4(c)
Weighted average common shares outstanding — basic and diluted	$—	$—				$(0.60)	4(c)

Pro Forma notes

(A)	Derived from the audited consolidated statement of operations and comprehensive loss of Tango for the year ended December 31, 2020.
(B)	Derived from the audited statement of operations of BCTG for the period from inception through December 31, 2020.

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Merger

On August 10, 2021, Tango consummated the Business Combination pursuant to the Merger Agreement. Upon the closing of the Business Combination, Merger Sub merged with and into Tango, with Tango as the surviving company in the Merger. Upon the closing of the Business Combination, BCTG changed its name to “Tango Therapeutics, Inc.”

Pursuant to the terms and conditions of the Merger Agreement, the aggregate consideration paid to Tango equity holders upon the closing of the Merger was 55,000,000 shares of New Tango common stock. Subsequent to the closing of the Business Combination, BCTG consummated the private placement of 18,610,000 shares of New Tango common stock at $10.00 per share, for aggregate gross proceeds of $186.1 million, under the PIPE Financing.

The following represents the aggregate merger consideration paid to Tango equity holders upon the consummation of the Business Combination:

(in thousands, except share and per share amounts)	Purchase price	Shares Issued
Share consideration to Tango(a)(b)	$550,000	55,000,000

(a)	The value of common stock issued to Tango included in the consideration is reflected at $10.00 per share as defined in the Merger Agreement.
(b)

The total 55,000,0000 consideration shares to be issued for all outstanding Tango common and preferred stock includes underlying unvested and/or unexercised stock options of 6,406,197 and excludes unissued options of 1,191,103. These amounts are based on Tango’s outstanding shares as of June 30, 2021 and the exchange ratio of 0.340 at the effective time of the Business Combination.

As of the effective time of the Business Combination, the conversion ratio was 0.340. The closing conversion ratio was calculated in accordance with the methodology and procedures set forth in the Merger Agreement, and was announced by BCTG through a Current Report on Form 8-K filing with the SEC four business days prior to the special meeting of BCTG’s stockholders.

The following summarizes the unaudited pro forma common stock outstanding immediately after giving effect to the consummation of the Business Combination and PIPE Financing transactions:

	Common Stock Outstanding
	Shares	%
BCTG public stockholders	15,635,785	18.1%
Less redemption of BCTG redeemable shares	(1,106,814)	(1.3)%
BCTG Sponsor and Directors and advisors	4,702,250	5.4%

Total BCTG	19,231,221	22.2%
Tango(A)	48,593,803	56.3%
PIPE Shares	18,610,000	21.5%

Total Shares Outstanding (excluding certain Tango shares)	86,435,024	100.0%
Tango-Remaining Consideration Shares(A)	6,406,197

Total Shares (including certain Tango shares)	92,841,221

(A)

Total consideration issued to Tango was $550.0 million or 55,000,000 shares ($10 per share price). The total shares issued included Tango common and preferred stock plus shares underlying unvested stock options. Accordingly, the consideration shares outstanding at the closing of the Business Combination was adjusted to exclude the portion of consideration shares that remained unvested and/or unexercised at the closing of the Business Combination. The Tango-Remaining Consideration Shares reflect a conversion ratio of 0.340. Tango shares are presented as of June 30, 2021.

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of BCTG and Tango has been adjusted to give effect to the transaction accounting adjustments of the Business Combination and the PIPE Financing and certain other adjustments to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described herein.

The Business Combination is being accounted for as a reverse recapitalization because Tango has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances:

•	The pre-combination equity holders of Tango holding the majority of voting rights in New Tango;

•	The pre-combination equity holders of Tango having the right to appoint the majority of the directors on New Tango’s board of directors;

•	Senior management of Tango comprising the senior management of New Tango; and

•	Operations of Tango comprising the ongoing operations of New Tango.

Under the reverse recapitalization accounting model, the Business Combination is being treated as Tango issuing stock for the net assets of BCTG, with no goodwill or intangible assets recorded.

The unaudited pro forma condensed combined financial information reflects all BCTG’s public stockholders that exercised redemption rights with respect to their public shares. A total of 1,106,814 shares were redeemed for an aggregate redemption value of approximately $11.1 million. The resulting redemption scenario still provided BCTG with cash at closing of the Business Combination of greater than the minimum requirement of $300.0 million pursuant to the Merger Agreement.

New Tango expects to enter into new equity awards with its employees after the consummation of the Business Combination. The terms of these new equity awards have not been finalized and remain subject to change. Accordingly, no effect has been given in the unaudited pro forma condensed combined financial information for the new awards.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the transaction accounting adjustments as any change in the deferred tax balance would be offset by an increase in the valuation allowance given Tango incurred significant losses during the historical period presented.

Note 3 — Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

Pro Forma transaction accounting adjustments

(a)	Represents the impact of the Business Combination on the cash balance of the Combined Entity. The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)	Note	Pro Forma Cash
BCTG cash held in Trust Account	(1)	$166,815
Payment to redeeming BCTG Stockholders	(2)	(11,073)
Payment of other Business Combination transaction costs	(3)	(7,779)

Excess cash to balance sheet from Business Combination		$147,963
PIPE—BCTG Sponsor	(4)	25,000
PIPE—Tango Stockholders	(4)	42,500
Other PIPE Investors	(4)	118,598
Payment of PIPE Financing transaction costs	(5)	(7,021)

Excess cash to balance sheet from PIPE transaction		$179,077

Total excess cash to balance sheet from Business Combination and PIPE Financing		$327,040

(1)	Represents the amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination at closing of the Business Combination.
(2)

Represents payment of the redemption value for the 1,106,814 shares of restricted investments that were redeemed by BCTG stockholders from the trust account prior to the consummation of the Business Combination.

(3)

Represents payment of the estimated Business Combination transaction costs of $9.2 million. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital. As of June 30, 2021, $2.0 million in transaction costs have been incurred, of which $0.6 million remains unpaid.

(4)	Represents the issuance, from the PIPE Financing, to certain investors of 18,610,000 shares of New Tango common stock at a price of $10.00 per share.
(5)	Represents payment of the estimated PIPE Financing transaction costs of $7.0 million. As of June 30, 2021, no PIPE Financing transaction costs had been incurred or paid.
b)	Represents release of the restricted investments and cash held in the BCTG trust account upon consummation of the Business Combination (See Note 3(a)(1)).
c)

To reclass less than $0.1 million of historical BCTG franchise tax payable and accrued income tax to the accrued expenses and other current liabilities account of New Tango. Also reflective of the $0.6 million decrease of accrued transaction expenses with a corresponding decrease to additional paid in capital.

d)

The following table represents the impact of the Business Combination and PIPE Financing on the number of shares of BCTG common stock and represents the total stockholders’ deficit after giving effect to all redemptions by BCTG stockholders:

(in thousands)	Note	Transaction Accounting Adjustment
Reclassification of historical redeemable stock of BCTG to common stock	(1)	$156,356
Payment to redeeming BCTG Stockholders	(2)	(11,073)
Par value of consideration shares issued for all outstanding Tango common and preferred stock	(3)	(5)
Elimination of historical redeemable convertible preferred stock of Tango	(4)	166,549
Elimination of historical accumulated deficit of BCTG	(5)	(1,127)
Elimination of historical deferred IPO costs of BCTG	(6)	5,836
Payment of other Business Combination transaction costs	(7)	(8,645)

Pro Forma additional paid-in capital adjustment		$307,891

(1)

To reflect the recapitalization of BCTG through the contribution of all historically outstanding common stock subject to redemption of BCTG to Tango and the issuance of 15,712,245 shares of Tango common stock to BCTG stockholders. The unaudited pro forma condensed combined balance sheet reflects the adjustment as a reclassification to additional paid in capital and the difference to common stock.

(2)

Represents payment of the redemption value for the 1,106,814 shares of restricted investments that were redeemed by preferred shareholders from the trust account prior to the consummation of the Business Combination.

(3)

To reflect the $0.001 par value impact on additional paid in capital pursuant to the 55,000,0000 consideration shares issued for all outstanding Tango common and preferred stock and includes underlying unvested and/or unexercised stock options of 6,406,197 and excludes unissued options of 1,191,103. These amounts are based on Tango’s outstanding shares as of June 30, 2021 and the exchange ratio of 0.340 at the effective time of the Business Combination.

(4)

To reflect the automatic conversion of all outstanding shares of Tango redeemable convertible preferred stock immediately prior to the effective time of the Business Combination. The adjustment reflects the derecognition of the carrying value of the Tango redeemable convertible preferred stock of $166.5 million. The unaudited pro forma condensed combined balance sheet reflects the adjustment as a reclassification to additional paid in capital and the difference to common stock.

(5)	To reflect the elimination of the accumulated deficit of BCTG.
(6)

Represents the settlement of $5.8 million of deferred underwriting commissions incurred during BCTG’s initial public offering that were contractually due upon completion of the Business Combination as Business Combination transaction costs are shown gross within note (7) below.

(7)

Represents payment of the estimated Business Combination transaction costs of $9.2 million. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital. As of June 30, 2021, $0.6 million in transaction costs had been incurred and remained unpaid.

Note 4 — Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 are as follows:

Pro Forma transaction accounting adjustments

a)	To reclass historical BCTG franchise tax expense to general and administrative expenses of New Tango.

b)	To eliminate interest earned on the Trust Account which was released upon closing of the Business Combination.

c)	Presentation of the pro forma basic and diluted net loss per share amounts. See Note 6 — Net Loss Per Share for additional details.

d)

New Tango is expected to be a tax-paying entity in 2021 due to taxable deferred revenue from the Gilead collaboration that is partially offset by the utilization of federal and state net operating losses and federal and state tax credits. However, the Company has historically been loss-making.

Note 5 — Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

Pro Forma transaction accounting adjustments

a)	To reclass historical BCTG franchise tax expense to general and administrative expenses of New Tango.

b)	To eliminate interest income, and the related income tax expense from interest income, earned on the Trust Account which were released upon closing of the Business Combination.

c)	Presentation of the pro forma basic and diluted net loss per share amounts. See Note 6 — Net Loss Per Share for additional details.

Note 6 — Net Loss Per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and PIPE Financing, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Financing have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared for the six months ended June 30, 2021:

Six Months Ended June 30, 2021 (in thousands, except share and per share data)
Pro forma net loss	$(17,635)
Weighted average shares outstanding — basic and diluted	86,435,024
Net loss per share — basic and diluted	$(0.20)
Pro Forma weighted average shares calculation — basic and diluted
BCTG public stockholders	15,635,785
Less BCTG Stockholder redemptions	(1,106,814)
BCTG Sponsor and Directors and advisors	4,702,250

Total	19,231,221
Tango(1)	48,593,803
PIPE Shares	18,610,000

Pro Forma weighted average shares outstanding — basic and diluted(2)	86,435,024

(1)

Excludes 6,406,197 Tango consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options). Includes 93,107 unvested Tango consideration restricted stock awards that are expected to vest prior to the effective time of the Business Combination. Total consideration to be issued to Tango is $550.0 million or 55,000,000 shares ($10 per share price). The total shares to be issued includes all issued and outstanding Tango common and preferred stock plus shares underlying unvested stock options. Accordingly, the weighted average pro forma shares outstanding at closing of the Business Combination has been adjusted to exclude the portion of consideration shares that will be unvested and/or unexercised at the closing of the Business Combination and are therefore not included in the calculation of weighted average shares outstanding as the impact is anti-dilutive.

(2)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Tango stock options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying these instruments include 6,406,197 Tango consideration shares for unvested and/or unexercised stock options.

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and PIPE Financing, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Financing have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2020:

Year Ended December 31, 2020 (in thousands, except share and per share data)
Pro forma net loss	$(52,153)
Weighted average shares outstanding — basic and diluted	86,435,024
Net loss per share — basic and diluted	$(0.60)
Pro Forma weighted average shares calculation — basic and diluted
BCTG public stockholders	15,635,785
Less BCTG Stockholder redemptions	(1,106,814)
BCTG Sponsor and Directors and advisors	4,702,250

Total	19,231,221
Tango(1)	48,593,803
PIPE Shares	18,610,000

Pro Forma weighted average shares outstanding — basic and diluted(2)	86,435,024

(1)

Excludes 6,405,747 Tango consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options). Includes 256,793 unvested Tango consideration restricted stock awards that are expected to vest prior to the effective time of the Business Combination. Total consideration to be issued to Tango is $550.0 million or 55,000,000 shares ($10 per share price). The total shares to be issued includes all issued and outstanding Tango common and preferred stock plus shares underlying unvested stock options. Accordingly, the weighted average pro forma shares outstanding at the closing of the Business Combination has been adjusted to exclude the portion of consideration shares that will be unvested and/or unexercised at the closing of the Business Combination and are therefore not included in the calculation of weighted average shares outstanding as the impact is anti-dilutive.

(2)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Tango stock options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share. Shares underlying these instruments include 6,405,747 Tango consideration shares for unvested and/or unexercised stock options.

BUSINESS

Overview

We are a precision oncology company leveraging our state-of-the-art target discovery platform to identify novel targets and develop new drugs directed at tumor suppressor gene loss in defined patient populations with high unmet medical need. Tumor suppressor gene loss remains a largely untouched target space specifically because these genetic events cannot be directly targeted. Empowered by recent advances in CRISPR technology, we are now able to employ a unique functional genomics approach and apply the principles of synthetic lethality to target the loss of specific tumor suppressor genes at scale. We believe this will result in establishing a sustainable pipeline optimized to deliver meaningfully clinical benefit to patients. Our novel small molecules are designed to be selectively active in cancer cells with specific tumor suppressor gene loss, killing those cancer cells while being relatively inert in normal cells. We also are extending this target space beyond the classic, cell-autonomous effects of tumor suppressor gene loss to include the discovery of novel targets that reverse the effects of tumor suppressor gene loss that prevent the immune system from recognizing and killing cancer cells (immune evasion). We believe this approach will provide the ability to deliver the deep, sustained target inhibition necessary for prolonged tumor regression and meaningful clinical benefit as a result of the unique ability of synthetic lethal targeting to spare normal cells. We believe our approach also opens possibilities of histology-agnostic treatments for patients harboring specific genome alternations, regardless of cancer type, in cases where a specific tumor suppressor gene loss is common to more than one subgroup of cancers.

Our target discovery and drug development process, which is clinically oriented and guided by patient-focused cancer genetics to produce innovative therapies, can be summarized by the following fundamental elements:

•

A singular focus on precision oncology from target discovery through clinical development. By identifying a target patient population, defining the tumor suppressor gene loss that characterizes those patients’ cancers and using in vitro and in vivo models that mimic the genetics of those cancer cells in our discovery platform, we concentrate discovery and clinical development paths on treatments for those patients most likely to derive meaningful clinical benefit from each new molecule.

•

Deep expertise linking cancer genetics to novel target discovery. We have built a state-of-the-art discovery engine, based on multiple optimized CRISPR systems, advanced functional genomics and a proprietary cloud-based computational biology platform, which we refer to as TANDEM, for sophisticated analysis of our genetic and functional data, enabling integration of target biology with specific genetic alterations in cancer cells.

•

A versatile drug discovery approach. We employ our hit-finding and medicinal chemistry expertise to identify tractable chemical matter and solve high resolution crystal structures for our novel targets as the basis for designing potent, selective molecules with the precise mechanism of action required by the target biology.

•

A unique ability to bring precision medicine to immuno-oncology. Through our rigorous focus on cancer genetics, we have identified critical links between tumor suppressor gene loss and the ability of tumor cells to evade killing by the immune system causing immune evasion. That knowledge powers our approach to reverse the tumor-intrinsic immune evasion mechanisms driven by specific tumor suppressor gene loss in cancer cells. We plan to design clinical trials that combine the efficiency and success of genetic patient selection with a novel approach to reversing tumor-intrinsic immune evasion, which we believe could mitigate the known drawbacks of clinical trials lacking a patient selection strategy.

Our first product candidate, TNG908, is a potent, selective, synthetic lethal, small molecule inhibitor of protein arginine methyltransferase 5, or PRMT5, designed to work selectively in cancer cells with an-methylthioadenosine phosphorylase, or MTAP, deletion. MTAP-deletion occurs in approximately 10% to 15% of all human tumors, including many common cancers with high unmet need such as squamous cell lung, esophageal and bladder cancer, creating a significant therapeutic opportunity for patients. The challenge of non-synthetic lethal PRMT5 inhibitors in treating cancer is that they kill rapidly growing normal cells (bone marrow cells in particular) as effectively as cancer cells and therefore the dose needed to kill cancer cells often cannot be achieved without endangering patients. To address this problem, we designed TNG908 to be selectively active (synthetic lethal) in cancer cells that have a deletion of MTAP, which is not present in normal cells. MTAP encodes the enzyme that degrades 5’-deoxy-5’-methylthioadenosine, or MTA, an intrinsic inhibitor of PRMT5. Deletion of MTAP is not tumor-promoting by itself but occurs as a “passenger” with deletion of the tumor suppressor gene CDKN2A. As the normal function of MTAP is to degrade MTA, MTAP deletion results in marked accumulation of MTA in cancer cells. This increase in MTA results in partial PRMT5 inhibition, creating a vulnerability that is not sufficient alone to kill tumor cells but makes them more susceptible to PRMT5 inhibition than normal cells. As PRMT5 is an essential gene, treatment with a PRMT5 inhibitor like TNG908 is sufficient to cause cancer cell death without killing normal cells. However, treatment with a non-selective PRMT5 inhibitor kills cancer cells and normal cells at approximately the same exposure, markedly limiting potential efficacy. This difference in mechanism of inhibition occurs because TNG908 binds much more efficiently to the PRMT5-MTA complex, so the increased MTA levels in MTAP-deleted cancer cells make TNG908 more potent in MTAP-deleted cancer cells than in normal cells. In our preclinical studies, TNG908 has demonstrated 15-fold greater potency in MTAP-deleted cancer cells versus normal cells. This unique selectivity of TNG908 for MTAP-deleted cancer cells allows for the near-complete and sustained inhibition of PRMT5 needed to induce tumor cell death while sparing normal cells, including bone marrow cells which is likely responsible for the dose-limiting toxicity of non-synthetic lethal PRMT5 inhibitors currently in clinical development. In our preclinical studies, TNG908 demonstrated selectivity for MTAP-deleted tumors, anti-tumor effects in vitro and in vivo, and pharmacokinetics that, if approved, support its potential to be a highly differentiated synthetic lethal PRMT5 inhibitor. We plan to file an IND application for TNG908 in the fourth quarter of 2021 and initiate a Phase 1/2 clinical trial in the first half of 2022.

Our second product candidate has the potential to be a highly differentiated small molecule inhibitor of ubiquitin-specific protease 1, or USP1, a synthetic lethal target for BRCA1-mutant breast, ovarian and prostate cancer. USP1 has the potential to treat a patient population that is comparable in size to approximately half of the patient population for poly (ADP-ribose) polymerase, or PARP, inhibitors that are effective against cancers with BRCA1 and BRCA2 mutations. BRCA1 mutations are present in approximately 15% of ovarian cancer, 5% of breast cancer, and 1% of prostate cancer. In vitro and in vivo preclinical data demonstrate potent anti-tumor activity with a lead series compound used as a single agent. Preclinical data further demonstrate that USP1 inhibition is synergistic with PARP inhibition in BRCA1 mutant cancer cell lines and murine xenograft models, providing the basis for the future clinical trials of a USP1 inhibitor both as a single agent and in combination with PARP inhibitors in BRCA1-mutant breast, ovarian and prostate cancer. We anticipate advancing a clinical candidate and filing an IND for this program in 2022.

Our third program, an undisclosed target (Target 3), exploits our platform developed to find synthetic lethal targets that reverse the immune evasion effects of tumor suppressor gene loss, in this case serine-threonine kinase 11, or STK11, loss-of-function mutations. STK11 loss-of-function mutations are present in approximately 20% of non-small cell lung cancers. Using our proprietary target discovery platform, we identified STK11 as a tumor suppressor gene responsible for mediating cancer cell resistance to immunotherapy when deleted (immune evasion) and then identified a novel drug target (Target 3) that reverses this effect when inhibited in preclinical studies. We expect the clinical development plan for this inhibitor in STK11-mutant lung cancer to be the first to combine the power of genetically-based patient selection and checkpoint inhibitor therapy. We anticipate advancing a clinical candidate for this target into IND-enabling studies in the second half of 2022 and filing an IND in 2023.

In October 2018, we entered into a collaboration agreement with Gilead Sciences Inc., or Gilead, and this collaboration was expanded in August 2020, or the Gilead Agreement. Our immune evasion platform is the foundation for our collaboration with Gilead. Under the Gilead Agreement, we and Gilead collaborate to identify and develop novel immune evasion targets by leveraging our proprietary functional genomics-based discovery platform. To date, Gilead has licensed two of our programs and has research-extended two programs. Our collaboration with Gilead excludes our lead program, PRMT5, as well as USP1 and our undisclosed target (Target 3) in STK11-mutant cancers. We retain the right to identify and validate targets outside the scope of our collaboration with Gilead, which includes all cell autonomous targets except those discovered in immune evasion contexts, and to develop and commercialize products directed to such targets on our own or in collaboration with third parties. See “— Collaboration and License Agreements — Collaboration and License Agreement with Gilead Sciences” for additional information.

Our Pipeline

We are leveraging the power and productivity of our discovery engine to discover and validate multiple novel targets each year. Our growing pipeline consists of discovery programs for multiple cancer types with limited treatment options. Our pipeline is summarized in the table below:

Our Strategy

We are pioneering novel approaches to the discovery and development of innovative precision oncology therapies. We leverage the following core strategic components, enabling bold thinking in pursuit of transformative therapies for patients with cancer:

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Advance TNG908, the first PRMT5 inhibitor scheduled to enter the clinic that is synthetic lethal with MTAP deletion, into the clinic in multiple indications with high unmet need. TNG908, our PRMT5 inhibitor, is currently in IND-enabling studies. We plan to file an IND in the fourth quarter of 2021 and initiate a Phase 1/2 clinical trial in the first half of 2022.

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Advance our USP1 inhibitor program into clinical development in multiple BRCA1-mutant cancer types. We discovered USP1 as a strong synthetic lethal target for BRCA1 loss of function. We are developing a potent, potentially differentiated molecule for the treatment of BRCA1-mutant breast, ovarian and prostate cancer. We plan to file an IND in 2022 and expect this molecule to have both single agent activity in PARPi-naïve and PARPi-resistant BRCA1 mutant cancers and to synergize with PARP inhibitors. As with PARP inhibitors, it may be possible to define additional sensitive patient populations based on the mechanism of action of USP1 inhibition.

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Bring the first immunotherapy program within genetically-defined patients into the clinic in STK11-mutant lung cancer. Using our innovative discovery platform, we identified and validated STK11 as a tumor suppressor gene that, when inactivated causes immune evasion, manifested clinically as checkpoint inhibitor resistance. We are pioneering the development of treatments that reverse STK11-loss mediated immune evasion. We anticipate advancing a clinical candidate for our first immune evasion target into IND-enabling studies in the second half of 2022 and filing an IND in 2023.

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Discover and drug the next generation of precision oncology targets. We are growing our drug discovery pipeline with potentially innovative and differentiated discovery programs for multiple common genetically defined cancers. Based on evidence from multiple datasets that hundreds of synthetic lethal pairs remain to be discovered, we believe that our target discovery engine will continue to fuel our drug discovery pipeline for the foreseeable future. Based on the productivity of our discovery platform, we plan to file one new IND every 12 to 18 months and have multiple targets in discovery stage.

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Opportunistically evaluate and maximize the value of our strategic collaboration to bring more medicines to patients, accelerate development timelines and explore combination therapy approaches for our product candidates. Through our collaboration with Gilead, we can validate and develop multiple immune evasion targets, producing more potential drug targets than we can independently develop by accessing the expanded capabilities and global development reach of a large company. We will consider additional collaborations that could maximize the value of our pipeline through the evaluation of our product candidates in combination with compounds owned by third parties and/or through collaborations that allow us to leverage the existing infrastructure of other companies.

Our Corporate History and Team

We have assembled an experienced team of experts in genetics, drug discovery and precision oncology to leverage synthetic lethality as a key principle of our strategy. Our Chief Executive Officer and co-founder, Barbara Weber, MD, is a board-certified medical oncologist and was a Professor of Medicine and Genetics at the University of Pennsylvania, where she was involved in the identification and characterization of BRCA1 and BRCA2, led a clinical and translational research program in cancer genetics and developed the foundational concepts on which we were founded. Moving to industry in 2005, she led early oncology clinical development at GlaxoSmithKline and then Novartis, where she oversaw the filing of more than 80 INDs. She also spearheaded the early development of ceritinib that led to registration of that drug from the Phase I trial. Dr. Weber joined Third Rock Ventures in 2015 as a Venture Partner, where she played a major role in the formation of Relay Therapeutics and Neon Therapeutics (later acquired by BioNTech). She created and led the formation of Tango Therapeutics, Inc. and launched the Company in 2017. Alan Huang Ph.D., our Chief Scientific Officer, also played a leading role in the creation of our company, specifically developing the ground-breaking concept of immune evasion driven by tumor suppressor gene loss. He brings 14 years of oncology translational research, target discovery and drug development experience from his years at Millennium Pharmaceuticals (acquired by Takeda) and Novartis, where he led oncology translational research. Dr. Huang oversaw the laboratory-based efforts supporting the Novartis Oncology portfolio and played a leadership role in establishing the foundation of project DRIVE, a large-scale functional genomics screen platform, as well as the Cancer Cell Line Encyclopedia project, a large external genomic collaboration with The Broad Institute.

We have world-class founders now acting as our scientific advisors, a skilled and experienced management team, and a knowledgeable board of directors with deep expertise in oncology, drug development, clinical operations, and company creation. Alan Ashworth, Ph.D., a scientific founder of our company, was a leader in the discovery of the BRCA2 gene and discovered that PARP inhibitors are synthetic lethal with BRCA1 and BRCA2 mutations. Nobel prize-winner William Kaelin, MD, also a scientific founder, was among the first to describe synthetic lethality in human cancers and has utilized high throughput screens to identify synthetic lethal gene pairs to known, cancer-associated mutations. Scientific founders Antoni Ribas, MD, Ph.D. professor of medicine, professor of surgery, and professor of molecular and medical pharmacology at the University of California Los Angeles is an internationally recognized translational oncology researcher as was Jose Baselga, MD, Ph.D., former head of oncology R&D at AstraZeneca, at the time of his passing in March 2021. Of note, Dr. Ribas was the first to discover inactivating mutations in cancer genes that result in checkpoint inhibitor resistance.

We received gross proceeds of $352.9 million upon the closing of the Business Combination and PIPE Financing in August 2021. Prior to the Business Combination, our operations were funded primarily with gross proceeds of $166.9 million received through the sale and issuance of preferred stock to a strong syndicate of investors, including Third Rock Ventures, Boxer Capital, Casdin Capital, Cormorant Asset Management and Gilead.

BACKGROUND

Cancer Treatment Landscape

Cancer is a disease of the genome, and almost all cancers have multiple genetic lesions that must be addressed to develop curative combination therapies. One view of the hallmarks of cancer suggests that targeting oncogenic drivers, tumor suppressor gene loss and the underlying mechanisms by which cancer cells evade immune destruction are the minimum that will be required for cures. The first wave of precision therapies for cancer focused on drugging gene products that are activated by genetic alterations (oncogenes) in specific cancer types and has resulted in many important drugs for a wide range of cancer types. Precision medicines targeting activated oncogenes are available to an increasing number of cancer patients, but despite these very significant advances most patients still receive treatment that includes various chemotherapy regimens and/or radiation. Although chemotherapy provides significant clinical benefit to many patients, cytotoxic mechanisms that affect normal and cancer cells equally limit the dose of treatments that can be safely given to patients and therefore limit the efficacy of many drugs. There is an urgent need to develop precise, effective, and well-tolerated drugs that selectively target unique cancer genetic dependencies without damaging or killing normal cells.

Precision Medicine and Synthetic Lethality

As hundreds of thousands of human cancers have now been characterized by deep genome sequencing, it is believed that sequence-based discovery of oncogenes druggable with conventional approaches has been largely exhausted, and any remaining undiscovered activating mutations occur at very low frequency (less than 1%). Many other genetic drivers of cancer have been well-characterized but have not been directly targeted due to their molecular structure (undruggable oncogenes) or functional loss (tumor suppressor genes). Tumor suppressor gene loss remains a largely untouched target space specifically because these genetic events cannot be directly targeted. Functional genomic screening provides an avenue to overcome these challenges and identify novel drug targets that may lead to the next wave of drugs needed for the large majority of cancer patients with advanced disease who do not currently survive their diagnoses.

The numerous cancer genome projects that resulted from the advances of the Human Genome Project, as well as systems biology studies using functional genomics technologies (such as RNA interference and CRISPR-Cas9 gene editing), have enabled us to better understand and study cancer based on genetic alterations, rather than by histology and tumor type or tissue of origin. The genetic alterations cataloged by these large-scale cancer genome sequencing efforts include deletions and/or inactivating mutations in almost all human cancer types. Activating mutations in oncogenes have been successfully drugged with multiple inhibitors for HER2 amplification,

BCR-ABL translocation, and EGFR and BRAF mutations as well as many others. However, as shown in Figure 1 below, druggable oncogenes represent only a portion of the many genetic alterations that drive the formation of cancers.

Figure 1: Targeting tumor suppressor gene loss directly is not possible because they are deleted or inactivated, and the immune evasion effects of tumor suppressor gene loss has only recently been described. We are using the concept of synthetic lethality to address the unmet medical need of these large groups of patients characterized by tumor suppressor gene loss and activation of immune evasion genes.

Activated oncogenes are the “gas pedals” in cancer development and tumor suppressor genes are the “brakes”. Tumor suppressor gene loss is a central mechanism by which normal cells lose the ability to regulate key protective cellular functions as they undergo malignant transformation. Many tumor suppressor genes have been well-characterized, such as TP53, RB1, and BRCA1, but tumor suppressor gene loss is undruggable, as the function or presence of the genes themselves are lost.

Identification of druggable synthetic lethal partners is currently the only way of targeting the functional loss of tumor suppressor genes in cancer.

Synthetic lethality, initially described in Drosophila (fruit flies) in the 1930s, is classically defined as the setting in which inactivation of either of two genes individually has little effect on cell viability, but the loss of function of both genes simultaneously leads to cell death. In cancer, the concept of synthetic lethality has been extended to pairs of genes where one is inactivated by a genetic alteration and the other is inhibited pharmacologically. While genetic alterations give rise to the development of cancer, they also create a unique vulnerability that can be exploited therapeutically. Biologically, such vulnerability can be the inability of cancer cells to respond to a specific signal, such as DNA damage or cell cycle arrest, or the inability to remodel chromatin or to maintain cellular homeostasis. The unique advantage of a synthetic lethal approach to cancer therapy is that normal cells are not vulnerable to the synthetic lethal drug target and are largely unaffected at drug doses where the relevant cancer cells are selectively killed. The recent success of PARP inhibitors in BRCA-mutant breast, ovarian and prostate cancers is the first clinical example of using synthetic lethality to target tumor suppressor gene loss.

Given the potentially large number of synthetic lethal interactions in the human genome, discovery of synthetic lethal pairs amenable to drug discovery requires a functional genomic approach. We exploit multiple CRISPR technologies to identify synthetic lethal “hits” in cell line panels and in vivo models with loss of a specific tumor suppressor gene and matched as closely as possible to models that retain wild-type, or WT, function of the tumor suppressor gene. “Hits” from these screens are potential synthetic lethal drug targets, and the patient population expected to benefit from inhibiting these targets is defined by the genetic alteration of the tumor suppressor gene being interrogated.

Synthetic Lethality and Novel Target Discovery

Tumor suppressor gene loss of function is a feature of virtually all human cancers — it is a driver of tumorigenesis of equal importance to oncogene activation — and synthetic lethality provides a powerful framework for developing precision therapeutics that are functionally linked to the loss of specific tumor suppressor genes.

Hundreds of tumor suppressor genes have been described and well-studied. Our internal analyses, supported by published data from the Sanger Institute and other institutions, suggests that there are hundreds of synthetic lethal partner genes for tumor suppressor genes that remain to be discovered which are potential cancer drug targets. As noted above, the first clinically validated example is the PARP-BRCA1/2 synthetic lethal interaction. PARP inhibitors are effective in patients with inactivated tumor suppressor genes BRCA1 and BRCA2, as first described by one of our founders, Alan Ashworth, and summarized in Figure 2 below. Notably, the first PARP inhibitor received FDA approval in 2016 and this class of molecules is now a multi-billion-dollar market benefiting thousands of patients annually that is projected to become an $8.0 billion market by 2027.

Figure 2. PARP inhibitors selectively kill these BRCA1/2 mutant cancer cells while largely sparing the normal cells. Therefore, these synthetic lethality targets inherently can offer a wide therapeutic index.

By exploiting the genetic principle of synthetic lethality, our novel molecules lead to selective killing of cancer cells, while being relatively inert in normal cells. We believe that this approach will deliver on the promise of precision medicine to bring more new treatments to the right patients with effective, tolerable drugs for key drivers of cancer, that have heretofore of necessity been ignored in precision oncology.

Tumor Suppressor Gene Loss and Immune Evasion

The classic definition of synthetic lethality applies to events in cancer cells themselves that result in cell death (“cell autonomous” events), but a synthetic lethal target discovery approach can be adapted to identify druggable targets that do not kill cancer cells directly, but rather attract immune cells to destroy them. While a wide variety of mechanisms have been postulated by which cancer cells attain the ability to “hide” from the immune system

(immune evasion), including immune editing, T cell exhaustion and an inhibitory microenvironment, important drivers of immune evasion likely come at least in part from the cancer cell itself. However, the genetics of tumor-intrinsic immune evasion have only recently begun to be described, and no drug targets with the potential to reverse this hallmark of cancer have yet been publicly disclosed.

The remarkable clinical activity of immunotherapies, specifically checkpoint inhibitors that help the immune system kill cancer cells, underscores the value of identifying tumor suppressor gene loss that is linked to immune evasion, whereby tumor cells escape destruction by the immune system. We are using the concept of synthetic lethality to address the unmet medical need of this large group of patients by identifying novel immune evasion genes that (i) are activated by tumor suppressor gene loss and (ii) the effects of which can be reversed through inhibition with a small molecule as illustrated in Figure 3 below. In the first step, we perform an in vivo CRISPR-based screen using immune cell-mediated cell killing as the readout. This first step allows us to identify tumor suppressor genes linked to immune evasion. For the second step, we repeat the in vivo CRISPR screen in animals with an intact immune system looking for potential drug targets that reverse the immune evasion effects of the tumor suppressor gene deletion.

Figure 3. Discovery of novel drug targets that reverse the immune evasion effects of tumor suppressor gene loss requires two sequential in vivo CRISPR-based screens. In the first screen, a CRISPR library of several hundred known tumor suppressor genes is transfected into a syngeneic mouse tumor model, and tumor growth is measured under conditions of increasing immune pressure. “Hits” from this context discovery screen are tumor suppressor genes that are enriched in tumors that grow well even when exposed to anti-PD1 treatment. In the second screen, a CRISPR library of potential drug targets is introduced in a syngeneic mouse tumor model with and without a deletion of the tumor suppressor gene of interest and genes that when knocked out reverse the immune evasion effect of the known tumor suppressor gene are potential drug targets.

OUR APPROACH

Unmasking Vulnerabilities in Cancer to Deliver the Next Generation of Targeted Therapies

We were founded on the tenet that tumor suppressor gene loss is a largely unmet target discovery and drug development opportunity. Our target discovery engine, leveraging synthetic lethality with state-of-the-art CRISPR screening, is designed to identify novel drug targets for cancer types with specific tumor suppressor gene loss. We are using this approach to discover synthetic lethal drug targets that pair with specific tumor suppressor gene loss in multiple cancer types that have limited treatment options. Moreover, we plan to use the tumor suppressor gene loss as a patient selection marker for clinical trial enrollment to ensure we are enrolling the patients most likely to benefit from each new drug candidate. We believe this approach should enable efficient clinical development and increase the probability of success with maximum clinical benefit for the patient.

We believe our expertise, capabilities, and experience differentiate us from others and will enable the rapid development of impactful new cancer treatments by:

•	Defining the genetic context of patient subgroups with specific tumor suppressor gene loss;

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Identifying synthetic lethal targets that are selectively active in specific genetic contexts by using cell line and animal models that reflect the patient genomics in our CRISPR-based target discovery platform;

•	Discovering and optimizing molecules with superior biological and innovative chemical properties; and

•	Selecting patients for clinical trials using the cancer genetic context employed during target discovery as patient selection biomarkers to maximize enrollment of the patients most likely to respond.

We are disciplined about adhering to this four-step approach to discovering novel synthetic lethal targets, rigorously validating them, discovering molecules optimized for potency and selectivity for cancer cells and designing genetically driven clinical trials.

Figure 4. By anchoring our target discovery in the cancer genomic profile of patients with high unmet need, we are using our functional genomics platform to systematically identify the optimal synthetic lethal target that addresses the unique genetic weaknesses inherent to the cancer cells. Once the synthetic lethal interaction for the genetic alteration/target pair has been validated using multiple model systems, we then develop innovative and/or differentiated small molecule inhibitors and match the treatment to the right patient using the genetic alteration as the patient-selection biomarker inherent to that cancer type.

Target and Drug Discovery

Step 1: Patient genomics. The first step in each target discovery effort is to define the genetic background of the cancer type of interest, which ultimately becomes the patient selection strategy. For this, we prioritize genetic alterations and tumor types with high unmet medical need. We concentrate on target classes that are druggable with small molecules (or antibodies for cell surface targets if they arise), minimizing drug discovery risk present in emerging areas, for example protein degradation or protein:protein interaction disruption, and accelerating preclinical development timelines.

Step 2: Synthetic lethal targets. CRISPR is a powerful tool that we use for in vitro and in vivo target discovery and validation. We continue to refine and enhance our capabilities for CRISPR — Cas for gene-editing. In our target discovery screens, we begin with a clinically relevant genetic alteration (tumor suppressor gene loss) that confers defined characteristics, for example, enhanced growth or the ability to avoid immune cell killing causing immune evasion. We then use CRISPR-based gene editing to systematically knock out every gene in a CRISPR library and, using cell viability as a functional readout, to determine which genes may be a synthetic lethal partner with the original mutation or deletion. Our CRISPR libraries vary in size from 200-300 genes for in vivo screening to 5,000 genes for our druggable genome library and 20,000 genes for our whole exome library. Choice of library varies by model system being used and the specific experimental design. Our state-of-the-art CRISPR “toolbox” extends beyond optimized CRISPR-cutting and-mediated knockdown (CRISPRi) systems into sophisticated, optimized combinatorial systems.

A unique feature of our toolbox is our in vivo CRISPR screening capability, essential for discovery of immune evasion targets, and a T cell and cancer cell co-culture system that markedly increases the speed and productivity of immune-oncology target discovery and validation. Exploiting our immune evasion platform, we have evaluated approximately 200 tumor suppressor genes for their ability to induce resistance to checkpoint inhibitors when deleted using in vivo syngeneic mouse tumor models with an intact immune system. Once a tumor suppressor gene has been linked to an immune evasion effect, we use CRISPR gene editing tools to generate multiple relevant isogenic tumor models for target discovery. These isogenic models are engineered pairs of cancer cell lines that differ from each other only by the presence or absence of the tumor suppressor gene loss being evaluated. This approach allows us to systematically interrogate potential drug targets for their ability to reverse immune evasion. Our novel undisclosed target (Target 3), a chemically tractable enzyme for reversing immune evasion in STK11-mutant cancers, is an example. This program has the potential to be the first immuno-oncology program for a genetically defined patient population that currently derives minimal benefit from immune checkpoint inhibitor therapy.

We also have identified synthetic lethal targets using our proprietary computational biology platform, Tango Cancer Dependency Map, or TANDEM, which brings deep computing, machine-learning, and statistical power to our target discovery capabilities. TANDEM enables in silico analyses of public data for both discovery efforts and target validation and allows for strong clinical hypothesis validation. In addition to analyzing our internally derived data, TANDEM integrates carefully curated genetic and genomic data from the massive external databases generated by the Broad Institute, the Sanger Institute, and the U.S. National Cancer Institute (The Cancer Genome Atlas).

Sophisticated Drug Discovery

Step 3: Right molecule. Our genetics and cancer biology expertise is complemented by deep drug discovery expertise incorporating chemistry hit finding, biochemistry, structural biology, chemical biology, computational and medicinal chemistry to identify novel chemical space from large diversity libraries and/or with rational design. We utilize multiple hit-finding approaches for each target to maximize our probability of success and identify the best possible chemical space, including high-throughput biochemical screening of our proprietary 500,000 compound diversity library, as well as other approaches including fragment-based, DNA-encoded library technology, and state-of-the art virtual screenings to identify unique chemical starting points. Of note, our drug discovery accomplishments to date include being the first, we believe, to discover an MTA-cooperative PRMT5 inhibitor, inhibitors for a novel exonuclease, sub-nanomolar inhibitors to a second methyltransferase with a previously unknown role in immune evasion and selective inhibitors for a kinase with a very close structural paralog, any one of which would be a substantive achievement on its own.

Our novel target discovery engine and drug discovery expertise are rooted in the fundamental knowledge of cancer genetics and driven by the vision of a leadership team with decades of experience and accomplishments in precision oncology. Our team has deep expertise in the necessary scientific disciplines of cell biology, functional genomics, CRISPR technology, computational biology, and in vivo pharmacology using both conventional (CDX) and patient-derived (PDX) xenograft models. Our senior scientists lead the design and execution of experiments in close collaboration with our external partners for in vivo mouse modeling, absorption, distribution, metabolism and excretion (ADME), pharmacokinetics and pharmacodynamic analysis (PK/PD), process chemistry, scale-up and toxicology.

Our target discovery platform generates multiple targets of interest, which we validate and prioritize for drug discovery based on the strength of the synthetic lethal interaction, tractability of the target, unmet medical need and the ability to select patients with a fixed genetic alteration. With this powerful platform, we are growing our drug discovery pipeline with a balance of potential innovative and differentiated discovery programs for multiple common genetically defined cancer subtypes. Based on the evidence that hundreds of context-specific synthetic lethal pairs remain to be discovered, we expect our highly productive target discovery engine to feed our novel drug discovery pipeline for the foreseeable future and underlies our goal of generating one new IND every 12 to 18 months.

Clinical Development

Step 4: Right patient. All of our clinical trials will focus on selected patient populations that have the genetic alteration (usually tumor suppressor gene loss) that drove target discovery to increase the probability of maximum therapeutic impact. For example, as our lead program PRMT5 inhibitor is synthetic lethal with MTAP deletion, we will select patients with MTAP-deleted tumors using next-generation sequencing, or NGS, or immunohistochemistry, or IHC. As there is the potential to see significant responses across multiple tumor types, we will investigate both histology-specific and histology-agnostic study cohorts, the latter providing a path to tumor agnostic approval if supported by the data. We also will evaluate rare cancer-types where there are no current approved treatments, for example malignant peripheral nerve sheath tumors, or MPNST, that may allow for an expedited orphan drug registration path. Lastly, for immune evasion targets, we will select patients with resistance to checkpoint inhibitors as well as the genetic alteration of interest, for example STK11 mutations for our undisclosed immune evasion target (Target 3), which would bring genetic patient selection to immuno-oncology for the first time.

OUR PROGRAMS

TNG908

Overview

Our lead development candidate, TNG908, is a potent and selective oral small molecule inhibitor of PRMT5 that is synthetic lethal with MTAP deletion. We believe this interaction is one of the strongest and most prevalent synthetic lethal interactions in human cancers and represents a subset of synthetic lethality termed collateral lethality. Collateral lethality occurs when a “passenger” gene adjacent to a tumor suppressor gene is lost along with the “driver” gene. In this case, MTAP is the “passenger” and is frequently co-deleted with the “driver” CDKN2A gene (p16). The interaction occurs because MTAP-deleted cells accumulate high levels of the PRMT5 inhibitory co-factor MTA. As a result, PRMT5 is partially inhibited in MTAP-deleted cells, making those cells more sensitive than normal cells to further pharmacological inhibition of PRMT5 activity. We believe this dependency provides the potential for a large therapeutic window for PRMT5 inhibitors in patients with MTAP-deleted tumors, given that normal cells (without MTAP deletion) are largely spared, potentially limiting toxicity and allowing for deep and sustained target inhibition in normal cells.

Taking advantage of this unique interaction between PRMT5 inhibition and MTAP deletion requires a specific mechanism of inhibition called MTA cooperativity. Our lead molecule, TNG908, binds cooperatively with MTA to inhibit PRMT5 function by blocking access to the PRMT5 active site for both protein substrates and the activating PRMT5 co-factor S-adenosyl-L-methionine, or SAM. This MTA-cooperative mechanism of inhibition selectively inhibits PRMT5 in tumor cells that have lost MTAP (MTAP-null) while being relatively inert in normal cells without MTAP deletion (MTAP WT). We believe TNG908 is currently the most advanced MTA-cooperative PRMT5 inhibitor in development and is differentiated from all clinical PRMT5 inhibitors based on this mechanism as illustrated in Figure 5 below.

Figure 5. MTA-cooperative PRMT5 inhibition is required for synthetic lethality with MTAP. PRMT5 catalyzes the transfer of a methyl group from SAM to protein substrates. All clinical PRMT5 inhibitors function by competing with SAM or protein substrates and are not synthetic lethal with MTAP. TNG908 inhibition of PRMT5 is enhanced by the presence of MTA which is present in marked excess in MTAP-null cells.

We are developing TNG908 for the treatment of patients with solid tumors with MTAP deletion, which occurs in 10% to 15% of all human tumors, including many commonly occurring cancers with high unmet need such as squamous cell lung, esophageal and bladder cancer. In pre-clinical studies, TNG908 has demonstrated 15-fold selectivity for MTAP-null cancer cells over MTAP WT normal cells, anti-tumor effects in vitro and in vivo, and pharmacokinetics that support its potential to be a leading PRMT5 inhibitor if approved. We anticipate filing an IND application for this program in the fourth quarter of 2021.

PRMT5 mechanism of action

PRMT5 is a protein arginine methyltransferase that modifies multiple proteins involved in essential cellular processes such as RNA splicing, cell cycling, cell death, and metabolic signaling, by adding a methyl group to substrate proteins. The function of many of these proteins is critical for growth and viability of both normal and cancer cells. In preclinical models, PRMT5 inhibition has been shown to cause cancer cell death and suppress tumor growth. PRMT5 inhibitors in clinical development have been shown to cause tumor regressions in some patients, and a complete response in one instance; however, none are selective for MTAP deletion, and all have a narrow therapeutic window that limits the amount of drug that can be administered without cytotoxic effects on bone marrow cells and therefore limits therapeutic efficacy.

MTA-cooperative PRMT5 inhibition as a novel mechanism with synthetic lethality in cancers with MTAP-deletion

PRMT5 methylates target proteins by removing a methyl group from SAM and transferring that methyl group to a specific residue on target proteins. This methyl modification, or “mark”, alters the function of the target protein, thereby regulating the cell processes for which the protein is important.

The function of PRMT5 is regulated in several ways, including by the endogenous inhibitor MTA. MTA directly competes with SAM for binding to the active site in PRMT5 but does not have a methyl donor, thus when present inhibits PRMT5 function.

In normal, non-cancerous cells, MTA is degraded by the enzyme MTAP. When MTAP is lost in cancer cells intracellular MTA is elevated, but, importantly, MTA is not elevated in adjacent normal cells. TNG908 is a

PRMT5 inhibitor that requires a cooperative interaction with MTA to bind to and inhibit PRMT5. As a result, TNG908 selectively kills MTAP-null tumor cells with high MTA levels while sparing normal cells (MTAP-WT).

Figure 6. Schematic of PRMT5 and MTAP functions.

MTAP-deletion frequency in multiple solid tumors

A partial deletion of chromosome 9p21, driven by loss of the tumor suppressor gene CDKN2A, is the most common homozygous deletion in human cancer. MTAP is immediately adjacent to CDKN2A and is lost along with it in 80-90% of tumors, thus MTAP is one of the most commonly deleted genes across all cancer types. Based on The Cancer Genome Atlas, or TCGA, data, there are at least 15 cancer types where MTAP loss occurs in more than 10% of patients, including 10% of non-squamous non-small cell lung cancer, or NSCLC, 20% of squamous NSCLC, 25% of bladder cancer and 30% to 50% of MPNSTs. Given that we believe this is a large and important opportunity for patients with cancer, we have multiple preclinical efforts ongoing to support the development of TNG908, our lead product candidate, clinical combinations therapies, resistance mechanisms and next generation inhibitors that we are designing to be more potent and selective for MTAP deletion.

Figure 7. The frequency of MTAP deletion across tumor types as determined from analysis of TCGA

Limitations of Existing PRMT5 Inhibitors

PRMT5 has long been a therapeutic target of interest for cancer given its role in regulating multiple essential cellular functions. Initial efforts to target PRMT5 focused on making inhibitors that compete with or cooperate with SAM, the co-factor and methyl donor which is necessary for PRMT5 to modify its various substrates. Clinical trials of these existing PRMT5 inhibitors have demonstrated some clinical efficacy, supporting the potential for PRMT5 inhibition to have meaningful clinical benefits for patients. However, all existing inhibitors equally suppress PRMT5 in both tumor and normal cells, resulting in a very narrow therapeutic index with similar cytotoxic effects on cancer and normal cells. PRMT5 and SAM are required in every tissue and cell type, and we believe PRMT5 inhibition with a SAM cooperative or competitive approach is likely to have substantial on-target, dose limiting toxicity in normal cells, which limits therapeutic efficacy. Furthermore, a strategy to select patients likely to benefit from these non-selective PRMT5 inhibitors has yet to be elucidated.

Figure 8. TNG908 has a unique mechanism of action that is distinct from existing PRMT5 inhibitors.

Our differentiated approach with TNG908

TNG908 is distinct from existing PRMT5 inhibitors because of its mechanism of binding cooperatively with MTA. This mechanism allows TNG908 to inhibit PRMT5 selectively in MTAP-deleted tumor cells with high intracellular MTA levels while preserving normal cells. We believe this mechanism of action should give TNG908 a large therapeutic index when used in patients selected for MTAP-null tumors. While several PRMT5 inhibitors are in clinical development, they are not selective for MTAP-null cancer cells and their ability to inhibit PRMT5 to the level needed to kill cancer cells is reduced by on-target, dose-limiting bone marrow toxicity.

Our MTA-cooperative PRMT5 inhibitor discovery effort began with a high-throughput screen of a large chemical diversity library designed to identify small molecules that preferentially inhibit PRMT5 in the presence of MTA. We subsequently solved the crystal structure of PRMT5 with inhibitor bound using novel compounds we designed, enabling routine use of structure-based drug design to facilitate efficient design of novel, increasingly potent and selective MTA-cooperative PRMT5 inhibitors.

We compared the potency and selectivity of our development candidate TNG908 and the clinical PRMT5 inhibitor, GSK3326595, in a panel of 162 cancer cell lines representing non-small cell lung cancer, bladder cancer, pancreatic cancer, cancers of the central nervous system, leukemia and lymphoma. TNG908 demonstrated significant MTAP-selective inhibition of viability, while GSK3326595 showed no selectivity for MTAP-null cell lines over MTAP-WT.

Figure 9. TNG908 inhibits viability selectively in MTAP-null cancer cell lines. Cellular viability was determined in a panel of 162 cancer cell lines treated for seven days with either TNG908 or GSK3326595. Cell lines are color-coded by MTAP-status as indicated, and the maximal viability effect (% Amax) is plotted on the y-axis.

Further validation of our approach to selectively target MTAP-null cancer cells was achieved in vivo. Xenograft models differing only in MTAP status (MTAP-WT or MTAP-null) were treated TNG908. PRMT5 symmetrically di-methylates specific arginine residues, or SDMA, of its substrate proteins, a modification that can be detected by specific antibodies and a direct measurement of PRMT5 activity that can be quantified by intracellular SDMA-modified protein levels.

Consistent with the inhibitory effects of MTA accumulation caused by MTAP-deletion, PRMT5 activity was reduced in MTAP-null tumors at baseline relative to MTAP-WT tumors. When tumor-bearing mice were dosed with TNG908, >90% PRMT5 inhibition was observed in the MTAP-null tumors while PRMT5 inhibition in MTAP-WT tumors remained above the threshold for lethality.

Figure 10. TNG908 selectively inhibits PRMT5 in MTAP-null cancer in vivo. HCT116 MTAP-isogenic xenograft models were generated by deleting endogenous MTAP to create an MTAP-null cell line. Tumor-bearing mice were dosed with TNG908 or vehicle at the indicated dose levels. SDMA-modified protein levels were determined by immunoblot analysis on tumors harvested eight hours after the last dose.

Preclinical data summary

TNG908 was discovered with high-throughput screening of over 500,000 compounds using a biochemical assay designed to identify MTA-cooperative inhibitors. The discovery of TNG908, an MTA-cooperative inhibitor, was achieved through a structure-guided optimization, with over 150 x-ray crystal structures generated and good physicochemical properties prioritized during this effort.

TNG908 is highly selective for PRMT5 against a panel of 38 methyltransferases at 10 µM, showing that TNG908 does not affect other biological processes regulated by this family of enzymes at concentrations well above the predicted clinical efficacious dose. TNG908 has excellent drug-like properties and is easily formulated in standard conditions for oral dosing in preclinical and clinical studies. Pharmacokinetic properties of TNG908 indicate high passive permeability with moderate clearance and bioavailability in preclinical species. Allometric scaling was performed to predict human pharmacokinetics and resulted in an estimated effective human dose of 500 mg twice-daily (BID).

To determine the cellular potency and selectivity of TNG908 in MTAP-null tumors, we developed assays using engineered isogenic cancer cell lines that differ only by the presence or absence of MTAP. To determine pharmacodynamic potency and selectivity, a HAP1 MTAP-isogenic cell line pair was treated with TNG908 for 24 hours and PRMT5 activity was measured by SDMA quantification. TNG908 inhibits PRMT5 in the MTAP-null HAP1 cell line with an IC50 of 5 nM, with marked selectivity over the MTAP-WT cell line. See representative data in Figure 11 below.

Figure 11. PRMT5 inhibition by TNG908 is dose-dependent and MTAP-selective.

In vitro in-cell western data demonstrating dose-dependent reduction of SDMA levels after 24 hours of TNG908 treatment in HAP1 MTAP-isogenic cancer cell lines.

For comparison, PRMT5 inhibitors that are currently in clinical development, and are not MTA-cooperative, have not demonstrated MTAP-selective PRMT5 inhibition, as summarized in the table below. These data show that TNG908 is MTAP-selective, and that its activity is on-target.

Figure 12. TNG908 is differentiated from clinical PRMT5 inhibitors in its ability to inhibit PRMT5 selectively in MTAP-null cells. Average IC50s from in vitro SDMA in-cell western assay.

PRMT5 activity is required for cellular viability, likely due to its role as a regulator of transcriptional activity, cell cycle control, spliceosome assembly and other essential cellular processes. As TNG908 potently inhibited PRMT5 in an MTAP-selective manner, we investigated whether TNG908 also inhibits viability in an MTAP-selective manner. In MTAP-isogenic cell lines representing three different cancer lineages (HAP1 (chronic myelogenous leukemia), LN18 (glioblastoma) and SW1573 (lung carcinoma)), TNG908 potently inhibits cellular viability in MTAP-null cell lines with approximately 15X selectivity over MTAP-WT cell lines.

Figure 13. Inhibition of cellular viability by TNG908 is dose-dependent and MTAP-selective In vitro assay demonstrating dose-dependent cellular viability effects following seven days of compound treatment in HAP1 (CML), LN18 (GBM) and SW1573 (NSCLC) MTAP-isogenic cancer cell lines.

Though the GSK3326595, JNJ-64619178 and Prelude compounds inhibit cellular viability consistent with their inhibition of PRMT5, none have been shown to selectively target MTAP-null cells.

Table 14. TNG908 is differentiated from clinical PRMT5 inhibitors in ability to selectively inhibit viability in MTAP-null cells. Average IC50s from in vitro cellular viability assay with HAP1 MTAP-isogenic cell lines.

Consistent with in vitro data, TNG908 also demonstrates dose-dependent PRMT5 inhibition in vivo in an MTAP-null xenograft model. LN18 tumor-bearing mice were treated with TNG908 at 3, 10, 30 or 60 mg/kg BID for ten days. Plasma concentrations of TNG908 increased with dose, and tumoral SDMA-modified protein levels decreased in a dose-dependent manner.

Figure 15. PRMT5 inhibition with TNG908 is dose-dependent in vivo. LN18 (MTAP-null) tumor-bearing mice were dosed with TNG908 at 3, 10, 30, or 60 mg/kg BID for ten days. Tumors were harvested at the time points indicated, and the levels of a single SDMA-modified protein were determined by immunoblot. Tumors from the 3 mg/kg group were not harvested at 16 hours post-last dose.

Consistent with in vitro findings, TNG908 demonstrated significant and dose-dependent antitumor activity in the LN18 MTAP-null xenograft model (data not shown). Regressions of -65%, -55% and -56% were demonstrated in additional MTAP-null xenografts including models representing a diffuse large B-cell lymphoma cell line (OCI-Ly19), a glioblastoma cell line (U87MG), and a patient-derived cholangiocarcinoma xenograft, respectively.

Figure 16. TNG908 demonstrates strong antitumor activity with regressions in MTAP-null xenograft models.

Figure 17. TNG908 demonstrates strong, MTAP-selective antitumor activity in xenograft models.

TNG908 was evaluated in an engineered MTAP-null xenograft model, HCT116, a colon cancer cell line. Marked activity was observed at 90 mg/kg BID (Figure 16 above). In comparison, TNG908 had minimal effect on the HCT116 MTAP WT xenografts. Together with PK/PD data, these data demonstrate that TNG908 inhibition of PRMT5 suppresses tumor growth in an on-target and MTAP-selective manner.

Planned clinical trials

Upon completion of our ongoing preclinical studies and formulation work to optimize pharmacokinetics and the therapeutic index, we have designed our Phase 1/2 first-in-human trial to evaluate the oral administration of TNG908 monotherapy in patients with MTAP-null tumors (See Figure 17 below). Our planned indications reflect the unmet medical need for new therapies in prevalent histologies, including both squamous and non-squamous non-small cell lung cancer and bladder cancer as well as indications where there are limited treatment options with no standard of care, including cholangiocarcinoma and MPNST. As TNG908 is designed to selectively work in cancers with MTAP loss, we intend to limit enrollment to patients with MTAP-deleted tumors using either NGS or IHC.

The dose escalation phase will evaluate safety and dosing regimen in patients with locally advanced or metastatic cancer of any histology with an MTAP deletion. Following determination of the recommended dose, we will evaluate the efficacy of TNG908 in multiple separate expansion arms including NSCLC (squamous and non-squamous), bladder cancer, cholangiocarcinoma and MPNST. In parallel, we will enroll an MTAP-null, histology agnostic “bucket arm” to provide optionality for a registration strategy in all tumors regardless of histology if broad-based activity is observed. Given that MTAP deletion occurs in 10% to 15% of human tumors, we plan to expand into other indications based on activity observed in the histology-agnostic cohort. We anticipate filing an IND in the fourth quarter of 2021 and initiating the Phase 1/2 clinical trial of TNG908 in the first half of 2022. We expect to report preliminary safety and efficacy data for TNG908 monotherapy in the first half of 2023. This program is excluded from the Gilead Agreement.

Figure 18. TNG908 First-in-human trial schema.

Next-generation PRMT5 Inhibitors

We have next-generation PRMT5 inhibitor compounds in preclinical development that use the same mechanism of action as TNG908 but may be more potent and appear to be at least as selective and more efficacious in our xenograft models to date. We believe additional potency may allow stronger target inhibition and thus clinical efficacy and additional selectivity for MTAP-null cells may provide a wider therapeutic index. Development timelines for these compounds are approximately 12 months behind TNG908.

We have a set of these next-generation compounds in various stages of development with increased potency, selectivity and therapeutic index. We intend to continue to advance and evaluate these compounds through preclinical testing. An exemplar of these next-generation compound potently inhibits PRMT5 in an MTAP-selective manner (data not shown) and leads to stronger tumor regression in a LN18 (glioblastoma) MTAP-null xenograft model.

Figure 19. Next-generation PRMT5 inhibitor exemplar data demonstrates strong tumor regression in the LN18 xenograft model.

We believe our next-generation compounds have the potential to be more effective than our lead PRMT5 inhibitor, TNG908. If additional preclinical evaluation of our next-generation compounds supports this hypothesis, we may elect to promote a next-generation compound as our lead PRMT5 inhibitor, which would result in a delay to our development timeline of approximately 12 months.

Our early development programs

USP1

Using our CRISPR-based target discovery platform, we discovered USP1 as a strong synthetic lethal target for BRCA1, but not BRCA2, loss reflected in Figure 20 below. This discovery has since been independently reported and published by several other groups. We are developing a potent, potentially differentiated molecule targeting BRCA1-mutant breast, ovarian, and prostate cancer with plans to file an IND in 2022. USP1 inhibitor has the potential to treat a patient population that is comparable in size to approximately half of the PARP inhibitor market (BRCA1 and BRCA2). BRCA1 mutation is present in approximately 15% of ovarian cancer, 5% of breast cancer, and 1% of prostate cancer.

Figure 20. Volcano plot shows analysis of CRISPR screens performed in a panel of BRCA1 WT vs. mut cell lines where knockout of USP1 using multiple independent single strand guide RNAs (sgRNAs) leads to selective killing of BRCA1 mutant tumor cells. The clinically proven PARP-BRCA interaction was also identified in this screen as expected.

USP1 is a deubiquitinating enzyme that facilitates DNA damage response, or DDR, repair. Our preclinical pharmacology studies show that USP1 tool inhibitor halt the proliferation of cancer cell lines with BRCA1 mutations, as well as a subset of non-small cell lung cancer cell lines that do not have BRCA1 mutations. We are currently conducting experiments to define patient selection markers for these BRCA1 WT cell lines.

Our lead series demonstrate nanomolar potency against USP1, as measured by cytotoxicity in BRCA1 mutant cells, and upregulation of mono-ubiquitinated PCNA. Consistent with in vitro data, our USP1 inhibitors exhibit potent anti-tumor activity in MDA-MB-436 xenograft model (BRCA1 mutant breast cancer cell line).

Figure 21. Tango lead series USP1 inhibitor demonstrates selective viability effect and target engagement.

(Left) In vitro assay demonstrating cellular viability effects in exemplar BRCA1 mutant but not WT cell line following ten days of compound treatment. (Right) In vitro assay demonstrating dose dependent increase in monoubiquitinated PCNA, a USP1 substrate, in BRCA1 mutant cell line following 24 hours of treatment.

Figure 22. Lead series USP1 inhibitor demonstrates anti-tumor activity in vivo.

The DDR pathways regulated by USP1 are not currently targeted by any clinical stage compounds. Moreover, we performed genome-wide CRISPR-Cas9 screens in the presence and absence of our USP1 inhibitor tool compounds and confirmed that USP1 inhibition has a differentiated and novel mechanism of action relative to other DDR-based inhibitors, including PARP inhibitors. We expect this molecule to have both single agent activity in PARPi-naïve and most PARPi-resistant BRCA1 mutant cancers and to synergize with PARP inhibitors. Additional patient selection markers are being evaluated in BRCA1 WT populations with or without homologous recombination deficiency, particularly in a subset of non-small cell lung cancer cell lines sensitive to USP1 inhibition. This program is excluded from the Gilead Agreement.

Figure 23. USP1 inhibition sensitizes PARP inhibitor in BRCA1 mutant context.

In vitro assay demonstrating cellular viability effects in SUM149PT BRCA1-isogenic cell lines following seven days of olaparib treatment, in the presence and absence of USP1 inhibitor.

Reversing Immune Evasion in lung cancer with STK11 loss-of-function

Using in vivo CRISPR-based screens in mouse syngeneic tumor models, we identified serine-threonine kinase 11 (STK11) loss-of-function mutations, a genetic alteration in approximately 20% of non-small cell lung cancer, as a tumor suppressor gene that when inactivated confers resistance to the efficacy of PD-1 immune checkpoint inhibitors. STK11 loss-of-function mutations trigger complex changes in both cancer cell signaling and in the broader tumor microenvironment. Retrospective analysis of human clinical data by Dr. Ferdinandos Skoulidis, Dr. John Heymach and others (MD Anderson Cancer Center) subsequently identified STK11 as a marker for the lack of durable clinical benefit to pembrolizumab + chemotherapy in non-small cell lung cancer patients, demonstrating that STK11 loss-of-function in lung cancer correlates with primary resistance to anti-PD-1 therapy.

We have generated genetically engineered mouse tumor models that consistently recapitulate the immunosuppressive microenvironment caused by genetic STK11 loss-of-function mutations and have conducted several target discovery screens using these same models. We now have strong genetic and pharmacologic validation showing reprogramming of the tumor microenvironment and strong sensitization to anti-PD1 therapy in a STK11-mutant dependent manner.

Figure 24: Pharmacologic target validation in STK11 mutant MC38 mice

A Target 3 inhibitor tool compound validates the genetic interaction with STK11 in vivo. Mice were treated with the Target 3 inhibitor for 18 days after tumor implantation either alone or in combination with anti-PD1 therapy. Treatment was stopped at day 18, and all surviving animals on study were sacrificed at day 24. Nine out of ten mice in the Target 3i + PD1 combination arm had no detectable tumor at endpoint.

Clinically, loss-of-function mutations in the tumor suppressor gene STK11 are strongly associated with immune checkpoint inhibitor resistance. We have generated clinically relevant mouse models of STK11-mutant cancers and used these models to discover novel targets to reverse the immune evasion effect of this genetic alteration, summarized in Figure 24 above. In these models, treatment with tool compounds against this target are highly synergistic combined with anti-PD1 therapy. In this experiment, mice were treated for 18 days after tumor implantation, treatment was stopped at day 18, animals were sacrificed at day 24, and nine out of ten mice were found to have no detectable tumor at that time.

We anticipate advancing a clinical candidate targeting this undisclosed immune evasion target (Target 3) into IND-enabling studies in the second half of 2022. The clinical development plan for this program in STK11-mutant lung cancer will combine the power of genetic patient selection for immunotherapy with a novel approach to reversing tumor-intrinsic immune evasion. This program is excluded from the Gilead Agreement.

Collaboration and License Agreements

Collaboration and License Agreement with Gilead Sciences

In August 2020, we entered into an amended and restated research collaboration and license agreement, which we refer to as the Gilead Agreement, with Gilead. The Gilead Agreement expanded our 2018 collaboration with Gilead, or the 2018 Gilead Agreement. Pursuant to the Gilead Agreement we will use our proprietary functional genomics-based discovery platform to identify and develop novel immune evasion targets during a seven-year period, or the Research Term. During the Research Term, Gilead has the option to obtain exclusive, worldwide licenses to develop and commercialize products directed to up to 15 targets validated in the collaboration. Prior to exercising its option for a program, Gilead may “extend” such program, in which case we will further collaborate with Gilead during the Research Term to discover and develop immuno-oncology treatments directed to such target(s), potentially through early clinical development and be eligible to receive research extension payments from Gilead. Gilead will retain its option rights to any such extended program. For up to five programs licensed by Gilead, we have the option to co-develop and co-promote the lead product for such program in the United States, subject to certain exceptions, and eligible to receive milestone payments and royalties on ex-U.S. sales.

Under the terms of the Gilead Agreement, we received an upfront payment of $125.0 million in addition to an upfront payment of $50.0 million received under the 2018 Gilead Agreement. We also received a $20.0 million equity investment in connection with the Gilead Agreement. We are eligible to receive up to an additional $410.0 million per program in license, research extension, and clinical, regulatory and commercial milestone payments. We are also eligible to receive tiered royalties in the first decile on net sales by Gilead on a country-by-country and product-by-product basis until the later of (i) the expiration of the last valid claim of our patents or, in some instances, certain Gilead’s patents, in each case covering such product in such country or (ii) ten years after the first commercial sale of such product in such country. For those products that we opt to co-develop and co-promote in the United States, we and Gilead will equally split profits and losses from the sales of such products in the United States, as well as development costs for such products attributable to the United States. For such products, we will remain eligible to receive certain of the $410.0 million per program milestone payments related to clinical and regulatory milestones as well as commercial milestones and royalties in the first decile on net sales outside the United States.

Either party may terminate the Gilead Agreement if the other party materially breaches the terms of such agreement, subject to specified notice and cure provisions, or enters into bankruptcy or insolvency proceedings.

Additionally, Gilead may terminate the agreement for any or no reason, in its entirety or on a program-by-program basis, upon specified written notice. If we terminate the Gilead Agreement for Gilead’s material breach, or Gilead terminates the Gilead Agreement without cause, then Gilead is obligated to negotiate with us in good faith for a specified period regarding the transfer by Gilead of certain assets and the provision by Gilead of certain assistance to enable us to continue the research, development and commercialization of products under any terminated programs.

To date, Gilead has licensed two of our programs and has research-extended two programs under the Gilead agreements.

Our collaboration with Gilead excludes our lead programs, PRMT5, USP1 and the undisclosed target for development in STK11-mutant lung cancer. We also retain the right to identify and validate targets outside the scope of our collaboration with Gilead (all cell-autonomous targets, exclusive of those in immune evasion contexts), and to develop and commercialize products directed to such targets, on our own or in collaboration with third parties.

License Agreement with Medivir AB

In March 2020, we entered into a license agreement, or the Medivir Agreement, with Medivir AB, or Medivir, pursuant to which we obtained a worldwide, royalty-bearing, exclusive license under certain current and/or future patents and know-how of Medivir, to research, develop and commercialize products that are covered by such licensed patents or otherwise modulate USP1.

Under the terms of the Medivir Agreement, we are obligated to pay Medivir in connection with development, regulatory and commercial activities. We have agreed to make certain milestone payments of (i) $1.4 million in the aggregate for the first licensed product that achieves specified clinical milestones plus $25.0 million for the first licensed product that achieves specified regulatory approval and sales milestones, in each case, in either of the first two specified genetic contexts and (ii) $0.7 million in the aggregate if that first licensed product achieves specified clinical milestones plus $5.0 million if that first licensed product achieves specified regulatory and sales milestones for a third genetic context or the second licensed product achieves such specified development, regulatory and sales milestones in either of the first two specified genetic contexts. We have the right to reduce these milestone payments by a specified amount in the event the licensed product is not covered by Medivir’s patents or if payments are due to a third party for a license under such third party’s intellectual property rights. We are also obligated to pay Medivir a low single-digit royalty on net sales of any product covered by a licensed patent.

Payments in respect of net sales or sublicense in a country shall remain in force on a product-by-product, country-by-country basis, with respect to products that are not covered by a licensed patent or certain of our patents, for ten years from the date of first commercial sale in such country, and products that are covered by a licensed patent or certain of our patents, until the expiration date of the last to expire of the licensed patents covering such product or its manufacture or use in the applicable country. No milestones have been achieved to date.

The Medivir Agreement expires on the date of expiration of all royalty obligations. Either party may terminate the Medivir Agreement earlier upon an uncured material breach of the other party.

Manufacturing

Our lead investigational products are small molecule inhibitors that can be readily manufactured without requiring any specialized equipment or processes. We do not own or operate, and currently have no plans to establish any manufacturing facilities. We rely, and expect to continue to rely, on third party Contract Development and Manufacturing Organizations, or CDMOs for the manufacturing, packaging, labeling and distribution of our investigational products for preclinical and clinical testing, as well as for commercial manufacturing if any of our investigational products obtain marketing approval. A team of internal experts and consultants oversees activities at contracted CDMOs ensuring our investigational products are being manufactured under current good manufacturing practices, or cGMP. At present, we have signed manufacturing and supply agreements for drug substance and drug product to support the first-in-human study of our PRMT5 development candidate TNG908. The contracted CDMOs have the capacity to support registrational studies and commercial supplies, in addition to the first-in-human study. We plan to continue to expand and diversify our supply chain by identifying and contracting other CDMOs with the capacity and expertise to support TNG908 and other investigational products in our pipeline.

Intellectual Property

We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on trade secrets relating to our proprietary target discovery technology platform and on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in the field of precision oncology that may be important for the development of our business. We additionally may rely on regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions, where available.

Our commercial success may depend in part on our ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents; preserve the confidentiality of our trade secrets; and operate without infringing the valid enforceable patents and proprietary rights of third parties. Our ability to limit third parties from making, using, selling, offering to sell, or importing our products may depend on the extent to which we have rights under valid and enforceable licenses, patents, or trade secrets that cover these activities. In some cases, enforcement of these rights may depend on third party licensors. With respect to both licensed and company-owned intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products and methods of manufacturing the same.

Patent expiration dates noted in the following paragraphs refer to statutory expiration dates and do not take into account any potential patent term adjustment or extension that may be available.

PRMT5 inhibitors

We exclusively own three patent families directed to selective, synthetic lethal, small molecule inhibitors of PRMT5 and methods for using the inhibitors in the treatment of MTAP-deleted cancers. One family discloses and claims first generation small molecule PRMT5 inhibitors and methods of treating MTAP-deleted cancers using the compounds. One U.S. patent application has been allowed in this family and will expire in 2039. A second family is directed to second-generation small molecule PRMT5 inhibitors and methods of treating MTAP-deleted cancers using the compounds. A Patent Cooperation Treaty application is pending in this family, with a national phase entry date in April 2022. If granted, patents in this family would have an expiration date in 2040. A third family covers third-generation selective, synthetic lethal, small molecule inhibitors of PRMT5 and methods of treating MTAP-deleted cancers using the compounds. This family discloses the first product candidate in the PRMT5 program, TNG908. A U.S. provisional patent application is pending. Any future patents granted in this family would have an expiration date in 2041.

USP1 inhibitors

We own four patent families directed to several chemical classes of small molecule inhibitors of USP1 and to methods for treating cancers, including BRCA1-mutant breast, ovarian and prostate cancers using said inhibitors. U.S. provisional patent applications are pending in each of the four families. If granted, patents in each of the four families would expire in 2042. Two of the families are exclusively owned by us, and the remaining two are jointly owned by us and Medivir AB and exclusively licensed to us under a license agreement.

Government Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, contract research organizations, or CROs, clinical investigators and contract manufacturing organizations, or CMOs will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, its implementing regulations, and other federal, state and local statutes and regulations. Drugs are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For drug product candidates regulated under the FD&C Act, FDA must approve a New Drug Application, or NDA. The process generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

•

completion of the manufacture, under cGMP conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

•	approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

•

performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	preparation and submission to the FDA of an NDA;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

•

satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA;

•	payment of user fees for FDA review of the NDA; and

•	FDA review and approval of the NDA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical studies and clinical trials for drugs

Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans and must be granted and become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until any safety concerns or deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA will nevertheless accept the results of the study in support of an NDA if the study was conducted in accordance with GCP/ICH requirements, and the FDA is able to validate the data through independent analysis and an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases, which may overlap.

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Phase 1 — Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2 — Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase 3 — Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of an NDA.

In August 2018, the FDA released a draft guidance titled “Expansion Cohorts: Use in First-In-Human Clinical Trials to Expedite Development of Oncology Drugs and Biologics,” which outlines how drug developers can utilize an adaptive trial design commonly referred to as a seamless trial design in early stages of oncology drug development (i.e., the first-in-human clinical trial) to compress the traditional three phases of trials into one continuous trial called an expansion cohort trial. Information to support the design of individual expansion cohorts are included in IND applications and assessed by FDA. Expansion cohort trials can potentially bring efficiency to drug development and reduce development costs and time.

Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the completion of Phase 4 clinical trials as a condition of NDA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators 15 days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. marketing approval for drugs

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA package requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug to the satisfaction of the FDA. The FDA must approve an NDA before a drug may be marketed in the United States.

The FDA reviews all submitted NDAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews an NDA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and 6 months from the filing date of a new molecular entity NDA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risks to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan drug designation and exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product.

Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before we do, unless we are able to demonstrate that our product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited development and review programs for drugs

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs to get them to patients more quickly than standard FDA review timelines typically permit.

A new drug is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.

In addition, a new drug may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug, alone or in combination with one or more other drugs, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient product development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and Accelerated Approval. A product is eligible for Priority Review, once an NDA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review. Products are eligible for Accelerated Approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.

Accelerated Approval is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, adequate and well-controlled additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. The FDA may withdraw approval of a drug or an indication approved under Accelerated Approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, the FDA generally requires, as a condition for Accelerated Approval, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.

Pediatric information and pediatric exclusivity

Under the Pediatric Research Equity Act, or PREA, as amended, certain NDAs and NDA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FD&C Act requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to a drug for an indication for which orphan designation has been granted, except that PREA will apply to an original NDA for a new active ingredient that is orphan-designated if the drug is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.

A drug can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

U.S. post-approval requirements for drugs

Drugs manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties, including liabilities under the False Claims Act where products are obtain reimbursement under federal health care programs. Promotional materials for approved drugs must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third party manufacturers that a sponsor may use. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties; and

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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or mandated modification of promotional materials and labeling and issuance of corrective information.

Regulation of companion diagnostics

Companion diagnostics identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. In the United States, the FD&C Act, and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The two primary types of FDA marketing authorization applicable to a medical device are clearance of a premarket notification, or 510(k), and approval of a PMA.

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a pre-amendment device that was in commercial distribution before May 28, 1976, or a predicate device, for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device and assesses whether the subject device is comparable to the predicate device with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the subject device is substantially equivalent to the predicate device, the subject device may be cleared for marketing. The 510(k) premarket notification pathway generally takes from three to 12 months from the date the application is completed, but can take significantly longer.

A PMA must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the quality system regulation, or QSR, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. The FDA’s review of an initial PMA is required by statute to take between six to ten months, although the process typically takes longer, and may require several years to complete. If the FDA evaluations of both the PMA and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

On July 31, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance document, for novel therapeutic products that depend on the use of a diagnostic test and where the diagnostic device could be essential for the safe and effective use of the corresponding therapeutic product, the companion diagnostic device should be developed and approved or cleared contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates it will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic.

Once cleared or approved, the companion diagnostic device must adhere to post-marketing requirements including the requirements of the FDA’s QSR, adverse event reporting, recalls and corrections along with product marketing requirements and limitations. Like drug makers, companion diagnostic makers are subject to unannounced FDA inspections at any time during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.

Other regulatory matters

Manufacturing, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

Other healthcare laws

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our business operations and any current or future arrangements with third-party payors, healthcare providers and physicians may expose us to certain liabilities and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we develop, market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including but not limited to those described below.

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The federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity need not have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers and formulary managers, on the other. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

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The federal civil and criminal false claims and civil monetary penalties laws, including the federal False Claims Act, or FCA, imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims.

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The federal civil monetary penalties laws impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary, if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies.

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HIPAA, which imposes criminal and civil liability for knowingly and willfully executing a scheme, or attempting to execute a scheme, to defraud any healthcare benefit program, including private payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, or falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity may be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, impose, among other things, specified requirements on covered entities and their respective business associates relating to the privacy and security of individually identifiable health information including mandatory contractual terms and required implementation of technical safeguards of such information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates in some cases, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

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The Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, imposed new annual reporting requirements for certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, for certain payments and “transfers of value” provided to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners.

•	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

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Analogous state and foreign laws and regulations, including, but not limited to, state anti-kickback and false claims laws, may be broader in scope than the provisions described above and may apply regardless of payor. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and relevant federal government compliance guidance; require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers; restrict marketing practices or require disclosure of marketing expenditures and pricing information. State and foreign laws may govern the privacy and security of health information in some circumstances. These data privacy and security laws may differ from each other in significant ways and often are not pre-empted by HIPAA, which may complicate compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other related governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight and reporting obligations if we become subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to similar actions, penalties and sanctions. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from its business.

Insurance Coverage and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS, an agency within HHS. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. No uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, which will require additional expenditure above and beyond the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, our operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Current and future healthcare reform legislation

In the United States and certain foreign jurisdictions, there have been, and likely will continue to be, a number of legislative and regulatory changes and proposed changes regarding the healthcare system directed at broadening the availability of healthcare, improving the quality of healthcare, and containing or lowering the cost of healthcare. For example, in March 2010, the United States Congress enacted the ACA, which, among other things, includes changes to the coverage and payment for products under government health care programs. The ACA includes provisions of importance to our potential product candidates that:

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created an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic products, apportioned among these entities according to their market share in certain government healthcare programs;

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expanded eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

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expanded manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate for both branded and generic drugs and revising the definition of “average manufacturer price,” or AMP, for calculating and reporting Medicaid drug rebates on outpatient prescription drug prices;

•	addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

•	expanded the types of entities eligible for the 340B drug discount program;

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established the Medicare Part D coverage gap discount program by requiring manufacturers to provide point-of-sale-discounts off the negotiated price of applicable brand drugs to eligible beneficiaries during their coverage gap period as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D; and

•	created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021 and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. In December 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of the federal district court litigation regarding the method CMS uses to determine this risk adjustment. Since then, the ACA risk adjustment program payment parameters have been updated annually. The implementation of the ACA is ongoing, the law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs. Litigation and legislation related to the ACA may continue, with unpredictable and uncertain results.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, in August 2011, the Budget Control Act of 2011, among other things, included aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in

April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030 unless additional Congressional action is taken. The CARES Act, which was signed into law in March 2020 and is designed to provide financial support and resources to individuals and businesses affected by the COVID-19 pandemic, suspended these reductions from May 1, 2020 through December 31, 2020. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, CMS may develop new payment and delivery models, including bundled payment models. In addition, recently there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their commercial products, which has resulted in several Congressional inquiries and proposed and enacted state and federal legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for pharmaceutical products. For example, at the federal level, the former Trump administration’s budget proposal for fiscal year 2021 included a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Further, the Trump administration also previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. HHS has already implemented certain measures. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. However, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these executive and administrative actions. In addition, individual states in the United States have also increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

On May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act, but the manufacturer must develop an internal policy and respond to patient requests according to that policy.

Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization.

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed upon. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its member states to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other member states allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the European Union. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states, and parallel trade, i.e., arbitrage between low-priced and high-priced member states, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Compliance with other federal and state laws or requirements; changing legal requirements

If any products that we may develop are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, labeling, packaging, distribution, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which we may be subject.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of our products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Other United States environmental, health and safety laws and regulations

We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

We maintain workers’ compensation insurance to cover us for costs and expenses that we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Government regulation of drugs outside of the United States

To market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, manufacturing, commercial sales and distribution of our products. For instance, in the United Kingdom and the European Economic Area, or the EEA (comprised of the 27 EU Member States plus Iceland, Liechtenstein and Norway), medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.

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Centralized procedure — The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid throughout the EEA. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products (gene therapy, somatic cell therapy and tissue engineered products) and products with a new active substance indicated for the treatment of certain diseases, which includes products for the treatment of cancer. For medicines that do not fall within one of the mandatory categories, an applicant still has the option of submitting an application for a centralized marketing authorization to the European Medicines Agency, or EMA, as long as the medicine concerned contains a new active substance not yet authorized in the EEA, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EEA. If pursuing marketing authorization of a product candidate for a therapeutic indication under the centralized procedure, the EMA’s Committee for Medicinal Products for Human Use, or CHMP, is responsible for conducting an initial assessment of whether a product meets the required quality, safety and efficacy requirements, and whether a product has a positive benefit/risk ratio. Under the centralized procedure the maximum timeframe for the evaluation of a marketing authorization application, or MAA, by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who make the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MAA under the accelerated assessment procedure is 150 days, excluding clock stops, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

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National authorization procedures — There are also two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

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Decentralized procedure — Using the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EEA Member State for a medicinal product that has not yet been authorized in any EEA Member State and that does not fall within the mandatory scope of the centralized procedure.

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Mutual recognition procedure — In the mutual recognition procedure, a medicine is first authorized in one EEA Member State, in accordance with the national procedures of that country. Following this, additional marketing authorizations can be sought from other EEA Member States in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In both cases, as with the centralized procedure, the competent authorities of the EEA Member States assess the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy before granting the marketing authorization.

In the EEA, new products for therapeutic indications that are authorized for marketing (i.e., innovator products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic or biosimilar applicants from referencing the preclinical and clinical trial data contained in the dossier of the innovator product when applying for a generic or biosimilar marketing authorization in the EEA during a period of eight years from the date on which the innovator product was first authorized in the EEA. The additional two-year period of market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EEA until ten years have elapsed from the initial authorization of the reference product in the European Union. The overall ten-year period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity so that the innovator gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained marketing authorization based on a MAA with a complete independent data package of pharmaceutical tests, preclinical tests and clinical trials

The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, in the EEA a medicinal product may be designated as orphan if it meets the following criteria: (i) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; and (ii) either (a) such condition affects no more than five in 10,000 persons in the EEA when the application is made, or (b) it is unlikely that the product, without the benefits derived from orphan status, would generate sufficient return in the EEA to justify the investment needed for its development; and (iii) there exists no satisfactory method of diagnosis, prevention or treatment of such condition, or if such a method exists, the product will be of significant benefit to those affected by the condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no marketing authorization application shall be accepted, and no marketing authorization shall be granted for a similar medicinal product for the same indication, unless (i) the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior than the authorized product; (ii) the marketing authorization holder of the authorized product consents to a second orphan medicinal product application; or (iii) the marketing authorization holder of the authorized product cannot supply enough orphan medicinal product. An orphan product can also obtain an additional two years of market exclusivity in the European Union for pediatric studies. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Similar to the United States, the various phases of non-clinical and clinical research in the European Union are subject to significant regulatory controls.

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the European Union. Under this system, an applicant must obtain prior approval from the national competent authority, or NCA, of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee, or EC, has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, and the provisions of the individual EU Member States’ legislation implementing the Clinical Trials Directive. Under the current regime (the EU Clinical Trials Directive 2001/20/EC and corresponding national laws) all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

In April 2014, the new Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System (CTIS), the centralized European Union portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation. The Clinical Trials Regulation will be directly applicable in all the EU Member States, repealing the current Clinical Trials Directive 2001/20/EC. Conduct of all clinical trials performed in the European Union will continue to be bound by the Clinical Trials Directive and the Member States’ national implementing legislation until the new Clinical Trials Regulation becomes applicable. The extent to which ongoing clinical trials will be governed by the Clinical Trials Regulation will depend on when the Clinical Trials Regulation becomes applicable and on the duration of the individual clinical trial. If a clinical trial continues for more than three years from the day on which the Clinical Trials Regulation becomes applicable the Clinical Trials Regulation will at that time begin to apply to the clinical trial. The new Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the European Union. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, the “EU portal”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned). Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.

Government regulation of data collection outside of the United States

In the event we conduct clinical trials in the European Union, we will be subject to additional privacy restrictions. The collection and use of personal health data in the European Economic Area, or EEA (being the European Union plus Norway, Iceland, and Liechtenstein), is governed by the General Data Protection Regulation, or the GDPR, which became effective on May 25, 2018. The GDPR applies to the processing of personal data by any company established in the EEA and to companies established outside the EEA to the extent they process personal data in connection with the offering of goods or services to data subjects in the EEA or the monitoring of the behavior of data subjects in the EEA. The GDPR enhances data protection obligations for data controllers of personal data, including stringent requirements relating to the consent of data subjects, expanded disclosures about how personal data is used, enhanced requirements for securing personal data, requirements to conduct privacy impact assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements, and creates direct obligations on service providers acting as processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the United States. Failure to comply with the requirements of the GDPR and the related national data protection laws of the European Union Member States and Norway, Iceland and Liechtenstein, which may deviate slightly from the GDPR, may result in fines of up to 4% of a company’s global revenue for the preceding financial year, or €20,000,000, whichever is greater. Moreover, the GDPR grants data subjects the right to claim material and non-material damages resulting from infringement of the GDPR. Given the breadth and depth of changes in data protection obligations, maintaining compliance with the GDPR will require significant time, resources and expense, and we may be required to put in place additional controls and processes ensuring compliance with the new data protection rules. There has been limited enforcement of the GDPR to date, particularly in biopharmaceutical development, so we face uncertainty as to the exact interpretation of the new requirements on any future trials and we may be unsuccessful in implementing all measures required by data protection authorities or courts in interpretation of the new law. Further, the United Kingdom’s decision to leave the European Union, means that it has in force its own legislation which is aligned with the GDPR, known as the Data Protection Act 2018. The requirements are similar except that the United Kingdom is now regarded as a “third country” for the purposes of transfers of personal data from the EEA. Transfers continue to flow freely from the United Kingdom to the EEA; however, as part of the agreement between the United Kingdom and the European Union, the United Kingdom intends to obtain an adequacy decision from the European Commission to ensure personal data can continue to flow freely from the European Union to the United Kingdom.

Data protection authority activity differs across the European Union, with certain authorities applying their own agenda which shows there is uncertainty in the manner in which data protection authorities will seek to enforce compliance with GDPR. For example, it is not clear if the authorities will conduct random audits of companies doing business in the European Union, or if the authorities will wait for complaints to be filed by individuals who claim their rights have been violated. Enforcement uncertainty and the costs associated with ensuring GDPR compliance are onerous and may adversely affect our business, financial condition, results of operations and prospects.

Should we utilize third party distributors, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom we have limited control.

Competition

We face direct competition from pharmaceutical and biotechnology companies leveraging the principle of synthetic lethality as well as companies developing therapies for the same target pathway. Well- established companies that are developing or may develop therapies based on synthetic lethality include AstraZeneca, GlaxoSmithKline, Bristol Myers Squibb, Merck KGaA and Pfizer. Smaller and earlier-stage companies focused on synthetic lethality include Artios Pharma, Cyteir Therapeutics, KSQ Therapeutics, Ideaya Biosciences, MetaboMed, Mirati Therapeutics and Repare Therapeutics.

Related to our PRMT5 inhibitor program, TNG908, we face direct competition from companies that have advanced preclinical-stage, MTA-cooperative PRMT5 inhibitors that are selective for MTAP-deleted cancers. We are aware that Mirati Therapeutics, Inc. has a preclinical MTA-cooperative PRMT5 inhibitor program, using the same mechanism of action as TNG908.

Indirect competition may come from non-MTAP deletion selective PRMT5 programs or MAT2A inhibitor programs that are uniquely different than the TNG908 mechanism of action. Several non-MTAP deletion selective PRMT5 inhibitors are in clinical development, including GlaxoSmithKline (GSK3326595), Prelude Therapeutics (PRT543 and PRT811), Johnson & Johnson (JNJ 64619178) and Pfizer (PF 06939999). These PRMT5 inhibitors are not selective for MTAP deletions, do not have a patient selection strategy based on MTAP deletion and we believe TNG908 may have a wider therapeutic window than these non-selective competitor candidates. MAT2A is an enzyme upstream of PRMT5 essential for the metabolism of the PRMT5 co-factor SAM that acts on the same pathway as TNG908. Agios Pharmaceuticals (AG-0270) and Ideaya Biosciences (IDE397) are the two companies we are aware of competing in the MAT2A space. Agios announced the divestment of their oncology portfolio to Servier Pharmaceuticals, including the MAT2A program in December 2020.

Competition for our preclinical USP1 inhibitor program comes from KSQ Therapeutics, which has a USP1 program in preclinical development.

We face competition more broadly across the oncology market for safe, efficacious, and reimbursable cancer treatments. The most common methods of treating patients with cancer are surgery, radiation, and drug therapy, including chemotherapy, hormone therapy, biologic therapy (such as monoclonal and bispecific antibodies), immunotherapy, cell-based therapy and targeted therapy, or a combination of any such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While our product candidates, if any are approved, may compete with these existing drugs and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our product candidates may not be competitive with them. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or specific branded products. As a result, obtaining market acceptance of, and gaining significant share of the market for, any of our product candidates that we successfully introduce to the market may pose challenges. In addition, many companies are developing new oncology therapeutics, and we cannot predict what the standard of care will be as our product candidates progress through clinical development.

Many of our competitors, either alone or with their collaborators, have significantly greater resources, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement, and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove significant competitors, particularly through collaborative arrangements with large and established companies. Additionally, mergers and acquisitions may result in even more resources being concentrated in our competitors.

Employees

As of August 31, 2021, we had 86 full-time employees, of which 42 have M.D. or Ph.D. degrees. Within our workforce, 69 employees are engaged in research and development and 17 are engaged in business development, finance, legal, and general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.

Facilities

Our corporate headquarters is located in Cambridge, Massachusetts, where we lease and occupy approximately 22,383 square feet of office and laboratory space. The term of our lease expires on June 30, 2026, with an option to extend for one additional three-year period.

We believe our existing facilities are sufficient for our needs for the foreseeable future. To meet the future needs of our business, we may lease additional or alternate space, and we believe suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and our financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the material and other risks that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a precision oncology company leveraging our state-of-the-art target discovery platform to identify novel targets and develop new drugs directed at tumor suppressor gene loss in defined patient populations with high unmet medical need. Tumor suppressor gene loss remains a largely untouched target space specifically because these genetic events cannot be directly targeted. Empowered by recent advances in CRISPR technology, we are now able to employ a unique functional genomics approach and apply the principles of synthetic lethality to target the loss of specific tumor suppressor genes at scale. We believe this will result in establishing a sustainable pipeline optimized to deliver meaningfully clinical benefit to patients. Our novel small molecules are designed to be selectively active in cancer cells with specific tumor suppressor gene loss, killing those cancer cells while being relatively inert in normal cells. We also are extending this target space beyond the classic, cell-autonomous effects of tumor suppressor gene loss to include the discovery of novel targets that reverse the effects of tumor suppressor gene loss that prevent the immune system from recognizing and killing cancer cells (immune evasion). We believe this approach will provide the ability to deliver the deep, sustained target inhibition necessary for prolonged tumor regression and meaningful clinical benefit as a result of the unique ability of synthetic lethal targeting to spare normal cells.

Our lead program, TNG908, a protein arginine methyl transferase 5, or PRMT5, inhibitor that is synthetic lethal with MTAP deletion, is being developed as a treatment for cancers with MTAP deletions, which occur in 10% to 15% of all human cancers. In preclinical studies, TNG908 demonstrated 15-fold greater potency in cells with MTAP deletions than those without. We plan to file an IND application for TNG908 in the fourth quarter of 2021 and initiate a Phase 1/2 clinical trial in the first half of 2022. We are also developing a ubiquitin-specific protease 1 (USP1) inhibitor that is synthetic lethal with BRCA1 mutations, which are present in approximately 15% of ovarian cancer, 5% of breast cancers, and 1% of prostate cancers. In vitro and in vivo preclinical data demonstrated potent anti-tumor activity. We plan to file an IND in 2022 and expect this molecule to have both single agent activity in PARPi-naïve and PARPi-resistant BRCA1 mutant cancers and to synergize with PARP inhibitors. Our third program, an undisclosed synthetic lethal target (Target 3), reverses the immune evasion effect of serine-threonine kinase 11 (STK11) loss-of-function mutations, which are present in approximately 20% of non-small cell lung cancers. We plan to file an IND for this program in 2023.

On August 10, 2021, we completed a business combination transaction with BCTG Acquisition Corp., or BCTG, in which BCTG acquired 100% of our issued and outstanding equity securities in exchange for $550.0 million worth of consideration in the form of BCTG common stock, or the Business Combination. See “— Business Combination” below for additional information.

Since our inception, we have focused primarily on organizing and staffing our company, business planning, raising capital, discovering product candidates, securing related intellectual property, and conducting research and development activities for our programs. Since our inception, we have funded our operations primarily through equity financings and from the proceeds received from our collaboration agreement with Gilead Sciences, Inc., or Gilead. Since inception we have raised an aggregate of approximately $166.9 million of gross proceeds from the sale of preferred shares, approximately $352.9 million in gross proceeds through the closing of the Business Combination and PIPE Financing transactions and another $202.1 million through our collaboration with Gilead.

Since inception, we have incurred significant operating losses. For the years ended December 31, 2020 and 2019, and the six months ended June 30, 2021, our net losses were $52.0 million, $14.1 million and $16.6 million, respectively. We had an accumulated deficit of $119.7 million and $103.1 million as of June 30, 2021 and December 31, 2020, respectively. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, as we advance our product candidates through preclinical and clinical development and seek regulatory approvals, manufacture drug product and drug supply, maintain and expand our intellectual property portfolio, as well as hire additional personnel, pay for accounting, audit, legal, regulatory and consulting services, and pay costs associated with maintaining compliance with Nasdaq listing rules and the requirements of the SEC, director and officer liability insurance, investor and public relations activities and other expenses associated with operating as a public company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our preclinical studies, our clinical trials and our expenditures on other research and development activities.

We do not have any product candidates approved for sale and have not generated any revenue from product sales. We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our product candidates, if ever. In addition, if we obtain regulatory approval for our product candidates and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing and distribution activities. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our failure to raise capital or enter into such agreements as, and when needed, could have a negative effect on our business, results of operations and financial condition.

Response to COVID-19

In response to the ongoing global COVID-19 pandemic, including any novel variants such as the “Delta variant,” we established a cross-functional task force and have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and our business. Our operations are considered an essential business and we have been allowed to continue operating under current governmental restrictions during this period. We have taken measures to secure our research and development activities, while work in laboratories and facilities has been organized to reduce risk of COVID-19 transmission. The extent of the impact of the COVID-19 pandemic on our business, operations and clinical development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our clinical trial enrollment, trial sites, CROs, CMOs and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. While we are experiencing limited financial and operational impacts at this time, given the global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, our business, financial condition and results of operations ultimately could be materially adversely affected. We continue to closely monitor the COVID-19 pandemic as we evolve our business continuity plans, clinical development plans and response strategy.

Business Combination

On April 13, 2021, we executed a definitive merger agreement with BCTG and BCTG Merger Sub memorializing the terms of the Business Combination. The Business Combination was approved on August 9, 2021 by shareholders of BCTG, resulting in BCTG acquiring 100% of our issued and outstanding equity securities on August 10, 2021. The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Under the reverse recapitalization model, the Business Combination was treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, our stockholders have a majority of the voting power of the combined company, we comprise all of the ongoing operations of the combined entity, we comprise a majority of the governing body of the combined company, and our senior management comprise all of the senior management of the combined company. In connection with the Business Combination, BCTG was renamed Tango Therapeutics, Inc.

We received gross proceeds of $166.8 million upon the closing of the Business Combination. Upon the closing of the Business Combination, the PIPE Investors purchased an aggregate of 18,610,000 shares of our common stock at a price of $10.00 per share, which resulted in gross proceeds of an additional $186.1 million upon the closing of the PIPE Financing. Total transaction costs and redemptions approximated $27.3 million, resulting in total net proceeds of $325.6 million.

Subject to the terms of the merger agreement, at the effective time of the Business Combination, each share of Old Tango redeemable convertible preferred stock issued and outstanding immediately prior to the effective time of the Business Combination was converted into a share of New Tango common stock. At the effective time of the Business Combination, each option to purchase Old Tango common stock became an option to purchase shares of New Tango common stock, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and merger transaction were subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions, all of which were satisfied or waived prior to closing on August 10, 2021.

Financial Overview

Revenue

To date, we have not recognized any revenue from product sales, and we do not expect to generate any revenue from the sale of products in the next several years. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Collaboration Agreements with Gilead Sciences

In October 2018, we entered into a collaboration agreement with Gilead, or the 2018 Gilead Agreement. Pursuant to the terms of the 2018 Gilead Agreement, we received an initial upfront payment of $50.0 million. The upfront payment was initially recorded as deferred revenue on our balance sheet and is recognized as revenue as or when the performance obligation under the contract is satisfied.

In July 2019, Gilead licensed a program from us, and also separately contracted for additional services related to the program through a letter agreement. As of December 31, 2019, we had substantially completed our required obligations under the license and side letter agreement, and as a result, recognized $9.4 million of revenue. As of December 31, 2020, all remaining obligations under the license and side letter agreement were completed, resulting in the recognition of the remaining consideration of $0.7 million of revenue.

In August 2020, the 2018 Gilead Agreement was expanded into a broader collaboration via an amended and restated research collaboration and license agreement, or the Gilead Agreement. Pursuant to the terms of the Gilead Agreement, we received an upfront payment of $125.0 million. Consistent with the treatment of the previously received upfront payment, this upfront payment was recorded as deferred revenue on our balance sheet and is recognized as revenue as or when the performance obligation under the contract is satisfied.

In December 2020, Gilead elected to extend a program for an additional $12.0 million fee which was added to our estimate of the transaction price to total $187.0 million. Certain portions of the payment related to this research extension remained outstanding at June 30, 2021, however, we determined that achievement of the entire research extension fee was probable and that a significant reversal in the amount of cumulative revenue recognized would not occur.

In April 2021, Gilead licensed a program for an $11.0 million fee. The $11.0 million license fee was received in May 2021 and recognized as revenue in the second quarter of 2021 since we have no continued involvement in the advancement of the program, Gilead can benefit from the license on its own and the license is separately identifiable from the research services.

As of June 30, 2021, $37.8 million has been recognized as collaboration revenue related to the upfront and research extension payments from the agreement with Gilead.

During the six months ended June 30, 2021 and 2020, we recognized $20.7 million and $13.8 million, respectively, of revenue associated with the Gilead Agreements based on performance completed during each period.

Refer to Note 2 and Note 3 to our unaudited condensed consolidated financial statements and related notes and our audited consolidated financial statements and related notes appearing in elsewhere in this prospectus for additional information regarding our revenue recognition accounting policy and our collaboration agreement with Gilead.

In September 2021, Gilead elected to extend a program for a research extension fee of $12.0 million. Consideration pertaining to the research extension is paid to us in equal quarterly installment payments over an agreed upon payment schedule.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts and the development of our product candidates. We expense research and development costs as incurred, which include:

•	employee-related expenses, including salaries, bonuses, benefits, stock-based compensation, other related costs for those employees involved in research and development efforts;

•	external research and development expenses incurred under agreements with CROs as well as consultants that conduct our preclinical studies and development services;

•	costs related to manufacturing material for our preclinical studies;

•	laboratory supplies and research materials;

•	costs to fulfill our obligations under the collaboration with Gilead;

•	costs related to compliance with regulatory requirements; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, utilities and insurance.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our preclinical studies or other services performed. Significant judgment and estimates are made in determining the accrued expense balances at the end of any reporting period.

Our direct external research and development expenses consist primarily of fees paid to CROs and outside consultants in connection with our preclinical development and manufacturing activities. Our direct external research and development expenses also include fees incurred under license agreements. We track these external research and development costs on a program-by-program basis once we have identified a product candidate.

We do not allocate employee costs, costs associated with our target discovery efforts, laboratory supplies, and facilities, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We characterize research and development costs incurred prior to the identification of a product candidate as discovery costs. We use internal resources primarily to conduct our research and discovery activities as well as for managing our preclinical development and manufacturing activities.

The following table summarizes our research and development expenses:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)		(in thousands)
TNG908 direct program expenses	$5,527	$4,060	$9,548	$4,954
USP1 direct program expenses	3,489	1,822	4,594	151
Discovery direct program expenses	11,368	5,582	13,365	8,987
Unallocated research and development expenses
Personnel related expenses	9,471	6,668	12,937	9,508
Facilities and other related expenses	4,224	3,819	9,547	8,674

Total research and development expenses	$34,079	$21,951	$49,991	$32,274

The successful development of our product candidates is highly uncertain. We plan to substantially increase our research and development expenses for the foreseeable future as we continue the development of our product candidates and manufacturing processes and conduct discovery and research activities for our preclinical programs. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidates due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which product candidates to pursue and how much funding to direct to each product candidate on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and our ongoing assessments as to each product candidate’s commercial potential. Our clinical development costs are expected to increase significantly as we commence clinical trials. We anticipate that our expenses will increase substantially, particularly due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

•	the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies, clinical trials and other research and development activities;

•	establishing an appropriate safety profile with IND enabling studies;

•	successful enrollment in and completion of clinical trials;

•	whether our product candidates show safety and efficacy in our clinical trials;

•	receipt of marketing approvals from applicable regulatory authorities;

•	the progress of our collaboration with Gilead;

•	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

•	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

•	continued acceptable safety profile of products following any regulatory approval.

Any changes in the outcome of any of these variables with respect to the development of our product candidates in preclinical and clinical development could mean a significant change in the costs and timing associated with the development of these product candidates. We may never succeed in achieving regulatory approval for any of our product candidates. We may obtain unexpected results from our clinical trials. We may elect to discontinue, delay or modify clinical trials of some product candidates or focus on other product candidates. For example, if the FDA, European Medicines Agency, or EMA, or another regulatory authority were to delay our planned start of clinical trials or require us to conduct clinical trials or other testing beyond those that we currently expect or if we experience significant delays in enrollment in any of our planned clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development of that product candidate.

General and Administrative Expenses

General and administrative expense consists primarily of employee related costs, including salaries, bonuses, benefits, stock-based compensation and other related costs. General and administrative expense also includes professional services, including legal, accounting and audit services and other consulting fees as well as facility costs not otherwise included in research and development expenses, insurance and other general administrative expenses.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Other Income, Net

Interest Income

Interest income consists of income earned in connection with our investments in money market funds, U.S. Treasury bills and U.S. government agency bonds.

Other Income, Net

Other income, net consists of miscellaneous income and expense unrelated to our core operations.

Benefit from (provision for) Income Taxes

Our benefit from (provision for) income tax consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. We have recorded an insignificant amount of income tax provision or benefit for the six months ended June 30, 2021. There is no provision for income taxes for the six months ended June 30, 2020 and for the years ended December 31, 2020 and 2019 because we have historically incurred net operating losses and maintain a full valuation allowance against our deferred tax assets.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our results of operations for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020	Change
	(in thousands)
Collaboration revenue	$13,539	$9,106	$4,433
License revenue	11,000	669	10,331

Total revenue	24,539	9,775	14,764

Operating expenses:
Research and development	34,079	21,951	12,128
General and administrative	7,097	4,331	2,766

Total operating expenses	41,176	26,282	14,894
Loss from operations	(16,637)	(16,507)	(130)

Other income, net:
Interest income	208	87	121
Other (expense) income, net	(117)	114	(231)

Total other income, net	91	201	(110)

Net loss before income taxes	(16,546)	(16,306)	(240)
Provision for income taxes	(53)	—	(53)

Net loss	(16,599)	(16,306)	(293)

Net loss and comprehensive loss	$(16,614)	$(16,305)	$(309)

Collaboration Revenue

Collaboration revenue was $13.5 million and $9.1 million for the six months ended June 30, 2021 and 2020, respectively, which was derived from the Gilead collaboration. The increase of $4.4 million is primarily due to incremental costs incurred under the Gilead Agreement during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 as well as an increase in the total transaction price allocated to the combined performance obligation under the Gilead Agreement during the second half of 2020, which resulted in greater revenue recognized during the first half of 2021.

License Revenue

Collaboration revenue was $11.0 million and $0.7 million for the six months ended June 30, 2021 and 2020, respectively, which was derived from the Gilead collaboration. The increase of $10.3 million is primarily due to the incremental revenue recognized during the six months ended June 30, 2021 from Gilead licensing a program for an $11.0 million fee as compared to residual 2019 Gilead Letter Agreement revenue of $0.7 million recognized during the six months ended June 30, 2020.

Research and Development Expenses

Research and development expense was $34.1 million for the six months ended June 30, 2021 compared to $22.0 million for the six months ended June 30, 2020. The increase of $12.1 million was primarily due to a $9.1 million increase in external CRO expenses and lab supplies primarily relating to our lead product candidate, TNG908, and the advancement of our other drug discovery programs. Additionally, personnel-related costs increased $2.3 million primarily due to additional headcount to support our research and development activities as well as a $0.8 million increase in IT spend, consulting and professional fees.

General and Administrative Expenses

General and administrative expense was $7.1 million for the six months ended June 30, 2021 compared to $4.3 million for the six months ended June 30, 2020. The increase of $2.8 million was primarily due to a $1.6 million increase in personnel-related costs due to additional headcount and a $0.9 million increase in consulting and professional fees.

Interest Income

Interest income was $0.2 million for the six months ended June 30, 2021 compared to $0.1 million for the six months ended June 30, 2020. Interest income was not significant for the six month periods primarily due to low interest rates in each period.

Other (Expense) Income, Net

Other expense, net was $0.1 million for the six months ended June 30, 2021 compared to other income, net of $0.1 million for the six months ended June 30, 2020. Other (expense) income was not significant for both the six months ended June 30, 2021 and 2020.

Provision for Income Taxes

Provision for income taxes was less than $0.1 million for the six months ended June 30, 2021 compared to $0 for the six months ended June 30, 2020. The increase of less than $0.1 million is primarily attributable to taxable deferred revenue partially offset by the utilization of federal and state net operating losses and federal and state tax credits.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019	Change
	(in thousands)
Collaboration revenue	$7,656	$24,649	$(16,993)

Operating expenses:
Research and development	49,991	32,274	17,717
General and administrative	9,865	7,537	2,328

Total operating expenses	59,856	39,811	20,045
Loss from operations	(52,200)	(15,162)	(37,038)

Other income, net:
Interest income	108	684	(576)
Other income, net	120	383	(263)

Total other income, net	228	1,067	(839)

Net loss	(51,972)	(14,095)	(37,877)

Net loss and comprehensive loss	$(51,965)	$(14,078)	$(37,887)

Collaboration Revenue

Collaboration revenue was $7.7 million and $24.7 million for the years ended December 31, 2020 and 2019, respectively, which was derived from the Gilead collaboration. The decrease of $17.0 million was due to the majority of the obligations under the license and letter agreement being substantially completed in 2019, which resulted in greater revenue recognized in 2019. Additionally, a cumulative catch-up adjustment was recorded during 2020 due to executing the Gilead Agreement resulting in a reduction of $11.3 million of revenue.

Research and Development Expenses

Research and development expense was $50.0 million for the year ended December 31, 2020 compared to $32.3 million for the year ended December 31, 2019. The increase of $17.7 million was primarily due to a $13.7 million increase in external CRO expenses primarily relating to our lead product candidate, TNG908, and the advancement of our other drug discovery programs. Additionally, personnel-related costs increased $3.6 million primarily due to additional headcount to support our research and development activities as well as a $0.5 million increase in consulting and professional fees.

General and Administrative Expenses

General and administrative expense was $9.9 million for the year ended December 31, 2020 compared to $7.5 million for the year ended December 31, 2019. The increase of $2.3 million was primarily due to a $1.0 million increase in personnel-related costs due to additional headcount and a $1.2 million increase in consulting and professional service fees.

Interest Income

Interest income was $0.1 million for the year ended December 31, 2020 compared to $0.7 million for the year ended December 31, 2019. The decrease of $0.6 million was primarily due to a decline in interest rates in 2020 as compared to 2019.

Other Income, Net

Other income, net was $0.1 million for the year ended December 31, 2020 compared to $0.4 million for the year ended December 31, 2019. Other income was not significant for both the years ended December 31, 2020 and 2019.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have generated recurring net losses. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. Since our inception, we have funded our operations primarily through proceeds from the issuance of preferred stock and from the proceeds received from our collaboration with Gilead. We received gross proceeds of $352.9 million upon the closing of the Business Combination and PIPE Financing in August 2021. Prior to the Business Combination we raised an aggregate of approximately $166.9 million of gross proceeds from the sale of our preferred stock and another $202.1 million through our collaboration. As of June 30, 2021, we had cash, cash equivalents and marketable securities of $198.4 million, not inclusive of the $325.6 million in net proceeds received upon the closing of the Business Combination and PIPE Financing.

Funding Requirements

We believe that the gross proceeds of approximately $352.9 million from the Business Combination and the PIPE Financing, together with our existing cash, cash equivalents and marketable securities on hand as of June 30, 2021 of $198.4 million will enable us to fund our operating expenses and capital expenditure requirements at least into the second half of 2024. We have based this estimate on assumptions that may prove to be wrong, and we could expend our capital resources sooner than we expect.

We expect to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialization of any approved product candidates. We expect that our research and development and general and administrative costs will increase in connection with our planned research and development activities. In addition, we expect to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future capital requirements will depend on many factors, including:

•	the initiation, timing, costs, progress and results of our planned clinical trials of TNG908;

•	the progress of preclinical development and possible clinical trials of our current and future earlier-stage programs;

•	the scope, progress, results and costs of our research programs and preclinical development of any additional product candidates that we may pursue;

•	the development requirements of other product candidates that we may pursue;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•	the timing and amount of milestone and royalty payments that we are required to make or eligible to receive under our current or future collaboration and license agreements;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, EMA and other regulatory authorities;

•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the cost of expanding, maintaining and enforcing our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or any of our product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	the extent to which we partner our programs, acquire or in-license other product candidates and technologies or enter into additional collaborations;

•	the revenue, if any, received from commercial sales of TNG908 and any future product candidates for which we receive marketing approval; and

•	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues to support our cost structure, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common shares. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our cash flows for each of the six month periods presented:

	Six Months Ended June 30,
	2021	2020	Change
	(in thousands)
Net cash used in operating activities	$(21,131)	$(23,123)	$1,992
Net cash provided by (used in) investing activities	13,987	(16,507)	30,494
Net cash provided by financing activities	29,665	29,859	(194)

Net increase (decrease) in cash, cash equivalents and restricted cash	$22,521	$(9,771)	$32,292

Operating Activities

Cash flows from operating activities represent the cash receipts and disbursements related to all of our activities other than investing and financing activities. Operating cash flow is derived by adjusting our net loss for non-cash operating items such as depreciation, and stock-based compensation as well as changes in operating assets and liabilities, which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in our results of operations.

Net cash used in operating activities was $21.1 million for the six months ended June 30, 2021 compared to net cash used in operating activities of $23.1 million for the six months ended June 30, 2020. Our net loss drove our net cash used in operating activities. The largest non-cash items reconciling included in our net loss were stock based compensation expense of $2.1 million for the six months ended June 30, 2021 and $0.8 million for the six months ended June 30, 2020. The decrease in net cash used in operations was primarily due to higher non-cash expenses, including stock-based compensation and depreciation.

Investing Activities

Net cash provided by investing activities was $14.0 million for the six months ended June 30, 2021 compared to net cash used in investing activities of $16.5 million for the six months ended June 30, 2020. The increase in cash provided by investing activities was primarily due to increased sales and maturities of marketable securities partially offset by purchases of marketable securities.

Financing Activities

Net cash provided by financing activities was $29.7 million for the six months ended June 30, 2021 compared to net cash provided by financing activities of $29.9 million for the six months ended June 30, 2020. The net cash provided by financing activities in both periods related to net proceeds from the issuance of shares of redeemable convertible Series B preferred stock, which occurred in April 2020 and March 2021, respectively. The decrease in net proceeds provided by financing activities was primarily due to merger related transaction expenses incurred in 2021, partially offset by greater proceeds from the exercising of stock options.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our cash flows for each of the years presented:

	Year Ended December 31,
	2020	2019	Change
	(in thousands)
Net cash provided by (used in) operating activities	$70,074	$(24,803)	$94,877
Net cash (used in) provided by investing activities	(145,466)	848	(146,314)
Net cash provided by financing activities	80,884	11,000	69,884

Net increase (decrease) in cash, cash equivalents and restricted cash	$5,492	$(12,955)	$18,447

Operating Activities

Net cash provided by operating activities was $70.1 million for the year ended December 31, 2020 compared to net cash used in operating activities of $24.8 million for the year ended December 31, 2019. The increase in net cash provided by operations was primarily due to a net increase in operating liabilities driven by a $125.0 million non-refundable upfront payment received from Gilead that was recorded as deferred revenue in 2020. It was also due to higher non-cash expenses, including stock-based compensation and depreciation, partially offset by our net loss as a result of higher operating expenses, primarily related to TNG908 and our other discovery programs.

Investing Activities

Net cash used in investing activities was $145.5 million for the year ended December 31, 2020 compared to net cash provided by investing activities of $0.8 million for the year ended December 31, 2019. The increase in cash used in investing activities was primarily due to increased purchases of marketable securities and was partially offset by an increase in sales and maturities of marketable securities, as well as a reduction in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities was $80.9 million for the year ended December 31, 2020, consisting of net proceeds from the issuance of shares of redeemable convertible Series B preferred stock in April 2020 and net proceeds from the issuance of shares of redeemable convertible Series B-1 preferred stock in August 2020. Net cash provided by financing activities was $11.0 million for the year ended December 31, 2019, consisting of net proceeds from the issuance of shares of redeemable convertible Series A preferred stock in January 2019 upon the achievement of specified development milestones in connection with the third tranche of the Series A stock purchase agreement.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations at December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in thousands)
Operating lease commitments	$10,795	$1,836	$3,839	$4,074	$1,046

Total	$10,795	$1,836	$3,839	$4,074	$1,046

The commitment amounts in the table above reflect the minimum payments due under our operating lease for office and laboratory space at our 100 Binney Street, Cambridge, Massachusetts location, which expires June 2026. These commitments are also recognized as operating lease liabilities in our balance sheet at December 31, 2020. The table does not include the minimum payments due under our new operating lease for office and laboratory space at the 201 Brookline Avenue, Cambridge, Massachusetts location, as this lease is yet to commence as of December 31, 2020. Commitments pertaining to the 201 Brookline Avenue lease will be added to the table above, and also recognized as operating lease liabilities on our balance sheet once the new lease commences. The fixed annual rent payable under the lease is $5.1 million, increasing by 3% annually from the rent commencement date. We will also be required to pay the remaining security deposit balance of $1.7 million for the 201 Brookline Avenue lease on the delivery date notice, which is expected to occur in the second half of 2021.

As of June 30, 2021, our remaining obligations associated with the operating lease for office and laboratory space at our 100 Binney Street, Cambridge, Massachusetts location totaled $9.9 million.

Purchase Obligations

In the normal course of business, we enter into contracts with third parties for preclinical studies and research and development supplies. These contracts generally do not contain minimum purchase commitments and provide for termination on notice, and therefore are cancellable contracts. These payments are not included in the table above as the amount and timing of such payments are not known as of December 31, 2020.

There have been no material changes in our contractual obligations since December 31, 2020.

License Agreement Obligations

We have also entered into license agreements under which we may be obligated to make milestone and royalty payments. We have not included future milestone or royalty payments under these agreements in the table above since the payment obligations are contingent upon future events, such as achieving certain development, regulatory, and commercial milestones or generating product sales. As of June 30, 2021 and December 31, 2020, we were unable to estimate the timing or likelihood of achieving these milestones or generating future product sales. See Note 8 to our audited consolidated financial statements and notes included in this prospectus and Note 7 to our unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus for a description of our license agreements.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements and related notes appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

The terms of our collaboration agreements may include consideration such as non-refundable up-front payments, license fees, research extension fees, and clinical, regulatory and sales-based milestones and royalties on product sales.

We recognize revenue under ASC Topic 606, Revenue from Contracts with Customers, or ASC 606, which applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. ASC 606 provides a five-step framework whereby revenue is recognized when control of promised goods or services is transferred to a customer at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for arrangements that we determine are within the scope of the new revenue standard, we perform the following five steps: (i) identify the promised goods or services in the contract; (ii) determine whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measure the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations; and (v) recognize revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when collectability of the consideration to which we are entitled in exchange for the goods or services we transfer to the customer is determined to be probable. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess whether the goods or services promised within each contract are distinct and, therefore, represent a separate performance obligation. Goods and services that are determined not to be distinct are combined with other promised goods and services until a distinct bundle is identified. We then allocate the transaction price (the amount of consideration we expect to be entitled to from a customer in exchange for the promised goods or services) to each performance obligation and recognize the associated revenue when (or as) each performance obligation is satisfied. Our estimate of the transaction price for each contract includes all variable consideration to which we expect to be entitled.

We recognize the transaction price allocated to license payments as revenue upon delivery of the license to the customer and resulting ability of the customer to use and benefit from the license, if the license is determined to be distinct from the other performance obligations identified in the contract. If the license is considered to not be distinct from other performance obligations, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied (i) at a point in time, but only for licenses determined to be distinct from other performance obligations in the contract, or (ii) over time; and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from license payments. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition.

We evaluate whether it is probable that the consideration associated with each milestone payment will not be subject to a significant reversal in the cumulative amount of revenue recognized. Amounts that meet this threshold are included in the transaction price using the most likely amount method, whereas amounts that do not meet this threshold are considered constrained and excluded from the transaction price until they meet this threshold. Milestones tied to regulatory approval, and therefore not within our control, are considered constrained until such approval is received. Upfront and ongoing development milestones under our collaboration agreements are not subject to refund if the development activities are not successful. At the end of each subsequent reporting period, we re-evaluate the probability of a significant reversal of the cumulative revenue recognized for the milestones, and, if necessary, adjust the estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues from collaborators in the period of adjustment. We exclude sales-based milestone payments and royalties from the transaction price until the sale occurs (or, if later, until the underlying performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied), because the license to our intellectual property is deemed to be the predominant item to which the royalties relate as it is the primary driver of value.

ASC 606 requires us to allocate the arrangement consideration on a relative standalone selling price basis for each performance obligation after determining the transaction price of the contract and identifying the performance obligations to which that amount should be allocated. The relative standalone selling price is defined in ASC 606 as the price at which an entity would sell a promised good or service separately to a customer. If other observable transactions in which we have sold the same performance obligation separately are not available, we are required to estimate the standalone selling price of each performance obligation. Key assumptions to determine the standalone selling price may include forecasted revenues, development timelines, reimbursement rates for personnel costs, discount rates and probabilities of technical and regulatory success.

Whenever we determine that multiple promises to a customer are not distinct and comprise a combined performance obligation that includes services, we recognize revenue over time using the cost-to-cost input method, based on the total estimated cost to fulfill the obligation. Significant management judgment is required in determining the level of effort required under an arrangement and the period over which we are expected to complete our performance obligations under an arrangement.

Consideration that does not meet the requirements to satisfy the above revenue recognition criteria is a contract liability and is recorded as deferred revenue in the consolidated balance sheets. We have recorded short-term and long-term deferred revenue on our consolidated balance sheets based on our best estimate of when such revenue will be recognized. Short-term deferred revenue consists of amounts that are expected to be recognized as revenue in the next 12 months. Amounts that we expect will not be recognized within the next 12 months are classified as long-term deferred revenue.

In certain instances, the timing of and total costs of satisfying these obligations under our collaboration agreement can be difficult to estimate. Accordingly, our estimates may change in the future. Such changes to estimates would result in a change in revenue recognition amounts. If these estimates and judgments change over the course of these agreements, it may affect the timing and amount of revenue that we will recognize and record in future periods.

Under ASC 606, we will recognize revenue when we fulfill our performance obligations under the agreement with Gilead. As the required performance obligation is satisfied, we will recognize revenue for the portion satisfied and record a receivable for any optional fees that have not been received. Amounts are recorded as short-term collaboration receivables when our right to consideration is unconditional. A contract liability is recognized when a customer prepays consideration or owes payment to an entity in advance of our performance according to a contract. We do not assess whether a contract has a significant financing component if the expectation at contract inception is that the period between payment by the customer and the transfer of the promised goods or services to the customer will be one year or less. We expense incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that we would have recognized is one year or less or the amount is immaterial.

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments, which would be recorded as a prepaid expense in other assets, or if there is the right of offset, offset against our liability balance with the counterparty. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. At each period end, we corroborate the accuracy of these estimates with the service providers and make adjustments, if necessary.

We record the expense and accrual related to research and development activities performed by our vendors based on our estimates of the services received and efforts expended considering a number of factors, including our knowledge of the progress towards completion of the research and development activities; invoicing to date under the contracts; communication from the vendors of any actual costs incurred during the period that have not yet been invoiced; and the costs included in the contracts and purchase orders. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Stock-Based Compensation

Subsequent to the consummation of the Business Combination, we estimate the fair value of our stock option awards using the Black Scholes method utilizing the “simplified method,” for determining the expected life of the award, which is based on the mid-point between the vesting date and the end of the contractual term as all options granted after becoming a public entity will be granted “at-the-money.” We determine the volatility for options granted based on an analysis of reported data for a peer group of companies. The expected volatility of granted options has been determined using a weighted-average of the historical volatility measures of this peer group of companies. We will continue to apply this method until a sufficient amount of historical information regarding the volatility of our own stock price becomes available. Our board of directors determines the fair value of each share of common stock underlying stock-based awards based on the closing price of our common stock as reported by Nasdaq on the date of grant. The risk-free interest rate utilized in our calculations is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common stock

Prior to the consummation of the Business Combination, we measured stock-based awards granted to employees, non-employees and directors based on their fair value on the date of the grant using the Black-Scholes option-pricing model for options or the difference between the purchase price per share of the award, if any, and the fair value of our common stock for restricted common stock awards. As there was not a public market for our common stock prior to becoming publicly traded, the estimated fair value of our common stock was determined by our board of directors as of the date of grant of each option or restricted stock award, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method, or OPM, or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock had value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The hybrid method was a probability-weighted expected return method, or PWERM, where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimated the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value was based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome was discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock was then applied to arrive at an indication of value for the common stock. The Black-Scholes option-pricing model also uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our common stock options, the risk-free interest rate for a period that approximates the expected term of our common stock options, and our expected dividend yield.

Compensation expense for awards is recognized over the requisite service period, which is generally the vesting period of the respective award for employees and directors and the period during which services are performed for non-employees. We use the straight-line method to record the expense of awards with service-based vesting conditions.

We believe our methodologies are reasonable based upon our internal peer company analyses and further supported by transactions involving our preferred stock. If different assumptions had been made, equity-based compensation expense, consolidated net loss and consolidated net loss per share could have been significantly different.

The following table sets forth, by grant date, the number of shares subject to options granted from October 18, 2019 through June 30, 2021, the exercise price per share of the options, the fair value per share on each grant date and the estimated per share fair value of the options:

Grant Date	Number of Common Shares Subject to Options Granted	Exercise Price per Common Share(1)	Fair Value Per Common Share at Grant Date(1)		Estimated Per- Share Fair Value of Options(2)
October 18, 2019	534,000	$0.52	$0.52		$0.33
October 22, 2019	9,000	$0.52	$0.52		$0.30
January 30, 2020	2,171,868	$0.56	$0.56		$0.35
June 2, 2020	1,251,000	$0.62	$0.62		$0.39
October 1, 2020	1,697,500	$1.09	$1.09		$0.67
December 9, 2020	596,000	$1.09	$1.09		$0.67
January 28, 2021	6,805,312	$1.19	$1.81	(3)	$1.30
March 18, 2021	1,010,000	$2.57	$2.57		$1.68
May 19, 2021	805,000	$3.42	$3.42		$2.18

(1)

The exercise price per share of common stock and fair value of our common stock represents the fair value of our common stock on the date of grant, as determined by our board of directors, after taking into account our most recently available contemporaneous valuation of our common stock as well as additional factors that may have changed since the date of such contemporaneous valuation through the date of grant.

(2)	The estimated per share fair value of options reflects the weighted average fair value of options granted on each grant date, determined using the Black-Scholes option-pricing model.
(3)

At the time of the option grants on January 28, 2021, our board of directors determined that the fair value of our common stock of $1.19 per share calculated in the third-party valuation as of December 14, 2020 described above reasonably reflected the per share fair value of our common stock as of the respective grant dates in that period. However, as described below, the fair value of common stock at the date of these grants was adjusted in connection with retrospective fair value assessments for accounting purposes.

In preparing for the issuance of our financial statements for the year ended December 31, 2020, in March 2021, we performed a retrospective fair value assessment and concluded that the fair value of our common shares underlying stock options that we granted on January 28, 2021 was $1.81 per share for accounting purposes. We applied the fair value of our common shares from our retrospective fair value assessment to determine the fair value of these awards and calculate stock-based compensation expense for accounting purposes. This reassessed value was based, in part, upon a third-party valuation of our common shares prepared as of December 14, 2020, inclusive of a retrospective valuation prepared as of January 2021 reflecting the initial BCTG merger offer. The third-party valuation was prepared using an OPM, which used a market approach to determine our enterprise value.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed within the unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus and also in Note 2 to our audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

We had cash, cash equivalents and marketable securities of $198.4 million and $190.3 million as of June 30, 2021 and December 31, 2020, respectively, which consisted of cash, money market funds, U.S. Treasury bills and U.S. government agency bonds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 1% change in interest rates would not have a material effect on the fair market value of our investment portfolio.

Foreign Currency Exchange Risk

Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Effects of Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future.

Emerging Growth Company Status

We are an “emerging growth company,” under the JOBS Act. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities. As an emerging growth company, we may take advantage of certain exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company:

•

we may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our periodic reports and registration statements, including this prospectus;

•	we may avail ourselves of the exemption from providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	we may provide reduced disclosure about our executive compensation arrangements; and

•	we may not require nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments.

We will remain an emerging growth company until the earliest of (i) December 31, 2025, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, provided we have been subject to the Exchange Act for at least 12 calendar months and have filed at least one annual report pursuant to the Exchange Act or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We may choose to take advantage of some but not all of these exemptions.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Amended and Restated Registration and Shareholder Rights Agreement

On the Closing Date, we entered into an Amended and Restated Registration and Stockholder Rights Agreement, or the Amended and Restated Registration and Stockholder Rights Agreement with BCTG Holdings, LLC, or the Sponsor, certain persons and entities holding securities of New Tango, and entities receiving Common Stock pursuant to the Merger Agreement (the foregoing persons and entities, together with other persons or entities who become party to the Amended and Restated Registration and Stockholder Rights Agreement collectively referred to as the Holders), pursuant to which we (i) agreed to register for resale (1) certain shares of Common Stock held by, or issuable upon exercise of options held by, the Holders and (2) any warrants, shares of capital stock or other securities of our company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the shares specified in clause (1) (the securities in clauses (1) and (2) collectively referred to as the Registrable Securities) and (ii) granted certain other registration rights to the Holders.

In particular, the Amended and Restated Registration and Stockholder Rights Agreement provides for the following registration rights:

•

Shelf registration/demand registration rights. No later than 30 calendar days following the Closing Date, we are required to file with the SEC, a shelf registration statement registering the resale of the Registrable Securities, and use our commercially reasonable efforts to have such registration statement declared effective by the SEC within a specified period. At any time and from time to time when an effective shelf registration statement is on file with the SEC, a Holder may request to sell all or any portion of such Holder’s Registrable Securities by means of an underwritten takedown off of the shelf registration statement, except that we are only obligated to effect such underwritten shelf takedown if such offering will include Registrable Securities proposed to be sold by the requesting Holder, either individually or together with other requesting Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20.0 million. Additionally, we are not required to effect more than one underwritten shelf takedown in any six-month period.

•

Piggyback registration rights. Subject to exceptions for certain offerings and registration statements, if at any time, we propose to file a registration statement under the Securities Act in connection with an offering of our equity securities or securities or other obligations exercisable or exchangeable for, or convertible into, our equity securities, either for our own account or for the account of our stockholders, the Holders are entitled to include their Registrable Securities in such registration statement.

•

Expenses and indemnification. The fees, costs and expenses of registrations pursuant to the registration rights granted to the Holders under the Amended and Restated Registration and Stockholder Rights Agreement will be borne by us, except that underwriting discounts and selling commissions, brokerage fees, and certain other incremental selling expenses will be borne by the holders of the shares being registered. The Amended and Restated Registration and Shareholder Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of Registrable Securities in the event of material misstatements or omissions in the registration statement attributable to us, and holders of Registrable Securities are obligated to indemnify us for material misstatements or omissions attributable to them.

Our securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities are freely saleable under Rule 144 under the Securities Act without any volume limitations or (iii) such securities shall have ceased to be outstanding.

The Amended and Restated Registration and Stockholder Rights Agreement shall terminate on the earlier of (i) the 10th anniversary of the date of the agreement and (ii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.

The foregoing description of the Amended and Restated Registration and Stockholder Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Registration and Stockholder Rights Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Lock-Up Agreements

In connection with the Merger, on the Closing Date, we entered into lock-up agreements with our directors, officers and certain of our stockholders, or collectively, the Lockup Holders. The terms of the lock-up agreements provide for the Common Stock held by the Lockup Holders as of immediately after the effective time of the Business Combination to be subject to transfer restrictions for a period of 180 days after the Closing Date, subject to certain exceptions.

The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by the full text of the form of lock-up agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Certain Relationships and Related Person Transactions — BCTG

Founders Shares

On June 4, 2020, BCTG issued 3,593,750 shares of common stock to the Sponsor in exchange for a payment of $25,000. We refer to such issued shares in this prospectus as the Founder Shares. On September 2, 2020, BCTG declared a dividend of 0.16 shares for each outstanding share of common stock (an aggregate of 575,000 shares), resulting in an aggregate of 4,168,750 Founder Shares outstanding. The Sponsor had agreed to forfeit up to an aggregate of 543,750 Founders Shares, so that the Founders Shares would represent 20% of BCTG’s issued and outstanding shares after BCTG’s initial public offering, to the extent the underwriters’ over-allotment option was not exercised in full or in part. On September 8, 2020, the underwriters exercised their 15% over-allotment option in full; thus, the Founders Shares were no longer subject to forfeiture. The Sponsor currently owns an aggregate of 4,493,450 shares of our common stock, and its independent directors and advisors collectively own 208,800 shares of our common stock.

The initial stockholders have agreed not to transfer, assign or sell any of their Founders Shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of the Business Combination or (ii) the date on which the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or earlier if, subsequent to the Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Shares

Concurrently with the closing of BCTG’s initial public offering, the Sponsor purchased 533,500 Private Shares, at a price of $10.00 per share, in a private placement for an aggregate purchase price of approximately $5.3 million. The Private Shares are identical to the shares of common stock sold in BCTG’s initial public offering, subject to certain limited exceptions.

Related Party Loans

On May 21, 2020 and June 10, 2020, the Sponsor agreed to loan BCTG up to $25,025 and $274,975, respectively, for an aggregate amount of $300,000 to be used for the payment of costs related to BCTG’s initial public offering pursuant to a promissory note, or each, a Note, and collectively, the Notes. The Notes were non-interest bearing, unsecured and due upon the date BCTG consummated its initial public offering. BCTG borrowed approximately $127,000 under the Notes and repaid the Notes in full on September 10, 2020.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the initial stockholders, officers and directors and their affiliates could have, but were not obligated to, loan BCTG funds as may be required, or the Working Capital Loans. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of the notes may be converted upon consummation of the Business Combination into additional private placement shares at a conversion price of $10.00 per share. If BCTG did not complete a business combination, the loans would not be repaid. Such private placement shares would be identical to the Private Shares. BCTG did not have any borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on September 2, 2020, BCTG’s prospectus, BCTG agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the Business Combination, BCTG ceased paying these monthly fees. For the period from May 21, 2020 (inception) through the completion of the Business Combination, BCTG incurred approximately $110,000 related to these services. As of the date hereof, no amounts are payable related to this agreement.

Share Purchase Commitment

The Sponsor entered into an agreement to purchase an aggregate of at least 2,500,000 shares of BCTG’s common stock for an aggregate purchase price of $25.0 million, or $10.00 per share, prior to, concurrently with, or following the closing of the Business Combination in a private placement. The funds from such private placement could be used as part of the consideration to the sellers in the Business Combination, and any excess funds from such private placement may be used for working capital in the post-transaction company.

PIPE Financing

At Closing, PIPE Investors subscribed for and purchased an aggregate of 18,610,000 shares of Common Stock at a price of $10.00 per share for aggregate gross proceeds of $186,100,000.

Certain Relationships and Related Person Transactions — Old Tango

The following is a summary of transactions since January 1, 2018 or any currently proposed transactions to which have been or will be a participant, in which:

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation” or that were approved by its compensation committee.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

Series B Preferred Stock Financing

On April 7, 2020, Old Tango entered into a Series B Preferred Stock Purchase Agreement, or the Series B Purchase Agreement, pursuant to which Old Tango issued 45,372,050 shares of its Series B Preferred Stock for a per share price of $1.3224, for aggregate gross proceeds in the amount of $60.0 million in two closings. The first closing of the Series B Preferred Stock financing occurred on April 7, 2020, and the second closing of the Series B Preferred Stock financing occurred on March 11, 2021. The following holders of more than 5% of Old Tango’s capital stock participated in the Series B Preferred Stock financing.

Name of 5% Tango Stockholder	Number of Series B Preferred Stock Purchased – First Closing	Aggregate Purchase Price – First Closing	Number of Series B Preferred Stock Purchased – Second Closing	Aggregate Purchase Price – Second Closing
Boxer Capital, LLC and affiliated entities(1)	8,507,260	$11,250,000.63	8,507,260	$11,250,000.63
Casdin Capital	1,890,502	$2,499,999.85	1,890,502	$2,499,999.85
Cormorant Asset Management and affiliated entities(2)	3,781,004	$4,999,999.70	3,781,004	$4,999,999.70
Hillhouse Capital	4,726,255	$6,249,999.62	4,726,255	$6,249,999.62

(1)

Includes Boxer Capital LLC, which purchased 8,417,650 shares at the first closing and 8,417,650 shares at the second closing; and MVA Investors, LLC, which purchased 89,610 shares at the first closing and 89,610 shares at the second closing. Aaron Davis, a member of our board of directors, is Chief Executive Officer of Boxer Capital, LLC. Boxer Capital, LLC and Mr. Davis are each affiliated with BCTG and the Sponsor.

(2)

Includes Cormorant Private Healthcare Fund II, LP, which purchased 3,027,828 shares at the first closing and 3,027,828 shares at the second closing; Cormorant Global Healthcare Master Fund, LP, which purchased 707,048 shares at the first closing and 707,048 shares at the second closing; and CRMA SPV, LP, which purchased 46,128 shares at the first closing and 46,128 shares at the second closing.

Series B-1 Preferred Stock Financing

On August 17, 2020, Old Tango held the closing of its Series B-1 Preferred Stock financing, pursuant to its Series B-1 Preferred Stock Purchase Agreement, or the Series B-1 Purchase Agreement, at which Old Tango issued 27,152,255 shares of its Series B-1 Preferred Stock for a per share price of $1.885, for aggregate gross proceeds in the amount of $51.2 million. The following holders of more than 5% of Old Tango’s capital stock participated in the Series B-1 Preferred Stock financing.

Name of 5% Tango Stockholder	Number of Series B-1 Preferred Stock	Aggregate Purchase Price
Boxer Capital, LLC and affiliated entities(1)	3,511,769	$6,519,684.57
Casdin Capital	7,957,852	$15,000,551.02
Cormorant Asset Management and affiliated entities(2)	1,560,786	$2,942,081.61
Hillhouse Capital	1,950,983	$3,677,602.96
Gilead Sciences, Inc.	10,610,079	$19,999,998.92

(1)

Includes Boxer Capital LLC, which purchased 3,392,141 shares; and MVA Investors, LLC, which purchased 119,628 shares. Aaron Davis, a member of our Board of Directors, is Chief Executive Officer of Boxer Capital, LLC. Boxer Capital, LLC and Mr. Davis are each affiliated with BCTG and the Sponsor.

(2)	Includes Cormorant Private Healthcare Fund II, LP, which purchased 1,235,518 shares; and Cormorant Global Healthcare Master Fund, LP, which purchased 325,268 shares.

Gilead Collaboration Agreement

In October 2018, we entered into a Collaboration and License Agreement with Gilead Sciences, Inc. which collaboration was amended and restated on August 17, 2020, concurrently with the closing of the Series B-1 Preferred Stock financing in which Gilead Sciences, Inc. participated. Gilead Sciences, Inc. holds 5% or more of our capital stock. See the section titled “Business — Collaboration and License Agreements — Collaboration and License Agreement with Gilead Sciences” for more information.

Investors Rights Agreement

In connection with the initial closing of the Series B Preferred Stock financing, Old Tango entered into an Amended and Restated Investors Rights Agreement, or the Investors Rights Agreement with certain of its investors, including its 5% stockholders. Pursuant to the Investors Agreement, the investors were granted certain demand and registration rights as well as certain information rights. In connection with the Merger, the Investors Rights Agreement was terminated at the closing of the Business Combination.

Voting Agreement

In connection with the initial closing of the Series B Preferred Stock financing, Old Tango entered into an Amended and Restated Voting Agreement, or the Voting Agreement with certain of its investors, including its 5% stockholders. Pursuant to the Investors Agreement, certain investors were given the right to designate certain members of Old Tango’s board of directors. In connection with the Merger, the Voting Agreement was terminated at the closing of the Business Combination.

Indemnification Agreements

We are party to indemnity agreements with our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such persons in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Policies for Approval of Related Party Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more our capital stock and their affiliates, or each, related party. Prior to the transaction, the material facts as to the related party’s relationship or interest in the transaction are disclosed to our board of directors prior to their consideration of such transaction, and the transaction is not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approve the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

Policies and Procedures for Related Party Transactions

We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our officers or directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our charter, the audit committee has the responsibility to review related party transactions.

MANAGEMENT

The following sets forth certain information, as of the date of this prospectus, concerning our directors and executive officers.

Name	Age	Position
Barbara Weber, M.D.	65	President, Chief Executive Officer and Class III Director
Daniella Beckman	43	Chief Financial Officer
Alan Huang, Ph.D.	48	Chief Scientific Officer
Alexis Borisy	49	Class III Director and Chair
Lesley Calhoun	55	Class I Director
Aaron Davis	43	Class III Director
Reid Huber Ph.D.	49	Class I Director
Malte Peters, M.D.	59	Class II Director
Mace Rothenberg, M.D.	64	Class II Director

Executive Officers

Barbara Weber, M.D. has served as our President and Chief Executive Officer since March 2017. Dr. Weber has been a Venture Partner at Third Rock Ventures since March 2015. Previously, Dr. Weber served as Senior Vice President, Oncology Translational Medicine, Novartis from 2009 to 2015, Vice President, Oncology, GSK from 2005 to 2009 and Professor, Medicine and Genetics, University of Pennsylvania from 1994 to 2005. Dr. Weber has served on the board of directors of Revolution Medicines, Inc. (NASDAQ: RVMD), a biotechnology company, since April 2018 and Fog Pharma, a private biopharmaceutical company, since October 2018. Dr. Weber received a B.S. in Chemistry and an M.D. from the University of Washington, was a resident in internal medicine at Yale University and fellow in Medical Oncology at the Dana Farber Cancer Institute. We believe Dr. Weber qualifies to serve on our board based on her position as our President and Chief Executive Officer, her leadership experience and her extensive experience in the biopharmaceutical industry.

Daniella Beckman has served as our Chief Financial Officer since September 2019 and served as our interim Chief Financial Officer from October 2016 to August 2019. Prior to joining us, she provided consulting and interim chief financial officer services for early-stage biotechnology companies since November 2015. Previously, Ms. Beckman was the Chief Financial Officer of Idenix Pharmaceuticals, Inc., a biopharmaceutical company, from June 2011 until it was acquired by Merck & Co., Inc., a pharmaceutical company, in August 2014. Ms. Beckman has served on the board of directors of Translate Bio, Inc., a clinical-stage mRNA therapeutics company, since October 2017, on the board of directors of 5:01 Acquisition Corp, a special purpose acquisition company, since October 2020 and on the board of directors of Vor Biopharma Inc., a cell therapies company, since July 2020. Ms. Beckman holds a B.S. in business administration-accounting from Boston University. She is also a certified public accountant in Massachusetts.

Alan Huang, Ph.D., has served as our Chief Scientific Officer since April 2018. Before being appointed as Chief Scientific officer, Dr. Huang served as Senior Vice President, Head of Biology. From 2016 to 2017, he served as a consultant at Third Rock Ventures. Previously, Dr. Huang was Senior Director and interim Global Head of Oncology Translational Research at Novartis Institute for Biomedical Research. Prior to joining Novartis, Dr. Huang was a senior scientist at Millennium Pharmaceuticals, Inc. Dr. Huang obtained his B.S. in biochemistry from Fudan University and his doctorate in biochemistry & molecular biology from the University of South Alabama. He completed a postdoctoral fellowship at Schepen’s Eye Research Institute of Harvard Medical School.

Non-Employee Directors

Alexis Borisy has served as a member of our board of directors since our founding in 2017. Since June 2019, Mr. Borisy has served as Chief Executive Officer and chairman of EQRx, Inc., a biotechnology company. From

2010 to June 2019, Mr. Borisy was a partner at Third Rock Ventures, a series of venture capital funds investing in life science companies. Mr. Borisy co-founded Blueprint Medicines Corporation (NASDAQ: BPMC), a biopharmaceutical company, and served as its Interim Chief Executive Officer from 2013 to 2014 and has served as a member of its board of directors since 2011. Mr. Borisy co-founded Foundation Medicine, Inc. and served as its Interim Chief Executive Officer from 2009 to 2011 and served as a member of its board of directors from 2009 to July 2018, until its acquisition by Roche. In addition, during the past five years Mr. Borisy has served as a member of the board of directors of various public companies, including Relay Therapeutics, Inc. (NASDAQ: RLAY), Revolution Medicines, Inc. (NASDAQ: RVMD), Magenta Therapeutics, Inc. (NASDAQ: MGTA) and Editas Medicine, Inc. (NASDAQ: EDIT). Mr. Borisy received an A.B. in Chemistry from the University of Chicago and an A.M. in Chemistry and Chemical Biology from Harvard University. We believe Mr. Borisy’s extensive experience as an executive of, and working with and serving on the boards of directors of, multiple biopharmaceutical and life sciences companies, his educational background and his experience working in the venture capital industry provide him with the qualifications and skills necessary to serve as a member of our board of directors.

Lesley Ann Calhoun has served as a member of our board of directors since March 2021. Since June 2020, Ms. Calhoun has served as Executive Vice President and Chief Financial Officer at Aligos Therapeutics, Inc., a clinical stage biopharmaceutical company. From August 2016 to June 2020, Ms. Calhoun served as Senior Vice President of Finance & Administration and Chief Accounting Officer at Global Blood Therapeutics, Inc. From January 2013 to September 2015, Ms. Calhoun served as Vice President of Finance at Hyperion Therapeutics, Inc., a commercial pharmaceutical company, which was acquired by Horizon Pharma plc, a biopharmaceutical company, in May 2015. Prior to Horizon Pharma, Ms. Calhoun served as Senior Director of Finance and Corporate Controller at Theravance, Inc., a biopharmaceutical company, from August 2005 to January 2013. Prior to Theravance, Ms. Calhoun held various senior finance positions of increasing responsibility where she oversaw all aspects of finance and accounting operations for U.S. and multinational, publicly-traded and pre-IPO stage technology companies and in the biopharmaceutical industry. Earlier in her career, Ms. Calhoun was a member of the audit practice of Deloitte & Touche LLP from 1989 to 2001. Ms. Calhoun holds a B.S. in business administration with a concentration in accounting from San Francisco State University and is a Certified Public Accountant (inactive). We believe that Ms. Calhoun’s financial and accounting expertise and her experience in the finance and life sciences industries qualify her to serve as a member of our board of directors.

Aaron Davis has served as a member of our board of directors since April 2020. Mr. Davis has been the Chief Executive Officer of Boxer Capital, the healthcare arm of Tavistock Group, since 2012. He co-founded Boxer Capital in 2005 and, prior to being appointed Chief Executive Officer in 2012, served as Portfolio Manager. Prior to the Business Combination, Mr. Davis was the Chairman and Chief Executive Officer of BCTG Acquisition Corp., our predecessor company. He has also served as Executive Chairman of CiVi Biopharma Holdings, Inc. since 2016, as a member of the board of directors of Odonate Therapeutics, Inc. (NASDAQ: ODT) since December 2016; as a member of the board of directors of Mirati Therapeutics, Inc. (NASDAQ: MRTX) since December 2018 and as a member of the board of directors of iTeos Therapeutics, Inc. (NASDAQ: ITOS) since 2020. From 2000 to 2004, Mr. Davis worked in the Global Healthcare Investment Banking and Private Equity Groups at UBS Warburg, LLC. Mr. Davis holds an M.A. in biotechnology from Columbia University and a B.B.A. degree in finance from Emory University. We believe that Mr. Davis’s experience serving as a director of multiple biotechnology companies and his knowledge of funds specializing in the area of life sciences makes him qualified to serve as a member of our board of directors.

Reid M. Huber, Ph.D., has served as a member of our board of directors since July 2019. Dr. Huber has served as a Partner at Third Rock Ventures since December 2018. From April 2014 to December 2018, Dr. Huber served as Executive Vice President and Chief Scientific Officer at Incyte Corporation, a pharmaceutical company. From 2002 to 2014, Dr. Huber held various roles of increasing responsibility at Incyte. Prior to joining Incyte, Dr. Huber held scientific research positions at DuPont Pharmaceuticals and Bristol-Myers Squibb from 1997 to 2002. Dr. Huber has served on the board of directors of Bellicum Pharmaceuticals, Inc. (NASDAQ: BLCM) since October 2014 and also currently serves on the board of MOMA Therapeutics, Asher Bio, Insitro and The American Cancer Society Dr. Huber received his Ph.D. in molecular genetics from the Washington University School of Medicine and held pre- and post-doctoral fellowships at the National Institutes of Health. We believe that Dr. Huber’s extensive background in the pharmaceutical industry and senior management experience qualify him to serve on our board of directors.

Malte Peters, M.D., has served on our board of directors since September 2018. Since March 2020, Dr. Peters has served as Chief Research and Development Officer of MorphoSys AG, a biopharmaceutical company, and prior to that served as its Chief Development Officer and member of its management board since March 2017. Prior to his time at MorphoSys, Dr. Peters served as the Global Head of Clinical Development of the Biopharmaceuticals Business Unit at Sandoz International. From 2004 to 2015, he served as Clinical Head and Site Head for Basel and East Hanover in the Department of Oncology Translational Medicine at Novartis. Dr. Peters has also held teaching appointments in Internal Medicine and Biochemistry at the University of Mainz, Germany, served as Research Scientist at the Amgen Research Institute in Toronto, Canada, as Director of Cancer Research at Merck KGaA and as Medical Director at Micromet AG. Dr. Peters received his Doctor of Medicine from the Freie Universität Berlin, Germany, and was trained at the Universities of Padova, Italy, and Bochum and Berlin, Germany. After scientific work at different universities he habilitated in Internal Medicine at the University of Mainz, Germany. We believe Dr. Peters’ extensive knowledge of the biotechnology industry makes him qualified to serve on our board of directors.

Mace Rothenberg, M.D., has served on our board of directors since March 2021. Dr. Rothenberg was previously at Pfizer, Inc., a pharmaceutical company, where he served as Chief Medical Officer and Head of Worldwide Medical and Safety from 2019 to 2021, Chief Development Officer for Oncology from 2016 to 2018, and Senior Vice President for Clinical Development and Medical Affairs for Pfizer Oncology from 2008 to 2016. Prior to joining Pfizer, Dr. Rothenberg spent 25 years in academia, serving on the faculties of the University of Texas Health Science Center — San Antonio and Vanderbilt University Medical Center. Dr. Rothenberg is a fellow of the American College of Physicians and the American Society of Clinical Oncology and is board-certified in Internal Medicine and Medical Oncology. Dr. Rothenberg received his B.A from the University of Pennsylvania, his M.D. from the New York University School of Medicine, completed his residency in Internal Medicine at Vanderbilt University and his fellowship in Medical Oncology at the National Cancer Institute. We believe Dr. Rothenberg’s industry experience and life science expertise make him qualified to serve on our board of directors.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Our Board of Directors

Our board of directors is divided into three staggered classes of directors, with each director assigned to one of the three classes. At each annual meeting of our stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2022 for Class I directors, 2023 for Class II directors and 2024 for Class III directors. Lesley Calhoun and Reid Huber currently serve as our Class I directors, Malte Peters and Mace Rothenberg currently serve as our Class II directors and Alexis Borisy, Aaron Davis and Barbara Weber currently serve as our Class III directors.

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed solely and exclusively by a resolution adopted from time to time by our board of directors.

The division of our board of directors into staggered classes may delay or prevent stockholder efforts to effect a change of our management or a change in our control.

Director Independence

The rules of the Nasdaq require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an executive officer or employee of our company or any other individual having a relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. Our board of directors has determined that each individual who serves on our board, other than Dr. Weber, qualifies as an independent director under the rules of Nasdaq and the SEC.

Committees of the Board of Directors

Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a written charter adopted by our board of directors. The current members of our audit committee are Lesley Calhoun, Mace Rothenberg and Alexis Borisy, and Lesley Calhoun serves as the chairperson of the audit committee. The current members of our compensation committee are Malte Peters, Mace Rothenberg and Alexis Borisy, and Malte Peters is the chairperson of the compensation committee. The current members of our nominating and corporate governance committee are Reid Huber, Aaron Davis, and Lesley Calhoun, and Reid Huber is the chairperson of the nominating and corporate governance committee. The composition and functioning of all of our standing committees comply with all applicable requirements of the Sarbanes-Oxley Act, Nasdaq and SEC rules and regulations. Each of our standing committees’ charter is available on our website at https://www.tangotx.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only.

Audit Committee

The audit committee currently consists of Lesley Calhoun, Mace Rothenberg and Alexis Borisy. Our board has determined that each member of our audit committee is independent under Nasdaq listing standards and Rule 10A-3(b)(1) under the Exchange Act. The chairperson of the audit committee is Lesley Calhoun. Our board has determined that Lesley Calhoun is an “audit committee financial expert” within the meaning of SEC regulations. Our board has also determined that each member of the audit committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, our board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The primary purpose of our audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	helping our board of directors oversee corporate accounting and financial reporting processes;

•	managing the selection, engagement and qualifications of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing policies on financial risk assessment and financial risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee currently consists of Malte Peters, Mace Rothenberg and Alexis Borisy. Our board has determined each member of our compensation committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Code. The chairperson of the compensation committee is Malte Peters. The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.

Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board approve, the compensation of our executive officers and senior management;

•	reviewing and recommending to our board the compensation of our directors;

•	reviewing and approving, or recommending that our board approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

•

reviewing, approving, amending and terminating, or recommending that our board approve, amend or terminate, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

•	reviewing and establishing general policies relating to compensation and benefits of our employees; and

•	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Reid Huber, Aaron Davis, and Lesley Calhoun. Our board has determined each member is independent under Nasdaq listing standards. The chairperson of the nominating and corporate governance committee is Reid Huber.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that our board approve, nominees for election to our board;

•	evaluating the performance of our board and of individual directors;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans; and

•	developing and making recommendations to our board regarding corporate governance guidelines and matters.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board does not have a standing risk management committee, but rather administers this oversight function directly through our board as a whole, as well as through various standing committees of our board that address risks inherent in their respective areas of oversight. In particular, our board is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for considering and discussing our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Ethics

We have adopted a Code of Conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Conduct is available on our website at https://www.tangotx.com. Information contained on or accessible through such website is not a part of this prospectus, and the inclusion of the website address in this prospectus is an inactive textual reference only. We intend to disclose any amendments to the Code of Conduct, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

EXECUTIVE COMPENSATION

Executive Compensation Overview

Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of our Chief Executive Officer and President and our other executive officers identified in the 2020 Summary Compensation Table below, who we refer to as our named executive officers, has consisted of a combination of base salary, bonuses and long-term incentive compensation in the form of restricted common stock awards and incentive stock options. Our named executive officers who are full-time employees, like all other full-time employees, are eligible to participate in our retirement and health and welfare benefit plans. As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, we expect to review executive compensation annually with input from a compensation consultant. As part of this review process, we expect our board of directors and our compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive with our peers. In connection with our executive compensation program, we will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.

The following table shows the total compensation awarded to, earned by, or paid to during the year ended December 31, 2020 to (i) our principal executive officer and (ii) our two next most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended December 31, 2020.

Our named executive officers for fiscal year 2020 are:

•	Barbara Weber, M.D., our President and Chief Executive Officer;

•	Daniella Beckman, our Chief Financial Officer; and

•	Alan Huang, Ph.D., our Chief Scientific Officer.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards(3) ($)		Non-Equity Incentive Plan Compensation(6) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Barbara Weber, M.D.(5) President and Chief Executive Officer	2020	$491,617	—	—	$227,622		$226,194	—	$12,788	(7)	$958,221
Daniella Beckman Chief Financial Officer	2020	$323,447(2)	—	—	$368,323	(4)	$131,828	—	$10,776	(8)	$834,374
Alan Huang, Ph.D. Chief Scientific Officer	2020	$373,806	—	—	$70,566		$135,769	—	$9,376	(9)	$589,517

(1)	Salary amount represents actual amounts paid during 2020. See “— Narrative Disclosures to the Summary Compensation Table — Base Salaries” below.
(2)

Ms. Beckman earned a base salary of $288,000 for the period between January 1, 2020 and June 30, 2020, which reflected her part-time status. Upon her appointment to full-time on July 1, 2020, her salary was increased to $360,000. Her base salary and bonus were prorated to reflect her partial year of full-time employment from July 1, 2020 through December 31, 2020.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2020 computed in accordance with ASC 718 for share-based compensation transactions. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options or the sale of the shares of common stock underlying such stock options. We provide information regarding the assumptions used to calculate the value of all stock options made to our named executive officers in Note 11 to our audited financial statements included elsewhere in this prospectus.
(4)	The amounts reflected include an increase to Ms. Beckman’s stock options to reflect her appointment to full-time status, effective on July 1, 2020.
(5)	Dr. Weber also serves as a member of our board of directors but does not receive any additional compensation for her service as a director.
(6)

Reflects performance-based cash bonuses awarded to our named executive officers. See “— Non-equity incentive plan compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.

(7)

The amounts reported reflect $4,320 of commuter benefits, $2,865 of health benefits and life & disability insurance and $5,603 of expenses for phone services and home office expenses that we paid for on behalf of Dr. Weber.

(8)

The amounts reported reflect $4,320 of commuter benefits, $1,684 for life & disability premiums and $4,772 of expenses for phone services and home office expenses that we paid for on behalf of Ms. Beckman.

(9)

The amounts reported reflect $4,320 of commuter benefits, $1,684 for life & disability premiums and $3,372 of expenses for phone services and home office expenses that we paid for on behalf of Dr. Huang.

Narrative Disclosures to the Summary Compensation Table

Our board of directors reviews compensation annually for all employees, including our named executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, historical compensation level of our executives, individual performance as compared to our expectations and objectives, our desire to motivate employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to value creation for our company.

Base Salaries

The annual base salaries of our named executive officers are generally determined, approved and reviewed periodically by our compensation committee in order to compensate our named executive officers for their satisfactory performance of duties to our company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

Name	2020 Base Salary ($)	2021 Base Salary ($)
Barbara Weber, M.D.	$491,617	$526,000
Daniella Beckman(1)	$360,000	$390,000
Alan Huang, Ph.D.	$373,806	$411,000

(1)	Ms. Beckman transitioned to full-time employment on July 1, 2020 and her salary was adjusted to reflect her employment status with our company.
(2)	2021 Base Salary is effective as of August 10, 2021.

Non-Equity Incentive Plan Compensation

Our bonus program is intended to recognize and reward associates for achieving established objectives that are linked to our growth and success, thereby allowing them to share in our performance based on corporate and individual accomplishments. Early in 2020, our board of directors determined a number of company performance goals for fiscal 2020 pertaining to (i) Early-stage target discovery efforts of 30% (ii) Drug discovery efforts, including the development efforts for our TNG908 program of 55% and (iii) Corporate Strategy and organizational objectives of 15%.

Name	2020 Bonus Target (%)	2021 Bonus Target (%)
Barbara Weber, M.D.	40%	50%
Daniella Beckman	35%	40%
Alan Huang, Ph.D.	35%	40%

(1)	2021 Bonus Target is effective as of August 10, 2021.

Dr. Weber, Ms. Beckman and Dr. Huang all earned bonuses as set forth in the 2020 Summary Compensation Table. Theses bonuses were based on specified company and individual performance metrics which were approved by our board of directors.

Equity Incentive Compensation

Our equity-based incentive awards granted to our named executive officers are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers.

We have historically used stock options as an incentive for long-term compensation to our executive officers because the stock options allow our executive officers to profit from this form of equity compensation only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. We may grant equity awards at such times as our board of directors or compensation committee determines appropriate. Our executives generally are awarded an initial grant in the form of stock options in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving corporate goals or to reward certain performance. Our stock options typically vest as to 25% of the underlying shares on the first anniversary of the vesting commencement date and in 36 equal monthly installments over the following three years, subject to the holder’s continued employment with us. From time to time, the board of directors may also construct alternative vesting schedules as it determines are appropriate to motivate particular employees. All options are granted with an exercise price that is no less than the fair market value of our common stock on the date of such grant of such award.

Prior to the Business Combination, we granted all stock options pursuant to our 2017 Plan (as defined herein). The terms of our equity plans are described below under “Equity Plans.”

Executive Compensation Arrangements

We initially entered into an offer letter with each of our named executive officers in connection with such officer’s employment with us, which set forth the terms and conditions of such officer’s employment, including base salary, target annual bonus opportunity, initial equity awards and standard employee benefit plan participation. Effective upon the closing of the Business Combination, we entered into an employment agreements with each of Dr. Weber, Ms. Beckman and Dr. Huang that replaced the offer letters and provide for specified payments and benefits in connection with a termination of employment in certain circumstances. Our goal in providing these severance and change in control payments and benefits is to offer sufficient cash continuity protection such that the named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. The employment agreements with our named executive officers will require the named executive officers to execute a separation agreement containing a general release of claims in our favor to receive any severance payments and benefits. The material terms of the employment agreements with Dr. Weber, Ms. Beckman and Dr. Huang are summarized below.

Barbara Weber, M.D.

Effective upon the closing of the Business Combination, we entered into a new employment agreement with Dr. Weber. Under Dr. Weber’s employment agreement, or the Weber Employment Agreement, Dr. Weber will serve as our Chief Executive Officer on an at-will basis. Dr. Weber’s base salary is $526,000, which is subject to periodic review and adjustment, and she will be eligible to earn an annual bonus with a target amount equal to 50% of her base salary. Dr. Weber is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Weber Employment Agreement, in the event that her employment is terminated by us without “cause” or Dr. Weber resigns for “good reason” (as each term is defined in the Weber Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) she will be entitled to receive base salary continuation for 12 months following termination, (ii) she will be entitled to receive a prorated portion of her target annual cash incentive compensation for the year of termination, payable over the 12 months following termination, (iii) subject to Dr. Weber’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Weber had she remained employed with us until the earliest of (A) 12 months following termination, (B) Dr. Weber’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Weber’s COBRA health continuation period, and (iv) acceleration by 12 months of the unvested portion of all stock options and other stock-based awards subject solely to time-based vesting held by Dr. Weber.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Weber’s employment is terminated by us without cause or Dr. Weber resigns for good reason on or within 12 months following a “change in control” (as defined in the Weber Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) she will be entitled to receive a lump sum in cash equal to 1.5 times Dr. Weber’s then-current annual base salary (or Dr. Weber’s annual base salary in effect immediately prior to the change in control, if higher), (ii) she will be entitled to receive a lump sum in cash equal to 1.5 times Dr. Weber’s target annual cash incentive compensation for the year of termination, (iii) subject to Dr. Weber’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Weber had she remained employed with us until the earliest of (A) 18 months following termination, (B) Dr. Weber’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Weber’s COBRA health continuation period, and (iv) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Dr. Weber shall be accelerated.

Daniella Beckman

Effective upon the closing of the Business Combination, we entered into a new employment agreement with Ms. Beckman. Under Ms. Beckman’s employment agreement, or the Beckman Employment Agreement, Ms. Beckman will serve as our Chief Financial Officer on an at-will basis. Ms. Beckman’s base salary is $390,000, which is subject to periodic review and adjustment, and she will be eligible to earn an annual bonus with a target amount equal to 40% of her base salary. Ms. Beckman is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Beckman Employment Agreement, in the event that her employment is terminated by us without “cause” or Ms. Beckman resigns for “good reason” (as each term is defined in the Beckman Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) she will be entitled to receive base salary continuation for 12 months following termination, and (ii) subject to Ms. Beckman’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Ms. Beckman had she remained employed with us until the earliest of (A) 12 months following termination, (B) Ms. Beckman’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Ms. Beckman’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Ms. Beckman’s employment is terminated by us without cause or Ms. Beckman resigns for good reason on or within 12 months following a “change in control” (as defined in the Beckman Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) she will be entitled to receive a lump sum in cash equal to 1.0 times Ms. Beckman’s then-current annual base salary (or Ms. Beckman’s annual base salary in effect immediately prior to the change in control, if higher), (ii) she will be entitled to receive a lump sum in cash equal to Ms. Beckman’s target annual cash incentive compensation for the year of termination, (iii) subject to Ms. Beckman’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Ms. Beckman had she remained employed with us until the earliest of (A) 12 months following termination, (B) Ms. Beckman’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Ms. Beckman’s COBRA health continuation period, and (iv) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Ms. Beckman shall be accelerated.

Alan Huang, Ph.D.

Effective upon the closing of the Business Combination, we entered into a new employment agreement with Dr. Huang. Under Dr. Huang’s employment agreement, or the Huang Employment Agreement, Dr. Huang will serve as our Chief Scientific Officer on an at-will basis. Dr. Huang’s base salary is $411,000, which is subject to periodic review and adjustment, and he will be eligible to earn an annual bonus with a target amount equal to 40% of his base salary. Dr. Huang is eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Huang Employment Agreement, in the event that his employment is terminated by us without “cause” or Dr. Huang resigns for “good reason” (as each term is defined in the Huang Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) he will be entitled to receive base salary continuation for 12 months following termination, and (ii) subject to Dr. Huang’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Huang had he remained employed with us until the earliest of (A) 12 months following termination, (B) Dr. Huang’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Huang’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Huang’s employment is terminated by us without cause or Dr. Huang resigns for good reason on or within 12 months following a “change in control” (as defined in the Huang Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) he will be entitled to receive a lump sum in cash equal to 1.0 times Dr. Huang’s then-current annual base salary (or Dr. Huang’s annual base salary in effect immediately prior to the change in control, if higher), (ii) he will be entitled to receive a lump sum in cash equal to Dr. Huang’s target annual cash incentive compensation for the year of termination, (iii) subject to Dr. Huang’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Huang had he remained employed with us until the earliest of (A) 12 months following termination, (B) Dr. Huang’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Huang’s COBRA health continuation period, and (iv) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Dr. Huang shall be accelerated.

Outstanding Equity Awards at 2020 Fiscal Year-End

		Option Awards						Stock Awards
Name and Principal Position	Grant Date(1)	Vesting Commence ment Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (UnExercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Barbara Weber, M.D. President and Chief Executive Officer	7/30/2017	6/13/2017	—	—		—	—	—	403,208	(3)	$479,818	—	—
	1/24/2019	1/1/2019	309,125	336,007	(6)	—	$0.52	1/24/2029	—		—	—	—
	1/30/2020	1/1/2020	—	645,132	(6)	—	$0.56	1/30/2030	—		—	—	—
Daniella Beckman Chief Financial Officer	10/18/2019	9/10/2019	152,187	334,813	(7)	—	$0.52	10/18/2029	—		—	—	—
	1/30/2020	11/1/2019	44,010	118,490	(7)	—	$0.56	1/30/2020	—		—	—	—
	10/1/2020	7/1/2020	20,885	179,615	(8)	—	$1.09	10/1/2030	—		—	—	—
Alan Huang, Ph.D. Chief Scientific Officer	3/16/2017	3/16/2017	—	—		—	—	—	18,750	(4)	$22,313	—	—
	4/12/2018	1/1/2018	182,291	67,709	(7)	—	$0.47	4/11/2028	—		—	—	—
	4/12/2018	4/1/2018	216,666	108,334	(7)	—	$0.47	4/11/2028	—		—	—	—
	1/24/2019	1/1/2019	95,833	104,167	(6)	—	$0.52	1/24/2029	—		—	—	—
	1/30/2020	1/1/2020	—	200,000	(6)	—	$0.56	1/30/2030	—		—	—	—

(1)	All of the awards in this table were granted under our 2017 Plan.
(2)

All of the option awards listed in the table were granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. The fair market value has been determined by independent valuation experts and determined in good faith by our board of directors.

(3)

These shares represent the unvested amount of restricted stock awards granted in July 2017. The total award grant was 3,225,660 and vested 25% after the first anniversary and monthly over the next 36 months. These shares are subject to Dr. Weber’s continued employment in our company and the unvested amount is subject to repurchase by us if no longer employed.

(4)	There was no public market value for our common stock as of December 31, 2020. Market value as of December 31, 2020 was determined as $1.19/share, as determined by an independent valuation.
(5)	25% vesting after first anniversary and monthly vesting thereafter for 36 months assuming continuing employment with our company.
(6)	Monthly vesting for 48 months assuming continued employment with our company.
(7)	Shares represent Ms. Beckman’s transition to full-time status and are vested over 48 months assuming continued employment with our company.

Other Elements of Compensation; Perquisites

Health and Welfare Plans

During their employment, our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, life insurance & disability benefits, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.

Retirement Plan

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The savings plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. Under this plan, we do not currently offer any matching contributions but will reserve the right to evaluate changes in the future. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Equity Plans

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. The principal features of our equity plans are summarized below.

Tango Therapeutics, Inc. 2017 Stock Option and Grant Plan

The Tango Therapeutics Inc. 2017 Stock Option and Grant Plan, or our 2017 Plan, was initially adopted by our board of directors and approved by our stockholders in March 2017. The 2017 Plan was amended from time to time, and was amended and restated in December 2020 to increase the number of shares of common stock reserved for issuance under the plan. The 2017 Plan provided for the grant of options to purchase shares of our common stock, as well as for the award of restricted stock and restricted stock units. Our 2017 Plan is administered by our compensation committee. Subject to the terms of the 2017 Plan, our committee has the power and authority to, among other things, prescribe, amend, expand, modify and rescind rules and regulations relating to the 2017 Plan.

Pursuant to the 2017 Plan, we were permitted to grant incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code, only to our full-time or part-time employees (including officers and directors who are also employees). We could grant non-statutory stock options and all other types of awards to our employees (including officers and directors who are also employees), non-employee directors and consultants. The maximum permitted term of options granted under our 2017 Plan is ten years from the date of grant. In the case of an incentive stock option that is granted to a ten percent stockholder, the term of such stock option cannot exceed five years from the grant date.

The 2017 Plan also provided for the issuance of restricted stock awards pursuant to which the holder may purchase restricted shares of our common stock. Among other terms and conditions, we may retain an option to repurchase the unvested restricted stock for defined periods of time following the holder’s termination of service.

Unless otherwise determined by our compensation committee, awards granted under our 2017 Plan generally may not be transferred or assigned in any manner other than by will or the laws of descent and distribution.

Upon the coming into effect of our 2021 Plan (discussed below), our 2017 Plan was terminated and we will not grant any further awards under such plan, but our 2017 Plan will continue to govern outstanding awards granted thereunder.

Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan

The Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan, or the 2021 Plan, became effective upon the closing of the Business Combination and replaced our 2017 Plan. The 2021 Plan allows us to make equity and equity- based incentive awards to officers, employees, non-employee directors and consultants. Our board anticipates that providing such persons with a direct stake in our company will assure a closer alignment of the interests of such individuals with those of our company and our stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.

We have initially reserved 9,498,725 shares of common stock for the issuance of awards under the 2021 Plan, or the Initial Limit. The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, by 5.0% of the outstanding number of shares of common stock on the immediately preceding December 31, or such lesser amount as determined by our board, or the Annual Increase. . This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in our capitalization. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase or 4,749,362 shares of common stock.

The foregoing description of the 2021 Plan does not purport to be complete and is qualified in its entirety by reference to the text of the 2021 Plan, which is attached as Exhibit 10.6 hereto and incorporated herein by reference.

The shares we issue under the 2021 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, or are otherwise terminated (other than by exercise) under the 2021 Plan will be added back to the shares of common stock available for issuance under the 2021 Plan. The maximum aggregate number of shares of common stock that may be issued in the form of incentive stock options under the 2021 Plan shall not exceed the Initial Limit. The grant date fair value of all awards made under the 2021 Plan and all other cash compensation paid by us to any non-employee director for services as a non-employee director in any calendar year shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to our board.

The 2021 Plan will be administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The administrator may delegate to a committee consisting of one or more officers the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines.

Persons eligible to participate in the 2021 Plan will be those full or part-time officers, employees, non-employee directors, and consultants of our company as selected from time to time by our compensation committee in its discretion. As of August 31, 2021, approximately 122 individuals will be eligible to participate in the 2021 Plan, which includes approximately 3 officers, 83 employees who are not officers, 6 non-employee directors, and 30 consultants.

The 2021 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021

Plan will be non-qualified options if they do not qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of our company and our subsidiaries. Non-qualified options may be granted to any persons eligible to awards under the 2021 Plan. The exercise price of each option will be determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. The term of each option will be fixed by our administrator and may not exceed ten years from the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, may not exceed five years from the date of grant. The administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options. The exercise price of a stock option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

Upon exercise of options, the option exercise price may be paid in cash, by certified or bank check or other instrument acceptable to the administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.

The administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each stock appreciation right will be fixed by the administrator and may not exceed ten years from the date of grant. The administrator will determine at what time or times each stock appreciation right may be exercised.

The administrator may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The administrator may also grant shares of common stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The administrator may grant cash-based awards under the 2021 Plan to participants, subject to the achievement of certain performance goals.

The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting conditions or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the administrator’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, we may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share consideration payable in the sale event and the exercise price of the all such outstanding options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share consideration payable in such sale event, such option or stock appreciation right shall be cancelled for no consideration). We shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share consideration payable in such sale event multiplied by the number of vested shares under such award.

Our board of directors may amend or discontinue the 2021 Plan and our compensation committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan require the approval of our stockholders.

No awards may be granted under the 2021 Plan after the date that is ten years from the effective date of the 2021 Plan.

Tango Therapeutics, Inc. Employee Stock Purchase Plan

At a special meeting of the stockholders of BCTG held on August 9, 2021, BCTG’s stockholders considered and approved the Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan, or the ESPP. An aggregate of 949,873 shares is reserved and available for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by (i) 1.0% of the outstanding number of shares of common stock on the immediately preceding December 31, or (ii) 949,873 shares of common stock or (iii) such number of shares of common stock as determined by the administrator. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the ESPP will be appropriately adjusted.

Indemnification Agreements

In connection with the Merger, on August 10, 2021, we entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from each individual’s service to us as an officer or director, as applicable, to the maximum extent permitted by applicable law.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the forms of indemnification agreement, which are attached hereto as Exhibits 10.11 and 10.12 and incorporated herein by reference.

401(k) Plan

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. The savings plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. Under this plan, we do not currently offer any matching contributions but will reserve the right to evaluate changes in the future. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

DIRECTOR COMPENSATION

Effective upon the closing of the Business Combination, we adopted a compensation program for our non-employee directors under which each non-employee director will receive the following amounts for their services on our board of directors.

•	An option to purchase 80,000 shares of our common stock upon the director’s initial election or appointment to our board of directors.

•

An annual option to purchase 40,000 shares of our common stock on the date of the annual meeting for such year. Directors who were elected in the 12 months preceding the annual grant are pro-rated on a monthly basis for time in service.

•	An annual director fee of $40,000.

•	If the director serves on a committee of our board of directors or in the other capacities stated below, an additional annual fee as follows:

•	Non-executive chairperson, $30,000

•	Lead independent director, $15,000

•	Audit committee chairperson, $15,000

•	Audit committee member, $7,500

•	Compensation committee chairperson, $10,000

•	Compensation committee member, $5,000

•	Nomination and governance committee chairperson, $8,000

•	Nomination and governance committee member, $4,000

Options granted to our non-employee directors under the program will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire not later than ten years after the date of grant. The options granted upon a director’s initial election or appointment will vest in 48 substantially equal monthly installments following the date of grant. In addition, all unvested options will vest in full upon the occurrence of a change in control.

We do not, and do not expect to, provide separate compensation to our directors who are also our employees, such as Dr. Weber, our President and Chief Executive Officer. Dr. Weber’s compensation as our principal executive officer in 2020 is reported in the “Executive Compensation” section of this prospectus.

2020 Director Compensation Table

Name	Year	Fees Earned or Paid-in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Aaron Davis	2020	—	—	—	—	—	—	$0
Alexis Borisy	2020	$25,000	—	—	—	—	—	$25,000
Cary Pfeffer	2020	—	—	—	—	—	—	$0
Malte Peters	2020	$25,000	—	—	—	—	—	$25,000
Mike Pellini	2020	$25,000	—	—	—	—	—	$25,000
Reid Huber	2020	—	—	—	—	—	—	$0

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2020 by each non-employee director who was serving as of December 31, 2020.

Name	Options outstanding at 2020 fiscal year end
Aaron Davis	—
Alexis Borisy	387,000
Cary Pfeffer	—
Reid Huber	—
Malte Peters	350,000
Mike Pellini	215,000

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our certificate of incorporation, our bylaws and the provisions of applicable law. Copies of our certificate of incorporation and our bylaws are attached to this prospectus as Exhibits 3.1 and 3.2, respectively.

Authorized and Outstanding Stock

Our certificate of incorporation authorizes the issuance of 210,000,000 shares, consisting of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value, all of which shares of preferred stock will be undesignated. As of September 28, 2021, there were 87,474,258 shares of Common Stock outstanding and held by approximately 132 stockholders of record, and no shares of preferred stock outstanding.

Common Stock

Our certificate of incorporation provides the following with respect to the rights, powers, preferences and privileges of our common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to any preferential rights of holders of preferred stock then outstanding, holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of then outstanding preferred stock with preferential rights have been satisfied.

Preemptive or Other Rights

Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

Registration Rights

Certain of our stockholders, or Holders, hold registration rights pursuant to the Amended and Restated Registration and Stockholder Rights Agreement. Stockholders holding a majority-in-interest of such registrable securities are entitled to make a written demand for registration under the Securities Act of all or part of their registrable securities. Additional information regarding such registration rights is set forth in this prospectus under “Certain Relationships and Related Person Transactions — Amended and Restated Registration and Shareholder Rights Agreement.”

Anti-Takeover Provisions

Certificate of Incorporation and Amended By-laws

Among other things, our certificate of incorporation and bylaws:

•

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2/3% of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that, subject to the rights of any series of preferred stock to fill director vacancies, all director vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that special meetings of our stockholders may be called by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors;

•

provide that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal as possible, and with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of our board of directors; and

•

do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors. Because our board of directors has the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and our policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock.

Delaware Anti-Takeover Law

We have opted out of Section 203 of the DGCL. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of company’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of our company or any of our subsidiaries or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

Pursuant to our bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (including the interpretation, validity or enforceability thereof), or (iv) any action asserting a claim governed by the internal affairs doctrine. We refer to the foregoing provision in this prospectus as the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our bylaws further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. We refer to such provision in this prospectus as the Federal Forum Provision. Our bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law and federal law, as applicable, such provisions may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these provisions may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders..

Lock-Up Restrictions

Certain of our stockholders holding 46,646,053 shares of our common stock are subject to restrictions on transfer until February 7, 2022.

Listing of Securities

Our common stock is listed on the Nasdaq Capital Market under the symbol “TNGX”.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of August 31, 2021. Common stock issuable upon the exercise, conversion, vesting or settlement of options, warrants, restricted stock units, restricted stock awards or other rights to acquire common stock that are currently vested, exercisable, convertible or subject to settlement, or that will vest or become exercisable, convertible or subject to settlement within 60 days of August 31, 2021 are deemed to be outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as disclosed in the footnotes to the table below, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them. Unless otherwise noted, the business address of each of our directors and executive officers is 100 Binney St, Suite 700, Cambridge, MA 02142. The percentage of beneficial ownership is calculated based on 87,474,258 shares of Common Stock outstanding as of August 31, 2021.

Name and Address of Beneficial Owner	Number of Shares	%
Barbara Weber, M.D.(1).	1,614,150	1.8
Daniella Beckman(2)	197,756		*
Alexis Borisy(3)	73,947		*
Lesley Calhoun(4)	12,384		*
Aaron Davis	—	—
Alan Huang, Ph.D.(5)	397,045		*
Reid Huber Ph.D.	—	—
Malte Peters, M.D.(6)	89,171		*
Mace Rothenberg, M.D.(7)	12,384		*
All Directors and Executive Officers as a group (nine individuals)	2,396,837	2.7
Five Percent Holders:
Funds affiliated with Boxer Capital, LLC(8)	6,973,166	8.0
BCTG Holdings, LLC(9)	6,988,450	8.0
Casdin Partners Master Fund, L.P.(10)	5,487,910	6.3
Gilead Sciences, Inc.(11)	4,854,443	5.5
Third Rock Ventures IV, L.P.(12)	19,363,975	22.1

*	Less than one percent.
(1)	Consists of 1,367,592 shares of common stock and options to purchase 246,558 shares of common stock exercisable within 60 days of August 31, 2021.
(2)	Consists of 63,867 shares of common stock and options to purchase 133,889 shares of common stock exercisable within 60 days of August 31, 2021.

(3)	Consists options to purchase 73,947 shares of common stock exercisable within 60 days of August 31, 2021.
(4)	Consists of options to purchase 12,384 shares of common stock exercisable within 60 days of August 31, 2021.
(5)	Consists of 144,380 shares of common stock and options to purchase 252,665 shares of common stock exercisable within 60 days of August 31, 2021.
(6)	Consists of options to purchase 89,171 shares of common stock exercisable within 60 days of August 31, 2021.
(7)	Consists of options to purchase 12,384 shares of common stock exercisable within 60 days of August 31, 2021.
(8)

Consists of (i) with respect to Boxer Capital, LLC, or Boxer Capital, 6,871,642 shares issued as Merger Consideration, and (ii) with respect to MVA Investors, LLC, or MVA, 101,524 shares issued as Merger Consideration. Boxer Capital, Boxer Asset Management Inc., or Boxer Management, and Joseph Lewis share voting and dispositive power over the shares held by Boxer Capital, and Aaron Davis has sole voting and dispositive power over the shares owned by MVA. Each of the individuals and entities listed above expressly disclaims beneficial interest of the shares listed above except to the extent of any pecuniary interest therein. The principal business address of Boxer Capital, MVA and Aaron Davis is: 12860 El Camino Real, Suite 300, San Diego, CA 92130. The principal business address of Boxer Management and Joe Lewis is: c/o Cay House P.O. Box N-7776 E.P. Taylor Drive Lyford Cay, New Providence, Bahamas.

(9)

A board consisting of Aaron Davis, Christopher Fuglesang and Andrew Ellis makes voting and dispositive decisions with respect to securities owned by BCTG Holdings, LLC. Each of Aaron Davis, Christopher Fuglesang and Andrew Ellis disclaims any pecuniary interest in BCTG Holdings, LLC except to the extent of his beneficial interest in the securities owned by BCTG Holdings, LLC. Holdings presented includes 4,488,450 shares held prior to the Merger and 2,500,000 shares issued in the PIPE Financing. The principal business address of BCTG Holdings, LLC is: 12860 El Camino Real, Suite 300, San Diego, CA 92130.

(10)

Represents 3,987,910 shares issued as Merger Consideration and 1,500,000 shares issued in the PIPE Financing. The general partner of Casdin Partners Master Fund, L.P. is Casdin Partners GP, LLC, or Casdin Partners GP. Casdin Capital, LLC is the investment manager of Casdin Master Fund, L.P. Eli Casdin is the managing member of Casdin Capital, LLC and makes the sole voting and investment decisions with respect to shares held by Casdin Master Fund, L.P. The address of Casdin Capital, LLC is 1350 Avenue of the Americas, Suite 2405, New York, NY 10019.

(11)	Represents 3,604,443 shares issued as Merger Consideration and 1,250,000 shares issued in the PIPE Financing.
(12)

Represents 19,363,975 shares issued as Merger Consideration. The general partner of Third Rock Ventures IV, L.P. is Third Rock Ventures GP IV, L.P. The general partner of Third Rock Ventures GP IV, L.P. is TRV GP IV, LLC. Abbie Celniker, Ph.D., Robert Tepper, M.D., Craig Muir and Cary Pfeffer, M.D. are the managing members of TRV GP IV, LLC who collectively make voting and investment decisions with respect to shares held by Third Rock Ventures IV, L.P. Dr. Huber is a partner at Third Rock Ventures, LLC, and a member of our board of directors. The address for each of Third Rock Ventures IV, L.P. is 29 Newbury Street, Suite 401, Boston, MA 02116.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to an aggregate of 68,034,602 shares of our common stock, consisting of up to an aggregate of 18,610,000 shares of our common stock that were issued to the PIPE Investors in the PIPE Financing and up 49,424,602 shares of common stock issued to certain former shareholders of Tango Therapeutics Sub, Inc. at the closing of the Business Combination. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of common stock beneficially owned, the aggregate number of shares of common stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The percentage of beneficial ownership of after the offered securities are sold is calculated based on 87,474,258 shares of common stock outstanding as of August 31, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s common stock pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution” for additional details. Unless otherwise noted, the business address of each of the persons and entities listed in the table below is 100 Binney St., Suite 700, Cambridge, MA 02142.

	Before the Offering		After the Offering
Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
Alan Huang(1)*	388,552	135,887	252,665	0.29%
Alyeska Master Fund, L.P.(2)	635,471	200,000	435,471	0.50%
Avoro Life Sciences Fund LC(3)	1,550,000	750,000	800,000	0.91%
Entities affiliated with Bain Capital Life Sciences(4)	1,921,790	1,000,000	921,790	1.05%
Entities Affiliated with Baker Bros. Advisors LP(5)	750,000	750,000	—	—
Barbara Weber(6)*	1,614,150	1,367,592	246,558	0.28%

	Before the Offering		After the Offering
Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
BCTG Holdings, LLC(7)	6,988,450	6,988,450	—	—
Benjamin Cravatt(8)	17,400	17,400	—	—
BlackRock, Inc.(9)	500,000	500,000	—	—
Blackwell Partners LLC - Series A(29)	14,547	14,547	—	—
Entities affiliated with Boxer Capital(10)*	6,973,166	6,973,166	—	—
Casdin Partners Master Fund, L.P.(11)	3,987,910	3,987,910	—	—
Charles M. Baum(12)	40,600	40,600	—	—
Citadel CEMF Investments Ltd.(13)	100,000	100,000	—	—
Entities affiliated with Cormorant(14)*	4,099,184	4,099,184	—	—
Daniella Beckman(15)*	194,325	63,867	130,458	0.15%
Entities Affiliated with EcoR1 Capital, LLC(16)	500,000	500,000	—	—
Entities Affiliated with Farallon Partners, L.L.C(17).	300,000	300,000	—	—
Entities Affiliated with FMR LLC(18)	4,000,000	4,000,000	—	—
Fifth Avenue Private Equity 15 LLC(19)*	708,384	708,384	—	—
Foresite Capital Fund V, L.P.(20)	500,000	500,000	—	—
Harvard Management Private Equity Corporation(21)*	708,385	708,385	—	—
Entities affiliated with Hillhouse Capital Management, Ltd.(22)*	4,373,982	4,373,982	—	—
Gilead Sciences, Inc.(23)*	4,854,443	4,854,443	—	—
Jamie G. Christensen(24)	40,600	40,600	—	—
Janus Henderson Biotech Innovation Master Fund Limited(25)	600,000	600,000	—	—
Jeffrey H. Hager(26)	27,400	27,400	—	—
Logos Global Master Fund, LP(27)	200,000	200,000	—	—
Mike Varney Advisors(28)	2,500	2,500	—	—
Nantahala Capital Partners II Limited Partnership (29)	16,677	16,677	—	—
Nantahala Capital Partners Limited Partnership(29)	6,162	6,162	—	—
Nantahala Capital Partners SI, LP(29)	35,686	35,686	—	—
NCP QR LP(29)	7,346	7,346	—	—
NCP RFM LP(29)	18,376	18,376	—	—
NexTx Insights, LLC(30)	17,400	17,400	—	—
Entities Affiliated with The Pellini Family Trust(31)*	172,872	172,872	—	—
Peter Olson(32)	2,500	2,500	—	—
PH Investments, LLC(33)*	442,739	442,739	—	—

	Before the Offering		After the Offering
Name of Selling Securityholder	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
Entities Affiliated with Portland Investment(34)*	354,192	354,192	—	—
RA Capital Healthcare Fund, L.P.(35)	2,250,000	1,000,000	1,250,000	1.43%
Richard Heyman(36)	40,600	40,600	—	—
Samsara BioCapital, L.P.(37)	700,000	700,000	—	—
SCubed Capital, LLC(38)*	531,288	531,288	—	—
Sheila Gujrathi(39)	47,400	47,400	—	—
Silver Creek CS SAV, L.L.C. (29)	1,206	1,206	—	—
Sobrato Capital(40)	354,486	354,486	—	—
Southpoint Master Fund, LP(41)	3,000,000	1,000,000	2,000,000	2.3%
Third Rock Ventures IV, L.P.(42)*	19,363,975	19,363,975	—	—
Troy Wilson(43)	17,400	17,400	—	—
Woodline Partners LP(44)	100,000	100,000	—	—

*	These shares are subject to a contractual lockup for 180 days following the Closing Date as described under “Certain Relationships and Related Person Transactions.”
(1)	Consists of 144,380 shares of common stock and options to purchase 252,665 shares of common stock exercisable within 60 days of August 31, 2021. Dr. Huang is our Chief Scientific Officer.
(2)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska”), has voting and investment control of the shares of common stock held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(3)

Behzad Aghazadeh serves as the portfolio manager and Managing Partner of Avoro Life Sciences Fund LLC. The address of Avoro Life Sciences Fund LLC and Behzad Aghazadeh is 110 Greene Street, Suite 800 NY, NY 10012.

(4)

The shares reported under “Number of Shares of Common Stock Beneficially Owned” before the offering, consist of (i) the following shares of Common Stock purchased in the PIPE Financing: (a) 1,713,138 shares of common stock and 208,652 shares of common stock purchased by Bain Capital Life Sciences Fund II, L.P., or BCLS II, and BCIP Life Sciences Associates, LP, respectively, or BCIPLS, and together with BCLS II, the Bain Capital Life Science Entities. The shares reported under “Number of Shares of Common Stock Being Offered” consist of 891,428 shares held by BCLS II and 108,572 shares held by BCIPLS. Bain Capital Life Science Investors, LLC, or BCLSI, whose managers are Jeffrey Schwartz and Adam Koppel, is the manager of the general partner of BCLS II and governs the investment strategy and decision-making process with respect to investments held by BCIPLS. As a result, each of BCLSI, Mr. Schwartz and Dr. Koppel may be deemed to share voting and dispositive power with respect to the shares of common stock held by the Bain Capital Life Sciences Entities. The address of the Bain Capital Life Sciences Entities is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116.

(5)

Consists of (i) 55,202 shares of common stock held directly by 667, L.P. , or 667, and (ii) 694,798 shares of common stock held directly by Baker Brothers Life Sciences, L.P., or Life Sciences, and together with 667, the BBA Funds. Baker Bros. Advisors LP, or BBA, is the investment adviser to the BBA Funds and has the sole voting and investment power with respect to the securities held by the BBA Funds and thus may be deemed to beneficially own such securities. Baker Bros. Advisors (GP) LLC, or BBA GP, is the sole general partner of BBA and thus may be deemed to beneficially own the securities held by the BBA Funds. The principals of BBA GP are Julian C. Baker and Felix J. Baker, who may be deemed to beneficially own the securities held by the BBA Funds. The business address of BBA, BBA GP, Julian C. Baker and Felix J. Baker is 860 Washington Street, 3rd Floor, New York, NY 10014. The BBA Funds’ respective general partners relinquished to BBA all discretion and authority with respect to the investment and voting power over securities held by the BBA Funds, and thus BBA has complete and unlimited discretion and authority with respect to the BBA Funds’ investments and voting power over investments. Therefore, the BBA Funds should not be deemed to be beneficial owners of the securities directly held by them.
(6)

Consists of 1,367,592 shares of common stock and options to purchase 246,558 shares of common stock exercisable within 60 days of August 31, 2021. Dr. Weber is our President and Chief Executive Officer and a member of our board of directors.

(7)

A board consisting of Aaron Davis, Christopher Fuglesang and Andrew Ellis makes voting and dispositive decisions with respect to the securities owned by BCTG Holdings, LLC. Each individual above disclaims beneficial ownership over the shares owned by BCTG Holdings LLC except to the extent of their pecuniary interest therein. The address of BCTG Holdings, LLC is 12860 El Camino Real, Ste 300 San Diego, CA 92130.

(8)	The address for Benjamin Cravatt, Ph.D. is 5751 Chelsea Avenue, La Jolla, CA 92037.
(9)

The registered holder of the referenced shares to be registered is the following fund under management by a subsidiary of BlackRock, Inc.: BlackRock Health Sciences Trust II. BlackRock, Inc. is the ultimate parent holding company of such subsidiary. On behalf of such subsidiary, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such fund, have voting and investment power over the shares held by the fund which is the registered holder of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such fund. The address of such fund and such portfolio managers is 60 State Street 19th/20th Floor, Boston, MA 02109. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holder or BlackRock, Inc.

(10)

Consists of (i) 6,871,642 shares of common Stock held by Boxer Capital, LLC and (ii) 101,524 shares of common stock held by MVA Investors, LLC. Boxer Asset Management, Inc. and Joseph Lewis hold shared voting and dispositive power over the shares held by Boxer Capital, LLC. Each individual and entity above disclaims beneficial ownership over the shares owned by Boxer Capital except to the extent of its or their pecuniary interest therein. Aaron I. Davis is the Chief Executive Officer of MVA Investors, LLC. Mr. Davis disclaims beneficial ownership over the shares owned by MVA Investors, LLC except to the extent of his pecuniary interest therein. Mr. Davis is a member of our board of directors. The address is 12860 El Camino Real, Suite 300, San Diego, CA 92130.

(11)

The shares reflected as beneficially owned by Casdin Partners Master Fund, LP in the above, are owned directly by Casdin Partners Master Fund, LP and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, LP, (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund LP, and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. Each of Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of each of Casdin Partners Master Fund, L.P., Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin is 1350 Avenue of the Americas, Suite 2600 New York, NY 10019.

(12)	The address for Dr. Baum is 6960 The Preserve Way, San Diego, CA 92130. Dr. Baum was previously a director of BCTG Acquisition Corp. prior to the Business Combination.
(13)

The shares are directly held by Citadel CEMF Investments Ltd., or Citadel CEMF. Citadel Advisors LLC, or Citadel Advisors, is the portfolio manager of Citadel CEMF. Citadel Advisors Holdings LP, or CAH, is the sole member of Citadel Advisors. Citadel GP LLC, or CGP, is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by Citadel CEMF. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The address of Citadel CEMF is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.
(14)

Consists of (i) 31,341 shares held by CRMA SPV LP, or CRMA, (ii) 590,894 shares held by Cormorant Global Healthcare Master Fund LP, or Cormorant Master Fund, (iii) 10,000 shares purchase by Cormorant Master Fund in the PIPE Financing and (iv) 2,476,949 held by Cormorant Private Healthcare Fund II, LP, or Cormorant Private Fund. Bihua Chen serves as the portfolio manager of each of CRMA, Cormorant Master Fund and Cormorant Private Fund and is the natural person who exercises voting and dispositive power over the shares. Ms. Chen disclaims any beneficial ownership of the securities held by CRMA, Cormorant Master Fund and Cormorant Private Fund other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address is c/o Cormorant Asset Management, LP, 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(15)	Consists of 63,867 shares of common stock and options to purchase 133,889 shares of common stock exercisable within 60 days of August 31, 2021. Ms. Beckman is our Chief Financial Officer.
(16)

Consists of 57,743 shares held by EcoR1 Capital Fund, L.P. and 442,257 shares held by EcoR1 Capital Fund Qualified, L.P. (together with EcoR1 Capital Fund, L.P, the “EcoR1 Funds”). Oleg Nodelman directly or indirectly controls the EcoR1 Funds and as a result may be deemed to have voting and dispositive power over the securities held directly by the EcoR1 Funds. The address for the EcoR1 Funds is 357 Tehama Street, Suite 3, San Francisco, CA 94103.

(17)

Consists of 5,000 shares purchased by Farallon Capital (AM) Investors, L.P., 23,700 shares purchased by Farallon Capital F5 Master I, L.P., 15,900 shares purchased by Farallon Capital Institutional Partners II, L.P., 9,500, shares purchased by Farallon Capital Institutional Partners III, L.P., 82,400 shares purchased by Farallon Capital Institutional Partners, L.P., 113,300 shares purchased by Farallon Capital Offshore Investors II, L.P., 39,000 shares purchased by Farallon Capital Partners, L.P. and 11,200 shares purchased by Four Crossings Institutional Partners V, L.P (collectively, the “FPLLC Entities”). Farallon Partners, L.L.C., or FPLLC, as the general partner of each of the FPLLC Entities and may be deemed to beneficially own such shares held by each of the FPLLC Entities. Farallon F5 (GP), L.L.C., or F5MI GP, as the general partner of Farallon Capital F5 Master I, L.P., or F5MI, may be deemed to beneficially own such shares held by F5MI. Farallon Institutional (GP) V, L.L.C., or FCIP V GP, as the general partner of Four Crossings Institutional Partners V, L.P., or FCIP V, may be deemed to beneficially own such shares held by FCIP V. Each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a (i) managing member or senior managing member, as the case may be, of FPLLC or (ii) manager or senior manager, as the case may be, of F5MI GP and FCIP V GP, in each case with the power to exercise investment discretion, may be deemed to beneficially own such shares held by the FP LLC Entities, F5MI or FCIP V. Each of FPLLC, F5MI GP, FCIP V GP and the Farallon Managing Members disclaims beneficial ownership of any such shares. The address of each of the entities and individuals referenced in this footnote is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(18)

Consists of 215,400 share purchased by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, 1,200 by Fidelity Capital Trust: Fidelity Flex Small Cap Fund—Small Cap Growth Subportfolio, 1,059,748 by Fidelity Growth Company Commingled Pool, 1,006,711 by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, 210,485 by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, 223,056 by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, 499,400 by Fidelity Securities Fund: Fidelity Small Cap Growth Fund, 113,500 by Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund and 670,500 by Fidelity Select Portfolios: Biotechnology Portfolio. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.

Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(19)

Bessemer Trust Company, N.A., or BTNA, as the sole Advisor to Fifth Avenue Private Equity 15 LLC, or PE 15, has the power to dispose of the securities held by PE 15. BTNA’s principal office is located at 1271 Avenue of the Americas, New York, NY 10020. BTNA’s decisions regarding such securities will be made by a consensus of its five private equity team professionals, or the PE Team. PE 15’s board of managers, which consists of five individuals, has power to vote the securities reported in Item 1(a) on behalf of PE 15. The power to vote the securities cannot be exercised by less than a majority of a quorum of the board members consisting of at least three of the members. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Accordingly, neither the individuals comprising the PE Team nor the individuals comprising the board of managers have been listed here.

(20)

The shares are owned directly by Foresite Capital Fund V, L.P., or Fund V. Foresite Capital Management V, LLC, or FCM V, is the general partner of Fund V and may be deemed to have sole voting and dispositive power over these shares. James Tananbaum is the sole managing member of FCM V and may be deemed to have sole voting and dispositive power over these shares. Each reporting person disclaims the existence of a “group.” Each of FCM V and Mr. Tananbaum disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein, and the filing of this report is not an admission that FCM V or Mr. Tananbaum is the beneficial owner of these shares for purposes of Section 16 or any other purpose. The address for Fund V is 900 Larkspur Landing Circle, Suite 150 Larkspur, CA 94930.

(21)

Harvard Management Private Equity Corporation is a wholly-owned subsidiary of President and Fellows of Harvard College (Harvard), a Massachusetts corporation. Harvard has delegated investment authority over the securities being registered for resale to Harvard Management Company Inc. Narv Narvekar, Chief Executive Officer of Harvard Management Company Inc., located at 600 Atlantic Ave, Boston, MA 02210, may be deemed to have voting and investment power over the securities held by Harvard Management Private Equity Corporation.

(22)

Consists of (i) 16,100 shares of common stock purchased in the PIPE Financing by YHG Investment, L.P., or YHG, (ii) 483,900 shares of common stock purchased in the PIPE Financing by HHLR Fund, L.P., or HHLR Fund, and (iii) 3,873,982 shares of common stock held by HH AUT-IV Holdings Limited, or HH AUT. Each of YHG and HHLR Fund is a Cayman Islands exempted limited partnership. HHLR Advisors, Ltd., an exempted Cayman Islands company, acts as the sole general partner of YHG and acts as the sole management company of HHLR Fund, and is deemed to be the beneficial owner of, and to control the voting power of, the shares held by YHG and HHLR Fund. HH AUT is an exempted company with limited liability registered in the Cayman Islands. HH AUT is ultimately managed and controlled by Hillhouse Investment Management, Ltd. Only shares held by HH AUT are subject to a contractual lockup for 180 days following the Closing Date. The registered address of HH AUT shall be at 89 Nexus Way, Camana Bay, P.O. Box 31106, Grand Cayman, KY1-1205, Cayman Islands.

(23)

Represents 3,604,443 shares issued as Merger Consideration and 1,250,000 shares issued in the PIPE Investment. The address for Gilead Sciences, Inc. is 333 Lakeside Drive, Foster City, California 94404.

(24)	The address for Dr. Christensen is 12780 Via Vieve, San Diego, CA 92130. Dr. Christensen was previously a director of BCTG Acquisition Corp. prior to the Business Combination.
(25)

The shares are held by Janus Henderson Biotech Innovation Master Fund Limited, or Janus. Each of Andy Acker and Dan Lyons, acting as portfolio managers as delegated by Janus Capital Management LLC, who acts as investment adviser to Janus has the ability to make decisions with respect to the voting and disposition of the shares held by Janus. The address for Janus is 151 Detroit Street, Denver, CO 80206.

(26)	The address for Mr. Hager is 133381 Benchley Road, San Diego, CA 92130.
(27)

Arsani William is the managing partner & Chief Investment Officer who exercises voting and dispositive power over the shares held by Logos Global Master Fund, LP . The address for each of Logos Global Master Fund, LP and Mr. William is 1 Letterman Dr., Ste D-700, San Francisco, CA 94129.

(28)	The address for Mike Varney Advisors is 709 N Granados Ave, Solana Beach, CA 92075.
(29)

Nantahala Capital Management, LLC is a Registered Investment Adviser and has been delegated the legal power to vote and/or direct the disposition of such securities on behalf of the Selling Securityholder as a General Partner or Investment Manager and would be considered the beneficial owner of such securities. The above shall not be deemed to be an admission by the record owners or the Selling Securityholder that they are themselves beneficial owners of these securities for purposes of Section 13(d) of the Exchange Act or any other purpose. Wilmot Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by the Selling Securityholder. The address for the Selling Securityholder is 130 Main St. 2nd Floor, New Canaan, CT 06840.

(30)	Steven L. Bender has the power to vote or dispose of the shares held by NexTx Insights, LLC. The address of NexTx Insights, LLC is 1759 Oceanside Blvd, Ste C, #1267, Oceanside CA, 92054.
(31)

Consists of (i) 84,929 shares of common stock held directly by Michael Pellini, (ii) 20,000 shares of common stock purchased in the PIPE Financing by Dr. Pellini, and (iii) 67,943 shares held directly by The Pellini Family Trust, of which Dr. Pellini is the trustee and has voting and investment control with respect to these shares. The address for each of Dr. Pellini and The Pellini Family Trust is 33841 Niguel Shores Drive, Dana Point, CA 92629.

(32)	The address for Peter Olson is 4763 Robbins St, San Diego, CA 92122.
(33)

PH Investments LLC managed by managing members Amos B. Hostetter, Jr. and Barbara W. Hostetter and managing directors Melinda E. Barber, Benjamin A. Gomez and John W. Vander Vort, The address for PH Investments LLC is Pilot House, Lewis Wharf, Boston MA 02110.

(34)

Consists of 159,386 shares owned by Portland Investment – EP, LLC, or Portland EP, and 194,806 shares owned by Portland Investment – PIA, LLC, or Portland PIA. William Kane, the Corporate Director of each of Portland EP and Portland PIA has the power to vote or dispose of the shares held by Portland EP and Portland PIA. The address for each of Mr. Kane, Portland EP and Portland PIA is 101 Merrimac St Suite 800, Boston, MA 02114.

(35)

RA Capital Management, L.P. is the investment manager for RA Capital Healthcare Fund, L.P., or RACHF. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RACHF. Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the persons and entities listed above is 200 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

(36)	Dr. Heyman was previously a director of BCTG Acquisition Corp. prior to the Business Combination.
(37)

The shares are registered and held by Samsara BioCapital, L.P. Dr. Srinivas Akkaraju, MD, PhD is the reporting person and the managing member of Samsara BioCapital GP, LLC, the general partner of Samsara BioCapital, L.P. The reporting person disclaims beneficial ownership of this securities except to the extent of the reporting person’s pecuniary interest therein. The address is 628 Middlefield Road, Palo Alto, CA 94301.

(38)

Mark Stevens, as Managing Partner, has the power to vote or dispose of the shares held by SCubed Capital, LLC. The address for each of SCubed Capital, LLC and Mr. Stevens is Apres Ski Way #701, Steamboat Springs, CO 80487.

(39)	The address for Dr. Gujrathi is 1395 Rancho Santa Fe, CA 92067.
(40)	The address for Sobrato Capital, a DBA of Sobrato Family Holdings, LLC, a California limited liability company is 599 Castro Street, Suite 400, Mountain View, CA 94041.
(41)

Shares reported herein are held by Southpoint Master Fund, LP for which Southpoint Capital Advisors LP serves as the investment manager and Southpoint GP, LP serves as the general partner. Southpoint Capital Advisors LLC serves as the general partner of Southpoint Capital Advisors LP and Southpoint GP, LLC

serves as the general partner of Southpoint GP, LP. John S. Clark II serves as managing member of both Southpoint Capital Advisors LLC and Southpoint GP, LLC. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein. The address for Southpoint Master Fund, LP is 1114 Avenue of the Americas, 22nd Floor, New York, NY 10036.
(42)

The general partner of Third Rock Ventures IV, L.P. is Third Rock Ventures GP IV, L.P. The general partner of Third Rock Ventures GP IV, L.P. is TRV GP IV, LLC. Abbie Celniker, Ph.D., Robert Tepper, M.D., Craig Muir and Cary Pfeffer, M.D. are the managing members of TRV GP IV, LLC who collectively make voting and investment decisions with respect to shares held by Third Rock Ventures IV, L.P. Dr. Reid Huber is a partner at Third Rock Ventures, LLC, and a member of our board of directors. The address of Third Rock Ventures IV, L.P. is 29 Newbury Street, 3rd Floor, Boston MA 02116.

(43)	The address for Mr. Wilson is 5 Ponderosa Ln., Rolling Hills Estates, CA 90274.
(44)

Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares of common stock. Woodline Master Fund LP disclaims any beneficial ownership of these shares. The address of Woodline Master Fund LP is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	mutual funds;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	pension plans;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons subject to alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock or less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock originally acquired as part of an investment unit, the acquisition cost for the share of common stock that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation or

•	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the

United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below. If we are unable to determine, at a time reasonably close to the date of payment of a distribution on our common stock, what portion, if any, of the distribution will constitute a dividend, then we may withhold U.S. federal income tax on the basis of assuming that the full amount of the distribution will be a dividend. If we or another withholding agent apply over-withholding, a non-U.S. holder may be entitled to a refund or credit of any excess tax withheld by timely filing an appropriate claim with the IRS.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide its U.S. taxpayer identification number.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition (without taking into account any capital loss carryovers); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable U.S. Treasury Regulations, equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation for U.S. federal income tax purposes, or that we are likely to become one in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. You should consult your own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

We are registering the possible offer and sale from time to time by the Selling Securityholders, or their permitted transferees, of up to an aggregate of 68,034,602 shares of our common stock, consisting of up to an aggregate of 18,610,000 shares of our common stock that were issued to the PIPE Investors in the PIPE Financing and up to an aggregate of 49,424,602 shares of our common stock issued to certain former shareholders of Tango Therapeutics Sub, Inc. at the closing of the Business Combination. We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any securities exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•

in “at the market” offerings, as defined in Rule 415(a)(4) under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-

dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “TNGX”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

ADDITIONAL INFORMATION

Legal Matters

The validity of the shares of our common stock offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

Experts

The financial statements of BCTG Acquisition Corp. as of December 31, 2020 and for the period from May 21, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, or Withum, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Tango Therapeutics, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Changes in Registrant’s Certifying Accountant

(a) Dismissal of Previous Independent Registered Public Accounting Firm.

On August 10, 2021, the Audit Committee of Tango dismissed Withum as the Company’s independent registered public accounting firm, effective immediately.

The report of Withum on the financial statements of BCTG Acquisition Corp. (the Company’s legal predecessor) as of December 31, 2020 and for the period from May 21, 2020 through December 31, 2020 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from May 21, 2020 through December 31, 2020 and the subsequent interim period through August 10, 2021, there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Withum, would have caused Withum to make reference to the subject matter of the disagreements in its reports on the financial statements of the Company, or (ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) within the period of Withum’s engagement and the subsequent interim period through August 10, 2021.

We have provided Withum with a copy of the disclosures we are making in this prospectus and requested that Withum furnish a letter addressed to the SEC stating whether it agrees with the statements above, and, if not, stating the respects in which it does not agree. Withum previously provided such a letter and has advised no changes need to be made. A copy of Withum’s letter dated August 13, 2021 is filed as Exhibit 16.1 hereto.

(b) Engagement of New Independent Registered Public Accounting Firm.

On August 10, 2021, our Audit Committee appointed PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. That engagement was effective immediately.

PwC served as the independent registered public accounting firm of Old Tango prior to the Business Combination. During the period from May 21, 2020 through December 31, 2020 and the subsequent interim period through August 10, 2021, neither Tango nor anyone on its behalf consulted with PwC regarding either

(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and a written report or oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

We also maintain a website at http://www.tangotx.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INDEX TO FINANCIAL STATEMENTS.

BCTG ACQUISITION CORP.

TANGO THERAPEUTICS, INC.

BCTG ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$582,938	$1,314,085
Prepaid expenses	151,355	183,496

Total current assets	734,293	1,497,581
Investments held in Trust Account	166,815,023	166,815,235

Total Assets	$167,549,316	$168,312,816

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$26,279	$—
Accrued expenses	292,811	74,927
Accrued income taxes	526	6,864
Franchise tax payable	35,592	32,563

Total current liabilities	355,208	114,354
Deferred underwriting commissions	5,836,250	5,836,250

Total liabilities	6,191,458	5,950,604
Commitments and Contingencies
Common stock; 15,635,785 and 15,736,221 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	156,357,850	157,362,210
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 5,741,465 and 5,641,029 shares issued and outstanding (excluding 15,635,785 and 15,736,221 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	574	564
Additional paid-in capital	6,126,835	5,122,484
Accumulated deficit	(1,127,401)	(123,046)

Total stockholders’ equity	5,000,008	5,000,002

Total Liabilities and Stockholders’ Equity	$167,549,316	$168,312,816

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BCTG ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021	For The Period From May 21, 2020 (inception) through June 30, 2020
General and administrative expenses	$712,913	$924,644	$472
Administrative expenses — related party	30,000	60,000	—
Franchise tax expense	27,322	51,486	—

Loss from operations	(770,235)	(1,036,130)	(472)
Interest earned on investments held in Trust Account	5,634	32,300	—

Loss before income tax expense	$(764,601)	$(1,003,830)	$(472)
Income tax expense	—	525	—

Net loss	$(764,601)	$(1,004,355)	$(472)

Weighted average shares outstanding, of Public shares	16,675,000	16,675,000	—

Basic and diluted net income per share, Public shares	$0.00	$0.00	$—

Weighted average shares outstanding, of Founder shares (1)(2)	4,702,250	4,702,250	3,625,000

Basic and diluted net loss per share, Founder shares	$(0.16)	$(0.21)	$(0.00)

(1)

For the period from May 21, 2020 (inception) through June 30, 2020, this number excluded an aggregate of up to 543,750 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters fully exercised the over-allotment option on September 8, 2020; thus, these Founder shares are no longer subject to forfeiture (see Note 4).

(2)

On September 2, 2020, the Company declared a dividend of 0.16 shares for each outstanding share of common stock, resulting in an aggregate of 4,168,750 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend (see Note 5).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BCTG ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Three and Six Months Ended June 30, 2021
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	shares	Amount
Balance — December 31, 2020	5,641,029	$564	$5,122,484	$(123,046)	$5,000,002
Common stock subject to possible redemption	23,976	2	239,758	—	239,760
Net loss	—	—	—	(239,754)	(239,754)

Balance — March 31, 2021 (unaudited)	5,665,005	566	5,362,242	(362,800)	5,000,008
Common stock subject to possible redemption	76,460	8	764,593	—	764,601
Net loss	—	—	—	(764,601)	(764,601)

Balance — June 30, 2021 (unaudited)	5,741,465	$574	$6,126,835	$(1,127,401)	$5,000,008

	For The Period From May 21, 2020 (inception) through June 30, 2020
	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	shares	Amount
Balance — May 21, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor (1)(2)	3,593,750	359	24,641	—	25,000
Net loss	—	—	—	(472)	(472)

Balance — June 30, 2020 (unaudited)	3,593,750	$359	$24,641	$(472)	$24,528

(1)

This number included an aggregate of up to 543,750 shares of common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriters fully exercised the over-allotment option on September 8, 2020; thus, these Founder shares are no longer subject to forfeiture (see Note 4).

(2)

On September 2, 2020, the Company declared a dividend of 0.16 shares for each outstanding share of common stock, resulting in an aggregate of 4,168,750 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend (see Note 5).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BCTG ACQUISITION CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2021	For The Period From May 21, 2020 (inception) through June 30, 2020
Cash Flows from Operating Activities:
Net loss	$(1,004,355)	$(472)
Interest earned on investments held in Trust Account	(32,300)	—
Changes in operating assets and liabilities:
Prepaid expenses	32,141	—
Accounts payable	—	440
Accrued expenses	244,163	—
Accrued income taxes	(6,338)	—
Franchise tax payable	3,029	—

Net cash used in operating activities	(763,660)	(32)

Cash Flows from Investing Activities:
Interest released from Trust Account	32,513	—

Net cash used in investing activities	32,513	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	—	25,000
Proceeds from note payable to related party	—	25

Net cash provided by financing activities	—	25,025

Net change in cash	(731,147)	24,993
Cash — beginning of the period	1,314,085	—

Cash — end of the period	$582,938	$24,993

Supplemental disclosure of noncash activities:
Deferred offering costs included in note payable — related party	$—	$25,000
Deferred offering costs included in accrued expenses	$—	$13,500
Change in value of common stock subject to possible redemption	$(1,004,361)	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BCTG ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

BCTG Acquisition Corp. (“BCTG” or the “Company”) was incorporated as a Delaware corporation on May 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination (a “Business Combination”) with one or more operating businesses or entities (a “target business”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses that have their primary operations located in North America and Europe in the biotechnology industry. The Company has neither engaged in any operations nor generated revenue to date, other than searching for a target business and the negotiation of the transactions related to the Proposed Business Combination (as defined below). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

On April 13, 2021, BCTG entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among BCTG, BCTG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of BCTG (“Merger Sub”), and Tango Therapeutics, Inc. (“Tango”). The Merger Agreement provides for the merger of Merger Sub with and into Tango, with Tango continuing as the surviving entity. Tango is a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines. See “The Proposed Business Combination” described below.

All Company activity for the period from May 21, 2020 (inception) through June 30, 2021 has been related to the Company’s formation and initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination and the negotiation of the transactions related to the Proposed Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income earned on investments on cash and cash equivalents in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is BCTG Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 2, 2020. On September 8, 2020, the Company consummated its Initial Public Offering of 16,675,000 shares of common stock (the “Public shares”), including the 2,175,000 Public shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of approximately $166.8 million, and incurring offering costs of approximately $9.6 million, inclusive of approximately $5.8 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 533,500 shares of common stock (the “Private Placement shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $5.3 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $166.8 million, representing the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and will remain invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 (“Investment Company Act”) and which invest solely in U.S. Treasuries, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Pursuant to stock exchange listing rules, the Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with its initial Business Combination. The terms of the Merger Agreement satisfy this requirement. However, the Company will only complete an initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.

The Company will provide the holders of Public shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated Certificate of Incorporation which was adopted by the Company in connection with the Initial Public Offering (the “Amended and Restated Certificate”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder shares (as defined in Note 4) and any Public shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder shares and Public shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a stockholder will have the right to redeem such holder’s Public shares for an amount in cash equal to such holder’s pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such common stock has been recorded at redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per Public Share.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the shares of common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, and directors have agreed not to propose an amendment to the Company’s Amended and Restated Certificate that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public shares in connection with a Business Combination or to redeem 100% of its Public shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

If a Business Combination has not been consummated within 24 months from the closing of the Initial Public Offering, or September 8, 2022 (the “Combination Period”) and stockholders do not approve an amendment to the amended and restated certificate of incorporation to extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account.

The Company will seek to have all third parties (other than the Company’s independent registered public accounting firm) and any prospective target businesses enter into valid and enforceable agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. The Company’s insiders have agreed that they will be jointly and severally liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

However, the Company’s insiders may not be able to satisfy their indemnification obligations. Moreover, the Company’s insiders will not be liable to the Public Stockholders and instead will only have liability to the Company.

Proposed Business Combination

On April 13, 2021, BCTG entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among BCTG, BCTG Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of BCTG (“Merger Sub”), and Tango Therapeutics, Inc. (“Tango”). Pursuant to the Merger Agreement, at the closing of the transactions contemplated thereby, Merger Sub will merge with and into Tango (the “Merger”) with Tango surviving the merger as a wholly-owned subsidiary of BCTG (the “Proposed Business Combination”). In addition, in connection with the consummation of the Proposed Business Combination, BCTG will be renamed “Tango Therapeutics, Inc.”

Under the Merger Agreement, BCTG has agreed to acquire all of the outstanding shares of Tango common stock (including any options or warrants exercisable therefor) for $550,000,000 in aggregate consideration, comprising 55,000,000 shares of BCTG common stock, based on a price of $10.00 per share (such shares being referred to herein as the “Merger Consideration”).

At the effective time of the Proposed Business Combination (the “Effective Time”), by virtue of the consummation of the Proposed Business Combination and without any further action on the part of BCTG, Merger Sub or Tango (after Tango causes each share of Tango preferred stock that is issued and outstanding immediately prior to the consummation of the Proposed Business Combination to be automatically converted immediately prior to the consummation of the Proposed Business Combination into a number of shares of Tango common stock at the then-effective conversation rate as calculated in accordance with Tango’s organizational documents), each share of Tango common stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive a number of shares of BCTG common stock equal in value to the quotient of the Merger Consideration divided by the fully diluted capitalization of Tango (the “Exchange Ratio”) without interest. Each outstanding Tango option shall be assumed by BCTG and automatically converted into an option to purchase such number of shares of BCTG’s common stock, as adjusted based on the Exchange Ratio. If any shares of Tango common stock issued and outstanding immediately prior to the Effective Time are shares of Tango restricted stock, then the shares of BCTG common stock issued in exchange for such shares of Tango restricted stock shall to the same extent be unvested and subject to the same repurchase option or risk of forfeiture as in effect immediately prior to the Effective Time, and the certificates and/or book entries representing such shares of BCTG common stock shall accordingly be marked with appropriate legends. No certificates or scrip representing fractional shares of BCTG’s common stock will be issued pursuant to the consummation of the Proposed Business Combination. Stock certificates evidencing the Merger Consideration shall bear restrictive legends as required by any securities laws at the time of the closing of the Proposed Business Combination.

The closing of the Proposed Business Combination is subject to certain customary conditions of the respective parties, including, (i) stockholder approval; (ii) no Material Adverse Effect (as defined in the Merger Agreement) with respect to Tango since the date of the Merger Agreement; (iii) expiration or termination of the Hart Scott-Rodino waiting period; (iv) a minimum of $5,000,001 of net tangible assets immediately following the closing (after giving effect to any redemptions); (v) proceeds, net of BCTG expenses, at the closing of at least $300 million (subject to certain shortfall provisions); (vi) satisfaction of any applicable listing requirements of The Nasdaq Capital Market; (vii) delivery by certain Tango stockholders of lock-up agreements; and (viii) BCTG and certain Tango stockholders having entered into an amended and restated registration rights agreement.

At the time of the execution of the Merger Agreement, BCTG entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors, pursuant to which, among other things, BCTG agreed to issue and sell, in a private placement to close immediately prior to the closing of the Proposed Business Combination, an aggregate of 18,610,000 shares of BCTG common stock for $10.00 per share for a total of $186,100,000.00.

On April 20, 2021, the Company filed with the SEC a Registration Statement on Form S-4, which includes a proxy statement/prospectus, which was declared effective by the SEC on July 16, 2021. The Company filed a definitive proxy statement and final prospectus to hold a special meeting of the holders of BCTG common stock on August 9, 2021 (the “Special Meeting”). The holders of the majority of the voting power of BCTG’s common stock present in person or represented by proxy at the Special Meeting must approve the Merger Agreement, the Proposed Business Combination and certain other actions related thereto, as provided in the Delaware General Corporation Law, BCTG’s certificate of incorporation and applicable listing rules of The Nasdaq Stock Market LLC.

The Merger Agreement may be terminated by BCTG or Tango under certain circumstances, including (i) by mutual written consent of BCTG and Tango; (ii) by either BCTG or Tango if the closing of the Business Combination has not occurred on or before September 30, 2021; (iii) by either BCTG or Tango if BCTG has not obtained the necessary stockholder approvals; or (iv) by BCTG if Tango has not timely delivered written consent of the Tango stockholders to the Merger Agreement.

The Merger Agreement, Subscription Agreements and other support agreements have been filed as exhibits to and described in the Company’s Current Report on Form 8-K filed with the SEC on April 14, 2021.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $0.6 million of cash in its operating account and approximately $0.4 million of working capital, not taken into account tax obligations of approximately $36,000 that may be paid using investment income earned from Trust Account.

Through June 30, 2021, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Company’s Sponsor in exchange for the issuance of the Founder shares (as defined in Note 4), the loan under the certain promissory notes from the Company to the Sponsor of approximately $127,000 to the Company to cover for offering costs in connection with the Initial Public Offering, and net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the promissory notes on September 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). However, in the Merger Agreement, the Company has covenanted not to enter into any such arrangements. Accordingly, as of June 30, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021 or for any future interim periods.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of June 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside of the Trust account as of June 30, 2021 and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of

U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to Stockholders’ equity upon the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” shares of common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. shares of conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 15,635,785 and 15,736,221 shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet, respectively.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income (Loss) Per Common Share

The Company’s condensed consolidated statements of operations include a presentation of net income (loss) per share for Public shares subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for Public shares is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Public shares outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Founder shares is calculated by dividing the net income (loss), adjusted for income attributable to Public shares, by the weighted average number of Founder shares outstanding for the periods. Founder shares include the Founder shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

At June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Public shares
Numerator: Income allocable to Public shares
Income from investments held in Trust Account	$5,634	$32,300
Less: Company’s portion available to be withdrawn to pay taxes	5,634	32,300

Net income attributable	$—	$—

Denominator: Weighted average Public shares
Basic and diluted weighted average shares outstanding, Public shares	16,675,000	16,675,000

Basic and diluted net income (loss) per share, Public shares	$0.00	$0.00

Founder shares
Numerator: Net income (loss) minus net income allocable to Founder shares
Net income (loss)	$(764,601)	$(1,004,355)
Net income allocable to Public shares	—	—

Net income (loss) attributable	$(764,601)	$(1,004,355)

Denominator: weighted average Founder shares
Basic and diluted weighted average shares outstanding, Founder shares	4,702,250	4,702,250

Basic and diluted net loss per share, Founder shares	$(0.16)	$(0.21)

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting standards update (“ASU”) 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. The ASU is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2021 and adoption must be as of the beginning of the Company’s annual fiscal year. The Company is currently evaluating the impact of this standard on its financial statements and related disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Note 3 — Initial Public Offering

On September 8, 2020, the Company consummated its Initial Public Offering of 16,675,000 Public shares, including the 2,175,000 Public shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of approximately $166.8 million, and incurring offering costs of approximately $9.6 million, inclusive of approximately $5.8 million in deferred underwriting commissions.

Note 4 — Related Party Transactions

Founder shares

On June 4, 2020, the Company issued 3,593,750 shares of common stock to the Sponsor (the “Founder shares”) for an aggregate purchase price of $25,000. On September 2, 2020, the Company declared a dividend of 0.16 shares for each outstanding share of common stock (an aggregate of 575,000 shares), resulting in an aggregate of 4,168,750 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend. The Initial Stockholders agreed not to transfer, assign or sell any of their Founder shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or earlier if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement shares

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 533,500 Private Placement shares, at a price of $10.00 per share, in a private placement for an aggregate purchase price of approximately $5.3 million. The Private Placement shares are identical to the shares of common stock sold in the Initial Public Offering, subject to certain limited exceptions as described in Note 1.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement shares until 30 days after the completion of the initial Business Combination.

Related Party Loans

On May 21, 2020 and June 10, 2020, the Company’s sponsor agreed to loan us up to $25,025 and $274,975, respectively, for an aggregate amount of $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to certain promissory notes. These promissory notes were non-interest bearing, unsecured and due upon the date we consummate the Initial Public Offering. We borrowed approximately $127,000 under these promissory notes and repaid them in full on September 10, 2020.

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the initial Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of the Business Combination into additional private placement shares at a conversion price of $10.00 per share. If the Company does not complete a Business Combination, the loans would not be repaid. Such private placement shares would be identical to the Private Placement shares. However, in the Merger Agreement, we have covenanted not to enter into any such arrangements. Accordingly, to date, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on September 2, 2020, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred $30,000 and $60,000 of such expenses during the three and six months ended June 30, 2021, respectively, included as administrative expenses—related party on the accompanying condensed statement of operations. As of June 30, 2021, no amounts were payable related to this agreement.

Share Purchase Commitment

The Company’s Sponsor entered into an agreement to purchase an aggregate of at least 2,500,000 shares of common stock for an aggregate purchase price of $25.0 million, or $10.00 per share, prior to, concurrently with, or following the closing of the initial Business Combination in a private placement. The funds from such private placement may be used as part of the consideration to the sellers in the initial Business Combination, and any excess funds from such private placement may be used for working capital in the post-transaction company.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of the Founder shares, Private Placement shares and shares that may be issued upon conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters in our Initial Public Offering were entitled to an underwriting discount of $0.20 per share, or approximately $3.3 million in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred underwriting commission of $0.35 per share, or approximately $5.8 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or its efforts with respect to an initial Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Equity

Preferred stock-The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there are no shares of preferred stock issued or outstanding.

Common Stock-The Company is authorized to issue 30,000,000 shares of common stock, par value of $0.0001 per share. On September 2, 2020, the Company declared a dividend of 0.16 shares for each outstanding share of common stock (an aggregate of 575,000 shares). All shares and associated amounts have been retroactively restated to reflect the share dividend. As of June 30, 2021 and December 31, 2020, there were 21,377,250 shares of common stock outstanding, including 15,635,785 shares and 15,736,221 shares of common stock, respectively, subject to possible redemption that were classified outside of permanent equity in the accompanying unaudited condensed consolidated balance sheets.

Note 7 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Money Market Funds	$166,815,023	—	—

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
U.S. Treasury Securities maturing March 4, 2021(1)	$166,811,648	$—	$—

(1)	Excludes approximately $4,000 of investments held in cash within the Trust Account.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels of the hierarchy for the six months ended June 30, 2021. Level 1 instruments include investments U.S. Treasury securities with an original maturity of 185 days or less.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed consolidated financial statements were issued. Based upon this review, the Company determined that, except as disclosed in Note 1, there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

BCTG Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of BCTG Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from May 21, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from May 21, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 31, 2021

BCTG ACQUISITION CORP.

BALANCE SHEET

December 31, 2020

Assets:
Current assets:
Cash	$1,314,085
Prepaid expenses	183,496

Total current assets	1,497,581
Investments held in Trust Account	166,815,235

Total Assets	$168,312,816

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$74,927
Accrued income taxes	6,864
Franchise tax payable	32,563

Total current liabilities	114,354
Deferred underwriting commissions	5,836,250

Total liabilities	5,950,604
Commitments and Contingencies
Common stock; 15,736,221 shares subject to possible redemption at $10.00 per share	157,362,210
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 5,641,029 shares issued and outstanding (excluding 15,736,221 shares subject to possible redemption)	564
Additional paid-in capital	5,122,484
Accumulated deficit	(123,046)

Total stockholders’ equity	5,000,002

Total Liabilities and Stockholders’ Equity	$168,312,816

The accompanying notes are an integral part of these financial statements.

BCTG ACQUISITION CORP.

STATEMENTS OF OPERATIONS

For the Period from May 21, 2020 (inception) through December 31, 2020

General and administrative expenses	$108,865
Administrative expenses – related party	40,000
Franchise tax expense	32,563

Loss from operations	(181,428)
Interest earned on investments held in Trust Account	65,246

Loss before income tax expense	(116,182)
Income tax expense	6,864

Net loss	$(123,046)

Weighted average shares outstanding, of Public shares	16,675,000

Basic and diluted net loss per share, Public shares	$(0.00)

Weighted average shares outstanding, of Founder shares	4,212,127

Basic and diluted net loss per share, Founder shares	$(0.04)

The accompanying notes are an integral part of these financial statements.

BCTG ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	shares	Amount
Balance – May 21, 2020 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	4,168,750	417	24,583	—	25,000
Sale of common stock in initial public offering, gross	16,675,000	1,668	166,748,332	—	166,750,000
Offering costs	—	—	(9,624,742)	—	(9,624,742)
Sale of private placement shares to Sponsor in private placement	533,500	53	5,334,947	—	5,335,000
shares subject to possible redemption	(15,736,221)	(1,574)	(157,360,636)	—	(157,362,210)
Net loss	—	—	—	(123,046)	(123,046)

Balance – December 31, 2020	5,641,029	$564	$5,122,484	$(123,046)	$5,000,002

The accompanying notes are an integral part of these financial statements.

BCTG ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the Period from May 21, 2020 (Inception) Through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(123,046)
Interest earned on investments held in Trust Account	(65,235)
Changes in operating assets and liabilities:
Prepaid expenses	(183,496)
Accrued expenses	4,927
Accrued income taxes	6,864
Franchise tax payable	32,563

Net cash used in operating activities	(327,423)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(166,750,000)

Net cash used in investing activities	(166,750,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from note payable to related party	25
Proceeds received from initial public offering, gross	166,750,000
Proceeds received from private placement	5,335,000
Repayment of note payable to related party	(127,232)
Payments of offering costs	(3,591,285)

Net cash provided by financing activities	168,391,508

Net change in cash	1,314,085
Cash – beginning of the period	—

Cash – end of the period	$1,314,085

Supplemental disclosure of noncash activities:
Offering costs included in note payable – related party	$127,207
Offering costs included in accrued expenses	$70,000
Deferred underwriting commissions	$5,836,250
Initial value of common stock subject to possible redemption	$157,484,340
Change in value of common stock subject to possible redemption	$(122,130)

The accompanying notes are an integral part of these financial statements.

BCTG ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

BCTG Acquisition Corp. (the “Company”) was incorporated as a Delaware corporation on May 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination (“Initial Business Combination”) with one or more operating businesses or entities that it has not yet selected (a “target business”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on businesses that have their primary operations located in North America and Europe in the biotechnology industry. The Company has neither engaged in any operations nor generated revenue to date, other than searching for a target business. The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not commenced any operations, other than searching for a target business. All activity for the period from May 21, 2020 (inception) through December 31, 2020 had been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenue until after the completion of its Initial Business Combination, at the earliest. The Company generates non-operating income in the form of income earned on investments on cash and cash equivalents in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is BCTG Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September, 2020. On September, 2020, the Company consummated its Initial Public Offering of 16,675,000 shares of common stock (the “Public shares”), including the 2,175,000 Public shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of approximately $166.8 million, and incurring offering costs of approximately $9.6 million, inclusive of approximately $5.8 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 533,500 shares of common stock (the “Private Placement shares”), at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $5.3 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $166.8 million ($10.00 per share), representing the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (“Trust Account”) in the United States maintained by Continental Stock Transfer & Trust Company, as trustee, and will remain invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Pursuant to stock exchange listing rules, the Company’s Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.

The Company will provide the holders of Public shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Stockholders who redeem their Public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated Certificate of Incorporation which was adopted by the Company in connection with the Initial Public Offering (the “Amended and Restated Certificate”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Founder shares prior to this Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder shares (as defined in Note 5) and any Public shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder shares and Public shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an Initial Business Combination without the prior consent of the Sponsor.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a stockholder will have the right to redeem such holder’s Public shares for an amount in cash equal to such holder’s pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest not previously released to the Company to pay its franchise and income taxes. As a result, such common stock has been recorded at redemption amount and classified as temporary equity, in accordance with the Financial Accounting Standard Board (“FASB”), Accounting Standard Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per Public Share.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the shares of common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, and directors have agreed not to propose an amendment to the Company’s Amended and Restated Certificate that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public shares in connection with a Business Combination or to redeem 100% of its Public shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of common stock in conjunction with any such amendment.

If a Business Combination has not been consummated within 24 months from the closing of the Initial Public Offering, or September, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account.

The Company will seek to have all third parties (other than the Company’s independent registered public accounting firm) and any prospective target businesses enter into valid and enforceable agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. Nevertheless, there is no guarantee that vendors, service providers and prospective target businesses will execute such agreements. The Company’s insiders have agreed that they will be jointly and severally liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under our indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company’s insiders may not be able to satisfy their indemnification obligations. Moreover, the Company’s insiders will not be liable to the Public Stockholders and instead will only have liability to the Company.

Basis of Presentation

The accompanying financial statement is presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $1.3 million of cash in its operating account and approximately $1.4 million of working capital.

Through December 31, 2020, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Company’s Sponsor in exchange for the issuance of the Founder shares (as defined below), the loan under the Note of approximately $127,000 (see Note 5) to the Company to cover for offering costs in connection with the Initial Public Offering, and net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities, or a combination thereof.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in Trust Account on the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, accrued income taxes and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs associated with the Initial Public Offering

Offering costs consisted of legal, accounting and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” shares of common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. shares of conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of common stock are classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 15,736,221 shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the periods. Weighted average shares were reduced for the effect of an aggregate of 543,750 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. The underwriters exercised their over-allotment option in full on September, 2020; thus, these Founder shares were no longer subject to forfeiture (see Note 6). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

The Company’s statement of operations includes a presentation of loss per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Public shares is calculated by dividing the investment income earned on the Trust Account, net of applicable income and franchise taxes of approximately $26,000 for the period from May 21, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Public shares outstanding for the period. Net loss per share, basic and diluted for Founder shares is calculated by dividing the net loss of approximately $123,000, less income attributable to Public shares, by the weighted average number of shares of Founder shares outstanding for the periods.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On September, 2020, the Company consummated its Initial Public Offering of 16,675,000 Public shares, including the 2,175,000 Public shares as a result of the underwriters’ full exercise of their over-allotment option, at an offering price of $10.00 per Public Share, generating gross proceeds of approximately $166.8 million, and incurring offering costs of approximately $9.6 million, inclusive of approximately $5.8 million in deferred underwriting commissions.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 533,500 Private Placement shares, at a price of $10.00 per Private Placement Share to the Sponsor, generating gross proceeds of approximately $5.3 million.

A portion of the proceeds from the Private Placement shares was added to the proceeds from the Initial Public Offering to be held in the Trust Account.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder shares

On June 4, 2020, the Company issued 3,593,750 shares of common stock to the Sponsor (the “Founder shares”) for an aggregate purchase price of $25,000. On September, 2020, the Company declared a dividend of 0.16 shares for each outstanding share of common stock (an aggregate of 575,000 shares), resulting in an aggregate of 4,168,750 shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share dividend. The Sponsor agreed to forfeit up to an aggregate of 543,750 Founder shares, so that the Founder shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering, to the extent the underwriters’ over-allotment option was not exercised in full or in part. The underwriters fully exercised the over-allotment option on September, 2020; thus, these Founder shares were no longer subject to forfeiture.

The Initial Stockholders agreed not to transfer, assign or sell any of their Founder shares (except to certain permitted transferees) until the earlier of (i) one year after the date of the consummation of the Initial Business Combination or (ii) the date on which the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or earlier if, subsequent to the Initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement shares

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 533,500 Private Placement shares, at a price of $10.00 per share, in a private placement for an aggregate purchase price of approximately $5.3 million. The Private Placement shares are identical to the shares of common stock sold in the Initial Public Offering, subject to certain limited exceptions as described in Note 1.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement shares until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On May 21, 2020 and June 10, 2020, the Sponsor agreed to loan the Company up to $25,025 and $274,975, respectively, for an aggregate amount of $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (each, a “Note” and, collectively, the “Notes”). The Notes were non-interest bearing, unsecured and due upon the date the Company consummated the Initial Public Offering. The Company borrowed approximately $127,000 under the Notes. The Company repaid the Notes in full on September 10, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion (the “Working Capital Loans”). Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of the Initial Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of the Business Combination into additional private placement shares at a conversion price of $10.00 per share. If the Company does not complete a Business Combination, the loans would not be repaid. Such private placement shares would be identical to the Private Placement shares. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date of the Company’s prospectus, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the Initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from May 21, 2020 (inception) through December 31, 2020, the Company incurred $40,000 related to these services. As of December 31, 2020, no amounts were payable related to this agreement.

Share Purchase Commitment

The Company’s Sponsor entered into an agreement to purchase an aggregate of at least 2,500,000 shares of common stock for an aggregate purchase price of $25.0 million, or $10.00 per share, prior to, concurrently with, or following the closing of the Initial Business Combination in a private placement. The funds from such private placement may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds from such private placement may be used for working capital in the post-transaction company.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder shares, Private Placement shares and shares that may be issued upon conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the prospectus to purchase up to 2,175,000 additional shares at the Initial Public Offering price less the underwriting discounts and commissions. On September, 2020, the underwriters fully exercised the over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per share, or approximately $3.3 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred underwriting commission of $0.35 per share, or approximately $5.8 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2020, there are no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 30,000,000 shares of common stock, par value of $0.0001 per share. On September, 2020, the Company declared a dividend of 0.16 shares for each outstanding share of common stock (an aggregate of 575,000 shares). All shares and associated amounts have been retroactively restated to reflect the share dividend. As of December 31, 2020, there were 21,377,250 shares of common stock outstanding, including 15,736,221 shares of common stock subject to possible redemption that were classified outside of permanent equity in the accompanying balance sheet.

NOTE 8. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets held in Trust:
U.S. Treasury Securities maturing March 4, 2021	$166,811,648	$—	$—
Money Market Fund	3,587	—	—

	$166,815,235	$—	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended December 31, 2020 and for the period from May 21, 2020 (inception) through December 31, 2020.

The Company generates taxable income primarily consisting of interest income earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible.

The income tax provision (benefit) for the period from May 21, 2020 (inception) through December 31, 2020 consists of the following:

Current
Federal	$6,864
State	—
Deferred
Federal	(31,262)
State	—
Valuation allowance	31,262

Income tax provision	$6,864

As of December 31, 2020, the Company’s net deferred tax assets are as follows:

Deferred tax assets:
Start-up/Organization costs	$31,262

Total deferred tax assets	31,262
Valuation allowance	(31,262)

Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from May 21, 2020 (inception) through December 31, 2020, the valuation allowance was $31,362.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate for the period from May 6 (inception) through December 31, 2020 is as follows:

Statutory Federal income tax rate	21.00%
Change in Valuation Allowance	(26.91)%

Effective tax rate	(5.91)%

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next 12 months.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements which have not previously been disclosed within the financial statements.

TANGO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$50,902	$28,381
Marketable securities	147,452	161,939
Accounts receivable	2,000	2,000
Prepaid expenses and other current assets	1,707	1,312

Total current assets	202,061	193,632
Property and equipment, net	4,397	3,823
Operating lease right-of-use assets	6,988	7,480
Restricted cash	2,279	2,279
Other assets	1,515	38

Total assets	$217,240	$207,252

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,242	$1,841
Accrued expenses and other current liabilities	6,434	6,140
Operating lease liabilities	1,047	959
Deferred revenue	24,500	31,977

Total current liabilities	37,223	40,917
Operating lease liabilities, net of current portion	6,384	6,925
Deferred revenue, net of current portion	118,742	120,805
Other long-term liabilities	—	5

Total liabilities	162,349	168,652
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 55,700,000 shares authorized, issued, and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preferences of $55,700 at June 30, 2021 and December 31, 2020, respectively	55,700	55,700
Series B redeemable convertible preferred stock, $0.001 par value, 45,372,050 shares authorized at June 30, 2021 and December 31, 2020, respectively; 45,372,050 and 22,686,025 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preferences of $60,000 and $30,000 at June 30, 2021 and December 31, 2020, respectively	59,751	29,761
Series B-1 redeemable convertible preferred stock, $0.001 par value, 27,152,255 shares authorized, issued, and outstanding at June 30, 2021 and December 31, 2020, respectively; liquidation preferences of $51,182 at June 30, 2021 and December 31, 2020, respectively	51,083	51,083
Stockholders’ deficit:
Common stock, $0.001 par value; 166,000,000 shares authorized at June 30, 2021 and December 31, 2020; 14,817,103 and 13,301,649 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	15	13
Additional paid-in capital	8,040	5,127
Accumulated other comprehensive income	2	17
Accumulated deficit	(119,700)	(103,101)

Total stockholders’ deficit	(111,643)	(97,944)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$217,240	$207,252

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Collaboration revenue	$7,153	$4,720	$13,539	$9,106
License revenue	11,000	344	11,000	669

Total revenue	18,153	5,064	24,539	9,775

Operating expenses:
Research and development	$19,079	$11,129	$34,079	$21,951
General and administrative	3,630	2,378	7,097	4,331

Total operating expenses	22,709	13,507	41,176	26,282

Loss from operations	(4,556)	(8,443)	(16,637)	(16,507)
Other income:	—	—
Interest income	104	27	208	87
Other (expense) income, net	(62)	24	(117)	114

Total other income, net	42	51	91	201

Net loss before income taxes	(4,514)	(8,392)	(16,546)	(16,306)
Benefit from (provision for) income taxes	21	—	(53)	—

Net loss	$(4,493)	$(8,392)	$(16,599)	$(16,306)

Net loss per common share – basic and diluted	$(0.31)	$(0.75)	$(1.17)	$(1.49)
Weighted average number of common shares outstanding – basic and diluted	14,485,746	11,193,065	14,214,543	10,913,053
Net loss	(4,493)	(8,392)	(16,599)	(16,306)
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities	(30)	(14)	(15)	1

Comprehensive loss	$(4,523)	$(8,406)	$(16,614)	$(16,305)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED

STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

(Unaudited)

	Redeemable Convertible Preferred Stock								Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B		Series B-1		Common Stock
	shares	Amount	shares	Amount	shares	Amount	shares	Amount
Balance at December 31, 2020	55,700,000	$55,700	22,686,025	$29,761	27,152,255	$51,083	13,301,649	$13	$5,127	$17	$(103,101)	$(97,944)
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of less than $0.1 million	—	—	22,686,025	29,990	—	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	895,093	1	439	—	—	440
Vesting of restricted common stock awards	—	—	—	—	—	—	—	—	2	—	—	2
Stock based compensation expense	—	—	—	—	—	—	—	—	950	—	—	950
Other comprehensive income	—	—	—	—	—	—	—	—	—	15	—	15
Net loss	—	—	—	—	—	—	—	—	—	—	(12,106)	(12,106)

Balance at March 31, 2021	55,700,000	$55,700	45,372,050	$59,751	27,152,255	$51,083	14,196,742	$14	$6,518	$32	$(115,207)	$(108,643)

Exercise of stock options	—	—	—	—	—	—	620,361	1	323			324
Vesting of restricted common stock awards	—	—	—	—	—	—	—	—	3	—	—	3
Stock based compensation expense	—	—	—	—	—	—	—	—	1,196	—	—	1,196
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(30)		(30)
Net loss	—	—	—	—	—	—	—	—	—	—	(4,493)	(4,493)

Balance at June 30, 2021	55,700,000	$55,700	45,372,050	$59,751	27,152,255	$51,083	14,817,103	$15	$8,040	$2	$(119,700)	$(111,643)

	Redeemable Convertible Preferred Stock						Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Series A		Series B		Common Stock
	shares	Amount	shares	Amount	shares	Amount
Balance at December 31, 2019	55,700,000	$55,700	—	$—	13,334,856	$13	$3,311	$10	$(51,129)	$(47,795)
Repurchase of restricted common stock awards	—	—	—	—	(75,000)	—	—	—	—	—
Vesting of restricted common stock awards	—	—	—	—	—	—	3	—	—	3
Stock based compensation expense	—	—	—	—	—	—	408	—	—	408
Other comprehensive income	—	—	—	—	—	—	—	15	—	15
Net loss	—	—	—	—	—	—	—	—	(7,914)	(7,914)

Balance at March 31, 2020	55,700,000	$55,700	—	$—	13,259,856	$13	$3,722	$25	$(59,043)	$(55,283)

Issuance of Series B-1 redeemable convertible preferred stock, net of issuance costs of less than $0.2 million	—	—	22,686,025	29,761	—	—	—	—	—	—
Exercise of Stock Options	—	—	—	—	19,687	—	9			9
Vesting of restricted common stock awards	—	—	—	—	—	—	3	—	—	3
Stock based compensation expense	—	—	—	—	—	—	407	—	—	407
Other comprehensive loss	—	—	—	—	—	—	—	(14)	—	(14)
Net loss	—	—	—	—	—	—	—		(8,392)	(8,392)

Balance at June 30, 2020	55,700,000	$55,700	22,686,025	$29,761	13,279,543	$13	$4,141	$11	$(67,435)	$(63,270)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(16,599)	$(16,306)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	416	341
Noncash operating lease expense	492	442
Stock-based compensation	2,146	815
Other, net	118	(98)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(395)	361
Other long-term assets	13	—
Accounts payable	2,749	1,440
Accrued expenses and other liabilities	(78)	34
Operating lease liabilities	(454)	(377)
Deferred revenue	(9,539)	(9,775)

Net cash used in operating activities	$(21,131)	$(23,123)
Cash flows from investing activities
Purchase of property and equipment	(367)	(518)
Sales and maturities of marketable securities	100,471	16,327
Purchases of marketable securities	(86,117)	(32,316)

Net cash provided by (used in) investing activities	$13,987	$(16,507)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	29,990	29,850
Proceeds from issuance of common stock upon exercise of stock options	764	9
Payment of merger with BCTG and PIPE financing transaction costs	(1,089)	—

Net cash provided by financing activities	$29,665	$29,859
Net change in cash, cash equivalents and restricted cash	$22,521	$(9,771)
Cash, cash equivalents and restricted cash, beginning of period	30,660	25,168

Cash, cash equivalents and restricted cash, end of period	$53,181	$15,397

Supplemental cash flow information:
Cash paid for leases	907	880
Supplemental disclosure of noncash investing and financing activity:
Purchases of property and equipment included in accounts payable and accrued expenses	$653	$48
Merger with BCTG and PIPE financing deferred offering costs included in accounts payable and accrued expenses	$401	$—

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TANGO THERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Nature of the Business and Basis of Presentation

Tango Therapeutics, Inc (“Tango” or the “Company”) is a precision oncology company committed to the discovery and development of novel new drugs in defined patient populations with high unmet medical need.

The Company is subject to risks common to early-stage companies in the biotechnology industry. Principal among these risks are the uncertainties of the development process, development of the same or similar technological innovations by competitors, protection of proprietary technology, dependence on key personnel, compliance with government regulations and approval requirements, and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure, and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s technology will be obtained, that any products developed will obtain necessary government regulatory approval, or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then the Company may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

Since inception, the Company has generated recurring net losses, including net losses of $4.5 million and $16.6 million for the three and six months ended June 30, 2021, respectively, and net losses of $8.4 million and $16.3 million for the three and six months ended June 30, 2020, respectively. The Company had an accumulated deficit of $119.7 million as of June 30, 2021. Since inception and through the issuance date of these unaudited condensed consolidated financial statements, the Company has raised an aggregate of approximately $166.9 million of gross proceeds from the sale of preferred shares, approximately $352.9 million in gross proceeds through the closing of the BCTG Business Combination and PIPE Investment transactions and another $202.1 million through our collaboration with Gilead.

The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future as it continues to develop, manufacture and commercialize its products. As of June 30, 2021, and with the additional gross proceeds of approximately $352.9 million received on August 10, 2021 from the consummation of the BCTG Business Combination and PIPE Investment transactions, the Company expected that its cash, cash equivalents and marketable securities will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the issuance date of the unaudited condensed consolidated financial statements. The future viability of the Company beyond that point may be dependent on its ability to raise additional capital to finance its operations.

The Company may seek additional funding in the future, from one or more equity or debt financings, collaborations, or other sources, in order to carry out all of its planned research and development and commercialization activities. However, there is no assurance that the Company will be able to obtain additional funding under acceptable terms, if at all. If the Company is unable to obtain additional financing, the Company may be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects.

Merger with BCTG Acquisition Corporation

On April 13, 2021, the Company and BCTG Acquisition Corp. (“BCTG”) signed a definitive merger agreement memorializing the terms of BCTG’s acquisition of 100% of the Company’s issued and outstanding equity securities in exchange for $550.0 million worth of consideration in the form of BCTG common stock (the “Business Combination”). The Business Combination was approved on August 9, 2021 by shareholders of BCTG, resulting in BCTG acquiring 100% of our issued and outstanding equity securities on August 10, 2021. The Business Combination was accounted for as a “reverse recapitalization” in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the reverse recapitalization model, the Business Combination was treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the Company’s stockholders possess a majority of the voting power of the combined company, the Company comprises all of the ongoing operations of the combined entity, the Company comprises a majority of the governing body of the combined company, and the Company’s senior management comprises all of the senior management of the combined company. As a result of the Business Combination, BCTG was renamed Tango Therapeutics, Inc.

Tango received gross proceeds of $166.8 million upon the closing of the Business Combination. Tango continues to operate under the current Tango management team. Subsequent to the closing of the Business Combination, an aggregate of 18.6 million shares of common stock (the “PIPE Financing”) were purchased, resulting in gross proceeds of an additional $186.1 million upon the closing of the PIPE Financing. Total transaction costs and redemptions approximated $27.3 million, resulting in total net proceeds of $325.6 million.

Subject to the terms of the merger agreement, upon the closing of the Business Combination (the “Effective Time”), each share of the Company’s redeemable convertible preferred stock (the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time was converted into a share of the Company’s common stock. At the Effective Time, each option to purchase the Company’s common stock became an option, respectively, to purchase shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and merger transaction were subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions.

Impact of COVID-19

At the end of 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes COVID-19 has spread to most countries across the world, including all 50 states within the U.S., including Cambridge, Massachusetts, where the Company’s primary office and laboratory space is located. The coronavirus pandemic led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus, including any novel variants such as the “Delta variant,” impacts the Company’s operations or those of its third-party partners, including preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact the Company’s preclinical or clinical trial operations in the U.S., including its ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, COVID-19 has not had a material impact on operations, and the Company has not incurred significant delays related to its research and development programs. Additionally, the Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these condensed consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations, financial condition and liquidity, including research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with U.S. GAAP. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The accompanying unaudited condensed consolidated financial statements reflect the operations of Tango and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated. The functional and reporting currency of the Company and its subsidiary is the U.S. dollar.

In the opinion of management, all adjustments necessary for a fair statement of the financial information, which are of a normal and recurring nature, have been made for the interim periods reported. Results of operations for the three and six months ended June 30, 2021 and 2020 are not necessarily indicative of the results for the year ending December 31, 2021, any other interim periods, or any future year or period. The unaudited condensed consolidated financial statements for the three and six months ended June 30, 2021 and 2020 have been prepared on the same basis as and should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021.

2.    Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes from the significant accounting policies disclosed in Note 2, Summary of Significant Accounting Policies, of the audited consolidated financial statements and notes for the year ended December 31, 2020 included in the Company’s effective proxy statement/prospectus, on file with the SEC on July 16, 2021.

Recently Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, (“ASC 740”). The ASU enhances and simplifies various aspects of the income tax accounting guidance in ASC 740, including requirements related to hybrid tax regimes, the tax basis step-up in goodwill obtained in a transaction that is not a business combination, separate financial statements of entities not subject to tax, the intra-period tax allocation exception to the incremental approach, ownership changes in investments, changes from a subsidiary to an equity method investment, interim-period accounting for enacted changes in tax law, and the year-to-date loss limitation in interim-period tax accounting. This guidance is effective for the Company for annual and interim periods beginning after December 31, 2020; however, early adoption was permitted The Company adopted this standard as of January 1, 2021 on a prospective basis. The adoption did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40). The amendments in this update affect entities that issue convertible instruments and/or contracts indexed to and potentially settled in an entity’s own equity. The new ASU eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted earnings per share (“EPS”) computation. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company elected to early adopt this guidance on January 1, 2021. The Company issued the second tranche of its redeemable convertible Series B preferred stock in March 2021 at an original issue price of $1.32 per share, which would have resulted in the recognition of a beneficial conversion feature of $28.4 million prior to the adoption of ASU 2020-06.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements.

3.    Collaboration Agreements

2018 Gilead Agreement

In October 2018, the Company entered into a Research Collaboration and License Agreement (the “2018 Gilead Agreement”) with Gilead Sciences, Inc. (“Gilead”). Pursuant to the 2018 Gilead Agreement, the Company performed target discovery and validation activities in accordance with an agreed-upon multi-year research plan. During the initial three-year research term, Gilead had the option to obtain exclusive, worldwide licenses to develop and commercialize up to five validated programs (“Gilead Program License”).

In 2018, Gilead paid the Company a $50.0 million non-refundable upfront payment upon the execution of the 2018 Gilead Agreement. The Company was eligible to receive milestone payments of up to $1.7 billion across all programs and royalties on future sales of commercialized products, if any. For up to two programs licensed by Gilead, the Company had the option to co-develop and co-promote certain programs licensed by Gilead in the U.S. and was eligible to receive royalties on ex-U.S. sales.

The Company assessed this arrangement in accordance with ASC 606 and concluded that the contract counterparty, Gilead, was a customer. The Company identified a single performance obligation under the arrangement consisting of the combination of participating on the joint steering committee and the research and development services provided during the research term. The identified promises were determined to not be individually distinct due to the specialized nature of the early-stage research services to be provided by the Company and the interdependent relationship between the promises. The Company determined that the option for Gilead to extend the term of the arrangement was not priced at a discount, and therefore did not provide Gilead with a material right. This option will be excluded from the transaction price until exercised. At the inception of the 2018 Gilead Agreement, the Company also determined that the Gilead program license options provided to Gilead did not include a material right.

The total transaction price, subject to variable consideration constraints, was allocated to the combined single performance obligation. The Company determined that the single combined performance obligation is satisfied over time as the customer is simultaneously receiving and consuming the benefit of the Company’s performance. The future milestone payments represent variable consideration that is fully constrained at inception of the arrangement as the achievement of the milestone events are highly uncertain.

Amended Gilead Agreement

In August 2020, Gilead made an equity investment of $20.0 million into the Company as a participant in the Company’s Series B-1 preferred stock offering. At the time of the original investment, as well as of the December 31, 2020 balance sheet date, Gilead maintains an ownership of less than 10% of the Company and is thus not considered to be a related party to the Company.

In August 2020, the Company and Gilead also entered into an Amended Research Collaboration and License Agreement (the “Gilead Agreement”), which superseded and replaced the 2018 Gilead agreement. The Gilead Agreement represents a continuation of the initial target discovery and validation research and development efforts begun under the 2018 Gilead Agreement. Under the Gilead Agreement:

•	The Company received upfront, non-refundable consideration of $125.0 million from Gilead upon execution of the Gilead Agreement in 2020;

•	The term of the 2018 Gilead Agreement ended on the date the Gilead Agreement was executed. The Gilead Agreement has a research term of seven years;

•	Gilead expanded its option to license up to 15 programs for which Gilead may obtain exclusive, worldwide licenses to develop and commercialize therapies, subject to applicable license fees;

•

Prior to exercising its option to license a program, Gilead may “extend” such program, in which case Gilead will pay research extension fees and the Company will continue to collaborate with Gilead to discover and develop programs, potentially through early clinical development.

•

For up to five programs licensed by Gilead, the Company has the option to co-develop and co-promote the lead product in the U.S., subject to certain exceptions, and is eligible to receive tiered royalties in the first decile on ex-U.S. sales.

The Company is eligible to receive up to $410.0 million per program in license, research extension, and clinical, regulatory, and commercial milestones.

The Gilead Agreement was accounted for as a modification of the 2018 Gilead Agreement under ASC 606 as both the scope and price of the contract were changed under the Gilead Agreement. The additional goods and services to be provided under the Gilead Agreement are not distinct from the combined performance obligation identified under the 2018 Gilead Agreement which was only partially satisfied at the date of contract modification. As such, the Company identified a single combined performance obligation under the Gilead Agreement consisting of the research services and continued participation on the joint steering committee during the research term. As a result, the Company’s progress towards completing its research services to Gilead over the seven-year term of the Amended Gilead Agreement was lower than its progress under the three-year term of the 2018 Gilead Agreement and a cumulative catch-up adjustment was recorded during the third quarter of 2020 resulting in a reduction of $11.3 million of revenue previously recognized through the date of the Gilead Agreement.

In December 2020, Gilead elected to extend a program for a research extension fee of $12.0 million. The Company determined that the additional goods and services relating to the continued research services were not distinct from the early-stage research services already promised to Gilead under the on-going research plan. Consideration pertaining to the research extension is paid to the Company in equal quarterly installment payments over an agreed upon payment schedule. Although future research installment payments are not payable in the event of scientific failure, the Company determined that the variable consideration of $12.0 million should not be constrained as the potential for a significant reversal of cumulative revenue recognized at the contract level is remote, and therefore the research extension consideration was added to the transaction price under the Gilead Agreement.

In April 2021, Gilead licensed a program for a $11.0 million fee. The $11.0 million license fee was received and recognized as revenue in the second quarter of 2021 since Tango has no continued involvement in the advancement of the program, Gilead can benefit from the license on its own and the license is separately identifiable from the research services.

Gilead Revenue Recognized

The total transaction price allocated to the combined performance obligation under the Gilead Agreement was $187.0 million at June 30, 2021. The total transaction price was comprised of the $50.0 million upfront payment pursuant to the 2018 Gilead Agreement, the $125.0 million upfront payment pursuant to the Gilead Agreement, and the $12.0 million pursuant to the research extension fee in December 2020. During the three and six months ended June 30, 2021, the Company recognized $7.2 million and $13.5 million, respectively, and during the three and six months ended June 30, 2020, the Company recognized $4.7 million and $9.1 million, respectively, of revenue associated with the Gilead Agreements based on performance completed during each period. During the three and six months ended June 30, 2021, the Company recognized revenue of $11.0 million, associated with the payments received in the second quarter of 2021 pursuant to the April 2021 program license. During the three and six months ended June 30, 2020, the Company recognized revenue of $0.3 million and $0.7 million, respectively, associated with the payments received in 2019 pursuant to the program license and Gilead Letter Agreement. The consideration allocated to the Gilead License was recognized upon delivery of the underlying license in 2019 as Gilead could benefit from the license on its own and the Gilead License was separately identifiable from the Gilead Letter Agreement research services.

The Company reevaluates the transaction price and the total estimated costs expected to be incurred to satisfy the performance obligations at the end of each reporting period and as uncertain events, such as changes to the expected timing and cost of certain research and development activities that the Company is responsible for, are resolved or other changes in circumstances occur. As of June 30, 2021 and December 31, 2020, the Company had short-term deferred revenue of $24.5 million and $32.0 million, respectively, and long-term deferred revenue of $118.7 million and $120.8 million, respectively, related to the Gilead collaboration. The remaining long-term revenue is expected to be recognized proportionally to the completed obligations over an expected remaining contractual term of approximately 6.1 years.

Amounts due to the Company that have not yet been received are recorded as accounts receivable and amounts received that have not yet been recognized as revenue are recorded as deferred revenue on the Company’s condensed consolidated balance sheet. As of June 30, 2021, $4.0 million of the total research extension fee amount of $12.0 million had been received, $2.0 million had been recorded as accounts receivable and the remaining $6.0 million was determined to be conditional upon the satisfaction of additional research obligations, and thus a contract asset. The contract asset balance is presented net of the deferred revenue contract liability.

Costs incurred pursuant to the Gilead Agreements are recorded as research and development expense.

4.    Fair Value Measurements

The following tables present information about the Company’s financial assets measured at fair value on a recurring basis:

	Fair Market Value Measurements as of June 30, 2021
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$30,440	$—	$—	$30,440
U.S. Treasury bills	—	—	—	—
Marketable debt securities:
U.S. Treasury bills	—	126,953	—	132,953
U.S. government agency bonds	—	20,499	—	20,499

Total assets	$30,440	$147,452	$—	177,892

	Fair Market Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents
Money market funds	$12,698	$—	$—	$12,698
U.S. Treasury bills	—	7,175	—	7,175
Marketable debt securities
U.S. Treasury bills	—	131,939	—	131,939
U.S. government agency bonds	—	30,000	—	30,000

Total assets	$12,698	$169,114	$—	$181,812

There were no transfers between fair value levels during the six months ended June 30, 2021.

5.    Marketable Securities

The Company values its marketable securities using independent pricing services which normally derive security prices from recently reported trades for identical or similar securities, making adjustments based on significant observable transactions. At each balance sheet date, observable market inputs may include trade information, broker or dealer quotes, bids, offers or a combination of these data sources.

The following table summarizes the Company’s marketable debt securities, classified as available-for-sale:

	Fair Value Measurements as of June 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(in thousands)
Marketable debt securities:
U.S. Treasury bills	$126,954	$5	$(6)	$126,953
U.S. government agency bonds	20,496	9	(6)	20,499

	$147,450	$14	$(12)	$147,452

	Fair Value Measurements as of December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(in thousands)
Marketable debt securities:
U.S. Treasury bills	$131,927	$12	$—	$131,939
U.S. government agency bonds	29,995	5	—	30,000

	$161,922	$17	$—	$161,939

The Company holds investment grade marketable securities, and none were considered to be in an unrealized loss position as of June 30, 2021 and December 31, 2020. As a result, the Company did not record any reserves for credit losses related to its marketable debt securities during the periods then ended. Marketable securities include $0.1 million in accrued interest at June 30, 2021 and December 31, 2020.

6.    Supplemental Balance Sheet Information

Property and Equipment

Property and equipment, net as of June 30, 2021 and December 31, 2020 consists of the following:

	June 30, 2021	December 31, 2020
	(in thousands)
Laboratory equipment	$5,337	$4,580
Computer equipment	172	172
Computer software	125	125
Furniture and fixtures	459	384
Leasehold improvements	246	246
Construction in process	158	—

	6,497	5,507
Less: Accumulated depreciation	(2,100)	(1,684)

Property and equipment, net	$4,397	$3,823

Depreciation expense was $0.2 million for each of the three months ended June 30, 2021 and 2020 and $0.4 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020 include the following:

	June 30, 2021	December 31, 2020
	(in thousands)
Payroll and employee-related costs	$2,046	$2,652
Research and development costs	3,691	2,695
Other	697	793

Total accrued expenses and other current liabilities	$6,434	$6,140

Restricted Cash

As of both June 30, 2021 and June 30, 2020, the Company maintained a restricted cash balance of $2.3 million, all of which was related to security deposits associated with the Company’s facility leases. The cash will remain restricted in accordance with the lease agreements absent the event of a lease termination of modification. The reconciliation of cash and cash equivalents and restricted cash to amounts presented in the condensed consolidated statements of cash flows are as follows:

	June 30, 2021	June 30, 2020
	(in thousands)
Cash and cash equivalents	$50,902	$13,118
Restricted cash	2,279	2,279

Cash, cash equivalents and restricted cash	$53,181	$15,397

7.    Commitments and Contingencies

Research Collaboration Agreement

In September 2017, the Company entered into a Research Collaboration Agreement (the “HitGen Agreement”) with HitGen Ltd (“HitGen”). Under the terms of the HitGen Agreement, HitGen would use its DNA-encoded library technology to screen up to three targets and deliver to the Company the structures of certain compounds that bind to the targets. The Company would provide certain materials containing each target for purposes of the screen. The Company could have been obligated to make certain milestone payments. The Company and HitGen mutually agreed to terminate the HitGen Agreement in March 2021. No milestones were achieved or paid upon the termination of the agreement.

Guarantees

The Company enters into certain agreements with other parties in the ordinary course of business that contain indemnification provisions. These typically include agreements with directors and officers, business partners, contractors, landlords and clinical sites. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. However, to date the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of these obligations is minimal.

Litigation

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings as of June 30, 2021, and no material legal proceedings are currently pending or threatened.

8.    Redeemable Convertible Preferred Stock

In March 2017, the Company executed a stock purchase agreement to sell 55,000,000 shares of redeemable convertible series A preferred stock (“Series A”). This agreement was subsequently amended in July 2017 to increase the authorized capital to 55,700,000 shares of Series A. The Series A stock purchase agreement was structured to close in three tranches, each contingent upon the achievement of certain specified milestones.

Pursuant to the initial closing of the Series A stock purchase agreement, the Company issued an aggregate of 18,700,000 shares of Series A convertible preferred stock for $1.00 per share, resulting in net proceeds of $14.0 million after deducting $4.7 million related to the settlement of the convertible notes and accrued interest that were previously outstanding. During the year-ended December 31, 2018, the Company issued 26,000,000 additional shares of Series A preferred stock at a price of $1.00 per share upon the achievement of specified development milestones in connection with the second tranche of the Series A stock purchase agreement. Total proceeds from this issuance was $26.0 million. In January 2019, the Company issued 11,000,000 additional shares of Series A preferred stock at a price of $1.00 per share upon the achievement of specified development milestones in connection with the third tranche of the Series A stock purchase agreement. Total proceeds from this issuance was $11.0 million. The aggregate issuance costs associated with the issuance of all three tranches of Series A preferred stock was less than $0.1 million.

In April 2020, the Company executed a stock purchase agreement to sell shares of redeemable convertible series B preferred stock (“Series B”). The Series B stock purchase agreement allows for the issuance of up to 45,372,051 shares. In April 2020, the Company issued 22,686,025 shares of Series B at a price of $1.32 per share. Proceeds from this issuance totaled $29.8 million, net of $0.2 million in issuance costs. In March 2021, the Company sold 22,686,025 additional shares of Series B redeemable convertible preferred stock at a price of $1.32 per share upon the achievement of specified development milestones in connection with the second tranche of the Series B stock purchase agreement. Proceeds from this issuance totaled $30.0 million. Total issuance costs associated with the second tranche of the Series B preferred stock was less than $0.1 million.

In August 2020, the Company executed a stock purchase agreement to sell shares of redeemable convertible series B-1 preferred stock (“Series B-1”). The Series B-1 stock purchase agreement allows for the issuance of up to 27,152,255 shares. All 27,152,255 shares of Series B-1 were issued at a price of $1.89 per share in August 2020. Proceeds from this issuance was $51.1 million, net of $0.1 million in issuance costs.

As of June 30, 2021 and December 31, 2020, redeemable convertible preferred stock consisted of the following (in thousands, except share amounts):

	June 30, 2021
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A	55,700,000	55,700,000	$55,700	$55,700	55,700,000
Series B	45,372,050	45,372,050	59,751	60,000	45,372,050
Series B-1	27,152,255	27,152,255	51,083	51,182	27,152,255

	128,224,305	128,224,305	$166,534	$136,882	128,224,305

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A	55,700,000	55,700,000	$55,700	$55,700	55,700,000
Series B	45,372,050	22,686,025	29,761	30,000	22,686,025
Series B-1	27,152,255	27,152,255	51,083	51,182	27,152,255

	128,224,305	105,538,280	$136,544	$136,882	105,538,280

The rights, preferences and privileges of the Company’s redeemable convertible preferred stock are as follows:

Par Value Per Share

The par value of all preferred stock is $0.001 per share.

Future Tranche Right Feature

The Company determined that the future tranche rights under the Series A and Series B preferred stock purchase agreements (the “future tranche rights”) did not meet the definition of freestanding financial instruments because, while separately exercisable, they were not legally detachable.

The future tranche rights were evaluated for any beneficial conversion features or embedded derivatives, including the conversion option, that could require bifurcation and receive separate accounting treatment. The Company determined that the embedded future tranche obligations did not require bifurcation for accounting purposes as they did not meet the definition of a derivative.

Voting Rights

The holders of the convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted on the record date for the vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the holders of common stock voting as a single class.

Liquidation

In the event of any liquidation event, deemed liquidation event, dissolution or winding up of the Company, the holders of preferred stock then outstanding shall receive a distribution prior to any distribution to the common holders, an amount equal to the greater of a) original issue price per share plus any noncumulative dividends declared but unpaid, or b) the amount per share that would have been owed had all preferred shares been converted into Common Stock immediately prior to the liquidation event. In the event that assets are insufficient to pay the full amount, distribution will be on a pro rata basis. After payment of all preferential amounts required to be paid to the preferred stockholders, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock on a pro rata basis.

A deemed liquidation event is defined as either a merger or consolidation, or the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company, unless the holders of a majority in voting power of the outstanding Preferred Stock elect otherwise by written notice sent to the Company at least ten days prior to the effective date of any such event.

Conversion

Each share of convertible preferred stock is convertible at the option of the holder into a specified number of shares of common stock based on a conversion ratio subject to adjustment under specified terms and conditions. The initial conversion price and conversion value of Series A convertible preferred stock is $1.00 per share. The initial conversion price and conversion value of Series B convertible preferred stock is $1.32 per share. The initial conversion price and conversion value of Series B-1 convertible preferred stock is $1.89 per share. Certain terms exist to protect the conversion rights of the holders of the convertible preferred stock in the event of the issuance of additional shares of common stock or a merger or reorganization of the Company.

In the event of a firm commitment underwritten public offering of the Company’s common stock with aggregate proceeds of at least $60.0 million and the Company’s common stock is listed on Nasdaq, all shares of convertible preferred stock will automatically be converted into shares of common stock at the then effective conversion rate.

Redemption

On or after March 31, 2023, upon the vote or written consent of the holders of the Series A, Series B, and Series B-1 preferred shares then outstanding, each preferred share shall be redeemed, to the extent permitted under law, for the price equal to the original issue price per share plus any noncumulative dividends declared but unpaid in three annual installments commencing no later than 60 days after receipt by the Company. Distributions shall be made out of sufficient funds legally available. Upon and after the date of redemption of preferred shares and payment in full by the Company for each redeemed preferred share, all rights of the holder of such shares, except the right to receive the redemption price without interest upon surrender of the certificates, would cease and terminate. All preferred shares acquired by the Company through redemption would be cancelled and eliminated from the pool of preferred shares authorized for the Company to issue.

The Company has a stock-based compensation plan under which stock options, restricted stock awards (“RSAs”), unrestricted stock awards, restricted stock units, or any combination of the forgoing may be granted to eligible employees, officers, directors, consultants, or other key persons who provide services to the Company. The Company recorded stock-based compensation expense in the following expense categories in its accompanying condensed consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)
Research and development	$552	$230	$1,012	$449
General and administrative	644	177	1,134	366

Total	$1,196	$407	$2,146	$815

Stock Option Activity

The following table summarizes the stock option activity of the Company’s 2017 Plan for the six months ended June 30, 2021:

	Number of shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
	(in years)
Options outstanding as of December 31, 2020	11,952,362	$0.64	8.58	$6,625,511
Granted	8,625,312	$1.56
Exercised	(1,515,454)	$0.50
Cancelled	(158,924)	$1.22

Options outstanding as of June 30, 2021	18,903,296	$1.06	8.90	$44,555,609
Options exercisable as of June 30, 2021	3,864,800	$0.58	7.87	$10,973,189

As of June 30, 2021, total unrecognized compensation expense related to stock options was $13.7 million, which the Company expects to recognize over a remaining weighted-average period of 3.1 years.

Restricted Stock Awards

During the six months ended June 30, 2021, 739,618 RSAs vested. Stock-based compensation expense attributable to RSAs during the six months ended June 30, 2021 totaled $0.3 million.

10.    Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	(in thousands, except per share data)
	2021	2020	2021	2020
Numerator:
Net loss	$(4,493)	$(8,392)	$(16,599)	$(16,306)

Net loss attributable to common stockholders – basic and diluted	(4,493)	(8,392)	(16,599)	(16,306)

Denominator:
Weighted-average common stock outstanding – basic and diluted	14,485,746	11,193,065	14,214,543	10,913,053

Net loss per share attributable to common stockholders – basic and diluted	$(0.31)	$(0.75)	$(1.17)	$(1.49)

The Company’s potential dilutive securities, which include convertible preferred stock, common stock options and unvested restricted common stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	June 30,
	2021	2020
Convertible preferred stock (as converted to common stock)	128,224,305	78,386,025
Stock options to purchase common stock	18,903,296	11,475,430
Unvested restricted common stock	16,250	1,764,036

Total	147,143,851	91,625,491

11.    Income Taxes

The Company’s effective income tax rate was (0.3)% and 0.0% for the three months ended June 30, 2021 and 2020, respectively, and was (0.3)% and 0.0% for the six months ended June 30, 2021 and 2020, respectively. The benefit from income taxes was $21 thousand and $0 for the three months ended June 30, 2021 and 2020, respectively, and the provision for income taxes was $53 thousand and $0 for the six months ended June 30, 2021 and 2020, respectively. The change in the benefit from and provision for income taxes for the three and six months ended June 30, 2021, respectively, compared to the three and six months ended June 30, 2020 was primarily due to taxable deferred revenue partially offset by the utilization of federal and state net operating losses and federal and state tax credits.

The effective income tax rate for the three and six months ended June 30, 2021 and 2020 differed from the federal statutory rate primarily due to the valuation allowance maintained against the Company’s deferred tax assets.

12.    Subsequent Events

Merger with BCTG Acquisition Corporation

On April 13, 2021, the Company and BCTG Acquisition Corp. (“BCTG”) signed a definitive merger agreement memorializing the terms of BCTG’s acquisition of 100% of the Company’s issued and outstanding equity securities in exchange for $550.0 million worth of consideration in the form of BCTG common stock (the “Business Combination”). The Business Combination was approved on August 9, 2021 by shareholders of BCTG, resulting in BCTG acquiring 100% of our issued and outstanding equity securities on August 10, 2021. The Business Combination was accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination was treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the fact that subsequent to the Business Combination, the Company’s stockholders possess a majority of the voting power of the combined company, the Company comprises all of the ongoing operations of the combined entity, the Company comprises a majority of the governing body of the combined company, and the Company’s senior management comprises all of the senior management of the combined company. As a result of the Business Combination, BCTG was renamed Tango Therapeutics, Inc.

Tango received gross proceeds of $166.8 million upon the closing of the Business Combination. Tango continues to operate under the current Tango management team. Subsequent to the closing of the Business Combination, an aggregate of 18.6 million shares of common stock (the “PIPE Financing”) were purchased, resulting in gross proceeds of an additional $186.1 million upon the closing of the PIPE Financing. Total transaction costs and redemptions approximated $27.3 million, resulting in total net proceeds of $325.6 million.

Subject to the terms of the merger agreement, upon the closing of the Business Combination (the “Effective Time”), each share of the Company’s redeemable convertible preferred stock (the “Preferred Stock”) issued and outstanding immediately prior to the Effective Time was converted into a share of the Company’s common stock. At the Effective Time, each option to purchase the Company’s common stock became an option, respectively, to purchase shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and merger transaction were subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions.

In connection with the preparation of the consolidated financial statements, the Company evaluated the events subsequent to the balance sheet date of June 30, 2021 through August 13, 2021, the date the unaudited condensed consolidated financial statements were available for issuance, and determined that all material transactions have been recorded and disclosed.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Tango Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Tango Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit, and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 12, 2021

We have served as the Company’s auditor since 2017.

TANGO THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$28,381	$22,889
Marketable securities	161,939	17,536
Accounts receivable	2,000	—
Prepaid expenses and other current assets	1,312	1,231

Total current assets	193,632	41,656
Property and equipment, net	3,823	3,442
Operating lease right-of-use assets	7,480	8,387
Restricted cash	2,279	2,279
Other assets	38	—

Total assets	$207,252	$55,764

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,841	$670
Accrued expenses and other current liabilities	6,140	4,932
Operating lease liabilities	959	655
Deferred revenue	31,977	19,594

Total current liabilities	40,917	25,851
Operating lease liabilities, net of current portion	6,925	7,884
Deferred revenue, net of current portion	120,805	14,106
Other long-term liabilities	5	18

Total liabilities	168,652	47,859
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value, 55,700,000 shares authorized, issued, and outstanding at December 31, 2020 and 2019, respectively; liquidation preferences of $55,700 at December 31, 2020 and 2019, respectively	55,700	55,700
Series B redeemable convertible preferred stock, $0.001 par value, 45,372,050 and 0 shares authorized at December 31, 2020 and 2019, respectively; 22,686,025 and 0 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively; liquidation preferences of $30,000 and $0 at December 31, 2020 and 2019, respectively	29,761	—
Series B-1 redeemable convertible preferred stock, $0.001 par value, 27,152,255 and 0 shares authorized, issued, and outstanding at December 31, 2020 and 2019, respectively; liquidation preferences of $51,182 and $0 at December 31, 2020 and 2019, respectively	51,083	—
Stockholders’ deficit:
Common stock, $0.001 par value; 166,000,000 and 80,800,000 shares authorized at December 31, 2020 and December 31, 2019, respectively; 13,301,649 and 13,334,856 shares issued and outstanding as of December 31, 2020 and 2019, respectively	13	13
Additional paid-in capital	5,127	3,311
Accumulated other comprehensive income	17	10
Accumulated deficit	(103,101)	(51,129)

Total stockholders’ deficit	(97,944)	(47,795)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$207,252	$55,764

The accompanying notes are an integral part of the consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Collaboration revenue	$7,656	$24,649
Operating expenses:
Research and development	49,991	32,274
General and administrative	9,865	7,537

Total operating expenses	59,856	39,811

Loss from operations	(52,200)	(15,162)
Other income:
Interest income	108	684
Other income, net	120	383

Total other income, net	228	1,067

Net loss	$(51,972)	$(14,095)

Net loss per common share – basic and diluted	$(4.53)	$(1.57)
Weighted average number of common shares outstanding – basic and diluted	11,461,011	8,985,710
Net loss	$(51,972)	$(14,095)

Other comprehensive income:
Unrealized gain on marketable securities	7	17

Comprehensive loss	$(51,965)	$(14,078)

The accompanying notes are an integral part of the consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Redeemable Convertible Preferred Stock							Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit	Amount
	Series A		Series B		Series B-1		Common Stock
	shares	Amount	shares	Amount	shares	Amount	shares
Balance at December 31, 2018	44,700,000	$44,700	—	$—	—	$—	14,522,360	$14	$1,601	$(7)	$(37,034)	$(35,426)
Issuance of Series A redeemable convertible preferred stock	11,000,000	11,000	—	—	—	—	—	—	—	—	—	—
Vesting of restricted common stock awards	—	—	—	—	—	—	—	—	15	—	—	15
Repurchases of restricted common stock awards	—	—	—	—	—	—	(1,187,504)	(1)	1	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	1,694	—	—	1,694
Other comprehensive income	—	—	—	—	—	—	—	—	—	17	—	17
Net loss	—	—	—	—	—	—	—	—	—	—	(14,095)	(14,095)

Balance at December 31, 2019	55,700,000	55,700	—	—	—	—	13,334,856	13	3,311	10	(51,129)	(47,795)
Issuance of Series B redeemable convertible preferred stock, net of issuance costs of $0.2 million	—	—	22,686,025	29,761	—	—	—	—	—	—	—	—
Issuance of Series B-1 redeemable convertible preferred stock, net of issuance costs of $0.1 million	—	—	—	—	27,152,255	51,083	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	—	—	81,870	—	40	—	—	40
Vesting of restricted common stock awards	—	—	—	—	—	—	—	—	12	—	—	12
Repurchases of restricted common stock awards	—	—	—	—	—	—	(115,077)	—	—	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	1,764	—	—	1,764
Other comprehensive income	—	—	—	—	—	—	—	—	—	7	—	7
Net loss	—	—	—	—	—	—	—	—	—	—	(51,972)	(51,972)

Balance at December 31, 2020	55,700,000	$55,700	22,686,025	$29,761	27,152,255	$51,083	13,301,649	$13	$5,127	$17	$(103,101)	$(97,944)

The accompanying notes are an integral part of the consolidated financial statements.

TANGO THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(51,972)	$(14,095)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	718	643
Noncash operating lease expense	907	831
Stock-based compensation	1,764	1,694
Other, net	(17)	(347)
Changes in operating assets and liabilities:
Accounts receivable	(2,000)	—
Prepaid expenses and other current assets	(119)	(590)
Accounts payable	1,171	(976)
Accrued expenses and other liabilities	1,196	2,964
Operating lease liabilities	(655)	(678)
Deferred revenue	119,081	(14,249)

Net cash provided by (used in) operating activities	70,074	(24,803)
Cash flows from investing activities
Purchase of property and equipment	(1,106)	(1,817)
Sales and maturities of marketable securities	63,220	35,246
Purchases of marketable securities	(207,540)	(32,581)
Other	(40)	—

Net cash (used in) provided by investing activities	(145,466)	848
Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs of $0.3 million and $0 during the periods ended December 31, 2020 and 2019, respectively	80,844	11,000
Proceeds from issuance of common stock upon exercise of stock options	40	—
Net cash provided by financing activities	80,884	11,000
Net change in cash, cash equivalents and restricted cash	5,492	(12,955)
Cash, cash equivalents and restricted cash, beginning of period	25,168	38,123

Cash, cash equivalents and restricted cash, end of period	$30,660	$25,168

Supplemental cash flow information:
Cash paid for leases	$1,782	$1,735
Supplemental disclosure of noncash investing and financing activity:
Purchases of property and equipment included in accounts payable and accrued expenses	$29	$—

The accompanying notes are an integral part of the consolidated financial statements.

TANGO THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of the Business and Basis of Presentation

Tango Therapeutics, Inc (“Tango” or the “Company”) is a precision oncology company committed to the discovery and development of novel new drugs in defined patient populations with high unmet medical need.

The Company is subject to risks common to early-stage companies in the biotechnology industry. Principal among these risks are the uncertainties of the development process, development of the same or similar technological innovations by competitors, protection of proprietary technology, dependence on key personnel, compliance with government regulations and approval requirements, and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical, clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure, and extensive compliance-reporting capabilities. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s technology will be obtained, that any products developed will obtain necessary government regulatory approval, or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company fails to become profitable or is unable to sustain profitability on a continuing basis, then the Company may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations. The Company expects to incur substantial operating losses and negative cash flows from operations for the foreseeable future.

Since inception, the Company has generated recurring net losses, including a net loss of $52.0 million and $14.1 million for the years ended December 31, 2020 and 2019, respectively. The Company had an accumulated deficit of $103.1 million and $51.1 million as of December 31, 2020 and 2019, respectively. Since inception and through the issuance date of these consolidated financial statements, the Company has raised an aggregate of approximately $166.9 million of gross proceeds from the sale of preferred shares.

The Company expects operating losses and negative cash flows from operations to continue for the foreseeable future as it continues to develop, manufacture and commercialize its products. As of April 12, 2021, the issuance date of the consolidated financial statements for the year ended December 31, 2020, the Company expected that its cash, cash equivalents and marketable securities, and the $30.0 of additional proceeds from the closing of the second tranche of the Series B convertible preferred stock purchase agreement (see Note 14) received in March 2021, will be sufficient to fund its operating expenses and capital expenditure requirements for at least 12 months from the issuance date of the annual consolidated financial statements. The future viability of the Company beyond that point may be dependent on its ability to raise additional capital to finance its operations.

The Company may seek additional funding in the future, from one or more equity or debt financings, collaborations, or other sources, in order to carry out all of its planned research and development and commercialization activities. However, there is no assurance that the Company will be able to obtain additional funding under acceptable terms, if at all. If the Company is unable to obtain additional financing, the Company may be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects.

Merger with BCTG Acquisition Corporation (Unaudited)

On April 13, 2021, the Company and BCTG Acquisition Corp. (“BCTG”) signed a definitive merger agreement, which will result in BCTG acquiring 100% of the Company’s issued and outstanding equity securities.

The proposed merger will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. As a result of the proposed merger, BCTG will be renamed Tango Therapeutics, Inc. The boards of directors of both BCTG and Tango have approved the proposed merger transaction.

BCTG is expected to receive net proceeds of approximately $156.9 million upon the closing of the proposed merger transaction, assuming no redemptions are affected by stockholders of BCTG, and will operate under the current Tango management team upon the closing of the proposed merger. In connection with the proposed merger, BCTG has entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 18.6 million shares of its common stock (the “PIPE Financing”) that will result in net proceeds of an additional $179.7 million upon the closing of the PIPE Financing. The closing of the proposed merger is a precondition to the PIPE Financing.

Subject to the terms of the merger agreement, at the effective time of the merger (the “Effective Time”), each share of the Company’s redeemable convertible preferred stock “Preferred Stock” issued and outstanding immediately prior to the Effective Time shall be converted into a share of the Company’s common stock. At the Effective Time, each option to purchase the Company’s common stock shall become an option, respectively, to purchase shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and proposed merger transactions is subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions. The approval from BCTG stockholders is expected in the third quarter of 2021.

Impact of COVID-19

At the end of 2019, a novel strain of a virus named SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), or coronavirus, which causes COVID-19 has spread to most countries across the world, including all 50 states within the U.S., including Cambridge, Massachusetts, where the Company’s primary office and laboratory space is located. The coronavirus pandemic led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the coronavirus impacts the Company’s operations or those of its third-party partners, including preclinical studies or clinical trial operations, will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information that will emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others. The continued spread of COVID-19 globally could adversely impact the Company’s preclinical or clinical trial operations in the U.S., including it’s ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, COVID-19 has not had a material impact on operations, and the Company has not incurred significant delays related to its research and development programs. Additionally, the Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations, financial condition and liquidity, including research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements reflect the operations of Tango and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated. The functional and reporting currency of the Company and its subsidiary is the U.S. dollar.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements requires that the Company make estimates, judgments and assumptions that may affect the reported amounts of assets, liabilities, equity, revenues and expenses and related disclosure of contingent assets and liabilities. Significant estimates and assumptions made in the consolidated financial statements include, but are not limited to, the revenue recognized from collaboration agreements, the valuation of common shares and stock-based awards and the accrual for research and development expenses. On an ongoing basis, the Company evaluates its estimates, judgments and methodologies. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenues and expenses. As of the date of issuance of these consolidated financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update estimates, judgments or revise the carrying value of any assets or liabilities related to COVID-19. Actual results may differ from these estimates under different assumptions or conditions. Changes in estimates are reflected in reported results in the period in which they become known.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available for evaluation by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in one operating segment, the business of discovering and developing precision oncology therapies.

Cash Equivalents

All highly liquid marketable securities purchased with an original maturity date of 90 days or less at the date of purchase are considered to be cash equivalents. Cash equivalents consisted of money market funds and U.S Treasury bills as of December 31, 2020 and 2019.

Investments in Marketable Securities

Marketable debt securities consist of investments with original maturities greater than 90 days. The Company classifies its investments with maturities beyond one year as short-term, based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. The Company considers its investment portfolio of marketable securities to be available-for-sale. Accordingly, these investments are recorded at fair value, which is based on quoted market prices. Unrealized gains and losses are reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity (deficit). Amortization and accretion of premiums and discounts are recorded in interest income. Realized gains and losses and declines in value determined to be other than temporary are based on the specific identification method and are included as a component of other income, net in the consolidated statements of operations.

The Company evaluates its investments with unrealized losses for impairment. When assessing investments for unrealized declines in value, the Company considers whether the decline in value is related to a credit loss or non-credit loss. For credit losses, the Company reduces the investment to fair value through an allowance for credit losses recorded to the balance sheet and corresponding charge to the statement of operations. The allowance for credit losses and corresponding impairment charge is adjusted each period for changes in fair value. For non-credit losses, the Company reduces the investment to fair value through a charge to the statement of comprehensive loss, reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. No such credit losses were recorded during the periods presented.

Prior to the early adoption of ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, on January 1, 2020, the Company evaluated its investments with unrealized losses for other-than-temporary impairment. If any adjustment to fair value reflected a decline in the value of the investment that the Company considered to be “other than temporary,” the Company would reduce the investment to fair value through a charge to the consolidated statements of operations.

Fair Value Measurements

The accounting standard for fair value measurements defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and requires certain disclosures about fair value measurements. Under this standard, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1 — Fair values are determined utilizing prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•

Level 2 — Fair values are determined by utilizing quoted prices for identical or similar assets and liabilities in active markets or other market observable inputs such as interest rates, yield curves, and foreign currency spot rates.

•	Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The fair value of the Company’s cash equivalents and marketable securities are determined according to the fair value hierarchy described above (see Note 4). The carrying values of the Company’s accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Concentration of Credit Risk and Significant Suppliers

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash, cash equivalents and marketable debt securities. The Company’s cash, cash equivalent and marketable securities balances are held by major financial institutions that management believes to be creditworthy. The Company uses multiple financial institutions to limit the amount of credit exposure to any one financial institution. Substantially all the Company’s cash, cash equivalent and marketable debt securities were invested in money market funds, U.S. Treasury bills, and U.S. government agency bonds at December 31, 2020 and 2019. At times, the Company’s cash deposits may exceed the amount of federal insurance provided on such deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies, and expects to continue to rely, on a small number of vendors to perform research activities that continue to progress its product candidates for its development programs. These programs could be adversely affected by a significant interruption in the related processes of these vendors.

Restricted Cash

Cash accounts with any type of restriction are considered restricted cash and are classified on the balance sheet based on the length of the restrictive obligation. As of both December 31, 2020 and 2019, the Company recorded restricted cash of $2.3 million, all of which was related to security deposits associated with the Company’s facility leases in Boston, Massachusetts and Cambridge, Massachusetts, and is recorded as long term in its balance sheet because the deposit is required for the duration of the lease which is greater than a year.

The reconciliation of cash and cash equivalents and restricted cash to amounts presented in the consolidated statements of cash flows are as follows:

	December 31,
	2020	2019
	(in thousands)
Cash and cash equivalents	$28,381	$22,889
Restricted cash	2,279	2,279

Cash, cash equivalents and restricted cash	$30,660	$25,168

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful lives of each asset. Estimated useful lives are periodically assessed to determine if changes are appropriate. The estimated useful lives of the Company’s property and equipment are as follows:

Asset	Estimated useful life
Computer equipment	3 years
Computer software	5 years
Office equipment	5 years
Furniture and fixtures	7 years
Laboratory equipment	7 years
Leasehold improvements	Shorter of remaining lease term or 10 years

The Company reviews long-lived assets, such as property and equipment, for impairment when events or changes in circumstances indicate the carrying value of the assets may not be recoverable. If indicators of impairment are present, the assets are tested for recoverability by comparing the carrying amount of the assets to the related estimated future undiscounted cash flows that the assets are expected to generate. If the expected cash flows are less than the carrying value of the asset group, then the asset group is considered to be impaired and its carrying value is written down to fair value, based on the related estimated discounted future cash flows. To date, no such impairment losses have been recorded.

Costs for assets not yet placed into service are capitalized as construction-in-progress and depreciated or amortized in accordance with the above useful lives once placed into service. Upon retirement or sale, the related cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the consolidated statements of operations. Repairs and maintenance costs are expensed as incurred.

Operating Leases

The Company accounts for leases in accordance with ASC Topic 842, Leases, which it early adopted on January 1, 2018.

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on specific facts and circumstances and the existence of an identified asset(s), if any, and its control over the use of the identified asset(s), if applicable. Upon lease commencement, operating lease liabilities and their corresponding right-of-use assets are recorded on the balance sheet based at the present value of lease payments over the expected lease term. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized over the expected term on a straight-line basis.

Lease payments are discounted at the lease commencement date using the interest rate implicit in the lease contract. As this rate is typically not readily determinable, the Company determines an incremental borrowing rate that is used to discount lease payments, which reflects the fixed rate at which the Company could borrow on a collateralized basis the amount of the lease payments in the same currency, for a similar term, in a similar economic environment. Certain prospective adjustments to the right-of-use asset may be required for items such as initial direct costs paid or incentives received.

The Company elected to account for lease and non-lease components as a single lease component, however non-lease components that are variable, such as common area maintenance and utilities, are generally paid separately from rent based on actual costs incurred and therefore are not included in the right-of-use asset and operating lease liability and are reflected as an expense in the period incurred. The Company’s lease terms often include renewal options. The amounts determined for the Company’s right-of-use assets and lease liabilities generally do not assume that any renewal options or any early-termination provisions, if any, are exercised, unless it is reasonably certain that the Company will exercise such options.

Revenue Recognition

At contract inception, the Company assesses whether the collaboration arrangements are within the scope of ASC Topic 808, Collaborative Arrangements, or ASC 808, to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities. This assessment is performed based on the responsibilities of all parties in the arrangement. For collaboration arrangements within the scope of ASC 808 that contain multiple elements, the Company first determines which elements of the arrangement are within the scope of ASC 808 and which elements are within the scope of ASC 606. For elements of collaboration arrangements that are accounted for pursuant to ASC 808, an appropriate recognition method is determined and applied consistently, either by analogy to authoritative accounting literature or by applying a reasonable and rational policy election. To date, the Company has not entered into any arrangements within the scope of ASC 808.

The Company’s revenues are generated through its license and collaboration agreements with Gilead. Refer to Note 3, “Collaboration Agreements.”

Effective January 1, 2017, the Company early adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), and related amendments using the retrospective transition method, which had no impact on the Company’s financial statements. This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. ASC 606 provides a five-step framework whereby revenue is recognized when control of promised goods or services is transferred to a customer at an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) performance obligations are satisfied. The Company only applies this framework to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses whether the goods or services promised within each contract are distinct and, therefore, represent a separate performance obligation. Goods and services that are determined not to be distinct are combined with other promised goods and services until a distinct bundle is identified. The Company then allocates the transaction price (that is, the amount of consideration the Company expects to be entitled to from a customer in exchange for the promised goods or services) to each performance obligation and recognizes the associated revenue when (or as) each performance obligation is satisfied. The Company’s estimate of the transaction price for each contract includes all variable consideration to which the Company expects to be entitled, subject to the constraint on variable consideration. Variable consideration is not constrained if the potential reversal of cumulative revenue recognized at the contract level is not significant.

In determining the appropriate amount of revenue to be recognized as the Company fulfills its obligations under active agreements, the Company must use its judgment to determine: (a) the number of performance obligations based on the determination under step (ii) above; (b) the transaction price under step (iii) above; (c) the stand-alone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (iv) above; and (d) the contract term and pattern of satisfaction of the performance obligations under step (v) above. The Company uses judgment to determine whether milestones or other variable consideration, except for royalties, should be included in the transaction price as described further below. The transaction price is allocated to the identified performance obligations on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligations under the contract are satisfied. In certain instances, the timing of satisfying these obligations can be difficult to estimate. Accordingly, the Company’s estimates may change in the future and those changes could be material. Such changes to estimates would result in a change in amounts of revenue recognized. If these estimates and judgments change over the course of these agreements, it may affect the timing and amount of revenue that the Company recognizes and records in future periods.

Amounts due to the Company for satisfying the revenue recognition criteria or that are contractually due based upon the terms of the collaboration agreements are recorded as accounts receivable in the Company’s consolidated balance sheet. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. Amounts expected to be recognized as revenue within the one year following the balance sheet date are classified as current deferred revenue. Amounts not expected to be recognized as revenue within the one year following the balance sheet date are classified as deferred revenue, net of current portion. Amounts recognized as revenue, but not yet received or invoiced are generally recognized as contract assets.

Exclusive License Rights — If the license to the Company’s intellectual property is determined to be distinct from the other promises or performance obligations identified in the arrangement, which generally include research and development services, the Company recognizes revenue from non-refundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a license is distinct from the other promises, the Company considers relevant facts and circumstances of each arrangement, including the research and development capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Company considers whether the collaboration partner can benefit from the license for its intended purpose without the receipt of the remaining promises, whether the value of the license is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises and whether it is separately identifiable from the remaining promises. For licenses that are combined with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation and whether the license is the predominant promise within the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. If the license is the predominant promise, and it is determined that the license represents functional intellectual property (“IP”), revenue is recognized at the point in time when control of the license is transferred. If it is determined that the license does not represent functional IP, revenue is recognized over time using an appropriate method of measuring progress.

Research and Development Services — The obligations under the Company’s collaboration agreements may include research and development services to be performed by the Company to benefit the collaboration partner. For performance obligations that include research and development services, the Company generally recognizes revenue allocated to such performance obligations based on an appropriate measure of progress. The Company utilizes judgment to determine the appropriate method of measuring progress for purposes of recognizing revenue, which is generally an input measure such as costs incurred. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The measure of progress, and thereby periods of which revenue should be recognized, are subject to estimates by management and may change over the course of the contract. Reimbursements from the partner that are the result of a collaborative relationship with the partner, instead of a customer relationship, such as co-development activities, are recorded as a reduction to research and development expense. No collaborative arrangements existed that would result in such reimbursements for the periods presented.

Customer Options — The Company’s arrangements may provide a collaborator with the right to acquire additional goods or services in the future. Under these agreements, fees may be due to the Company (i) upon the exercise of the customer option or (ii) in equal installment payments over an agreed upon period. If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, the additional goods and services underlying the customer options are evaluated in order to determine if these additional goods or services are distinct from those included as a performance obligation at the outset of the arrangement. If the additional services are not determined to be distinct, the variable consideration pertaining to the customer option is added to the initial transaction price at the time in which the option exercise becomes probable, so long as a potential for reversal of cumulative revenue recognized at the contract level is not significant. Any such adjustments to the transaction price are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment. If the additional services are distinct, the Company evaluates the customer options for material rights, or options to acquire additional goods or services for free or at a discount. If the customer options are determined to represent a material right, the material right is recognized as a separate performance obligation at the inception of the arrangement. The Company allocates the transaction price to material rights based on the relative stand-alone selling price, which is determined based on the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised or expires.

Milestone Payments — At the inception of an arrangement that includes development milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant reversal of cumulative revenue recognized would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each subsequent reporting period, the Company reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment. If a milestone or other variable consideration relates specifically to the Company’s efforts to satisfy a single performance obligation or to a specific outcome from satisfying the performance obligation, the Company generally allocates the milestone amount entirely to that performance obligation once it is probable that a significant revenue reversal would not occur.

Royalties — For arrangements that include sales-based royalties, including milestone payments based on a level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any royalty revenue resulting from licensing agreements.

Research and Development Expenses

Research and development expenses include costs directly attributable to the conduct of research programs, including the cost of salaries, employee benefits, stock-based compensation expense, materials, supplies, depreciation on and maintenance of research equipment, the cost of services provided by outside contractors to conduct research and development activities and the allocable portions of facility costs, such as rent, utilities, and general support services. All costs incurred to fulfill the Company’s obligations under the collaboration with Gilead are classified as research and development expenses. All costs associated with research and development are expensed as incurred.

Management estimates the Company’s accrued research and development expenses as of each balance sheet date in the Company’s financial statements based on facts and circumstances known to the Company at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Nonrefundable advance payments for goods and services are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for stock-based awards based on the grant-date fair value of the awards. The Company calculates the fair value of restricted stock awards based on the grant date fair value of the underlying common stock. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the awards for service-based awards, which is generally the vesting period. The Company recognizes stock-based compensation for performance-based awards when the underlying performance conditions are considered probable of occurrence and recognizes the cumulative effect of current and prior period changes in the period of change. The Company also has the right and option to repurchase an individual’s shares of common stock or vested stock options to acquire common stock subsequent to employment termination.

The fair value of common stock underlying stock-based awards is based on an estimate at each grant date. The valuation provided by the board of directors is derived from a recommendation by an unrelated third-party valuation firm. The Company determines the estimated per share fair value of its common stock at various dates considering contemporaneous and retrospective valuations that incorporate objective and subjective factors, including actual and forecasted financial results, market conditions and performance of comparable publicly traded companies, developments and milestones of the Company, the rights and preferences of common and redeemable convertible preferred stock, advice from the third-party valuation specialists, and transactions involving the Company’s stock. The estimated per share fair value of the Company’s common stock is determined in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. The fair value of each stock option grant is determined using assumptions discussed below.

Expected Term:    The expected term of the stock options is estimated using the “simplified method,” as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, as the Company has no historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option.

Expected Volatility:    Since there is limited historical data for the Company’s common stock and limited company-specific historical volatility, the Company has determined the share price volatility for options granted based on an analysis of the volatility used by a peer group of publicly traded companies. In evaluating similarity, the Company considers factors such as industry, stage of life cycle and size.

Risk-free Interest Rate:    The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the option.

Dividend Rate:    The expected dividend was assumed to be zero as the Company has never paid dividends and has no current plans to do so.

The assumptions used in estimating the fair value of stock-based awards represent management’s estimate and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Stock-based compensation is classified in the accompanying consolidated statements of operations and comprehensive loss based on the function to which the related services are provided. Forfeitures are accounted for as they occur. Any consideration paid by employees on exercising stock options and the corresponding portion previously credited to additional paid-in capital are credited to share capital.

Classification of Convertible Preferred shares

The Company’s convertible preferred shares are classified outside of stockholders’ deficit because the holders of such shares have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Further, the Company’s convertible preferred shares are redeemable at the option of the holder after March 2023. The Company records convertible preferred shares at fair value upon issuance, net of any issuance costs or discounts.

Share Issuance Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction to the carrying value of the preferred exchangeable shares or convertible preferred shares or in shareholders’ equity (deficit) as a reduction of additional paid-in capital generated as a result of the offering. Should an in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. As of December 31, 2020 and 2019, the Company had no deferred offering costs.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. A valuation allowance is established when it is more likely than not that all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a more likely than not likelihood of being realized upon ultimate settlement with the tax authority. The recognition and measurement of tax benefits requires significant judgments that are subject to change as new information becomes available.

Penalties and interest expense related to income taxes are included as components of income tax expense and interest expense, respectively, as necessary.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity (deficit) that result from transactions and economic events other than those with stockholders. The Company’s only element of other comprehensive loss for the years ended December 31, 2020 and 2019 was unrealized gains on investments in marketable securities.

Net Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing net loss by the weighted-average number of shares of common shares outstanding during each reporting period. The weighted-average number of shares of common stock outstanding used in the basic net loss per share calculation does not include unvested restricted stock awards as these instruments are considered contingently issuable shares until they vest. Diluted net loss per share attributable to common stockholders includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock and stock options, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive. The Company’s convertible preferred stock and unvested restricted stock entitles the holder to participate in dividends and earnings of the Company, and, if the Company were to recognize net income, it would apply the two-class method to calculate earnings per share. The two-class method is not applicable during periods with a net loss, as the holders of the convertible preferred stock and unvested restricted stock have no obligation to fund losses.

The two-class method of computing net loss per share would be applicable in a reporting period that resulted in a net income position, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Emerging Growth Company Status (Unaudited)

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. The Company has elected to use the extended transition period for complying with new or revised accounting standards and as a result of this election, its consolidated financial statements may not be comparable to companies that comply with public company effective dates. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an initial public offering or such earlier time that it is no longer an emerging growth company. However, the Company has not yet delayed the adoption of any new accounting standards.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The standard amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. For available-for-sale debt securities, entities are required to recognize an allowance for credit losses rather than a reduction in carrying value of the asset. Entities are no longer permitted to consider the length of time that fair value has been less than amortized cost when evaluating when credit losses should be recognized. For public entities, the guidance was effective for annual reporting periods beginning after December 15, 2019 and for interim periods within those fiscal years. Early adoption was permitted. The Company early adopted this standard as of January 1, 2020 on a prospective basis. The adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement. The amendments become effective for the Company’s fiscal year beginning January 1, 2020. Early adoption of the amendments in full or only the provisions that eliminate or modify the disclosure requirements for fair value measurements is permitted. Adoption of this standard on January 1, 2020 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The new standard requires a customer in a cloud computing arrangement to determine which implementation costs to capitalize as assets or expense as incurred. Capitalized implementation costs related to a hosting arrangement that is a service contract will be amortized over the term of the hosting arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. The new standard became effective for the Company’s fiscal year beginning January 1, 2020. Early adoption was permitted. The early adoption of this standard on January 1, 2020 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, (“ASC 740”). The ASU enhances and simplifies various aspects of the income tax accounting guidance in ASC 740, including requirements related to hybrid tax regimes, the tax basis step-up in goodwill obtained in a transaction that is not a business combination, separate financial statements of entities not subject to tax, the intra-period tax allocation exception to the incremental approach, ownership changes in investments, changes from a subsidiary to an equity method investment, interim-period accounting for enacted changes in tax law, and the year-to-date loss limitation in interim-period tax accounting. This guidance is effective for the Company for annual and interim periods beginning after December 31, 2020; however, early adoption is permitted. The adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815 — 40). The amendments in this update affect entities that issue convertible instruments and/or contracts indexed to and potentially settled in an entity’s own equity. The new ASU eliminates the beneficial conversion and cash conversion accounting models for convertible instruments. It also amends the accounting for certain contracts in an entity’s own equity that are currently accounted for as derivatives because of specific settlement provisions. In addition, the new guidance modifies how particular convertible instruments and certain contracts that may be settled in cash or shares impact the diluted EPS computation. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company elected to early adopt this guidance on January 1, 2021. Adoption of the ASU 2020-06 guidance as of January 1, 2021 has no impact on its consolidated financial statements for the year ended December 31, 2020. The Company issued the second tranche of its redeemable convertible Series B preferred stock in March 2021 at an original issue price of $1.32 per share, which would have resulted in the recognition of a beneficial conversion feature of $28.4 million prior to the adoption of ASU 2020-06. As such, the adoption of this guidance is expected to have a material impact on the Company’s financial statements for the year ending December 31, 2021.

From time to time, new account pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial statements.

3. Collaboration Agreements

2018 Gilead Agreement

In October 2018, the Company entered into a Research Collaboration and License Agreement (the “2018 Gilead Agreement”) with Gilead Sciences, Inc. (“Gilead”). Pursuant to the 2018 Gilead Agreement, the Company performed target discovery and validation activities in accordance with an agreed-upon a multi-year research plan. During the initial three-year research term, Gilead had the option to obtain exclusive, worldwide licenses to develop and commercialize up to five validated programs (“Gilead Program License”).

In 2018, Gilead paid the Company a $50.0 million non-refundable upfront payment upon the execution of the 2018 Gilead Agreement. The Company was eligible to receive milestone payments of up to $1.7 billion across all programs and up to low double-digit tiered percentage royalties on future sales of commercialized products, if any. For up to two programs licensed by Gilead, the Company had the option to co-develop and co-promote certain programs licensed by Gilead in the U.S. and was eligible to receive milestone payments and royalties on ex-U.S. sales.

The Company assessed this arrangement in accordance with ASC 606 and concluded that the contract counterparty, Gilead, was a customer. The Company identified a single performance obligation under the arrangement consisting of the combination of participating on the joint steering committee and the research and development services provided during the research term. The identified promises were determined to not be individually distinct due to the specialized nature of the early-stage research services to be provided by the Company and the interdependent relationship between the promises. The Company determined that the option for Gilead to extend the term of the arrangement was not priced at a discount, and therefore did not provide Gilead with a material right. This option will be excluded from the transaction price until exercised. At the inception of the 2018 Gilead Agreement, the Company also determined that the Gilead program license options provided to Gilead did not include a material right.

The Company determined that the transaction price at the inception of the arrangement was equal to the total upfront payment received in the aggregate amount of $50.0 million. The total transaction price, subject to variable consideration constraints, was allocated to the combined single performance obligation. The Company determined that the single combined performance obligation is satisfied over time as the customer is simultaneously receiving and consuming the benefit of the Company’s performance. The future milestone payments represent variable consideration that is fully constrained at inception of the arrangement as the achievement of the milestone events are highly uncertain.

In May 2019, Gilead licensed (the “Gilead License”) its first program under the 2018 Gilead Agreement and paid the Company a $7.5 million license fee. Gilead obtained a license to develop and commercialize therapies associated with the nominated program. At the inception of the 2018 Gilead Agreement, the Company determined that the licenses provided to Gilead through the 2018 Gilead Agreement did not include a material right as the license fees were not priced at a discount. At the time of the exercise of the license option by Gilead for the specified nominated program, the Company’s obligations for the nominated program were completed. As such, the Gilead license of the nominated program was determined to be distinct and accounted for as a separate contract.

In July 2019, the Company and Gilead also entered into a letter agreement (the “Gilead Letter Agreement”) whereby the Company would perform additional research services on behalf of Gilead associated with the first program licensed under the 2018 Gilead Agreement. Upon execution of the Gilead Letter Agreement, Gilead made a $2.6 million payment to the Company as consideration for the performance of additional research services as stipulated in the Gilead Letter Agreement. The Company concluded that the Gilead Letter Agreement should be combined with the Gilead License and accounted for as a single contract. The Company determined that the Gilead License and the research services included in the Gilead Letter Agreement were each distinct as Gilead could benefit from the Gilead License without receiving the additional research services from the Company. As such, the Company allocated the transaction price for the combined agreement between the two distinct performance obligations in proportion to their relative standalone selling prices.

Amended Gilead Agreement

In August 2020, Gilead made an equity investment of $20.0 million into the Company as a participant in the Company’s Series B-1 preferred stock offering. At the time of the original investment, as well as of the December 31, 2020 balance sheet date, Gilead maintains an ownership of less than 10% of the Company and is thus not considered to be a related party to the Company.

In August 2020, the Company and Gilead also entered into an Amended Research Collaboration and License Agreement (the “Gilead Agreement”), which superseded and replaced the 2018 Gilead agreement. The

Gilead Agreement represents a continuation of the initial target discovery and validation research and development efforts begun under the 2018 Gilead Agreement. Under the Gilead Agreement:

•	The Company received upfront, non-refundable consideration of $125.0 million from Gilead upon execution of the Gilead Agreement in 2020;

•	The term of the 2018 Gilead Agreement ended on the date the Gilead Agreement was executed. The Gilead Agreement has a research term of seven years;

•	Gilead expanded its option to license up to 15 programs for which Gilead may obtain exclusive, worldwide licenses to develop and commercialize therapies, subject to applicable license fees;

•

Prior to exercising its option to license a program, Gilead may “extend” such program, in which case Gilead will pay research extension fees and the Company will continue to collaborate with Gilead to discover and develop programs, potentially through early clinical development.

•

For up to five programs licensed by Gilead, the Company has the option to co-develop and co-promote the lead product in the U.S., subject to certain exceptions, and eligible to receive milestone payments and royalties on ex-U.S. sales.

The Company is eligible to receive up to $410.0 million per program in license, research extension, and clinical, regulatory, and commercial milestones. The Company is also eligible to receive up to low double-digit tiered royalties on net sales by Gilead, if any, on a country-by-country and product-by-product basis until the later of (a) the expiration of the last valid claim of the Company’s patents or, in some instances, certain Gilead patents, in each case, covering such product in such country or (b) ten years after the first commercial sale of such product in such country. For those programs the Company co-develops and co-promotes in the U.S., the Company and Gilead would share equally in the development costs as well as the profits and losses in the U.S. For such products, the Company remains eligible to receive certain clinical and regulatory milestone payments as well as commercial milestone payments and up to low double-digit tiered royalties based on net sales outside the U.S.

The Gilead Agreement was accounted for as a modification of the 2018 Gilead Agreement under ASC 606 as both the scope and price of the contract were changed under the Gilead Agreement. The additional goods and services to be provided under the Gilead Agreement are not distinct from the combined performance obligation identified under the 2018 Gilead Agreement which was only partially satisfied at the date of contract modification. As such, the Company identified a single combined performance obligation under the Gilead Agreement consisting of the research services and continued participation on the joint steering committee during the research term. As a result, the Company’s progress towards completing its research services to Gilead over the seven-year term of the Amended Gilead Agreement was lower than its progress under the three-year term of the 2018 Gilead Agreement and a cumulative catch-up adjustment was recorded during the third quarter of 2020 resulting in a reduction of $11.3 million of revenue previously recognized through the date of the Gilead Agreement.

In December 2020, Gilead elected to extend a program for a research extension fee of $12.0 million. The Company determined that the additional goods and services relating to the continued research services were not distinct from the early-stage research services already promised to Gilead under the on-going research plan. Consideration pertaining to the research extension is paid to the Company in equal quarterly installment payments over an agreed upon payment schedule. Although future research installment payments are not payable in the event of scientific failure, the Company determined that the variable consideration of $12.0 million should not be constrained as the potential for a significant reversal of cumulative revenue recognized at the contract level is remote, and therefore the research extension consideration was added to the transaction price under the Gilead Agreement.

Gilead Revenue Recognized

The total transaction price allocated to the combined performance obligation under the Gilead Agreement was $187.0 million at December 31, 2020. The total transaction price was comprised of the $50.0 million upfront payment pursuant to the 2018 Gilead Agreement, the $125.0 million upfront payment pursuant to the Gilead Agreement, and the $12.0 million pursuant to the research extension fee in December 2020. During the years ended December 31, 2020 and 2019, the Company recognized $7.0 million and $15.2 million, respectively, of revenue associated with the Gilead Agreements based on performance completed during each period. During the years ended December 31, 2020 and 2019, the Company recognized revenue of $0.7 million and $9.4 million, respectively, associated with the payments received in 2019 pursuant to the program license and Gilead Letter Agreement. The consideration allocated to the Gilead License was recognized upon delivery of the underlying license in 2019 as Gilead could benefit from the license on its own and the Gilead License was separately identifiable from the Gilead Letter Agreement research services.

The Company reevaluates the transaction price and the total estimated costs expected to be incurred to satisfy the performance obligations at the end of each reporting period and as uncertain events, such as changes to the expected timing and cost of certain research and development activities that the Company is responsible for, are resolved or other changes in circumstances occur. As of December 31, 2020 and 2019, the Company had short-term deferred revenue of $32.0 million and $19.6 million, respectively, and long-term deferred revenue of $120.8 million and $14.1 million, respectively, related to the Gilead collaboration. Of the total short-term deferred revenue at December 31, 2019, $18.6 million related to the 2018 Gilead Agreement and the other $1.0 million related to the Gilead Letter Agreement.

Amounts due to the Company that have not yet been received are recorded as accounts receivable and amounts received that have not yet been recognized as revenue are recorded as deferred revenue on the Company’s consolidated balance sheet. As of December 31, 2020, $2.0 million of the total research extension fee amount of $12.0 million had been recorded as accounts receivable and the remaining $10.0 million was determined to be conditional upon the satisfaction of additional research obligations, and thus a contract asset. The contract asset balance is presented net of the deferred revenue contract liability.

Costs incurred pursuant to the Gilead Agreements are recorded as research and development expense.

4. Fair Value Measurements

The following tables present information about the Company’s financial assets measured at fair value on a recurring basis:

	Fair Market Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents
Money market funds	$12,698	$—	$—	$12,698
U.S. Treasury bills	—	7,175	—	7,175
Marketable debt securities
U.S. Treasury bills	—	131,939	—	131,939
U.S. government agency bonds	—	30,000	—	30,000

Total assets	$12,698	$169,114	$—	$181,812

	Fair Market Value Measurements as of December 31, 2019
	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash equivalents:
Money market funds	$18,508	$—	$—	$18,508
Marketable debt securities:
U.S. Treasury bills	—	17,536	—	17,536

Total assets	$18,508	$17,536	$—	$36,044

There were no transfers between fair value levels during the years ended December 31, 2020 and 2019.

5. Marketable Securities

The Company values its marketable securities using independent pricing services which normally derive security prices from recently reported trades for identical or similar securities, making adjustments based on significant observable transactions. At each balance sheet date, observable market inputs may include trade information, broker or dealer quotes, bids, offers or a combination of these data sources.

The following table summarizes the Company’s marketable debt securities, classified as available-for-sale:

	Fair Value Measurements as of December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(in thousands)
Marketable debt securities:
U.S. Treasury bills	$131,927	$12	$—	$131,939
U.S. government agency bonds	29,995	5	—	30,000

	$161,922	$17	$—	$161,939

	Fair Value Measurements as of December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
	(in thousands)
Marketable debt securities:
U.S. Treasury bills	$17,526	$10	$—	$17,536

	$17,526	$10	$—	$17,536

The Company holds investment grade marketable securities, and none were considered to be in an unrealized loss position as of December 31, 2020 and 2019. As a result, the Company did not record any reserves for credit losses related to its marketable debt securities during the years then ended. Marketable securities include $0.1 million in accrued interest for each of the years ended December 31, 2020 and December 31, 2019.

6. Supplemental Balance Sheet Information

Property and Equipment

Property and equipment, net as of December 31, 2020 and 2019 consists of the following:

	December 31,
	2020	2019
	(in thousands)
Laboratory equipment	$4,580	$3,823
Computer equipment	172	172
Computer software	125	9
Furniture and fixtures	384	246
Leasehold improvements	246	230

	5,507	4,480

Less: Accumulated depreciation	(1,684)	(1,038)

Property and equipment, net	$3,823	$3,442

Depreciation expense was $0.7 million and $0.6 million for the years ended December 31, 2020 and 2019, respectively.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of December 31, 2020 and 2019 include the following:

	December 31,
	2020	2019
	(in thousands)
Payroll and employee-related costs	$2,652	$1,830
Research and development costs	2,695	2,764
Other	793	338

Total accrued expenses and other current liabilities	$6,140	$4,932

7. Leases

Operating Leases

In July 2017, the Company entered into a lease of office and laboratory space at 100 Binney Street in Cambridge, Massachusetts for the Company’s corporate headquarters. The lease commenced in March 2018 and rent commenced in June 2018. This lease has a non-cancelable term of eight years with an option to extend for one additional three-year period.

Upon commencement of the lease, the Company recorded an operating lease liability in the amount of $9.5 million and related operating lease right-of-use asset in the amount of $9.8 million. Upfront payments totaling $0.3 million for rent and tenant improvements were included as a reduction in the calculation of the lease liability amount upon the commencement of the lease. There were no tenant obligation payments made for leasehold improvements for the periods ended December 31, 2020 and 2019. The fixed annual rent payable under the lease is $1.7 million, increasing by 3% annually from the rent commencement date. The minimum rent payments to be paid over the non-cancelable term of this lease totaled $15.6 million. The additional rental payments associated with the renewal option are not included in the calculation of the operating lease right-of-use asset and associated operating lease liability as the renewal is not considered probable of occurring. The lease agreement required the Company to provide a letter of credit for $0.6 million that is collateralized with cash that is recorded as restricted cash in the accompanying balance sheet.

In September 2019, the Company entered into a new lease for office and laboratory space at 201 Brookline Avenue in Boston, Massachusetts. As of December 31, 2020, the space was undergoing construction and the lease is expected to commence in 2022. The Company is not deemed to be the accounting owner of the construction project due to the nature of the work being performed and the Company’s lack of control over the project. In conjunction with executing the lease, the Company provided the landlord a letter of credit for $1.7 million. The letter of credit is collateralized with cash that is recorded as restricted cash in the accompanying balance sheet as of December 31, 2020. Upon delivery date notice of the lease, which is estimated to occur in the second half of 2021, the Company will be required to provide an additional letter of credit in the amount of $1.7 million.

Upon commencement of the 201 Brookline Avenue lease, the Company will determine the appropriate classification of the lease, the amount of the associated lease liability and the amount of the right-of-use asset that will be recognized on the balance sheet. The lease has a non-cancelable term of ten years with an option to extend for up to two five-year periods. The fixed annual rent payable under the lease is $5.1 million, increasing by 3% annually from the rent commencement date. The Company is entitled to a tenant improvements allowance of up to $12.7 million.

The Company’s rent payments for the lease at 100 Binney Street are classified as operating lease costs in the chart below. The lease is a net lease and therefore the non-lease components, such as common area maintenance, are paid separately from rent based on actual costs incurred; therefore, the non-lease components are not included in the right-of-use asset and liability and are reflected as an expense in the period incurred. The non-lease components are classified as variable costs in the chart below. As of December 31, 2020 and 2019, assets under the operating lease totaled $7.5 million and $8.4 million, respectively. The elements of lease cost were as follows:

	Year Ended December 31,
Operating leases	2020	2019
Operating lease cost	$1,889	$1,889
Short-term lease cost	93	36
Variable lease cost	643	541

Total operating lease costs	$2,625	$2,466

Other information	December 31, 2020	December 31, 2019
Operating cash flows used for operating leases	$1,782	$1,735
Weighted average remaining lease term in years	5.5	6.5
Weighted average discount rate	12%	12%

Future minimum lease payments under non-cancelable leases that have commenced as of December 31, 2020 are as follows:

Year Ended December 31,	Maturity of Lease Liabilities
2021	$1,836
2022	1,891
2023	1,948
2024	2,007
2025	2,067
Thereafter	1,046

Total lease payments	10,795
Less: imputed interest	(2,911)

Total operating lease liabilities	$7,884

8. Commitments and Contingencies

Research Collaboration Agreement

In September 2017, the Company entered into a Research Collaboration Agreement (the “HitGen Agreement”) with HitGen Ltd (“HitGen”). Under the terms of the HitGen Agreement, HitGen would use its DNA-encoded library technology to screen up to three targets and deliver to the Company the structures of certain compounds that bind to the targets. The Company would provide certain materials containing each target for purposes of the screen. The Company could have been obligated to make certain milestone payments. The Company and HitGen have mutually agreed to terminate the HitGen Agreement in March 2021. No milestones were achieved or owed upon the termination of the agreement and the Company is under no obligation to make any payments upon termination of the HitGen Agreement.

License Agreement

In March 2020, the Company entered into a License Agreement (the “Medivir Agreement”) with Medivir AB (“Medivir”), pursuant to which the Company obtained an exclusive license to all patents, know-how and other intellectual property associated with a preclinical-stage research program. Pursuant to the Medivir Agreement, the Company made an upfront payment of $0.4 million.

Under the terms of the Medivir Agreement, the Company is obligated to pay Medivir in connection with development, regulatory and commercial activities. The Company has agreed to make certain milestone payments of $1.4 million in the aggregate for the first licensed product that achieves specified clinical milestones, plus $25.0 million for the first licensed product that achieves specified regulatory approval and sales milestones, in each case, in either of the first two specified genetic contexts and $0.7 million in the aggregate if that first licensed product achieves specified clinical milestones, plus $5.0 million if that first licensed product achieves specified regulatory and sales milestones for a third genetic context or the second licensed product achieves such specified development, regulatory and sales milestones in either of the first two specified genetic contexts. The Company has the right to reduce these milestone payments by a specified amount in the event the licensed product is not covered by Medivir’s patents or if payments are due to a third party for a license under such third party’s intellectual property rights. The Company is also obligated to pay Medivir a low single-digit royalty on net sales of any product covered by a licensed patent. The Medivir Agreement expires on the date of expiration of all royalty obligations. Either party may terminate the Medivir Agreement earlier upon an uncured material breach of the other party.

Upfront fees paid pursuant to the Medivir License Agreement were recorded to research and development expense. No milestones have been achieved to date.

Guarantees

The Company enters into certain agreements with other parties in the ordinary course of business that contain indemnification provisions. These typically include agreements with directors and officers, business partners, contractors, landlords and clinical sites. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. However, to date the Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of these obligations is minimal.

Litigation

The company, from time to time, may be party to litigation arising in the ordinary course of business. The company was not subject to any material legal proceedings as of December 31, 2020, and no material legal proceedings are currently pending or threatened.

9. Redeemable Convertible Preferred Stock

In March 2017, the Company executed a stock purchase agreement to sell 55,000,000 shares of redeemable convertible series A preferred stock (“Series A”). This agreement was subsequently amended in July 2017 to increase the authorized capital to 55,700,000 shares of Series A. The Series A stock purchase agreement was structured to close in three tranches, each contingent upon the achievement of certain specified milestones.

Pursuant to the initial closing of the Series A stock purchase agreement, the Company issued an aggregate of 18,700,000 shares of Series A convertible preferred stock for $1.00 per share, resulting in net proceeds of $14.0 million after deducting $4.7 million related to the settlement of the convertible notes and accrued interest that were previously outstanding. During the year-ended December 31, 2018, the Company issued 26,000,000 additional shares of Series A preferred stock at a price of $1.00 per share upon the achievement of specified development milestones in connection with the second tranche of the Series A stock purchase agreement. Total proceeds from this issuance was $26.0 million. In January 2019, the Company issued 11,000,000 additional shares of Series A preferred stock at a price of $1.00 per share upon the achievement of specified development milestones in connection with the third tranche of the Series A stock purchase agreement. Total proceeds from this issuance was $11.0 million. The aggregate issuance costs associated with the issuance of all three tranches of Series A preferred stock was less than $0.1 million.

In April 2020, the Company executed a stock purchase agreement to sell shares of redeemable convertible series B preferred stock (“Series B”). The Series B stock purchase agreement allows for the issuance of up to 45,372,051 shares. In April 2020, the Company issued 22,686,025 shares of Series B at a price of $1.32 per share. Proceeds from this issuance totaled $29.8 million, net of $0.2 million in issuance costs. In March 2021, the Company sold 22,686,026 additional shares of Series B redeemable convertible preferred stock at a price of $1.32 per share upon the achievement of specified development milestones in connection with the second tranche of the Series B stock purchase agreement. Proceeds from this issuance totaled $30.0 million. Total issuance costs associated with the second tranche of the Series B preferred stock was less than $0.1 million.

In August 2020, the Company executed a stock purchase agreement to sell shares of redeemable convertible series B-1 preferred stock (“Series B-1”). The Series B-1 stock purchase agreement allows for the issuance of up to 27,152,255 shares. All 27,152,255 shares of Series B-1 were issued at a price of $1.89 per share in August 2020. Proceeds from this issuance was $51.1 million, net of $0.1 million in issuance costs.

As of December 31, 2020 and 2019, redeemable convertible preferred stock consisted of the following (in thousands, except share amounts):

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A	55,700,000	55,700,000	$55,700	$55,700	55,700,000
Series B	45,372,050	22,686,025	29,761	30,000	22,686,025
Series B-1	27,152,255	27,152,255	51,083	51,182	27,152,255

	128,224,305	105,538,280	$136,544	$136,882	105,538,280

	December 31, 2019
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Value	Common Stock Issuable Upon Conversion
Series A	55,700,000	55,700,000	$55,700	$55,700	55,700,000

	55,700,000	55,700,000	$55,700	$55,700	55,700,000

The rights, preferences and privileges of the Company’s redeemable convertible preferred stock are as follows:

Par Value Per Share

The par value of all preferred stock is $0.001 per share.

Future Tranche Right Feature

The Company determined that the future tranche rights under the Series A and Series B preferred stock purchase agreements (the “future tranche rights”) did not meet the definition of freestanding financial instruments because, while separately exercisable, they were not legally detachable.

The future tranche rights were evaluated for any beneficial conversion features or embedded derivatives, including the conversion option, that could require bifurcation and receive separate accounting treatment. The Company determined that the embedded future tranche obligations did not require bifurcation for accounting purposes as they did not meet the definition of a derivative.

Voting Rights

The holders of the convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of convertible preferred stock could be converted on the record date for the vote or consent of stockholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the holders of common stock voting as a single class.

Liquidation

In the event of any liquidation event, deemed liquidation event, dissolution or winding up of the Company, the holders of preferred stock then outstanding shall receive a distribution prior to any distribution to the common holders, an amount equal to the greater of a) original issue price per share plus any noncumulative dividends declared but unpaid, or b) the amount per share that would have been owed had all preferred shares been converted into Common Stock immediately prior to the liquidation event. In the event that assets are insufficient to pay the full amount, distribution will be on a pro rata basis. After payment of all preferential amounts required to be paid to the preferred stockholders, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock on a pro rata basis.

A deemed liquidation event is defined as either a merger or consolidation, or the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company, unless the holders of a majority in voting power of the outstanding Preferred Stock elect otherwise by written notice sent to the Company at least ten days prior to the effective date of any such event.

Conversion

Each share of convertible preferred stock is convertible at the option of the holder into a specified number of shares of common stock based on a conversion ratio subject to adjustment under specified terms and conditions. The initial conversion price and conversion value of Series A convertible preferred stock is $1.00 per share. The initial conversion price and conversion value of Series B convertible preferred stock is $1.32 per share. The initial conversion price and conversion value of Series B-1 convertible preferred stock is $1.89 per share. Certain terms exist to protect the conversion rights of the holders of the convertible preferred stock in the event of the issuance of additional shares of common stock or a merger or reorganization of the Company.

In the event of a firm commitment underwritten public offering of the Company’s common stock with aggregate proceeds of at least $60.0 million and the Company’s common stock is listed on Nasdaq, all shares of convertible preferred stock will automatically be converted into shares of common stock at the then effective conversion rate.

Redemption

On or after March 31, 2023, upon the vote or written consent of the holders of the Series A, Series B, and Series B-1 preferred shares then outstanding, each preferred share shall be redeemed, to the extent permitted under law, for the price equal to the original issue price per share plus any noncumulative dividends declared but unpaid in three annual installments commencing no later than 60 days after receipt by the Company. Distributions shall be made out of sufficient funds legally available. Upon and after the date of redemption of preferred shares and payment in full by the Company for each redeemed preferred share, all rights of the holder of such shares, except the right to receive the redemption price without interest upon surrender of the certificates, would cease and terminate. All preferred shares acquired by the Company through redemption would be cancelled and eliminated from the pool of preferred shares authorized for the Company to issue.

10. Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue shares of common stock with a par value of $0.001 per share. The holder of each share of common stock is entitled to one vote in respect of each share of stock held. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Convertible Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder. The holders of Common Stock are also entitled to receive dividends whenever funds and assets are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of redeemable convertible preferred stock outstanding. No dividends have been declared as of December 31, 2020.

The Company increased the number of shares of common stock authorized by 2,800,000 to 80,800,000 during 2019 and by 85,200,000 to 166,000,000 during 2020. As of December 31, 2020 and 2019, there were 13,301,649 and 13,334,856 shares of common stock issued and outstanding, respectively.

11. Equity Incentive Plans

Founder and Advisor Awards

During 2017, the Company issued 4,690,000 shares of restricted common stock outside of the Company’s 2017 Stock Option and Grant Plan to nonemployee founders and advisors (the “Founders and Advisors”).

The following table summarizes the Company’s Founders and Advisors restricted common stock activity as of and for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted Average Grant-Date Fair Value
Unvested restricted common stock outstanding as of December 31, 2018	2,221,875	$0.001

Vested	(987,496)	$0.001
Forfeited	(109,379)	$0.001
Unvested restricted common stock outstanding as of December 31, 2019	1,125,000	$0.001
Vested	(950,000)	$0.001
Forfeited	—	—

The shares are issued under the terms of the respective restricted common stock agreements and are subject to repurchase by the Company at the original purchase price per share upon the termination of the grantee’s service relationship with the Company. As the restrictions are released and the awards vest, the value is recorded as common stock and excess of par value is recorded as additional paid in capital on the accompanying balance sheet.

As of December 31, 2020, the unrecognized compensation cost related to shares of unvested founder and advisor restricted stock awards (“RSAs”) expected to vest was less than $0.1 million, which is expected to be recognized over an estimated weighted-average amortization period of 0.22 years. The aggregate fair value of awards that vested during both years ended December 31, 2020 and 2019 was $0.5 million.

2017 Stock Option and Grant Plan

In March 2017, the Company’s stockholders approved the 2017 Stock Option and Grant Plan (the “Plan”), under which stock options, RSAs, unrestricted stock awards, restricted stock units, or any combination of the forgoing may be granted to eligible employees, officers, directors, consultants, or other key persons who provide services to the Company. Such issuances are subject to vesting, forfeiture and other restrictions as deemed appropriate by the board of directors (“Board of Directors”). Upon approval, the maximum number of common stock shares reserved and available for issuance under the Plan was 10,000,000 shares. The Company increased the number of shares available for grant under the plan by 6,700,000 million and 2,800,000 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the maximum number of common stock shares reserved and available for issuance under the Plan was 30,600,000 shares. As of December 31, 2020, there were 11,783,597 shares available for future grant under the 2017 Plan.

The terms of stock option award agreements and RSAs, including vesting requirements, are determined by the Board of Directors at the time of issuance. To date, options granted generally vest over a period of three or four years with 25% cliff vesting upon the first anniversary of the issuance date and monthly vesting thereafter. Vesting criteria for awards vary by grant as determined by the Board of Directors. Options and RSAs generally have a ten-year term from the date of grant but may be less in the event that the award is granted to a 10% shareholder. The exercise price of an award generally shall not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Board of Directors. The exercise price of an award granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively, as determined by the Board of Directors.

Restricted Stock Awards

The following table summarizes the RSA activity of the Company’s Plan as of and for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted Average Grant-Date Fair Value
Unvested restricted common stock outstanding as of December 31, 2018	4,888,460	$0.35

Vested	(1,744,301)	$0.32
Forfeited	(1,078,125)	$0.42

Unvested restricted common stock outstanding as of December 31, 2019	2,066,034	$0.33

Vested	(1,370,089)	$0.33
Forfeited	(115,077)	$0.08

Unvested restricted common stock outstanding as of December 31, 2020	580,868	$0.38

RSAs represent an unsecured promise to grant at no cost a set number of shares of common stock upon vesting. RSA recipients are not entitled to cash dividends and have no voting rights during the vesting period. The RSAs are issued under the terms of the respective RSA agreements and are subject to repurchase upon the holder’s termination of their service relationship with the Company. The award restrictions are released as the awards vest. Upon vesting, the value is recorded as common stock and excess of par value as is recorded as additional paid in capital on the accompanying balance sheets. The common stock is subject to the Company’s right to repurchase at the original purchase price per share.

As of December 31, 2020, the unrecognized compensation cost related to shares of unvested RSAs expected to vest was $0.2 million, which is expected to be recognized over an estimated weighted-average amortization period of 0.43 years. The aggregate fair value of RSAs that vested during the years ended December 31, 2020 and 2019 was $0.5 million and $0.6 million, respectively.

Stock Options

The following table summarizes the stock option activity of the Company’s 2017 Plan as of and for the years ended December 31, 2020 and 2019:

	Number of shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
	(in years)
Options outstanding as of December 31, 2019	6,902,873	$0.50	8.97	$420,140
Granted	5,716,368	$0.79
Exercised	(81,870)	$0.48
Cancelled	(586,009)	$0.51

Options outstanding as of December 31, 2020	11,952,362	$0.64	8.58	$6,625,511
Options exercisable as of December 31, 2020	3,611,387	$0.51	7.65	$2,466,634

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock. The total fair value of options vested during the years ended December 31, 2020 and 2019, was $0.9 million and $0.3 million, respectively.

The total intrinsic values of options exercised totaled less than $0.1 million for the year ended December 31, 2020. There were no options exercised for the year ended December 31, 2019. The weighted-average grant date fair value per share of stock options granted was $0.49 and $0.34 for years ending December 31, 2020 and 2019, respectively. Substantially all options outstanding as of December 31, 2020 are expected to vest.

Stock Option Valuation

The weighted average assumptions used to estimate the grant date fair value of the stock options using the Black-Scholes option pricing model were as follows:

	2020	2019
Expected option life (in years)	5.0 – 6.1	5.0 – 6.1
Expected volatility	67% – 72%	70% – 75%
Risk-free interest rate	0.4% – 1.4%	1.6% – 2.6%
Expected dividend yield	— %	— %

Stock-Based Compensation Expense

The Company measures stock-based awards at their grant-date fair value and records compensation expense on a straight-line basis over the vesting period of the awards. The Company recorded stock-based compensation expense in the following expense categories in its accompanying statements of operations:

	Year Ended December 31,
	2020	2019
	(in thousands)
Research and development	$1,003	$817
General and administrative	761	877

Total	$1,764	$1,694

As of December 31, 2020, there was approximately $3.3 million of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted-average period of approximately 2.84 years.

12. Income Taxes

During the years ended December 31, 2020 and 2019, the Company recorded no tax provision or benefit due to the losses incurred and the need for a full valuation allowance against its deferred tax assets. All of the Company’s operating losses since inception have been generated in the United States.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2019
Income tax benefit at U.S. federal statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	5.9	5.4
Federal and state research and development tax credits	4.4	14.0
Nondeductible/nontaxable permanent items	(0.7)	(2.7)
Other	(1.7)	0.2
Change in valuation allowance	(28.9)	(37.9)

Effective tax rate	—%	—%

The tax effects of temporary differences that give rise to significant components of the deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Deferred tax assets
Net operating loss carryforwards	$11,085	$3,958
Research and development credit carryforwards	5,213	3,076
Operating lease liability	2,154	2,373
Deferred revenue	11,891	8,948
Accruals and reserves	648	479
Capitalized research costs	2,506	—
Other	88	52
Total gross deferred tax assets	33,585	18,886
Valuation allowance	(30,945)	(15,906)
Net deferred tax assets	2,640	2,980
Deferred tax liabilities
Depreciation	(597)	(689)
Right-of-use asset	(2,043)	(2,291)

Total gross deferred tax liabilities	(2,640)	(2,980)

Net deferred taxes	$—	$—

As of December 31, 2020, the Company had U.S. federal and state net operating loss (“NOL”) carryforwards of $41.0 million and $39.1 million, respectively, which may be available to offset future taxable income. The federal NOLs include $3.3 million which expire at various dates beginning in 2035 and $40.5 million which carry forward indefinitely. The state NOLs expire at various dates beginning in 2035. As of December 31, 2020, the Company also had U.S. federal and state research and development tax credit carryforwards of $3.4 million and $2.2 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2034 and 2030, respectively. During the year ended December 31, 2020, deferred tax assets, before valuation allowance, increased by approximately $15.0 million mainly due to the operating loss incurred by the Company during that period.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has performed an analysis of ownership changes through August 17, 2020 and determined that on February 6, 2017 and August 17, 2020 ownership changes had occurred. Based on this analysis, the Company’s ability to use its pre-change tax attributes to offset federal and state taxable income are subject to annual limitations and a portion of the attributes generated prior to February 6, 2017 will expire unutilized, which could potentially result in an increased future tax liability. The Company has adjusted its deferred tax assets and valuation allowance balance for the affected tax attribute carryforwards to reflect the expiration of the attributes.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported, if based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of December 31, 2020 and 2019. Management reevaluates the positive and negative evidence at each reporting period. The Company had a net increase in the valuation allowance of $15.0 million during 2020 related primarily to the increase in net operating loss carryforwards and research and development tax credit carryforwards, as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Valuation allowance as of beginning of year	$15,906	$10,559
Increases recorded to income tax provision	15,039	5,347

Valuation allowance as of end of year	$30,945	$15,906

The Coronavirus Aid, Relief, and Economic Security (CARES) Act was enacted on March 27, 2020. Among the business provisions, the CARES Act provided for various payroll tax incentives, changes to net operating loss carryback and carryforward rules, business interest expense limitation increases, and bonus depreciation on qualified improvement property. Additionally, the Consolidated Appropriations Act of 2021 was signed on December 27, 2020 which provided additional COVID relief provisions for businesses. The Company has evaluated the impact of both Acts and has determined that any impact is not material to its financial statements.

As of December 31, 2020 and 2019, the Company had not recorded any amounts for unrecognized tax benefits. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the Company’s consolidated statements of operations and comprehensive loss.

The Company files income tax returns in the U.S. federal and Massachusetts jurisdictions, as prescribed by tax laws. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The statute of limitations for federal and state tax authorities is generally closed for years prior to December 31, 2017, although carryforward attributes that were generated prior to 2017 may still be subject to change upon examination if they are utilized to offset taxable income in subsequent tax years. There are currently no federal or state income tax audits in progress.

13. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year Ended December 31,
	(in thousands, except per share data)
	2020	2019
Numerator:
Net loss	$(51,972)	$(14,095)

Net loss attributable to common stockholders – basic and diluted	$(51,972)	$(14,095)

Denominator:
Weighted-average common stock outstanding – basic and diluted	11,461,011	8,985,710

Net loss per share attributable to common stockholders – basic and diluted	$(4.53)	$(1.57)

The Company’s potential dilutive securities, which include convertible preferred stock, common stock options and unvested restricted common stock, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2020	2019
Convertible preferred stock (as converted to common stock)	105,538,281	55,700,000
Stock options to purchase common stock	11,951,362	6,902,873
Unvested restricted common stock	755,868	3,028,540

Total	118,245,511	65,631,413

14. Subsequent Events

Grants of Stock Options under 2017 Plan

In January 2021, the Company granted options for the purchase of 6,805,312 common shares, at an exercise price of $1.19 per share, to officers, employees, and consultants of the Company. The aggregate grant-date fair value of these option grants was $8.8 million, which is expected to be recognized as share-based compensation expense over a weighted-average period of 3.8 years.

In March 2021, the Company granted options for the purchase of 1,010,000 common shares, at an exercise price of $2.57 per share, to directors, employees, and consultants of the Company. The aggregate grant-date fair value of these option grants was $1.7 million, which is expected to be recognized as share-based compensation expense over a weighted-average period of 3.8 years.

Issuance of Redeemable Convertible Series B Preferred Stock Tranche

In March 2021, the Company sold 22,686,026 additional shares of Series B redeemable convertible preferred stock at a price of $1.32 per share upon the achievement of specified development milestones in connection with the second tranche of the Series B stock purchase agreement. Each of the tranches under the Series B stock purchase agreement maintain the same rights and features. Gross proceeds from this issuance totaled $30.0 million. Total issuance costs associated with the second tranche of the Series B preferred stock was less than $0.1 million.

Waiver of Preferred Stock Redemption Rights

In April 2021, the holders of the Series A, Series B and Series B-1 redeemable preferred stock irrevocably waived their right to redeem any shares of Preferred Stock until March 31, 2023.

Gilead Collaboration

In April 2021, Gilead licensed its second target under the Amended Gilead Agreement and is required to pay the Company a $11.0 million license fee.

In connection with the preparation of the consolidated financial statements, the Company evaluated the events subsequent to the balance sheet date of December 31, 2020 through April 12, 2021, the date the consolidated financial statements were available for issuance, and determined that all material transactions have been recorded and disclosed.

Events Subsequent to Original Issuance of Consolidated Financial Statements (unaudited)

The Company evaluated subsequent events through April 19, 2021, the date of the initial filing of this proxy statement/prospectus.

Merger with BCTG Acquisition Corporation

On April 13, 2021, the Company and BCTG Acquisition Corp. (“BCTG”) signed a definitive merger agreement, which will result in BCTG acquiring 100% of the Company’s issued and outstanding equity securities. The proposed merger will be accounted for as a “reverse recapitalization” in accordance with U.S. GAAP. Under the reverse recapitalization model, the Business Combination will be treated as Tango issuing equity for the net assets of BCTG, with no goodwill or intangible assets recorded. Under this method of accounting, BCTG will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the merger, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. As a result of the proposed merger, BCTG will be renamed Tango Therapeutics, Inc. The boards of directors of both BCTG and Tango have approved the proposed merger transaction.

BCTG is expected to receive net proceeds of approximately $156.9 million upon the closing of the proposed merger transaction, assuming no redemptions are affected by stockholders of BCTG, and will operate under the current Tango management team upon the closing of the proposed merger. In connection with the proposed merger, BCTG has entered into agreements with existing and new investors to subscribe for and purchase an aggregate of 18.6 million shares of its common stock (the “PIPE Financing”) that will result in net proceeds of an additional $179.7 million upon the closing of the PIPE Financing. The closing of the proposed merger is a precondition to the PIPE Financing.

Subject to the terms of the merger agreement, at the effective time of the merger (the “Effective Time”), each share of the Company’s redeemable convertible preferred stock “Preferred Stock” issued and outstanding immediately prior to the Effective Time shall be converted into a share of the Company’s common stock. At the Effective Time, each option to purchase the Company’s common stock shall become an option, respectively, to purchase shares of common stock of the surviving entity, subject to adjustment in accordance with the exchange ratio. Completion of the PIPE Financing and proposed merger transactions is subject to approval of BCTG stockholders and the satisfaction or waiver of certain other customary closing conditions. The approval from BCTG stockholders is expected in mid-2021.

Up to 68,034,602 Shares of Common Stock

PROSPECTUS

October 7, 2021